As filed with the Securities and Exchange Commission on September 3, 2021

Registration No. 333-[*]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

HELBIZ, INC.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Delaware	001-39136	84-3015108
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

32 Old Slip, New York, NY 10005

(917) 535-2610

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Salvatore Palella

Chief Executive Officer

32 Old Slip, New York, NY 10005

(917) 535-2610

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq. Tim Dockery, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue – 3rd Floor New York, New York 10017 (212)-588-0022

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.00001 per share	2,650,000			$6.57 (3)	$17,410,500	$1,900
Warrants to purchase Class A Common Stock (the “Warrants”)	—	(2)		—	—	—	(4)
Class A Common Stock, par value $0.00001 per share, underlying Warrants (the “Warrant Shares”)	2,650,000	(2)		$11.50	30,475,000	3,325
Total	5,300,000		$		$47,885,500	$5,225

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents the resale of 2,650,000 shares underlying the Warrants.

(3)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $6.57, which is the average of the high and low prices of the Class A Common Stock on September 1, 2021 on the Nasdaq Capital Market (“Nasdaq”).

(4)	In accordance with Rule 457(i), the entire registration fee for the Warrants is allocated to the shares of Class A Common Stock underlying the Warrants, and no separate fee is payable for the Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be resold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED SEPTEMBER 3, 2021

HELBIZ, INC.

2,650,000 Shares of Class A Common Stock

Up to 2,650,000 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the resale from time to time by the selling shareholders named in this prospectus (the “Selling Shareholders”) of (i) 2,650,000 shares of Class A Common Stock (the “Class A Common Stock”) and (ii) up to 2,650,000 shares of Class A Common Stock (the “Warrant Shares”) that are issuable upon the exercise of warrants to purchase shares of Class A Common Stock (the “Warrants”) at an exercise price of $11.50 per share. We entered into a series of Subscription Agreements with the Selling Shareholders on August 12, 2021, by which the Selling Shareholders acquired the shares of Class A Common Stock and the right to acquire the Warrant Shares being offered pursuant to this prospectus.

We will not receive any proceeds from the sale of shares of Class A Common Stock or the Warrant Shares by the Selling Shareholders, except with respect to amounts received by us upon exercise, if any, of the Warrants. We will pay the expenses associated with the sale of securities pursuant to this prospectus.

We are registering the securities for resale pursuant to the Selling Shareholders’ registration rights under certain agreements between us and the Selling Shareholders. Our registration of the securities covered by this prospectus does not mean that the Selling Shareholders will sell any of the securities. The Selling Shareholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

You should read this prospectus and any amendment carefully before you purchase any securities being offered hereby.

Our Class A Common Stock is listed on the Nasdaq Capital Market under the symbol “HLBZ.” On August 31, 2021, the closing price of our Class A Common Stock was $6.72.

Investing in our shares of Class A Common Stock involves substantial risks. See “Risk Factors” beginning on page 7 of this prospectus to read about important factors you should consider before purchasing such shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2021.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
FORWARD-LOOKING STATEMENTS	iii
PROSPECTUS SUMMARY	1
RISK FACTORS	7
USE OF PROCEEDS	37
DETERMINATION OF OFFERING PRICE	38
MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY	39
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF HELBIZ	40
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	41
COMPARATIVE SHARE INFORMATION	57
CAPITALIZATION	59
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HELBIZ	60
BUSINESS	86
MANAGEMENT	113
EXECUTIVE COMPENSATION	119
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	123
BENEFICIAL OWNERSHIP OF SECURITIES	126
SELLING SHAREHOLDERS	127
PLAN OF DISTRIBUTION	128
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	130
DESCRIPTION OF CAPITAL STOCK	136
SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES	139
LEGAL MATTERS	140
EXPERTS	140
WHERE YOU CAN FIND ADDITIONAL INFORMATION	140
INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-1

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). The Selling Shareholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Shareholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of any Warrants. We will receive proceeds from any exercise of the Warrants for cash.

Neither we nor the Selling Shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Shareholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should read this prospectus and any post-effective amendment, if any, to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

On August 12, 2021 (the “Closing Date”), GreenVision Acquisition Corporation (“GVAC”), our predecessor company, consummated the previously announced merger pursuant to that certain Merger Agreement and Plan of Reorganization, dated as of February 8, 2021 (as amended on April 8, 2021, the “Merger Agreement”), by and among GVAC, Helbiz Holdings, GreenVision Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of GVAC (“Merger Sub”), and Salvatore Palella (as representative of the shareholders of Helbiz Holdings). Pursuant to the term of the Merger Agreement, the Merger Sub merged with and into Helbiz, with Helbiz surviving the merger and as a wholly-owned subsidiary of GVAC (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), GreenVision Acquisition Corp. changed its name to Helbiz, Inc. In connection with the Merger, we sold the shares of Class A Common Stock and the Warrants being offered hereby pursuant to a series of Subscription Agreements that we entered into with the Selling Shareholders.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Helbiz,” “we,” “us,” “our” and similar terms refer to Helbiz, Inc. (successor to GreenVision Acquisition Corp.) and its consolidated subsidiaries. References to “GVAC” refer to our predecessor company prior to the consummation of the Business Combination.

ii

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including, without limitation, statements regarding our future results of operations and financial position, business strategy, transformation, strategic priorities and future progress, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “project,” “believe,” “estimate” or “predict” “or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the factors described in the sections entitled “Risk Factors” and in our periodic filings with the SEC. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

iii

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

The Company

We provide innovative and sustainable transportation solutions that help people move seamlessly within cities.

Our journey began with e-scooters in Italy in 2018, and today we have evolved into a multi-modal micro-mobility ecosystem offering e-scooters, e-bikes and e-mopeds, while continuing to push boundaries, lead innovation and set new standards in our space. We are changing how people move from A-to-B, allowing users to unlock vehicles on demand with a tap of a button from their smartphone. From being an early mover in Italy and educating users on this new technology, we have today evolved into a multi-modal micro-mobility ecosystem.

We believe that cities should be for people and living and not for cars, congestion and pollution. We intend to do our part for a greener tomorrow and take responsibility for our environmental, societal and governance impact as we continue to make the cities we operate in more livable by connecting their residents with more frictionless, affordable, and convenient transportation alternatives. We pride ourselves on goal of becoming 100% carbon neutral and helping to shift behavior in our cities. We believe that the world is on the verge of a shift away from car ownership with people looking for alternative ways to travel with ease, beat congestion and benefit our planet.

Background

Business Combination

On August 12, 2021 (the “Closing Date”), GVAC, our predecessor company, consummated the previously announced merger pursuant to that certain Merger Agreement and Plan of Reorganization, dated as of February 8, 2021 (as amended on April 8, 2021, the “Merger Agreement”), by and among GVAC, Helbiz Holdings, GreenVision Merger Sub Inc., a wholly-owned subsidiary of GVAC (“Merger Sub”), and Salvatore Palella (as representative of the shareholders of Helbiz Holdings). Pursuant to the term of the Merger Agreement, the Merger Sub merged with and into Helbiz, with Helbiz surviving the merger and as a wholly-owned subsidiary of GVAC (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). In connection with the closing of the Business Combination (the “Closing”), GreenVision Acquisition Corp. changed its name to Helbiz, Inc.

As a result of and at the Closing, GVAC acquired all of the outstanding shares of common stock of Helbiz Holdings. Each Helbiz Holdings share issued and outstanding immediately prior to the Business Combination was canceled and automatically converted into the right to receive, without interest, 4.63 GVAC shares of the respective class (the “Conversion Consideration Ratio”), and as a result we issued in connection with the Business Combination (i) 10,271,750 shares of Class A Common Stock and 14,225,898 shares of Class B Common Stock and (ii) 7,409,701 options to acquire shares of Class A Common Stock. At the Closing, Helbiz Holdings filed a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the General Corporation Law of the State of Delaware. The Business Combination became effective on August 12, 2021 (the “Effective Time”).

PIPE Investment

In connection with the Merger, we sold units consisting of the shares of Class A Common Stock being offered hereby and Warrants (which are exercisable into the Warrant Shares being offered hereby) pursuant to a series of Subscription Agreements that we entered into with the Selling Shareholders. The Selling Shareholders collectively subscribed for an aggregate 2,650,000 GVAC units at $10.00 per unit for aggregate gross proceeds of $26.5 million (the “PIPE Investment”), of which proceeds $5 million was in the form of cancelation of debt.

1

Corporate Information

We were originally incorporated in Delaware in 2015 as an intra-urban transportation company. In August 2021, a wholly-owned subsidiary of GVAC merged with and into Helbiz Holdings, Inc., with Helbiz Holdings, Inc. surviving the merger and as a wholly-owned subsidiary of GVAC. Because GVAC was a special purpose acquisition vehicle with no operations other than to seek a business combination with an operating entity, Helbiz Holdings, Inc. is considered the accounting survivor. In connection with the Merger, GVAC changed its name to Helbiz Inc. Our principal executive offices are located at 32 Old Slip, New York, NY 10005. Our telephone number is (917) 675-7157. Our website address is at https://helbiz.com/. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company

We qualify as and elect to be an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include, but not limited to:

•	reduced disclosure about the emerging growth company’s executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our shares of common stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period.

2

Summary Risk Factors

An investment in shares of our common stock involves a high degree of risk. If any of the factors below or in the section entitled “Risk Factors” occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

•	The market for micro-mobility vehicle sharing is in an early stage of growth, and if such market does not continue to grow, grows more slowly than we expect or fails to grow as large as we expect, our business, financial condition and results of operations could be adversely affected.
•	If we are unable to efficiently grow and further develop our network of shared vehicles and manage the related risks, our business, financial condition and results of operations could be adversely affected.
•	If we fail to cost-effectively attract new riders, or to increase utilization of our platform by existing riders, our business, financial condition and results of operations could be adversely affected.
•	We could be subject to claims from riders third parties that are harmed whether or not our platform is in use, which could adversely affect our business, brand, financial condition and results of operations.
•	We will face significant market competition in the transportation industry.
•	We have received a delisting letter from Nasdaq in connection with our failure to meet Nasdaq’s initial listing requirements of a $15 million free trading public float and 1 million free trading shares, and if we are unable to meet these conditions in a timely manner, our shares of Class A Common Stock and publicly traded warrants may be removed from Nasdaq.
•	We face intense competition and could lose market share to competitors, which could adversely affect our business, financial condition and results of operations.
•	Our reputation, brand and the network effects among riders on our platform are important to our success, and if we are not able to continue developing our reputation, brand and network effects, our business, financial condition and results of operations could be adversely affected.
•	Any failure to offer high-quality user support may harm our relationships with users and could adversely affect our reputation, brand, business, financial condition and results of operations.
•	Failure by us to deal effectively with fraud, theft and vandalism could harm our business.
•	We depend upon a limited number of third-party manufacturers to produce and test our products and to maintain our payment platform. Any disruptions in the operations of, or the loss of, any of these third parties could adversely affect our business.
•	Product liability claims could adversely affect our business.
•	Our vehicles may experience quality problems from time to time, which could result in product recalls, injuries, litigation, enforcement actions and regulatory proceedings, and could adversely affect our business, brand, financial condition and results of operations.
•	We recently acquired MiMoto, and the combined company may not perform as we expect.
•	The obligations and liabilities of MiMoto, some of which may be unanticipated or unknown, may be greater than we anticipated, which may diminish the value of MiMoto to us.
•	We have never previously provided streaming media content offering.
•	We may be unable to attract and retain visitors to Helbiz Live.
•	We may not be able to acquire new rights and licenses, or to retain our existing rights, on commercially viable terms.
•	We face intense competition in streaming media.
•	Our Helbiz Live service will initially depend on the scheduling, broadcasting and popularity of sporting events, as well as on the federations that regulate sporting events.
•	Helbiz Live has contractual relationships with a number of third parties, which exposes us to counterparty risks.
•	We have never previously provided food or food delivery services.
•	Helbiz Kitchen will face competition, which could negatively impact our business.
•	We could be subject to claims from consumers of the food produced by Helbiz Kitchen or from persons or property allegedly damaged by our delivery drivers, which could adversely affect our business, brand, financial condition and results of operations.
•	Changes in food and supply costs or failure to receive frequent deliveries of food ingredients and other supplies could have an adverse effect on our business, financial condition and results of operations.

3

•	The planned rapid increase in the number of ghost kitchens run by Helbiz Kitchen may make our future results unpredictable.
•	Food safety and quality concerns may negatively impact our business and profitability, our internal operational controls and standards may not always be met and our employees may not always act professionally, responsibly and in our and our customers’ best interests.
•	A prolonged economic downturn could materially affect Helbiz Kitchen in the future.
•	We intend to be locked into long-term and non-cancelable leases for our ghost kitchens and may be unable to renew leases at the end of their terms.
•	We may become subject to claims, lawsuits, government investigations and other proceedings that may adversely affect our business, financial condition and results of operations.
•	If competitors acquire rights to our intellectual property, or to intellectual property that we license, it will be easier for those competitors to offer products similar to ours.
•	Failure to expand our business as envisioned could adversely affect our business.
•	We depend on key personnel and may not be able to attract and retain qualified personnel necessary for the design, development, marketing and sale of our services.
•	We rely on third-party payment processors to process payments made by riders on our platform, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition and results of operations could be adversely affected.
•	We rely on other third-party service providers and if such third parties do not perform adequately or terminate their relationships, our costs may increase and our business, financial condition and results of operations could be adversely affected.
•	Our marketing efforts to help grow our business may not be effective.
•	Our future success depends on our ability to keep pace with rapid technological changes that could make our current or future technologies less competitive or obsolete.
•	We are subject to intense competition.
•	We will require intellectual property protection and may be subject to the intellectual property claims of others.
•	If we are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technology and products, our competitive position could be adversely affected.
•	Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and patent protection could be reduced or eliminated for non-compliance with these requirements.
•	We may become subject to claims by third parties asserting that we or our employees have infringed or misappropriated their intellectual property or claiming ownership of what we regards as our own intellectual property.
•	We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful, and have a material adverse effect on the success of our business.
•	If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology could be significantly diminished.
•	We may not be able to protect our intellectual property rights throughout the world.
•	Intellectual property rights do not necessarily address all potential threats to our competitive advantage.
•	Our business is subject to a wide range of laws and regulations, many of which are evolving, and failure to comply with such laws and regulations could adversely affect our business, financial condition and results of operations.
•	Any actual or perceived security or privacy breach could interrupt our operations and adversely affect our reputation, brand, business, financial condition and results of operations.
•	Changes in laws or regulations relating to privacy, data protection or the protection or transfer of personal data, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations relating to privacy, data protection or the protection or transfer of personal data, could adversely affect our business.
•	Systems failures and resulting interruptions in the availability of our website, applications, platform or offerings could adversely affect our business, financial condition and results of operations.
•	Our business could be adversely impacted by changes in the Internet and mobile device accessibility of users and unfavorable changes in or our failure to comply with existing or future laws governing the Internet and mobile devices.
•	We rely on mobile operating systems and application marketplaces to make our apps available to the riders, subscribers and users on our platform, and if we do not effectively operate with or receive favorable placements within such application marketplaces and maintain high rider reviews, our usage or brand recognition could decline and our business, financial results and results of operations could be adversely affected.

4

•	Defects, errors or vulnerabilities in our applications, backend systems or other technology systems and those of third-party technology providers could harm our reputation and brand and adversely impact our business, financial condition and results of operations.
•	We may be subject to theft, loss, or misuse of personal data about our employees, customers, or other third parties, which could increase our expenses, damage our reputation, or result in legal or regulatory proceedings.
•	A pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide, including the outbreak of the novel strain of coronavirus disease, COVID-19, could adversely affect our business.
•	Any global systemic political, economic and financial crisis (as well as the indirect effects flowing therefrom) could negatively affect our business, results of operations, and financial condition.
•	Our operational results could also be materially and adversely affected by natural disasters (such as earthquakes), shortages or interruptions in the supply of utilities (such as shortages in electricity caused by changes in governmental energy policy), in the locations in which we, or our customers or suppliers operate or by industrial accidents, fires or explosions.
•	The price of our common stock likely will be volatile like the stocks of other early-stage companies.
•	We may fail to realize any or all the anticipated benefits of the Business Combination.
•	We have broad discretion in the use of our existing cash, cash equivalents and the net proceeds from the Business Combination and may not use them effectively.
•	We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.
•	Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to decline.
•	Our Amended and Restated Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Company’s stockholders, which could limit the Company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or our directors, officers and employees.
•	We have a controlling stockholder whose interests may differ from those of our public stockholders.
•	We are a “controlled company” following the Business Combination under the Nasdaq Stock Market listing standards, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.
•	The dual class structure of our common stock will have the effect of concentrating voting power with our Chief Executive Officer and Founder, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.
•	We cannot predict the impact that the dual class structure may have on the stock price of our Class A Common Stock.
•	Our failure to meet the continued listing requirements of the Nasdaq could result in a delisting of our Class A Common Stock.
•	If securities or industry analysts do not publish research or reports about our business or publish negative reports about our business, our share price and trading volume could decline.

5

The Offering

Shares of Class A Common Stock Offered by the Selling Shareholders	5,300,000, consisting of 2,650,000 shares of Class A Common Stock and 2,650,000 shares of Class A Common Stock underlying the warrants sold in the PIPE Investment.

Common Stock Outstanding	29,507,289 shares, consisting of 15,281,391 shares of Class A Common Stock and 14,225,898 shares of Class B common stock

Common Stock Outstanding after the Offering	32,157,289 shares, assuming the selling shareholders exercise the Warrants and no additional shares are issued prior to completion of the offering.

Nasdaq Capital Market symbol	HLBZ

Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Shareholders although we may receive up to $30,475,000 if the Selling Shareholder exercise the Warrants to purchase the Warrant Shares being offered hereby.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing our securities

Dividend policy	We currently intend to retain future earnings, if any, to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

6

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to Our Business and Industry

Our limited operating history may make it difficult to evaluate the success of our business to date and to assess our future viability.

We were incorporated as a Delaware corporation in October 2015 for the purpose of becoming a seamless transportation and payment ecosystem for micro-mobility vehicle sharing. Since inception, we have devoted substantially all of our resources to building our intellectual property portfolio, planning our business, raising capital and providing general and administrative support for these operations. Further, we have only generated limited revenue to date and have no history of profitability. If we do not generate positive cash flow in a timely manner and attain profitability, we may not be able to remain in business. We are also subject to business risks associated with new business enterprises, including risks relating to the development and testing of our product, software, initial and continuing regulatory compliance, privacy and data storage matters, vendor manufacturing costs, product production and assembly, and the competitive and regulatory environments in the multiple regions in which we operates. We expect our financial condition and operating results to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a longer operating history. In addition, as an early-stage company, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown circumstances. As we work to transition from initial start-up activities to commercial production and sales, it is difficult to forecast our future results, and we have limited insight into trends that may emerge and affect our business. The estimated costs and timelines that we have developed to achieve our growth projections are subject to inherent risks and uncertainties involved in the transition from a start-up company. Market conditions, many of which are outside of our control and subject to change, including general economic conditions, the impacts and ongoing uncertainties created by the COVID-19 pandemic, fuel and energy prices, regulatory requirements and incentives, competition and the pace and extent of vehicle electrification generally, will impact demand for our business, prospects, financial condition and operating results.

We have realized significant operating losses to date and expects to incur losses in the future.

We have operated at a loss since inception, and these losses are likely to continue. Our net loss for the years ended December 31, 2020, and 2019 was $24.6 million and $7.7 million, respectively and our net loss for the six months ended June 30, 2021, was $22.2 million. We might not ever be profitable or generate sufficient profits to distribute dividends to our shareholders. Until we achieve profitability, we will have to seek other sources of capital to continue operations.

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We will need additional capital to fund our operations, which, if obtained, could result in substantial dilution or significant debt service obligations. We may not be able to obtain additional capital on commercially reasonable terms, which could adversely affect our liquidity and financial position.

At December 31, 2020, we had a cash balance of approximately $0.8 million and approximately $4.3 million at June 30, 2021 and $17.8 million on August 12, 2021 after taking into account redemptions and expenses related to the Business Combination. We expect that we will need to obtain additional financing, either through borrowings, private offerings, public offerings, or some type of business combination, such as a merger, or buyout to continue operating and to expand our business. We may be unable to acquire the additional funding necessary to expand our business as intended or even to continue operating. Accordingly, if we are unable to generate adequate cash from operations, and if we are unable to find sources of funding, it may be necessary for us to sell all or a portion of our assets, enter into a business combination, or reduce or eliminate operations. These possibilities, to the extent available, may be on terms that result in significant dilution to shareholders, in per share value and/or voting power, or that result in shareholders losing all of their investment in the Company.

If we are able to raise additional capital, we do not know what the terms of any such capital raising would be. In addition, any future sale of our equity securities would dilute the ownership and control of current equity holders and could be at prices substantially below our per share price in our initial public offering, at which our shares have previously been sold in the public market or at which our publicly traded warrants may be exercised. our inability to raise capital could require us to significantly curtail or terminate our operations. We may seek to increase cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional and potentially substantial dilution to shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity. In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties. Financing might not be available in amounts or on terms acceptable to us, if at all. Any failure to raise additional funds on favorable terms could have a material adverse effect on our liquidity and financial condition.

Our financial statements for the fiscal year ended December 31, 2020 include an explanatory paragraph from our auditor indicating that there is substantial doubt about our ability to continue as a going concern.

The auditor’s opinion accompanying our audited financial statements for the year ended December 31, 2020, include an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern as a result of recurring losses from operations and negative cash flows. Since inception, we have devoted substantially all of our resources to initiating our micro-mobility services in various cities, building our intellectual property portfolio, planning our business, raising capital and providing general and administrative support for these operations. We expect our financial condition and operating results to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control.

If we engage in future acquisitions or strategic partnerships, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

We may evaluate various acquisition opportunities and strategic partnerships, including licensing or acquiring complementary services, intellectual property rights, technologies, media content or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

•	increased operating expenses and cash requirements;
•	the assumption of additional indebtedness or contingent liabilities;
•	the issuance of additional equity securities;
•	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;
•	the diversion of management’s attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;
•	retention of key employees, the loss of key personnel and uncertainties in our ability to maintain key business relationships;
•	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and marketing approvals; and
•	Our inability to generate revenue from acquired technology and/or services sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

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We have debts and may incur additional debts in the future. Our debt repayment obligations may limit our available resources and the terms of debt instruments may limit our flexibility in operating our business.

As of June 30, 2021, we had total outstanding notes and bonds in a principal amount of approximately $29 million, mostly comprised of loans from Banca Progetto and funds provided under a Loan and Security Agreement. Since June 30, 2021, we have incurred additional financial debt including a $1 million Promissory Note from an existing investor. In August 2021, after the completion of the Business Combination we reduced our total outstanding notes and bonds to a principal amount of approximately $22.5 million.

Subject to the limitations under the terms of our existing debt, we may incur additional debt, secure existing or future debt or refinance our debt. In particular, we may need to incur additional debts to fund our activities, and the terms of such financing may not be attractive.

We will use a substantial portion of our cash flows, cash on hand and/or capital raises to pay the principal and interest on our indebtedness. These payments will reduce the funds available for working capital, capital expenditures and other corporate purposes and will limit our ability to obtain additional financing for working capital or making capital expenditures for expansion plans and other investments, which may in turn limit our ability to implement our business strategy. Our debt may also increase our vulnerability to downturns in our business, in our industry or in the economy as a whole and may limit our flexibility in terms of planning or reacting to changes in our business and in the industry and could prevent us from taking advantage of business opportunities as they arise. Our business might not generate sufficient cash flow from operations and future financing might not be available in sufficient amounts or on favorable terms to enable us to make timely and necessary payments under the terms of our indebtedness or to fund our activities.

In addition, the terms of certain of our debt facilities subject us to certain limitations in the operation of our business, due to restrictions on incurring additional debt and encumbrances, carrying out corporate reorganizations, selling assets, paying dividends or making other distributions. Any debt that we incur or guarantee in the future could be subject to additional covenants that could make it difficult to pursue our business strategy, including through potential acquisitions or divestitures.

If we breach covenants under our outstanding debts, we could be held in default under such loans, which could accelerate our repayment dates and result in the transfer of our intellectual property.

If we were to default on any of our debt, we could be required to make immediate repayment, other debt facilities may be cross-defaulted or accelerated, and we may be unable to refinance our debt on favorable terms or at all, which would have a material adverse effect on our financial position.

In addition, in connection with the $15 million loan under the Loan and Security Agreement entered into with various creditors on March 23, 2021, we granted the administrative agent for the lenders a security interest in our intellectual property. If we were to default and the administrative agent acquired our intellectual property, we could not continue our operations as currently carried out.

Risks Related to Our Business Operations

Risks to Our Micro-Mobility Business

The market for micro-mobility vehicle sharing is in an early stage of growth, and if such market does not continue to grow, grows more slowly than we expect or fails to grow as large as we expect, our business, financial condition and results of operations could be adversely affected.

The market for micro-mobility vehicle sharing is new and unproven, and it is uncertain whether demand for our services will continue to grow and achieve wide market acceptance. Our success depends on the willingness of people to widely adopt micro-mobility vehicle sharing. If the public does not perceive such sharing as beneficial, or chooses not to adopt it as a result of concerns regarding safety, affordability or for other reasons, whether as a result of incidents on our platform or on our competitors’ platforms or otherwise, then the market for our micro-mobility sharing network may not further develop, may develop more slowly than we expect or may not achieve the growth potential we expect, any of which could adversely affect our business, financial condition and results of operations.

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If we are unable to efficiently grow and further develop our network of shared vehicles and manage the related risks, our business, financial condition and results of operations could be adversely affected.

While some major cities have widely adopted micro-mobility vehicle sharing, new markets might not accept, or existing markets might not continue to accept, micro-mobility vehicle sharing, and even if they do, we might not be able to execute our business strategy. Even if we are able to successfully develop and implement our network of shared vehicles, there may be heightened public skepticism of this nascent service offering. In particular, there could be negative public perception surrounding micro-mobility vehicle sharing, including the overall safety and the potential for injuries occurring as a result of accidents involving an increased number of bikes, scooters and mopeds on the road. Such negative public perception may result from incidents on our platform or incidents involving competitors’ offerings.

We use a limited number of external suppliers for our vehicles, and a continuous, stable and cost-effective supply of vehicles that meet our standards is critical to our operations. We expect to continue to rely on external suppliers in the future and might not be able to maintain our existing relationships with these suppliers and continue to be able to source our vehicles on a stable basis, at a reasonable price or at all.

The supply chain for vehicles exposes us to multiple potential sources of delivery failure or shortages. In the event that the supply of vehicles or key components is interrupted or there are significant increases in prices, our business, financial condition and results of operations could be adversely affected. Additionally, changes in business conditions, force majeure, governmental changes and other factors beyond our control or that we do not presently anticipate could also affect our suppliers’ ability to deliver on a timely basis.

We incurred significant costs related to the design, purchase, sourcing and operations of our micro-mobility network and expect to continue incurring such costs as we expand our network of shared vehicles. The prices of our vehicles may fluctuate depending on factors beyond our control including market and economic conditions, tariffs and demand. Substantial increases in prices of these assets or the cost of our operations would increase our costs and reduce our margins, which could adversely affect our business, financial condition and results of operations.

Our vehicles or components thereof may experience quality problems or defects from time to time, which could result in decreased usage of our micro-mobility network. We might not be able to detect and fix all defects in our vehicles. Failure to do so could result in lost revenue, litigation or regulatory challenges, including personal injury or products liability claims, and harm to our reputation.

We envision expanding our current core business to include other sharing services. Failure to provide these additional services as envisioned or at all, could affect our growth prospects and operating results.

The revenue that we generate from our network of shared offerings may fluctuate from quarter to quarter due to, among other things, seasonal factors including weather. Our limited operating history makes it difficult for us to assess the exact nature or extent of the effects of seasonality on our network of shared offerings, however, we expect the demand for vehicle rentals to decline over the winter season and increase during more temperate and dry seasons. Any of the foregoing risks and challenges could adversely affect our business, financial condition and results of operations.

If we fail to cost-effectively attract new riders, or to increase utilization of our platform by existing riders, our business, financial condition and results of operations could be adversely affected.

Our success depends in part on our ability to cost-effectively attract new riders, retain existing riders and increase utilization of our platform by current riders. Our riders have a wide variety of options for transportation, including personal vehicles, rental cars, taxis, public transit and other ridesharing and bike and scooter sharing offerings. Rider preferences may also change from time to time. To expand our rider base, we must appeal to new riders who have historically used other forms of transportation or other micro-mobility sharing platforms. our reputation, brand and ability to build trust with existing and new riders may be adversely affected by complaints and negative publicity about us, our offerings on our platform, or our competitors, even if factually incorrect or based on isolated incidents. Further, if existing and new riders do not perceive our vehicles to be reliable, safe and affordable, or if we fail to offer new and relevant offerings and features on our platform, we may not be able to attract or retain riders or to increase their utilization of our platform. As we continue to expand into new geographic areas and into other modes of transportation, we will be relying in part on referrals from existing riders to attract new riders, and therefore we must take efforts to ensure that existing riders remain satisfied with our offerings. If we fail to continue to grow our rider base, retain existing riders or increase the overall utilization of our platform by existing riders, our business, financial condition and results of operations could be adversely affected. Although we may grow our ride base in cities where we operate, if we do not enter new markets, fails to do so on the scale that we anticipate or loses permits to operate in those cities in which we currently offer micro-mobility services, the growth in our overall rider base may fall below our expectations. If we do not achieve sufficient utilization of our asset-intensive micro-mobility network, our business, financial condition and results of operations could be adversely affected.

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We could be subject to claims from riders third parties that are harmed whether or not our platform is in use, which could adversely affect our business, brand, financial condition and results of operations.

We may become subject to claims, lawsuits, investigations and other legal proceedings relating to injuries to, or deaths of, riders, or third parties that are attributed to us through our offerings. We may be subject to personal injury claims whether or not such injury actually occurred as a result of activity on our platform. Regardless of the outcome of any legal proceeding, any injuries to, or deaths of, any riders or third parties could result in negative publicity and harm to our brand, reputation, business, financial condition and results of operations. Our insurance policies and programs may not provide sufficient coverage to adequately mitigate the potential liability we face, especially where any one incident, or a group of incidents, could cause disproportionate harm, and we may have to pay high premiums or deductibles for coverage and, for certain situations, we may not be able to secure coverage at all.

As we expand our micro-mobility network, we may be subject to an increasing number of claims, lawsuits, investigations or other legal proceedings related to injuries to, or deaths of, riders. Any such claims arising from the use of our vehicles, regardless of merit or outcome, could lead to negative publicity, harm to our reputation and brand, significant legal, regulatory or financial exposure or decreased use of our vehicles. Furthermore, certain assets and components we design, and manufacture could contain design or manufacturing defects, which could also lead to injuries or death to riders. We might not be able to detect, prevent, or fix all defects, and failure to do so could harm our reputation and brand or result in personal injury or products liability claims or regulatory proceedings. Any of the foregoing risks could adversely affect our business, financial condition, and results of operations.

We will face significant market competition in the transportation industry.

Our micro-mobility sharing services compete with all other providers of short-distance transport including busses, subways, bicycles, cars, trams, motorcycles, mopeds, scooters and walking, among other transportation modes. Some of these modes of transport may be perceived as cheaper, more convenient, safer, healthier or more comfortable than using our vehicles.

In addition to competing with these other modes of transport, we more specifically competes with micro-mobility sharing platforms. If the cost, ease of use, safety or other perceived advantages of these platforms are deemed by significant portions of the public to be superior to our platform, we may not achieve a user base that is sufficient to achieve profitability. Our main competitors in the micro-mobility sharing market include Lyft, Lime and Bird. We also compete with bike sharing services like Spin, car sharing services such as Uber and Lyft, certain non-ridesharing “Transportation as a Service”, or “TaaS” network companies, taxicab and livery companies as well as traditional automotive manufacturers, such as BMW, which have entered the TaaS market, among others.

These competitors have greater financial, technical, marketing, research and development, manufacturing and other resources, greater name recognition, longer operating histories or a larger user base than we do. They may be able to devote greater resources to the development, promotion and sale of offerings and offer lower prices than us, which could adversely affect our results of operations. Further, they may have greater resources to deploy towards the research, development, and commercialization of new technologies, including e-scooters, e-bikes or e-scooters, or they may have other financial, technical or resource advantages. These factors may allow our competitors to derive greater revenue and profits from their existing user bases, attract and retain new riders at lower costs or respond more quickly to new and emerging technologies and trends. our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. If we are unable to compete successfully, our business, financial condition and results of operations could be adversely affected.

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We face intense competition and could lose market share to competitors, which could adversely affect our business, financial condition, and results of operations.

The market for TaaS networks is intensely competitive and characterized by rapid changes in technology, shifting rider needs and frequent introductions of new services and offerings. We expect competition to continue, both from current competitors and new entrants in the market that may be well-established and enjoy greater resources or other strategic advantages. If we are unable to anticipate or react to these competitive challenges, our competitive position could weaken, or fail to improve, and we could experience a decline in revenue or growth stagnation that could adversely affect our business, financial condition, and results of operations.

Our reputation, brand, and the network effects among riders on our platform are important to our success, and if we are not able to continue developing our reputation, brand and network effects, our business, financial condition, and results of operations could be adversely affected.

We believe that building a strong reputation and brand as a safe, reliable, and affordable platform and continuing to increase the strength of the network effects among riders on our platform are critical to our ability to attract and retain customers. The successful development of our reputation, brand and network effects will depend on a number of factors, many of which are outside our control. Negative perception of our platform or company may harm our reputation, brand, and networks effects, including as a result of:

•	complaints or negative publicity about the company, riders, our offerings or our policies and guidelines, even if factually incorrect or based on isolated incidents;
•	illegal, negligent, reckless or otherwise inappropriate behavior by users or third parties;
•	a failure to offer riders competitive ride pricing;
•	a failure to provide a range of ride types sought by riders;
•	actual or perceived disruptions or defects in our platform, such as privacy or data security breaches, site outages, payment disruptions or other incidents that impact the reliability of our offerings;
•	litigation over, or investigations by regulators into, our platform;
•	users’ lack of awareness of, or compliance with, our policies;
•	changes to policies that users or others perceive as overly restrictive, unclear or inconsistent with our values or mission or that are not clearly articulated;
•	a failure to detect a defect in our vehicles or other offerings;
•	a failure to enforce our policies in a manner that users perceive as effective, fair and transparent;
•	a failure to operate our business in a way that is consistent with our values and mission;
•	inadequate or unsatisfactory user support service experiences;
•	illegal or otherwise inappropriate behavior by our management team or other employees or contractors;
•	negative responses by riders to new offerings on our platform;
•	accidents, defects or other negative incidents involving riders on our platform;
•	perception of our treatment of employees and our response to employee sentiment related to political or social causes or actions of management; or
•	any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry as a whole.

If we do not successfully develop our brand, reputation and network effects and successfully differentiate our offerings from competitive offerings, our business may not grow, we may not be able to compete effectively, and we could lose existing riders or fail to attract new riders, any of which could adversely affect our business, financial condition, and results of operations.

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Any failure to offer high-quality user support may harm our relationships with users and could adversely affect our reputation, brand, business, financial condition, and results of operations.

Our ability to attract and retain riders depends in part on the ease and reliability of our offerings, including our ability to provide high-quality support. Users on our platform depend on our support organization to resolve any issues relating to our offerings, such as being overcharged for a ride or reporting a safety incident. Our ability to provide effective and timely support largely depends on our ability to attract and retain service providers who are qualified to support users and sufficiently knowledgeable regarding our offerings. As we expand our geographic reach and mobility sharing platforms, we will face challenges related to providing quality support services at scale. Any failure to provide efficient user support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, brand, business, financial condition, and results of operations.

Failure by us to deal effectively with fraud, theft and vandalism could harm our business.

We may in the future incur, losses from various types of fraud, including use of stolen or fraudulent credit card data or claims of unauthorized payments by a rider. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for rides facilitated on our platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction. Despite measures we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our platform, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Any failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition, and results of operations.

Additionally, because our vehicles are accessible to the public where they have last been parked or where we have decided to place them, they are vulnerable to harm from the public. Bad actors could decide to steal, vandalize, or otherwise harm or destroy our vehicles. For example, shared scooters and bikes have been burned or damaged in recent protests in France, and swappable batteries in shared vehicles have been targeted for theft for the black-market resale of their components. Any such damage or destruction to our vehicles could result in a loss of revenue and additional expenses to replace or repair the damaged vehicle.

We depend upon a limited number of third-party manufacturers to produce and test our products and to maintain our payment platform. Any disruptions in the operations of, or the loss of, any of these third parties could adversely affect our business.

We subcontract all of our manufacturing, assembly and testing of our vehicles. Our payment platform was developed by third parties. We depend upon a limited number of third parties to perform these functions, some of which are only available from single sources with which we do not have long-term contracts. In particular, we rely on:

•        Stripe, Inc. for payment processing,

•        Segway Inc. for supplying e-scooters and

•        Segway Inc and Askoll Eva for e-mopeds.

Our reliance on sole or limited source vendors involves risks. These risks include possible shortages of key components, product performance shortfalls, and reduced controls over delivery schedules, manufacturing capability, quality assurance, quantity, and costs, among others. For example, our roll out of e-bike services in the second half of 2020 was slowed by the failure of a third-party manufacturer to provide a sufficient supply of reliable e-bikes that met our operational standards. Our operations also may be harmed by lengthy or recurring disruptions at any of the facilities of our manufacturers. These disruptions may include, without limitation, labor strikes, work stoppages, fire, earthquake, flooding, or other natural disasters. These disruptions could cause significant delays in shipments until we are able to shift the products from an affected manufacturer to another manufacturer. The loss of a significant third-party manufacturer or the inability of a third-party manufacturer to meet performance and quality specifications or delivery schedules could harm our business.

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 Product liability claims could adversely affect our business.

The operation of the types of vehicles we offer, especially on or near roads, subjects their users to danger, and users of such vehicles have been seriously injured and even died as a result of their use. As we expand our micro-mobility network, we may be subject to an increasing number of claims, lawsuits, investigations, or other legal proceedings related to injuries to, or deaths of, riders of our vehicles or other offerings. Any such claims arising from the use of our offerings, regardless of merit or outcome, could lead to negative publicity, harm to our reputation and brand, significant legal, regulatory, or financial exposure or decreased use of our vehicles or other offerings. We might not be able to detect, prevent, or fix all defects, and failure to do so could harm our reputation and brand or result in personal injury or products liability claims or regulatory proceedings. Any of the foregoing risks could adversely affect our business, financial condition, and results of operations.

Our vehicles may experience quality problems from time to time, which could result in product recalls, injuries, litigation, enforcement actions and regulatory proceedings, and could adversely affect our business, brand, financial condition, and results of operations.

Our vehicles may contain defects in their design, materials and construction or may be improperly maintained or repaired. These defects or improper maintenance or repair could unexpectedly interfere with the intended operations of the vehicles, which could result in injuries to riders. Failure to detect, prevent or fix defects or to properly maintain or repair vehicles could result in a variety of consequences including product recalls, injuries, litigation, enforcement actions and regulatory proceedings, among others. The occurrence of real or perceived quality problems or material defects in our current or future e-bikes, e-scooters and e-scooters could result in negative publicity, regulatory proceedings, enforcement actions or lawsuits filed against us, particularly if riders are injured. Even if injuries to riders are not the result of any defects in or the failure to properly maintain or repair our vehicles or other offerings, we may incur expenses to defend or settle any claims and our brand and reputation may be harmed. Any of the foregoing risks could also result in decreased usage of our network of shared transportation modes and adversely affect our business, brand, financial conditions, and results of operations.

We recently acquired MiMoto, and the combined company may not perform as we expect.

On April 1, 2021, we acquired Mimoto Smart Mobility Srl (“MiMoto”), a provider of e-moped micro-mobility services in four cities in Italy. The combined company may not perform as we or the market expects. Risks associated with the combined company following the MiMoto acquisition include:

•        integrating businesses is a difficult, expensive, and time-consuming process, and the failure to integrate successfully our businesses with the business of MiMoto, including the integration of the MiMoto hardware into our platform, in the expected time frame would adversely affect our financial condition and results of operation and the integration of the MiMoto brand into the Helbiz brand;

•        the MiMoto acquisition will materially increase the size of our operations, and, if we are not able to manage our expanded operations effectively, our Common Stock price may be adversely affected;

•        it is possible that our key employees or key employees of MiMoto might decide not to remain with us after the acquisition is completed, and the loss of such personnel could have a material adverse effect on the financial condition, results of operations, and growth prospects of the combined company;

•        the success of the combined company will also depend upon relationships with third parties and MiMoto’s or our pre-existing platform users, which relationships may be affected by customer preferences or public attitudes about the MiMoto acquisition. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition, and results of operations.

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The obligations and liabilities of MiMoto, some of which may be unanticipated or unknown, may be greater than we anticipated, which may diminish the value of MiMoto to us.

MiMoto’s obligations and liabilities, some of which may not have been disclosed to us or may not be reflected or reserved for in MiMoto’s historical financial statements, may be greater than we anticipated. The obligations and liabilities of MiMoto could have a material adverse effect on MiMoto’s business or MiMoto’s value to us or on our business, financial condition, or results of operations. Even in cases where we are able to obtain indemnification, we may discover liabilities greater than the indemnification limits set out in the Sale and Purchase Agreement pursuant to which we acquired MiMoto or the financial resources of the indemnifying party. In the event that we are responsible for liabilities substantially in excess of any amounts recovered through rights to indemnification or alternative remedies that might be available to us, or any applicable insurance, we could suffer severe consequences that would substantially reduce our earnings and cash flows or otherwise materially and adversely affect our business, financial condition, or results of operations.

Risks to Helbiz Live

We have never previously provided streaming media content offering.

We launched Helbiz Live, our streaming media content offering, in August 2021. We do not have a history of offering live or on-demand content and may not be successful in providing a platform that reliably provides such content in a high-quality format. Any such failures may lead to a demand for Helbiz Live below our projections and may ultimately prove fatal to us.

In connection with the launch of Helbiz Live, we have undertaken substantial obligations. We acquired the rights to broadcast on a non-exclusive basis in Italy, approximately 390 Serie B regular season games for the next three seasons at a cost of approximately €12 million per season, approximately $14 million. Additionally, Helbiz Media has been appointed by the League Serie B as exclusive distributor of the Series B international media rights and thanks to such agreement with the League Serie B, Helbiz Media will commercialize such international rights on behalf of the League Series B. The agreement includes a minimum sales requirement of €2.5 million per season, approximately $3 million, that Helbiz Media will guarantee to the League Series B. Any sales exceeding the €2.5 million, approximately $3 million, will be shared on a 50/50 basis between Helbiz Media and League Series B.

We may have overestimated the appeal of the Italian Serie B soccer league and, as a result, may not acquire as many subscribers to Helbiz Live as we anticipate or generate the revenues that we anticipate from the distribution of the content or advertising in connection therewith. The operation of Helbiz Live will take capital and management’s time away from our core micro-mobility operations.

We may be unable to attract and retain visitors to Helbiz Live.

Our success in attracting subscribers to our media platforms, and our success in keeping these subscribers depends, in part, upon our continued ability to license high-quality, engaging and commercially valuable content and connect consumers with the formats and types of content that meet their specific interests. We may not be able to identify the desired variety and types of content in a cost-effective manner or meet rapidly changing consumer demand in a timely manner, if at all. Additionally, consumers may reject the format of our media platforms in favor of traditional cable or satellite television services or other “over-the-top” platforms. Any failure to identify and license high-quality, commercially valuable content could negatively impact user experiences and reduce subscribers, which could adversely affect our prospects, business, financial condition, or results of operations.

We may not be able to acquire new rights and licenses, or to retain our existing rights, on commercially viable terms.

We face competition for media content, especially that derived from sporting events, from a number of different current and potential sources, namely broadcasters, publishers, agencies and digital media companies. Increasing competition has resulted in, and will likely continue to result in, material increases in license fees payable to rights holders, particularly for rights to distribute live sports video.

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Our competitors, particularly those that are more experienced or have greater financial resources than we do, may outbid us for licenses, or we may be unable to renew our licenses to broadcast the Serie B games on commercially favorable terms. We may also be unable to acquire media content, including sports rights, due to general price inflation in rights. In addition, existing content owners may decide to retain and commercialize their own media content, rather than license such content. The widespread adoption of this approach could materially reduce the number and quality media content that are available for licensing, which could increase competition for, and accordingly the prices of, such rights. If we are unable to expand our portfolio of media content or maintain or renew our existing licenses on commercially viable terms, we may face decreasing demand for Helbiz Live.

We face intense competition in streaming media.

The entertainment industry is intensely competitive as is the streaming media component of that industry. We compete for the public’s attention with many other forms of live and on-demand entertainment including cinema, theater, in-person sporting events, television, satellite and cable and other over-the-top, or streaming, services. We have numerous competitors, some of the largest of which are large international traditional broadcast television networks (RAI), cable and satellite providers (SkyTV and ESPN) and over-the-top streaming providers (Amazon and NetFlix). Almost all of our television, satellite, cable and over-the-top competitors offer more and more varied media content than our offers.

As the cost of entry to the streaming industry is high and most of our competitors are well established, we do not have the same resources that they do to acquire new content with broad appeal. As a result, we will focus on acquiring streaming content that may be deemed more niche and with less of an appeal to a wider audience. We currently have rights to a limited amount of media content in Italy, all of which is soccer, and we may not be able to significantly expand or diversify our streaming content. Although we believe in the quality of the Serie B soccer games that we are licensed to broadcast in Italy on our app, we recognize that this is the second-tier soccer league in Italy and many people consider it to be less competitive than many other soccer leagues in Europe. It is unlikely that we can outbid our competitors in the near future for the rights to soccer games from leagues that are considered more competitive.

Helbiz Live will initially depend on the scheduling, broadcasting, and popularity of sporting events, as well as on the federations that regulate sporting events.

We have acquired the rights to broadcast all soccer games played over the next three seasons in the Italian Serie B soccer league, in Italy, and intends to acquire the international rights to broadcast other sporting events. There are periods in the year during which there are no Serie B soccer games, notably for a large portion of the summer, and other events that we acquire may be seasonal or occur at irregularly or at regular but infrequent intervals. The long-term cancellation, postponement or curtailment of significant sports events, due to, among other things, adverse weather conditions, terrorist acts, other acts of war or hostility or the outbreak of infectious diseases, or cancellation of, disruption to, or postponement of the live broadcasting of such sports events, due to contractual disputes, technical or communication problems, or the insolvency of a major broadcaster, may have a material adverse effect on our prospects, business, financial condition or results of operations.

Helbiz Live will initially depend on the popularity of Serie B, in Italy. This popularity could be tarnished by scandal such as 2006’s Calciopoli match-fixing scandal in Italy’s Serie A and Serie B. Negative publicity about potential fraud (including money laundering) and corruption in sports (including collusion and match-fixing) may affect the number of subscribers, our ability to distribute the rights to Serie B games outside of Italy to other broadcasting players or the willingness of advertisers and sponsors to advertise and sponsor such sporting events. This could have a material adverse effect on our prospects, business, financial condition, or results of operations.

Helbiz Live has contractual relationships with a number of third parties, which exposes us to counterparty risks.

We have contractual relationships with a number of third parties, including rights holders, content distribution networks and other suppliers, which exposes us to a range of counterparty risks.

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Rights holders. Helbiz Live has procured and intends to procure additional rights, directly or indirectly, from the original rights holders, such as sports federations, leagues, tournaments, or other rights holders. If such rights holders procure, or it is alleged that they have procured, rights in an illegal or wrongful manner, we are exposed to the risk of reputational harm in connection with procuring such rights from them. We also face the risk that these entities will be unable to fulfil their obligations under our contracts with them.

Content distribution. We depend on Comintech, an Italian technology company focused on audiovisual distribution, for our global content delivery network (i.e., delivery of our content (live, VOD and HTTP) in a fast, secure, and reliable manner over the internet). If this third party’s systems were to fail, we would not be able to stream our media content on our own systems, which would reflect unfavorably on our business reputation or otherwise negatively impact our prospects, business, financial position, or results of operation.

In addition, multiple third parties provide technical office space, rack hosting and technical services. Loss of service from these suppliers to our equipment may adversely impact our live feed delivery and VoD content distribution.

A material disruption in any of the foregoing providers’ ability to provide the relevant services to Helbiz could have a material adverse impact on our prospects, business, financial condition, or results of operations.

Risks Related to Helbiz Kitchen

We have never previously provided food or food delivery services.

We launched Helbiz Kitchen, a delivery-only “ghost kitchen” restaurant concept that specializes in preparing healthy-inspired, high-quality, fresh, made-to-order meals. We do not have a history of offering food or food delivery services and may not be successful in providing such services or expanding beyond Milan, Italy, our initial pilot city. Any such failures may lead to Helbiz Kitchen generating less revenue than we project and may ultimately prove fatal to Helbiz Kitchen.

In connection with the launch of Helbiz Kitchen, we have undertaken substantial obligations, including the lease of an approximately 21,500 square foot facility in Milan, Italy, and the hiring of approximately 60 people. We may have overestimated the appeal of our ghost kitchens and, as a result, may not generate as much revenue as we anticipate. The operation of Helbiz Kitchen will take capital and management’s time away from our core micro-mobility operations.

Helbiz Kitchen will face competition, which could negatively impact our business.

The restaurant industry is intensely competitive, and we will compete with many well-established food service companies on the basis of product choice, quality, affordability, service and location. We expect competition to be intense because consumer trends are favoring limited service restaurants that offer healthy-inspired menu items made with better quality products, and many limited service restaurants are responding to these trends. With few barriers to entry, our competitors will include a variety of independent local operators, in addition to well-capitalized regional, national, and international restaurant chains and franchises, and new competitors may emerge at any time. Furthermore, delivery aggregators and food delivery services provide consumers with convenient access to a broad range of competing restaurant chains and food retailers, particularly in urbanized areas. We will also compete for qualified suitable ghost kitchen locations and management and personnel. Our ability to compete will depend on the success of our plans to attract initial consumers, expand our initial products, to effectively respond to consumer preferences and to manage the complexity of restaurant operations as well as the impact of our competitors’ actions. In addition, Helbiz Kitchen’s long-term success will depend on our ability to provide our customers’ a satisfactory experience while ordering on the Helbiz app, receiving the deliveries, and eating the food prepared by Helbiz Kitchen. Some of Helbiz’s competitors have substantially greater financial resources, higher revenues, and greater economies of scale than we do. These advantages may allow them to implement their operational strategies more quickly or effectively than we can or benefit from changes in technologies, which could harm our competitive position.

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We could be subject to claims from consumers of the food produced by Helbiz Kitchen or from persons or property allegedly damaged by our delivery drivers, which could adversely affect our business, brand, financial condition, and results of operations.

We may become subject to claims, lawsuits, investigations, and other legal proceedings relating to injuries to, or deaths of, riders, or third parties that are attributed to food prepared by Helbiz Kitchen or delivered by our drivers. We may be subject to personal injury claims whether or not such injury actually occurred is related to us. Regardless of the outcome of any legal proceeding, any injuries to, or deaths of, any riders or third parties could result in negative publicity and harm to our brand, reputation, business, financial condition, and results of operations. Our insurance policies and programs may not provide sufficient coverage to adequately mitigate the potential liability we face, especially where any one incident, or a group of incidents, could cause disproportionate harm, and we may have to pay high premiums or deductibles for coverage and, for certain situations, we may not be able to secure coverage at all.

Changes in food and supply costs or failure to receive frequent deliveries of food ingredients and other supplies could have an adverse effect on our business, financial condition, and results of operations.

The profitability of Helbiz Kitchen will depend in part on our ability to anticipate and react to changes in food and supply costs, and our ability to maintain our menu depends in part on our ability to acquire ingredients that meet specifications from reliable suppliers. Shortages or interruptions in the availability of certain supplies caused by unanticipated demand, problems in production or distribution, food contamination, pandemic such as the COVID 19, inclement weather or other conditions could adversely affect the availability, quality, and cost of our ingredients, which could harm our operations. Any increase in the prices of the food products critical to the menus of Helbiz Kitchen could have a material adverse effect on our results of operations. Although we try to manage the impact that these fluctuations have on our operating results, we remain susceptible to increases in food costs as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, generalized infectious diseases, product recalls, fuel prices and other government regulations. Therefore, material increases in the prices of the ingredients most critical to our menu could adversely affect our operating results or cause us to consider changes to our product delivery strategy and adjustments to our menu pricing.

If any of Helbiz Kitchen’s distributors or suppliers perform inadequately, or our distribution or supply relationships are disrupted for any reason, there could be a material adverse effect on Helbiz’s business, financial condition, results of operations or cash flows. We may not be able to anticipate or react to changing food costs by adjusting our purchasing practices or menu prices, which could cause our operating results to deteriorate. If we cannot replace or engage distributors or suppliers who meet our specifications in a short period of time, that could increase our expenses and cause shortages of food and other items at our restaurants or their removal from menus. These potential changes in food and supply costs could have a material adverse effect on our business, financial condition, and results of operations.

The planned rapid increase in the number of ghost kitchens run by Helbiz Kitchen may make our future results unpredictable.

We initiated services out of our pilot ghost kitchen in Milan, Italy in June 2021 and to increase the number of ghost kitchens within twelve months. This growth strategy and the substantial investment associated with the development of each new ghost kitchen may cause our operating results to fluctuate unpredictably or have an adverse effect on our profits. In addition, we may find that our Helbiz Kitchen concept has limited appeal in new markets. Our ghost kitchens may not be successful, which could have a material adverse effect on our business, financial condition, and results of operations.

Food safety and quality concerns may negatively impact our business and profitability, our internal operational controls and standards may not always be met, and our employees may not always act professionally, responsibly and in our and our customers’ best interests.

Incidents or reports of food-borne or water-borne illness or other food safety issues, food contamination or tampering, employee hygiene and cleanliness failures or improper employee conduct at our ghost kitchens could lead to product liability or other claims as could reckless driving by our delivery drivers. Such incidents or reports could negatively affect our brand and reputation as well as our business, revenues, and profits. Similar incidents or reports occurring at limited-service restaurants unrelated to us could likewise create negative publicity, which could negatively impact consumer behavior towards us.

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Our internal controls and training might not be fully effective in preventing all food-borne illnesses. Some food-borne illness incidents could be caused by third-party food suppliers and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, that could give rise to claims or allegations on a retroactive basis. One or more instances of food-borne illness in one of our ghost kitchens could negatively affect sales from all of our ghost kitchens if highly publicized.

A prolonged economic downturn could materially affect Helbiz Kitchen in the future.

The restaurant industry is dependent upon consumer discretionary spending. The recession from late 2007 to mid-2009 reduced consumer confidence to historic lows, impacting the public’s ability and desire to spend discretionary dollars as a result of job losses, home foreclosures, significantly reduced home values, investment losses, bankruptcies and reduced access to credit, resulting in lower levels of customer traffic and lower average check sizes in fast casual restaurants that serve food similar to us. Many countries are again experiencing an economic downturn as a result of COVID-19. If the economies where we intend to operate ghost kitchens experience another significant decline, our business and results of operations could be materially adversely affected and may result in a deceleration of the number and timing of new ghost kitchen openings.

We intend to be locked into long-term and non-cancelable leases for our ghost kitchens and may be unable to renew leases at the end of their terms.

We expect that many of our ghost kitchen leases will be non-cancelable and typically have initial terms up to between 4 and 10 years and 1-3 renewal terms of 4 to 6 years each that we may exercise at our option. This is in line with our pilot ghost kitchen in Milan, Italy where we have a six year lease with approximately €120,000 due in rent per year, approximately $141 thousand. Even if we close a ghost kitchen, we may be required to perform our obligations under the applicable lease, which could include, among other things, payment of the base rent, property taxes, insurance, and maintenance for the balance of the lease term. In addition, in connection with leases for ghost kitchens that we may operate, at the end of the lease term and any renewal period, be unable to renew the lease without substantial additional cost, if at all. Although we have a €1.4 million, approximately $1.7 million, option at the end of the lease to purchase the property that we lease for the ghost kitchen in Milan, we may not have the resources to exercise the option at the end of the lease. As a result, Helbiz may close or relocate the ghost kitchen, which could subject us to construction and other costs and risks.

General Risks to Our Business

We may become subject to claims, lawsuits, government investigations and other proceedings that may adversely affect our business, financial condition, and results of operations.

We may become subject to claims, lawsuits, arbitration proceedings, government investigations and other legal and regulatory proceedings in the ordinary course of business, including those involving personal injury, property damage, worker classification, labor and employment, anti-discrimination, commercial disputes, competition, consumer complaints, intellectual property disputes, compliance with regulatory requirements and other matters, and we may become subject to additional types of claims, lawsuits, government investigations and legal or regulatory proceedings as our business grows and as we deploy new offerings, including proceedings related to product liability or acquisitions, securities issuances or business practices.

For example, we were recently a defendant in a putative class action suit in New York relating to an initial coin offering of a crypto currency, the HBZ coin, conducted by HBZ Systems PTE Ltd. (“HBZ Systems”) in early 2018. Although HBZ Systems has some common ownership with us, we consider it an unrelated party. Following the initial coin offering, HBZ Systems had entered into an arms’-length loan agreement pursuant to which we received a loan of $1,361,717 with a 9% interest rate per annum (as disclosed in our financial statements). Helbiz received no other funds from HBZ Systems.

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As part of the loan agreement, Helbiz and HBZ Systems also entered into a Software Development and Service Agreement (“Software Development and Service Agreement”). Pursuant to the Software Development and Service Agreement, we agreed to design and create a shared mobility platform, integrate the HBZ coin as a payment method on that shared mobility platform, and integrate the purchasing and transfer of HBZ coins directly into the platform. By March 2019, we had provided all of the services required under the Software Development and Service Agreement and the HBZ coin had been successfully integrated into the platform. Ultimately, the efforts to create a viable long-term coin were unsuccessful. Despite our efforts, there was minimal adoption from customers of the HBZ coin. In light of the significant expenses associated with keeping the HBZ coin on the platform, in August 2019, we and HBZ Systems mutually agreed to remove the HBZ coin from the Helbiz platform.

Although this suit was dismissed with prejudice, plaintiffs have appealed the dismissal. Defending this litigation required a substantial amount of funds and our management’s time, and the Company cannot guarantee that the appeal will be unsuccessful or that we will not become a defendant in a lawsuit regarding the HBZ Systems initial coin offering in other jurisdictions.

The results of any such claims, lawsuits, arbitration proceedings, government investigations or other legal or regulatory proceedings cannot be predicted with certainty. Any claims against us, whether meritorious or not, could be time-consuming, result in costly litigation, be harmful to our reputation, require significant management attention and divert significant resources. Determining whether to maintain reserves for litigation and the amount of any such reserves is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines and penalties that could adversely affect our business, financial condition, and results of operations. These proceedings could also result in harm to our reputation and brand, sanctions, consent decrees, injunctions or other orders requiring a change in our business practices. Any of these consequences could adversely affect our business, financial condition, and results of operations. Furthermore, under certain circumstances, Helbiz has contractual and other legal obligations to indemnify and to incur legal expenses on behalf of our business and commercial partners and current and former directors and officers.

A determination in, or settlement of, any legal proceeding, whether we are party to such legal proceeding or not, that involves our industry, could harm our business, financial condition, and results of operations. In addition, we may include arbitration provisions in our terms of service with the riders on our platform. These provisions are intended to streamline the litigation process for all parties involved, as arbitration can in some cases be faster and less costly than litigating disputes in state or federal court. However, arbitration may become more costly for us, or the volume of arbitration could increase to a point where it becomes burdensome, and the use of arbitration provisions may subject us to certain risks to our reputation and brand, as these provisions have been the subject of increasing public scrutiny. To minimize these risks to our reputation and brand, we may limit our use of arbitration provisions or be required to do so in a legal or regulatory proceeding, either of which could increase litigation costs and exposure.

Further, with the potential for conflicting rules regarding the scope and enforceability of arbitration on a jurisdictional basis, there is a risk that some or all of the arbitration provisions we use could be subject to challenge or may need to be revised to exempt certain categories of protection. If our arbitration agreements were found to be unenforceable, in whole or in part, or specific claims are required to be exempted from arbitration, we could experience an increase in costs to litigate disputes and the time involved in resolving such disputes, and we could face increased exposure to potentially costly lawsuits, each of which could adversely affect our business, financial condition and results of operations.

If competitors acquire rights to our intellectual property, or to intellectual property that we license, it will be easier for those competitors to offer products similar to those of ours.

Although we own an array of proprietary technology that supplements and advances the technology, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around the patents we own or licenses. If any of our patents fail to protect the relevant technology, it will be easier for competitors to offer products similar to us. In addition, effective copyright, trademark, and trade secret protection may be unavailable or limited in certain countries. Moreover, we may be required to license our intellectual property to third parties. Likewise, media content licensed by us could be illegally made available on other platforms which could drive down the demand for our Helbiz Live platform.

Failure to expand our business as envisioned could adversely affect our business.

We intend to expand our micro-mobility sharing platform to new cities, to offer additional types of shared vehicles and to offer additional micro-mobility options in our existing cities. The challenges involved in such expansions include the navigation of local and national rules and regulations to initiate such platforms, adjusting to the sensitivities of new distinct markets, increased capital requirements to build, stock and advertise such platforms and the staffing and maintenance for the continuation of such platforms. We also intend to expand the media content available on Helbiz Live. Quality media content may not be available at prices that we can reasonably afford. Additionally, following the opening of our pilot ghost kitchen in Milan, Italy in June 2021, we intend to expand the menus available at that pilot ghost kitchen and to open additional ghost kitchens in other cities. Failure to execute such expansions could harm our business, financial condition, and results of operations.

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We depend on key personnel and may not be able to attract and retain qualified personnel necessary for the design, development, marketing, and sale of our services.

Our future success depends on the efforts of key personnel, especially Salvatore Palella, the Chief Executive Officer, Jonathan Hannestad, the Chief Operating Officer, and Giulio Profumo, the Chief Financial Officer. The loss of services of any key personnel may have an adverse effect on us. We might not be successful in attracting and retaining the personnel we require to develop and market our business and conduct operations. The loss of one or more of our key employees or inability to attract, retain and motivate qualified personnel could negatively impact our ability to design, develop, and sell our service.

We rely on third-party payment processors to process payments made by riders on our platform, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition, and results of operations could be adversely affected.

We rely on a limited number of third-party payment processors to process payments made by the riders, subscribers, and users on our platform. If any of our third-party payment processors terminates their relationship with us or refuses to renew an agreement with us on commercially reasonable terms, we would need to find an alternate payment processor and may not be able to secure similar terms or replace such payment processor in an acceptable timeframe. Further, the software and services provided by third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions on our platform, any of which could make our platform less convenient and attractive to users and adversely affect our ability to attract and retain riders. Nearly all of our riders’, subscribers’ and users’ payments are made by credit card, debit card or through third-party payment services, which subject us to certain regulations and to the risk of fraud. we may in the future offer new payment options to riders that may be subject to additional regulations and risks. we are also subject to a number of other laws and regulations relating to the payments we accept from riders, including with respect to money laundering, money transfers, privacy and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to riders. If any of these events were to occur, our business, financial condition and results of operations could be adversely affected.

For example, if we a deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple national, regional, or municipal authorities and governing bodies who may define money transmitter differently. For example, certain jurisdictions may have a more expansive view of who qualifies as a money transmitter. If we are found to be a money transmitter under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by national, regional, or local regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or re-interpret existing rules in ways that might prohibit us from providing certain offerings to some users, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or the users on our platform violate these rules. Any of the foregoing risks could adversely affect our business, financial condition, and results of operations.

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We rely on other third-party service providers and if such third parties do not perform adequately or terminate their relationships, our costs may increase and our business, financial condition and results of operations could be adversely affected.

Our success depends in part on our relationships with other third-party service providers. For example, we relies on third-party encryption and authentication technologies licensed from third parties that are designed to securely transmit personal information provided by riders on our platform as well as Comintech S.r.l., which provide the content distribution system and content management system for Helbiz Live Further, from time to time, we may enter into strategic commercial partnerships in connection with the development of new technology, the provision of new or enhanced offerings for users on our platform and our expansion into new markets. If any of our partners terminates their relationship with us or refuses to renew their agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable timeframe. We also rely on other software and services supplied by third parties, such as communications and internal software, and our business may be adversely affected to the extent such software and services do not meet our expectations, contain errors or vulnerabilities, are compromised or experience outages. Any of these risks could increase our costs and adversely affect our business, financial condition ,and results of operations. Further, any negative publicity related to any of our third-party partners, including any publicity related to quality standards or safety concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We incorporate technology from third parties into our platform and has contracted to provide media content from third parties on Helbiz Live. We cannot be certain that our licensors are not infringing the intellectual property rights of others or that the suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our platform containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition, and results of operations.

Our marketing efforts to help grow our business may not be effective.

Promoting awareness of our offerings is important to our ability to grow our business and to attract new riders, subscribers and users and can be costly. we believe that much of the growth in our rider, subscriber and user base will be attributable to our paid marketing initiatives. Our marketing efforts currently include referrals, affiliate programs, free or discount trials, partnerships, display advertising, television, billboards, radio, video, content, direct mail, social media, email, hiring and classified advertisement websites, mobile “push” communications, search engine optimization and keyword search campaigns. As we expand our geographic reach and mobility sharing platforms, begins to provide media content on Helbiz Live and launches Helbiz Kitchen, our marketing initiatives will become increasingly expensive and generating a meaningful return on those initiatives may be difficult. Even if we successfully increase revenue as a result of our paid marketing efforts, we may not offset the additional marketing expenses we incur.

If our marketing efforts are not successful in promoting awareness of our offerings or attracting new riders, subscribers, or users, or if we are not able to cost-effectively manage marketing expenses, our results of operations could be adversely affected. If marketing efforts are successful in increasing awareness of our offerings, this could also lead to increased public scrutiny of our business and increase the likelihood of third parties bringing legal proceedings against us. Any of the foregoing risks could harm our business, financial condition, and results of operations.

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Our future success depends on our ability to keep pace with rapid technological changes that could make our current or future technologies less competitive or obsolete.

Rapid, significant, and disruptive technological changes continue to impact the industries in which we operate. Our competitors or others might develop technologies that are more effective than current or future technologies, or that render our technologies less competitive or obsolete. If competitors introduce superior Technologies or media content and Helbiz cannot make upgrades to our process to remain competitive, our competitive position, and in turn our business, revenues, and financial condition, may be materially and adversely affected. Further, many of our competitors may have superior financial and human resources deployed toward research and development efforts. We are relatively constrained financial and human resources may limit our ability to effectively keep pace with relevant technological changes.

We are subject to intense competition.

We currently face significant competition in our markets and expect that intense competition will continue. Our competes primarily based on:

•        comprehensiveness of product solutions;

•        product performance and quality;

•        user interface;

•        design and engineering capabilities;

•        compliance with industry standards;

•        time to market;

•        cost;

•        new product innovations;

•        quality of proposed media content;

•        quality of the food offered on Helbiz Kitchen and the ease of getting that food; and

•        customer support.

This competition has resulted and is expected to continue to result in declining average selling prices for our products and services. We anticipate that additional competitors will enter our markets as a result of growth opportunities in wireless telecommunications, the trend toward global expansion by foreign and domestic competitors, technological and public policy changes and relatively low barriers to entry in selected segments of the industry.

Many of our current and potential competitors have advantages over us, including without limitation:

•        existing royalty-free cross-licenses to competing and emerging technologies;

•        longer operating histories and presence in key markets;

•        access to in-house semiconductor manufacturing facilities;

•        greater name recognition;

•        access to larger customer bases;

•        greater access to capital markets;

•        extensive libraries of media content and rights to broadcast high-demand sporting events;

•        multiple kitchens with in-house delivery operations; and

•        greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we have.

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As a result of these factors, these competitors may be more successful than us. These competitors may have more established relationships and distribution channels. These competitors also have established or may establish financial or strategic relationships among themselves or with our existing or potential customers, resellers or other third parties. These relationships may affect customers’ decisions. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market share our detriment.

Risks Related to Our Intellectual Property

We will require intellectual property protection and may be subject to the intellectual property claims of others.

We rely on intellectual property for operation of our platform, including the operation of our mobile app, the renting of our vehicles, the tracking and maintenance of our vehicles, the receipt of payment for rentals and the rights to broadcast media content. If a third party challenges the continued use of such intellectual property or if we are unable to maintain licenses that we have for the use of such intellectual property, our competitive position could suffer. Notwithstanding our efforts to protect our use of the intellectual property, our competitors may independently develop or license similar or alternative technologies or products that are equal to or superior to us without infringing on any of our intellectual property rights.

If we are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technology and products, our competitive position could be adversely affected.

Our commercial success depends in large part on our ability to obtain and maintain intellectual property protection in the United States and other countries with respect to proprietary technology that we use and license. We rely on trade secrets, patent, copyright and trademark laws, and confidentiality and other agreements with employees and third parties, all of which offer only limited protection. We will seek to protect our proprietary position by filing and prosecuting patent applications for utility patents in the United States and abroad related to our platform and products that are important to our business and, to the extent permitted by local law, also record our copyrights and trademarks and take such additional reasonable steps as are available to otherwise protect our trade secrets and other intellectual property.

Our business relies on our proprietary technology platform, but we have yet to apply for patents to protect the intellectual property underlying this platform. The steps we have taken to protect our proprietary rights and the steps that licensors take to protect intellectual property that we license may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside the United States. If we or such licensors are unable to obtain and maintain patent protection for technology and products that we use, or if the scope of the patent protection obtained is not sufficient, competitors could develop and commercialize platforms and products similar or superior to us, and our ability to successfully commercialize our platforms and products may be adversely affected. We are also possible that we will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities until it is too late to obtain patent protection on them.

Because the issuance of a patent is not conclusive as to inventorship, scope, validity, or enforceability, issued patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in the loss of patent protection, the narrowing of claims in such patents or the invalidity or unenforceability of such patents, which could limit the ability to stop others from using or commercializing similar or identical technology, products, or platforms, or limit the duration of the patent protection for technology and products. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing. Therefore, if we file one or more patent applications to protect our technology, we cannot be certain that we will be the first to make the technology claimed in the pending patent applications, or that we will be the first to file for patent protection of such technology.

Protecting against the unauthorized use of patented technology, trademarks and other intellectual property rights is expensive, difficult and may in some cases not be possible. In some cases, we may also be difficult or impossible to detect third-party infringement or misappropriation of our intellectual property rights, even in relation to issued patent claims or recorded copyrights or trademarks and proving any such infringement may be even more costly and difficult.

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Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and patent protection could be reduced or eliminated for non-compliance with these requirements.

The United States Patent and Trademark Office, or U.S. PTO, and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Periodic maintenance fees on any issued patent are due to be paid to the U.S. PTO and various foreign national or international patent agencies in several stages over the lifetime of the patent. While an inadvertent lapse can, in many cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance may result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on our international patent application, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we apply for patents but fail to maintain the patent applications or any issued patents covering our products, our competitors might be able to enter the market, which would have a material adverse effect on our business.

We may become subject to claims by third parties asserting that we or our employees have infringed or misappropriated their intellectual property or claiming ownership of what we regard as our own intellectual property.

Our commercial success depends upon our ability to develop, manufacture, market and sell our products, and to use our related proprietary technologies without violating the intellectual property rights of others. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products, including interference or derivation proceedings before the U.S. PTO. Third parties may assert infringement claims against us or third parties from whom we license intellectual property based on existing patents or patents that may be granted in the future. If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue commercializing our products. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Under certain circumstances, we could be forced, including by court order, to cease commercializing the applicable product candidate. In addition, in any such proceeding or litigation, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our platform and products or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we or parties from whom we license intellectual property have misappropriated their trade secrets could have a similar negative impact on our business.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful, and have a material adverse effect on the success of our business.

Competitors may infringe upon patents we license or may acquire or misappropriate or otherwise violate our intellectual property rights, including our trade secrets, even if done inadvertently. To counter infringement or unauthorized use or disclosure, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. Also, third parties may initiate legal proceedings against us to challenge the validity or scope of intellectual property rights we own or license. These proceedings can be expensive and time consuming. Many of our current and potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than we can. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned or licensed by us is invalid or unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that the patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more patents at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, we could have a material adverse effect on the value our securities.

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If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology could be significantly diminished.

We rely on trade secrets to protect our proprietary technologies to the fullest extent possible. However, trade secrets are difficult to protect. we rely in part on confidentiality agreements with current and former employees, consultants, manufacturers, vendors, and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, we cannot guarantee that we have executed these agreements with each party that may have or has had access to our trade secrets. Any party with whom we executed such an agreement may breach that agreement and disclose our proprietary information, including trade secrets, and we may not be able to obtain adequate or timely remedies for such breaches.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or completely unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they disclose such trade secrets, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third-party, our competitive position would be harmed.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on all of our products throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may be able to export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents or other intellectual property protection, particularly those relating to manufacturing, which could make it difficult for us to stop the infringement of any patents we obtain or the marketing of competing products in violation of our proprietary rights generally. As a result, proceedings to enforce patent rights in certain foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business and could be unsuccessful.

Various websites and apps are dedicated to illegally making copyrighted media content available to view free of charge on both a live and on-demand basis. Many of these websites and apps are located in jurisdictions where getting authorities to intervene and protect the owner or licensee of such illegally broadcast media content is a long process, if the process occurs at all. If the media content that we license is widely available free of charge, potential subscribers to Helbiz Live may instead choose to watch this content for free instead of paying us.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain a competitive advantage. The following examples are illustrative:

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;
•	Our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;
•	We may not develop additional proprietary technologies that are patentable; and
•	the patents of others may have an adverse effect on our business.

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Risks Related to Government Regulation

Our business is subject to a wide range of laws and regulations, many of which are evolving, and failure to comply with such laws and regulations could adversely affect our business, financial condition, and results of operations.

We are subject to a wide variety of laws in Europe, the United States, and other jurisdictions. Laws, regulations, and standards governing issues such as ridesharing, product liability, personal injury, text messaging, subscription services, intellectual property, consumer protection, taxation, privacy, data security, competition, terms of service, mobile application accessibility, and vehicle sharing are often complex and subject to varying interpretations, in many cases due to their lack of specificity. As a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies.

The ridesharing industry and our business model is relatively nascent and rapidly evolving. New laws and regulations and changes to existing laws and regulations continue to be adopted, implemented, and interpreted in response to the industry and related technologies. As we expand our business into new markets or introduces new offerings into existing markets, regulatory bodies or courts may claim that we or users on our platform are subject to additional requirements, or that we are prohibited from conducting business in certain jurisdictions, or that users on our platform are prohibited from using the platform, either generally or with respect to certain offerings.

Certain jurisdictions and governmental entities require us to obtain permits, pay fees or penalties or comply with certain other requirements to provide vehicle sharing offerings. These jurisdictions and governmental entities may reject our applications for permits or deny renewals, delay our ability to operate, increase their fees or charge new types of fees, any of which could adversely affect our business, financial condition, and results of operations. Additionally, many of the permits that we have received are for set periods of time and need to be renewed every one to two years. If governmental authorities were to revoke any permit that we had previously been granted or deny the renewal of any of our permits, our rider base and the associated revenues would decrease.

Regulatory bodies may enact new laws or promulgate new regulations that are adverse to our business, or they may view matters or interpret laws and regulations differently than they have in the past or in a manner adverse to our business. Such regulatory scrutiny or action may create different or conflicting obligations on us from one jurisdiction to another.

The industry is relatively nascent and is rapidly evolving and increasingly regulated. we could be subject to intense and even conflicting regulatory pressure from national, regional, and municipal regulatory authorities. Adverse changes in laws or regulations at all levels of government or bans on or material limitations to our offerings could adversely affect our business, financial condition, and results of operations.

Our success, or perceived success, and increased visibility may also drive some businesses that perceive our business model negatively to raise their concerns to local policymakers and regulators. These businesses and their trade association groups, or other organizations may take actions and employ significant resources to shape the legal and regulatory regimes in jurisdictions where we may have, or seek to have, a market presence in an effort to change such legal and regulatory regimes in ways intended to adversely affect or impede our business and the ability of riders to utilize our platform.

Any of the foregoing risks could harm our business, financial condition, and results of operations.

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Risks Related to Customer Privacy, Cybersecurity and Data

Any actual or perceived security or privacy breach could interrupt our operations and adversely affect our reputation, brand, business, financial condition, and results of operations.

Our business involves the collection, storage, processing and transmission of users’ personal data and other sensitive data. An increasing number of organizations, including large online and off-line merchants and businesses, other Internet companies, financial institutions, and government institutions, have disclosed breaches of their information security systems and other information security incidents, some of which have involved sophisticated and highly targeted attacks. Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched, we may be unable to anticipate or prevent these attacks. Unauthorized parties may in the future gain access to our systems or facilities through various means, including gaining unauthorized access into our systems or facilities or those of our service providers, partners or users on our platform, or attempting to fraudulently induce our employees, service providers, partners, users or others into disclosing rider names, passwords, payment card information or other sensitive information, which may in turn be used to access our information technology systems, or attempting to fraudulently induce employees, partners or others into manipulating payment information, resulting in the fraudulent transfer of funds to criminal actors. In addition, users on our platform could have vulnerabilities on their own mobile devices that are entirely unrelated to our systems and platform but could mistakenly attribute their own vulnerabilities to us. Further, breaches experienced by other companies may also be leveraged against us. For example, credential stuffing attacks are becoming increasingly common and sophisticated actors can mask their attacks, making them increasingly difficult to identify and prevent. Certain efforts may be state-sponsored or supported by significant financial and technological resources, making them even more difficult to detect.

Although we use systems and processes that are designed to protect users’ data, prevent data loss and prevent other security breaches, these security measures cannot guarantee security. Our information technology and infrastructure may be vulnerable to cyberattacks or security breaches, and third parties may be able to access our users’ personal information and limited payment card data that are accessible through those systems. Employee error, malfeasance or other errors in the storage, use or transmission of personal information could result in an actual or perceived privacy or security breach or other security incident. Although we have policies restricting the access to the personal information we store, we may be subject to accusations in the future of employees violating these policies.

Any actual or perceived breach of privacy or security could interrupt our operations, result in our platform being unavailable, result in loss or improper disclosure of data, result in fraudulent transfer of funds, harm our reputation and brand, damage our relationships with third-party partners, result in significant legal, regulatory and financial exposure and lead to loss rider confidence in, or decreased use of, our platform, any of which could adversely affect our business, financial condition and results of operations. Any breach of privacy or security impacting any entities with which our shares or discloses data (including, for example, third-party technology providers) could have similar effects. Further, any cyberattacks, or security and privacy breaches directed at our competitors could reduce confidence in the ridesharing industry as a whole and, as a result, reduce confidence in us.

Additionally, defending against claims or litigation based on any security breach or incident, regardless of their merit, could be costly and divert management’s attention. Our insurance coverage might not be adequate for data handling or data security liabilities actually incurred, that insurance will continue to be available to us on commercially reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our reputation, brand, business, financial condition, and results of operations.

Changes in laws or regulations relating to privacy, data protection or the protection or transfer of personal data, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations relating to privacy, data protection or the protection or transfer of personal data, could adversely affect our business.

We receive, transmits and stores personally identifiable information and other data relating to the users on our platform. Numerous local, municipal, state, federal and international laws and regulations address privacy, data protection and the collection, storing, sharing, use, disclosure, and protection of certain types of data. These laws, rules and regulations evolve frequently, and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement, and may be inconsistent from one jurisdiction to another. Changes in laws or regulations relating to privacy, data protection and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, could greatly increase the cost of providing our offerings, require significant changes to our operations or even prevent us from providing certain offerings in jurisdictions in which we currently operate and in which we may operate in the future.

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Further, as we continue to expand our geographic reach, our platform offerings and user base, we may become subject to additional privacy-related laws and regulations. Additionally, we have incurred, and may continue to incur, significant expenses in an effort to comply with privacy, data protection and information security standards and protocols imposed by law, regulation, industry standards or contractual obligations. In particular, with laws and regulations imposing new and relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other laws and regulations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices and may incur significant costs and expenses in an effort to do so.

Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that our practices, offerings or platform could be inconsistent with, or fail or be alleged to fail to meet all requirements of, such laws, regulations or obligations. The failure, or the failure by third-party providers or partners, to comply with applicable laws or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access to, or use or release of personally identifiable information or other rider data, or the perception that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing riders from using our platform or result in fines or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, financial condition and results of operations. Even if not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition and results of operations.

Systems failures and resulting interruptions in the availability of our website, applications, platform, or offerings could adversely affect our business, financial condition and results of operations.

Our systems, or those of third parties upon which we rely, may experience service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses, ransomware, malware, or other events. Our systems also may be subject to break-ins, sabotage, theft, and intentional acts of vandalism, including by our employees. Some of our systems are not fully redundant and our disaster recovery planning may not be sufficient for all eventualities. Our business interruption insurance may not be sufficient to cover all of our losses that may result from interruptions in service as a result of systems failures and similar events.

We will likely experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our offerings. These events have resulted in, and similar future events could result in, losses of revenue. A prolonged interruption in the availability or reduction in the availability, speed or other functionality of our offerings could adversely affect our business and reputation and could result in the loss of users. Moreover, to the extent that any system failure or similar event results in harm or losses to the users using our platform, we may make voluntary payments to compensate for such harm or the affected users could seek monetary recourse or contractual remedies from us for their losses and such claims, even if unsuccessful, would likely be time-consuming and costly for us to address.

Our business could be adversely impacted by changes in the Internet and mobile device accessibility of users and unfavorable changes in or our failure to comply with existing or future laws governing the Internet and mobile devices.

Our business depends on users’ access to our platform via a mobile device and the Internet. We may operate in jurisdictions that provide limited Internet connectivity, particularly as we expand internationally. Internet access and access to a mobile device are frequently provided by companies with significant market power that could take actions that degrade, disrupt, or increase the cost of users’ ability to access our platform. In addition, the Internet infrastructure that we and users of our platform rely on in any particular geographic area may be unable to support the demands placed upon it. Any such failure in Internet or mobile device accessibility, even for a short period of time, could adversely affect our results of operations.

Moreover, we are subject to a number of laws and regulations specifically governing the Internet and mobile devices that are constantly evolving. Existing and future laws and regulations, or changes thereto, may impede the growth and availability of the Internet and online offerings, require us to change our business practices or raise compliance costs or other costs of doing business. These laws and regulations, which continue to evolve, cover taxation, privacy and data protection, pricing, copyrights, distribution, mobile and other communications, advertising practices, consumer protections, the provision of online payment services, unencumbered Internet access to our offerings and the characteristics and quality of online offerings, among other things. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation and brand and loss in business and result in proceedings or actions against us by governmental entities or others, which could adversely impact our results of operations.

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We rely on mobile operating systems and application marketplaces to make our apps available to the riders, subscribers, and users on our platform, and if we do not effectively operate with or receive favorable placements within such application marketplaces and maintain high rider reviews, our usage or brand recognition could decline and our business, financial results and results of operations could be adversely affected.

We depend in part on mobile operating systems, such as Android and iOS, and their respective application marketplaces to make our apps available to riders, subscribers, and users on our platform. Any changes in such systems and application marketplaces that degrade the functionality of these apps or give preferential treatment to competitors’ apps could adversely affect our platform’s usage on mobile devices. If such mobile operating systems or application marketplaces limit or prohibit us from making our apps available, make changes that degrade the functionality of our apps, increase the cost of using our apps, impose terms of use unsatisfactory to us or modify their search or ratings algorithms in ways that are detrimental to us, or if our competitors’ placement in such mobile operating systems’ application marketplace is more prominent than the placement of our apps, overall growth in our riders, subscribers and user base could slow. For example, for several days in April 2020, Google Play removed our mobile app from their store out an abundance of caution for an alleged violation of Google Play’s policies regarding COVID-19. During this time, our mobile app continued to function, but it was not available for download on phones operating on the Android system. Although we appealed this problem and resolved it without needing to change our app or business plan or issue any clarifying statements, any future problem of a similar nature or otherwise related to the foregoing risks could adversely affect our business, financial condition, and results of operations.

As new mobile devices and mobile platforms are released, there is no guarantee that certain mobile devices will continue to support our platform or effectively roll out updates to our app. Additionally, to deliver a high-quality app, we need to ensure that our offerings are designed to work effectively with a range of mobile technologies, systems, networks, and standards. We may not be successful in developing or maintaining relationships with key participants in the mobile industry that enhance riders’, subscribers’ and users’ experiences. If users of our platform encounter any difficulty accessing or using our apps on their mobile devices or if we are unable to adapt to changes in popular mobile operating systems, our business, financial condition, and results of operations could be adversely affected.

Defects, errors or vulnerabilities in our applications, backend systems or other technology systems and those of third-party technology providers could harm our reputation and brand and adversely impact our business, financial condition, and results of operations.

The software underlying our platform is highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the code has been released. The third-party software that we incorporate into our platform may also be subject to errors or vulnerability. Any errors or vulnerabilities discovered in our code or from third-party software after release could result in negative publicity, a loss of users or loss of revenue and access or other performance issues. Such vulnerabilities could also be exploited by malicious actors and result in exposure of data of users on our platform, or otherwise result in a data breach as defined under various laws and regulations. We may need to expend significant financial and development resources to analyze, correct, eliminate or work around errors or defects or to address and eliminate vulnerabilities. Any failure to timely and effectively resolve any such errors, defects or vulnerabilities could adversely affect our business, financial condition and results of operations as well as negatively impact our reputation or brand.

We may be subject to theft, loss, or misuse of personal data about our employees, customers, or other third parties, which could increase our expenses, damage our reputation, or result in legal or regulatory proceedings.

Our business relies on the use of customer accounts linked to bank accounts or credit cards as well as tracking certain movements of our customers. The theft, loss, or misuse of personal data collected, used, stored, or transferred by us to run our business could result in significantly increased business and security costs or costs related to defending legal claims. Global privacy legislation, enforcement, and policy activity in this area are rapidly evolving and expanding, creating a complex regulatory compliance environment. Costs to comply with and implement these privacy-related and data protection measures could be significant. In addition, even our inadvertent failure to comply with federal, state, or international privacy-related or data protection laws and regulations could result in proceedings against us by governmental entities or others.

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General Risks

A pandemic, epidemic, or outbreak of an infectious disease in the United States or worldwide, including the outbreak of the novel strain of coronavirus disease, COVID-19, could adversely affect our business.

If a pandemic, epidemic, or outbreak of an infectious disease occurs in the United States or worldwide, our business may be adversely affected. The severity, magnitude and duration of the current COVID-19 pandemic is uncertain and rapidly changing. As of the date of this prospectus, the extent to which the COVID-19 pandemic may impact our business, results of operations and financial condition remains uncertain. Furthermore, because of our business model, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.

Adverse market conditions resulting from the spread of COVID-19 materially adversely affected our business and could continue to materially adversely affect our business and the value of our common stock. For example,

•	for fear of spreading the virus further, several cities where we operate suspended micro-mobility services (including Miami which suspended the e-scooter services that we offered from March 2020 to October 2020);
•	We suspended our services in some cities (like our e-bike services in Washington, D.C. which have yet to resume) and had to delay the projected start of services in new markets;
•	We advised that, in addition to other conditions, the continued COVID-19 pandemic has caused our ridership to grow less quickly than anticipated, and as a result, we indicated that we will materially underperform our previously announced revenue target of $80 million in 2021. In addition, we indicated that we may underperform the revenue target of $165 million in 2022; and
•	We believe that, among other factors, the decreased demand for micro-mobility services during the COVID-19 pandemic is responsible for revenue only increasing from $863 thousand for the six months ended June 30, 2020 to $3,997 thousand for the six months ended June 30, 2021 despite a corresponding increase in cost of revenues during those periods of cost of revenue from $2,571 thousand to $10,577 thousand as a result of us increasing the cities in which we provide services and the total number of vehicles in operation.

Numerous state and local jurisdictions, including all markets where we operate, have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Such orders or restrictions have resulted in largely remote operations at our headquarters, work stoppages among some vendors and suppliers, slowdowns and delays, travel restrictions and cancellation of events, among other effects, thereby significantly and negatively impacting our operations. Other disruptions or potential disruptions include restrictions on the ability of our personnel to travel; inability of our suppliers to manufacture goods and to deliver these to us on a timely basis, or at all; inventory shortages or obsolescence; delays in actions of regulatory bodies; diversion of or limitations on employee resources that would otherwise be focused on the operations of our business, including because of sickness of employees or their families or the desire of employees to avoid contact with groups of people; business adjustments or disruptions of certain third parties; and additional government requirements or other incremental mitigation efforts. The extent to which the COVID-19 pandemic impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity and spread of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

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It is not currently possible to reliably project the direct impact of COVID-19 on our operating revenues and expenses. Key factors include the duration and extent of the outbreak in our service areas as well as societal and governmental responses. Further, as a result of the COVID-19 pandemic, we believe that we experienced slowed growth and a decline in new customer demand as operations were suspended or curtailed in some cities, the launch of services into new cities was delayed and commuters and tourists, key targets for our consumers, made less journey, and such slowed growth may continue or worsen. we believe that the continued severity of the COVID-19 pandemic has caused our ridership not to have grown as quickly as anticipated and that it is the principal reason why we indicated that it will materially underperform our previously projected revenue target of $80 million in 2021 and we indicated that we may also underperform our 2022 revenue target of $165 million. If the COVID-19 pandemic worsens, especially in regions where we have offices or operations, our business activities originating from affected areas could be adversely affected. Disruptive activities could include business closures in impacted areas, further restrictions on our employees’ and service providers’ ability to travel, impacts to productivity if our employees or their family members experience health issues, and potential delays in hiring and onboarding of new employees. we may take further actions that alter our business operations as may be required by local, state, or federal authorities or that we determine are in the best interests of our employees. Such measures could negatively affect our sales and marketing efforts, sales cycles, employee productivity, or customer retention, any of which could harm our financial condition and business operations.

The COVID-19 pandemic could also cause our third-party data center hosting facilities and cloud computing platform providers, which are critical to our infrastructure, to shut down their business, experience security incidents that impact our business, delay, or disrupt performance or delivery of services, or experience interference with the supply chain of hardware required by their systems and services, any of which could materially adversely affect our business. Further, the COVID-19 pandemic has resulted in our employees and those of many of our vendors working from home and conducting work via the internet, and if the network and infrastructure of internet providers becomes overburdened by increased usage or is otherwise unreliable or unavailable, our employees’, and our customers’ and vendors’ employees’, access to the internet to conduct business could be negatively impacted. Limitations on access or disruptions to services or goods provided by or to some of our suppliers and vendors upon which our platform and business operations relies, could interrupt our ability to provide our platform, decrease the productivity of our workforce, and significantly harm our business operations, financial condition, and results of operations.

Our platform and the other systems or networks used in our business may experience an increase in attempted cyber-attacks, targeted intrusion, ransomware, and phishing campaigns seeking to take advantage of shifts to employees working remotely using their household or personal internet networks and to leverage fears promulgated by the COVID-19 pandemic. The success of any of these unauthorized attempts could substantially impact our platform, the proprietary and other confidential data contained therein or otherwise stored or processed in our operations, and ultimately our business. Any actual or perceived security incident also may cause us to incur increased expenses to improve our security controls and to remediate security vulnerabilities.

The extent and continued impact of the COVID-19 pandemic on our business will depend on certain developments, including: the duration and spread of the outbreak; government responses to the pandemic; the impact on our customers and our sales cycles; the impact on customer, industry, or employee events; and the effect on our partners and supply chains, all of which are uncertain and cannot be predicted. Because of our business model, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods. To the extent the COVID-19 pandemic adversely affects our business and financial results, we may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including but not limited to those relating to cyber-attacks and security vulnerabilities, interruptions or delays due to third-parties, or our ability to raise additional capital or generate sufficient cash flows necessary to expand our operations.

Any global systemic political, economic, and financial crisis (as well as the indirect effects flowing therefrom) could negatively affect our business, results of operations, and financial condition.

In recent times, several major systemic economic and financial crises negatively affected global business, banking, and financial sectors. Most recently, the COVID-19 pandemic has reduced U.S. G.D.P. significantly and led to unprecedented claims of unemployment. These types of crises, including the prolonged decrease in economic growth or insolvency of major countries, could cause turmoil in global markets that often result in declines in electronic products sales from which we generate income through our products and services. For example, there could be knock-on effects from these types of crises on our business, including significant decreases in ridership of our devices; insolvency of key suppliers resulting in product delays; customer insolvencies; delays in, or the cancellation of, a portion or all of the Series B season; and counterparty failures negatively impacting our treasury operations. Any future systemic political, economic, or financial crisis could cause revenue for the ridesharing industry as a whole to decline dramatically, which could reduce our revenues. Further, in times of market instability, sufficient external financing may not be available to us on a timely basis, on commercially reasonable terms, or at all. If sufficient external financing is not available when needed to meet capital requirements, we may be forced to curtail our expansion, modify plans, or delay the deployment of new or expanded services until we obtain such financing. Thus, any future global economic crisis could materially and adversely affect our results of operations.

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Our operational results could also be materially and adversely affected by natural disasters (such as earthquakes), shortages or interruptions in the supply of utilities (such as shortages in electricity caused by changes in governmental energy policy), in the locations in which we, or our customers or suppliers operate or by industrial accidents, fires or explosions.

The frequency and severity of natural disasters and severe weather has been increasing, in part due to climate change or systemic regional geological changes that manifest in damaging earthquakes. We have operations in locations subject to natural disasters, such as flooding, earthquakes, tsunamis, and droughts as well as interruptions or shortages in the supply of utilities, such as water and electricity, or access to land, air, or sea infrastructures, that could disrupt operations. Thus, if one or more natural disasters, shortage or interruptions to the supply of utilities (such as shortages in electricity caused by a nuclear-free energy policy) that results in a prolonged disruption to our operations or those of our customers or suppliers, or if any of our vendor facilities were to be damaged or cease operations as a result of an explosion or fire, it could reduce our ability to provide our services and may cause us to lose important customers, thereby having a potentially adverse and material impact on our operational and financial performance.

Risks Related to Our Common Stock and Organizational Structure

The price of our common stock likely will be volatile like the stocks of other early-stage companies.

The stock markets in general and the markets for early-stage stocks have experienced extreme volatility. The market for the common stock of smaller companies such as ours is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will be more volatile than the shares of such larger, more established companies for the indefinite future.

In addition to the factors discussed in this “Risk Factors” section, price declines in our common stock could also result from general market and economic conditions and a variety of other factors, including:

•	adverse actions taken by regulatory agencies with respect to our products;
•	announcements of technological innovations, patents or new products by our competitors;
•	regulatory developments in the United States and foreign countries;
•	any lawsuit involving us or our product candidates;
•	announcements concerning our competitors, or the industry in which we compete in general;
•	developments concerning any strategic alliances or acquisitions we may enter into;
•	actual or anticipated variations in our operating results;
•	changes in recommendations by securities analysts or lack of analyst coverage;
•	deviations in our operating results from the estimates of analysts;
•	our inability, or the perception by investors that we will be unable, to continue to meet all applicable requirements for continued listing of our common stock on the Nasdaq Capital Market, and the possible delisting of our common stock;
•	sales of our common stock by our executive officers, directors and principal stockholders or sales of substantial amounts of common stock; and
•	loss of any of our key management personnel.

In the past, following periods of volatility in the market price of a particular company’s securities, litigation has often been brought against that company. Any such lawsuit could consume resources and management time and attention, which could adversely affect our business.

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We may fail to realize any or all of the anticipated benefits of the Business Combination.

The success of the Business Combination will depend, in part, on our ability to successfully manage and deploy the cash received upon the consummation of the Business Combination. Although we intend to use the cash received upon the consummation of the Business Combination for the continued development of our product candidates, there can be no assurance that we will be able to achieve our intended objectives.

We have broad discretion in the use of our existing cash, cash equivalents and the net proceeds from the Business Combination and may not use them effectively.

Our management will have broad discretion in the application of our existing cash, cash equivalents and the net proceeds from the Business Combination, and you will not have the opportunity as part of your investment decision to assess whether such proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of our existing cash, cash equivalents and the net proceeds from the Business Combination, their ultimate use may vary substantially from their currently intended use. Our management might not apply our cash resources in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest our cash resources in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our stockholders’ sole source of gain for the foreseeable future.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to decline.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

Our Amended and Restated Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Company’s stockholders, which could limit the Company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or our directors, officers, and employees.

Our Amended and Restated Certificate of Incorporation will require, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Amended and Restated Certificate of Incorporation or bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933 or the Securities Exchange Act of 1934. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that we find favorable for disputes with the Company or our directors, officers, or other employees, which may discourage such lawsuits against the Company and our directors, officers and employees. Alternatively, if a court were to find these provisions of the amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

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We have a controlling stockholder whose interests may differ from those of our public stockholders.

Upon the closing of the Business Combination, approximately 60% of the voting power of our Common Stock, post-Business Combination, is controlled, directly or indirectly, by our founder, Salvatore Palella, for up to two years. Mr. Palella, for such period of time, has significant influence over corporate management and affairs, as well as matters requiring stockholder approval, and he is able to, subject to applicable law, participate in the election of the members of the Board of Directors and actions to be taken by us, including amendments to the Amended and Restated Certificate of Incorporation (assuming it is approved by the stockholders) and our Amended and Restated Bylaws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. The directors so elected will have the authority, subject to applicable rules and regulations, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. It is possible that the interests of this stockholder may in some circumstances conflict with the Company’s interests and the interests of our other stockholders. This could influence his decisions, including with regard to whether and when to dispose of assets and whether and when to incur new or refinance existing indebtedness. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any future challenges by any taxing authorities to the Company’s tax reporting positions may take into consideration this stockholder’s tax or other considerations, which may differ from the Company’s considerations or those of our other stockholders.

We are a “controlled company” following the Business Combination under The Nasdaq Stock Market listing standards, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors is held by an individual, a group or another company, we will qualify as a “controlled company” under The Nasdaq Stock Market listing requirements. Effective as of the completion of the Business Combination, Mr. Palella, through holdings of the Class B Common Stock controls a majority of the voting power of our outstanding capital stock. As a result, we are a “controlled company” under The Nasdaq Stock Market listing standards and are subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. Although we do not intend for the combined company to rely on the exemptions for controlled companies, we may eventually rely upon the controlled company exemption.

The dual class structure of our common stock will have the effect of concentrating voting power with our Chief Executive Officer and Founder, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

Shares of our Class B Common Stock have such number of votes per share equal to the lesser of ten (10) votes per share or such number of votes per share such that the total number of shares of our Class B Common Stock issued to the Founder represent, in the aggregate, no more than 60% of all of the then outstanding voting securities of the Company, while shares of our Class A Common Stock will have one vote per share. Upon the consummation of the Business Combination, Mr. Palella, the founder of Helbiz, holds all of the issued and outstanding shares of our Class B Common Stock. Accordingly, upon the consummation of the Business Combination, Mr. Palella holds approximately 60% of the voting power of our capital stock and is able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Mr. Palella may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of the Company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of the securities, and might ultimately affect the market price of shares of our Class A Common Stock.

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We cannot predict the impact that the dual class structure may have on the stock price of our Class A Common Stock.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of our indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices will not be investing in our stock. These policies are still fairly new, and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual class structure, we will likely be excluded from certain of these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make shares of our Class A Common Stock less attractive to other investors. As a result, the market price of shares of our Class A Common Stock could be adversely affected.

We have received a delisting letter from Nasdaq, and we might not be successful in our appeal of such delisting letter. If Nasdaq delists our Class A Common Stock, the liquidity and market price of our Class A Common Stock could decline.

Our Class A Common Stock is currently listed on the Nasdaq Capital Market. In order to maintain that listing, we must satisfy certain continued listing requirements. If we are deficient in maintaining the necessary listing requirements, our common stock may be delisted.

On August 16, 2021, we received a written notice from Nasdaq’s Listing Qualifications Department notifying us that we were not currently in compliance with Listing Rule 5505(a)(2), which requires us to maintain a minimum stockholders’ equity of minimum 1,000,000 Unrestricted Publicly Held Shares and Listing Rule 5505(b)(1)(B) which requires us to maintain a $15 million Market Value of Unrestricted Publicly Held Shares for continued listing on Nasdaq.

The notice had no immediate effect on the listing of our Class A Common Stock on Nasdaq. However, if Nasdaq delists our common stock from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on the OTCQB or the “pink sheets.” If this occurs, we could face material adverse consequences, including:

•	a limited availability of market quotations for our securities;
•	reduced liquidity for our securities;
•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

A hearing has been scheduled for September 30, 2021 with Nasdaq. We expect to provide our pre-hearing submission material by September 10, 2021 and expect to either have (ii) solved all deficiencies by the time the hearing occurs or (ii) clarity on the remaining timing to solve all deficiencies, by the hearing date. We are attempting to rectify the deficiencies set out in the letter from Nasdaq, but we may not be able to do so in a manner or timeframe that will prevent the delisting of our Class A Common Stock from the Nasdaq Capital Market.

If securities or industry analysts do not publish research or reports about our business or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Class A Common Stock will depend on the research and reports that securities or industry analysts publish about us or our business. Currently, we do not have any analyst coverage and may not obtain analyst coverage in the future. In the event we obtain analyst coverage, we will not have any control over such analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

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USE OF PROCEEDS

All of the Class A Common Stock and Warrants offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $30,475,000 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

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DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share.

We cannot currently determine the price or prices at which shares of our Class A Common Stock or Warrants may be sold by the Selling Shareholders under this prospectus.

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MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A Common Stock is currently listed on the Nasdaq under the symbols “HLBZ.” Prior to the consummation of the Business Combination, our Class A Common Stock were listed on the Nasdaq Capital Market under the symbols “GRNV.” As of August 12, 2021, following the completion of the Business Combination, there were 67 holders of record of our Class A Common. Our Class B Common Stock is not registered, and we do not currently intend to list the Class B Common Stock on any exchange or stock market.

Dividend Policy

We have not paid any cash dividends on our Class A Common Stock to date. We intend to retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions, and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Class A Common Stock in the foreseeable future.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF HELBIZ

The selected historical condensed consolidated statements of operations data of Helbiz, Inc. for the six months ended June 30, 2021, and 2020 and the condensed consolidated balance sheet data as of June 30, 2021, are derived from Helbiz Holdings, Inc. unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated statements of operations data of Helbiz, Inc. for the years ended December 31, 2020, and 2019 and the historical consolidated balance sheet data as of December 31, 2020, and 2019 are derived from Helbiz Holdings, Inc. audited consolidated financial statements included elsewhere in this prospectus. In Helbiz, Inc. management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly Helbiz, Inc. financial position as of June 30, 2021, and the results of operations for the six months ended June 30, 2021, and 2020.

Helbiz, Inc. historical results are not necessarily indicative of the results that may be expected in the future and Helbiz, Inc. results for the six months ended June 30, 2021, are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021, or any other period. You should read the following selected historical consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Helbiz, Inc.” and Helbiz, Inc. consolidated financial statements and related notes included elsewhere in this prospectus.

The financial information contained in this section relates to Helbiz, Inc., prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of our results going forward. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus.

	Six months ended June 30,		Year ended December 31,
(dollar amounts in thousands)	(dollar amounts in thousands)		(dollar amounts in thousands)
	2021	2020	2020	2019
Net revenue	$3,997	$863	$4,418	$1,079
Operating expenses:
Cost of sales	10,577	2,571	7,870	2,022
Research and Development	1,164	589	1,604	445
Sales and marketing	2,408	1,581	4,808	1,404
General and administrative	6,592	3,654	10,075	4,589
Total operating expenses	20,741	8,395	24,357	8,460

Loss from operations	(16,744)	(7,532)	(19,939)	(7,381)
Total other expenses, net	(5,452)	(1,985)	(4,620)	(328)
Income Taxes	(33)	(5)	(14)	—
Net Loss	(22,229)	(9,522)	(24,573)	(7,709)
Dividend to Series A Preferred Stockholders	(72)	(352)	(231)	(242)
Net loss per share attributable to common stockholders	(22,301)	(9,874)	(24,804)	(7,951)
Net loss per share attributable to common stockholders, basic and diluted	(4.67)	(2.74)	(6.24)	(2.33)

	Six Months ended June 30,		Year ended December 31,
	2021	2020	2020	2019
	Amount	Amount	Amount	Amount
	(dollar amounts in thousands)		(dollar amounts in thousands)
Stock-based Compensation:
Cost of Sales	17	12	37	—
Research and Development	307	236	708	—
Sales and marketing	214	235	576	—
General and administrative	1,593	1,170	3,544	—
Total Stock-based Compensation	$2,131	1,653	$4,865	—

	As of	As of December 31,
	June 30,
	2021	2020	2019
	(in thousands)	(in thousands)
Cash, cash equivalents and restricted cash	$4,386	$790	$1,611
Other Current Asset	2,890	1,262	2,414
Total Asset	28,457	6,360	6,345
Current Financial Liabilities	7,742	9,300	5,781
Non-Current Financial Liabilities	18,237	4,028	1,894
Total Liabilities	32,208	17,666	10,148
Total Convertible Preferred Stock	4,112	4,040	6,200
Total stockholders’ equity (deficit)	(7,863)	(15,346)	(10,003)

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of GVAC and Helbiz Holdings, Inc. (“Helbiz Holdings”), and in the case of Helbiz Holdings, taking into account of its acquisition of MiMoto Smart Mobility, S.r.l. (“MiMoto”), adjusted to give effect to the Business Combination described in the Merger Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021, combines the historical balance sheet of GVAC and the pro forma balance sheet of Helbiz Holdings, taking into account the MiMoto acquisition, as of June 30, 2021, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on June 30, 2021. The following unaudited pro forma condensed combined statements of operations combine GVAC’s historical statement of operations for the year ended December 31, 2020, and the six months ended June 30, 2021, with Helbiz Holding’s pro forma historical statement of operations, taking into account of the MiMoto acquisition, for the year ended December 31, 2020, and the six months ended June 30, 2021, as if the Business Combination had occurred on January 1, 2020.

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination is accounted for as a “reverse merger” and recapitalization in accordance with GAAP. Under this method of accounting, GVAC is treated as the acquired company and Helbiz Holdings is treated as the acquirer for financial statement reporting purposes. Helbiz Holdings has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Helbiz Holdings’ existing shareholders have a controlling voting interest in the combined company;

•        Helbiz Holdings controls a majority of the board of directors of the combined company;

•        Helbiz Holdings’ existing shareholders have the ability to control decisions regarding election and removal of directors and officers of the combined company; and

•        Helbiz Holdings’ senior management continues as the senior management of the combined company.

Accordingly, the assets and liabilities and the historical results of operations that are reflected in the unaudited pro forma condensed financial statements are those of Helbiz Holdings, including the MiMoto transaction, and are recorded at the historical cost basis of Helbiz Holdings and MiMoto. GVAC’s assets, liabilities and results of operations were consolidated with the assets, liabilities and results of operations of Helbiz Holdings after consummation of the Business Combination.

The pro forma adjustments reflect the transaction accounting adjustments, in accordance with U.S. GAAP. No autonomous entity adjustments have been identified and recorded as pro forma adjustments. Additionally, the pro forma adjustments do not reflect management’s adjustments for potential synergies and dis-synergies.

The unaudited pro forma condensed combined financial statements described above have been developed from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        GVAC’s historical audited financial statements, as amended and restated, as of and for the fiscal year ended December 31, 2020, and the related notes, included elsewhere in this registration statement;

•        GVAC’s historical unaudited condensed financial statements, as of and for the three and six months ended June 30, 2021, and the related notes, included elsewhere in this registration statement;

•        Helbiz Holdings’ historical audited financial statements as of and for the year ended December 31, 2020, and the related notes, included elsewhere in this registration statement;

•        Helbiz Holdings’ historical unaudited condensed financial statements as of and for the three and six months ended June 30, 2021, and the related notes, included elsewhere in this registration statement; and

•        Helbiz Holdings’ pro forma historical financial statements, taking into account of the acquisition of MiMoto, and the related notes thereto, included elsewhere in this registration statement.

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 The pro forma adjustments are preliminary, and the unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Business Combination taken place on the dates noted, or of GVAC’s future financial position or operating results.

On February 8, 2021, GVAC entered into the Merger Agreement pursuant to which GVAC merged with Helbiz Holdings. In exchange for all of the outstanding securities of Helbiz Holdings, GVAC issued (i) 10,271,750 shares of Class A Common Stock and 14,225,898 shares of Class B Common Stock and (ii) 7,409,701 options to acquire shares of Class A Common Stock. Simultaneously with the closing of the Business Combination, a private investment in public equity (PIPE) for gross proceeds of $26.5 was consummated pursuant to which GVAC issued 2,650,000 GRNV units at $10.00 per unit, with each unit consisting of one share of Class A Common Stock and a warrant to purchase one share of Class A Common Stock exercisable at $11.50, for aggregate gross proceeds of $26.5 million, of which proceeds $5 million was in the form of cancelation of debt.

Pursuant to GVAC’s then existing amended and restated certificate of incorporation, those GVAC shareholders holding shares of GVAC common stock purchased in its initial public offering (the “Public Stockholders”) were offered the opportunity to redeem, upon the closing of the Business Combination, shares of GreenVision Common Stock then held by them for cash equal to their pro rata share of the aggregate amount of funds (as of two business days prior to the Closing) held in a trust account (the “Trust Account”). Consummation of the Business Combination was conditioned upon, among other things, the GVAC stockholders adopting and approving the Business Combination, and such adoption and approval was obtained.

On May 12, 2021, the holders of 3,838,447 GVAC’s common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.21 per share, for an aggregate redemption amount of $39,207,114.

On August 9, 2021, the holders of 1,615,502 GVAC’s common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.21 per share, for an aggregate redemption amount of $16,494,275.

On August 12, 2021, which represent the Business Combination Date, an amount of $3,024,041 was present in the Trust Account, representing 296,051 of GVAC’s common stock.

We are providing this information to aid you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial statements described above and the assumption and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements should be read in conjunction with GVAC’s historical financial statements, as amended and restated, Helbiz Holdings’ historical financial statements and Helbiz Holdings’ pro forma condensed financial statements, taking into account of the MiMoto acquisition, and the related notes thereto. The pro forma adjustments are preliminary, and the unaudited pro forma information have been presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that may have actually occurred had the Business Combination taken place on the dates noted, or of GVAC’s future financial position or operating results. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of GVAC following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

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	30-June-21
	Green Vision Acquisition Corp.	Helbiz Holdings, Inc (MiMoto combined)	Pro Forma Adjustments - Actual redemption	Note	Pro Forma Combined - Actual redemption
	(dollar amounts in thousands)
Cash and cash Equivalents	$20	$4,277	$17,865	1	$22,162
Accounts receivables	—	518	—		518
Prepaid and other current assets	77	2,372	—		2,449
Total Current Assets	97	7,167	17,865		25,129
Property, Plant & Equipment	—	5,711	—		5,711
Goodwill and Intangible Assets, net	—	13,734	—		13,734
Other non-current assets	—	1,846	(1,117)	2	729
Marketable securities held in Trust Account	19,526	—	(19,526)	1a	—
Total Assets	19,623	28,458	(2,778)		45,303
Accounts Payables, accrued expenses, and other liabilities	371	6,045	(371)	1d	6,045
Advance from third party	571	—	(571)	1d - 2	—
Current financial liabilities	—	7,742	(6,010)	3	1,732
Total Current liabilities	942	13,787	(6,952)		7,777
Other non-current liabilities	—	186	—		186
Non-Current financial liabilities	3,316	18,237	—		21,533
Total Liabilities	4,258	32,209	(6,952)		29,515
Common Stock subject to redemption	19,476	—	(19,476)	4	—
Convertible Preferred Stock	—	4,112	(4,112)	5	—
Total Stockholders’ Equity	(4,111)	(7,863)	27,763	6	15,789
Total liabilities and Stockholder’s Equity	19,623	28,458	(2,778)		45,303

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	Twelve months ended December 31, 2020
	Green Vision Acquisition Corp.	Helbiz Holdings, Inc (MiMoto combined)	Pro Forma Adjustments - Actual redemption	Note	Pro Forma Combined - Actual redemption
	(dollar amounts in thousands)
Net revenue	$—	$5,443	$—		$5,443
Operating expenses:	—	—	—		—
Cost of Revenue	—	9,286	—		9,286
Research and Development	—	1,850	—		1,850
Sales and marketing	—	4,957	—		4,957
General and administrative	849	11,328	5,249	1	17,426
Total operating expenses	849	27,421	5,249		33,519
Loss from operations	(849)	(21,978)	(5,249)		(28,076)
Other income (expenses)	2	(2,240)	—		(2,238)
Interest income (expenses)	343	(2,240)	(343)	2	(2,240)
Total other income (expense), net	345	(4,480)	(343)		(4,478)
Income Taxes	(3)	(14)	—		(17)
Net Loss	(508)	(26,472)	(5,592)		(32,572)
Deemed dividends and Deemed dividends equivalent	—	(231)	231	3	—
Net Loss per share attributable to common stockholders	(508)	(26,703)	(5,361)		(32,572)
Weighted average number of common stock outstanding	2,183,175	4,215,569			29,456,199
Net loss per share attributable to common stockholders, basic and diluted	(0.29)	(6.33)			(1.11)

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	Six months ended June 30, 2021
	Green Vision Acquisition Corp.	Helbiz Holdings, Inc (MiMoto combined)	Pro Forma Adjustments - Actual redemption	Note	Pro Forma Combined - Actual redemption
	(dollar amounts in thousands)
Net revenue	$—	$4,182	$—		$4,182
Operating expenses:
Cost of Revenue	—	10,941	—		10,941
Research and Development	—	1,225	—		1,225
Sales and marketing	—	2,625	—		2,625
General and administrative	770	6,834	—		7,604
Total operating expenses	770	21,626	—		22,396
Loss from operations	(770)	(17,443)	—		(18,213)
Other income (expenses)	(238)	(4,370)	—		(4,608)
Interest income (expenses)	2	(1,064)	(2)	4	(1,064)
Total other income (expense), net	(236)	(5,434)	(2)		(5,113)
Income Taxes	—	(33)	—		(2)
Net Loss	(1,006)	(22,910)	(2)		(16,138)
Deemed dividends and Deemed dividends equivalent	—	(72)	72	5	—
Net Loss per share attributable to common stockholders	(1,006)	(22,982)	72		(16,138)
Weighted average number of common stock outstanding	1,747,538	4,909,839			29,456,199
Net loss per share attributable to common stockholders, basic and diluted	(0.58)	(4.68)			(0.55)

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Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.     Basis of Presentation

The GVAC Business Combination with Helbiz Holdings is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Helbiz Holdings is treated as the accounting acquirer and GVAC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Helbiz Holdings issuing stock for the net assets of GVAC, accompanied by a recapitalization. The net assets of GVAC are stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021, gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, and the six months ended June 30, 2021, give pro forma effect to the Business Combination as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021, has been prepared using, and should be read in conjunction with, the following:

•        GVAC’s unaudited condensed balance sheet as of June 30, 2021, and the related notes, which is included elsewhere in this registration statement; and

•        Helbiz Holdings’ unaudited consolidated balance sheet as of June 30, 2021, and the related notes, which is attached as an exhibit to this filing and included elsewhere in this registration statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, and for the three and six months ended June 30, 2021, have been prepared using, and should be read in conjunction with, the following:

•        GVAC’s restated audited statement of operations for the year ended December 31, 2020, and the related notes, which is included elsewhere in this registration statement;

•        GVAC’s unaudited condensed statement of operations for the three and six months ended June 30, 2021, and the related notes, which is included elsewhere in this registration statement;

•        Helbiz Holdings’ audited consolidated statement of operations for the year ended December 31, 2020, and the related notes, which is included elsewhere in this registration statement;

•        Helbiz Holdings’ unaudited condensed consolidated statement of operations for the three and six months ended June 30, 2021, and the related notes, which is included elsewhere in this registration statement;

•        Helbiz Holdings unaudited pro forma statement of operations for the year ended December 31, 2020, taking into account of the acquisition of MiMoto and the related notes, which is included elsewhere in this registration statement; and

•        Helbiz Holdings unaudited pro forma statement of operations for the six months ended June 30, 2021, taking into account of the acquisition of MiMoto and the related notes, which is included elsewhere in this registration statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

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The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of GVAC, Helbiz Holdings and the Helbiz Holdings pro forma, taking into account of the MiMoto acquisition.

2.     Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information for transaction accounting adjustments. GVAC and Helbiz Holdings have not had any material historical transactions prior to the consummation of the Business Combination. However, certain pro forma adjustments were made to eliminate such activities between the companies. All dollar references below shall be deemed to be in thousands (000s) unless otherwise specified below.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021, are as follows:

1-      Cash and Cash equivalent:    the $17,865 pro forma adjustment reflects multiple transactions listed below:

Reclassification of cash held in the GVAC’s Trust Account	a	$19,526
Less: GVAC redemption occurred on August 11, 2021	b	(16,502)
Less: Payments of GVAC Account Payables and Advance from third party	c	(400)
Private investment in public equity (PIPE), excluded the cancellation of debt	d	21,500
Proceeds from promissory notes entered with a PIPE Investor – the Promissory Notes were cancelled because included as PIPE Investment	e	1,000
Less: Repayment of CEO Promissory Notes	f	(2,010)
Less: IPO/Merger costs	g	(5,249)
Pro forma adjustment to Cash and Cash Equivalent		$17,865

a)	reclassification of cash and investments held in the Trust Account that becomes available following the Business Combination, for $19.5 million.

b)	deduction of $16.5 million related to the 1,615,502 GVAC’s Common Shares redeemed on August 11, 2021.

c)	deduction of $0.4 million related to payments made from the Trust Account, by GVAC. The payments of $0.4 million settled $371 Account Payables and $29 Advance from third party, accrued by GVAC, as of June 30, 2021.
d)	private investment in public equity (PIPE) for $21.5 million, represents the amount in the PIPE escrow account. The PIPE Investors collectively subscribed for aggregate gross proceeds of $26.5 million, of which proceeds $5 million was in the form of cancelation of promissory Notes, refer to point e).

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e)	Increase of $1 million related to the Promissory Notes signed with a Helbiz Holdings’ shareholder in July 2021. On the Business Combination Date, the aforementioned $1 million Promissory Note plus $4 million of Promissory Notes entered with the same investor in June 2021, were settled by issuing $5 million of PIPE units.
f)	Deduction of 2 million related to the repayment of CEO Promissory Notes at the occurrence of the Business Combination.
g)	deduction of the non-recurring costs of the IPO/Merger for approximately $5.2 million incurred at the closing of the Business Combination. Such expenses are comprised of approximately $3.7 million consisting of underwriters and bankers’ fees (including the 2.5% fee due to GVAC’s underwriter pursuant to the Marketing Agreement entered into between GVAC and the underwriter of its IPO) and the remainder consists of legal, audit and other professional fees and printing expenses.

2-      Other non-current Assets and Advance from third party:    the $1,117 pro forma adjustment recorded as reduction of Other non-current assets and the $542 pro forma adjustment recorded as reduction of Advance from third party (refer to Note 1 d) for the adjustment of the remaining $29), reflect the elimination of two 2021 transactions between Helbiz Holdings and GVAC, described below.

a)      On February 8, 2021, Helbiz Holdings paid $750 to GVAC in accordance with the Merger Agreement. Helbiz Holdings recorded the transaction as Deferred Merger Costs, included as Other non-current Assets while GVAC recorded the transaction as Advance from third party for $175 and Stockholder Equity for $575. In detail, GVAC used those funds for: (i) $575 for the second extension, and (ii) $175 for operating expenses.

b)      On March 23, 2021, Helbiz Holdings and GVAC entered into an unsecured promissory note for $300. Helbiz Holdings recorded the transaction as Other non-current Assets while GVAC recorded the transaction as Advance from third party.

c)      On June 18, 2021, Helbiz Holdings and GVAC entered into an unsecured promissory note for $67. Helbiz Holdings recorded the transaction as Other non-current Assets while GVAC recorded the transaction as Advance from third party.

3-      Current Financial liabilities:    The net impact of adjustment is $6,010 includes the following transactions:

Proceeds from promissory notes entered with a PIPE Investor	a	1,000
Less: cancellation of the Promissory Notes entered with a PIPE Investor	b	(5,000)
Less: Repayment of CEO Promissory Notes	d	(2,010)
Pro forma adjustment to Current Financial liabilities		$(6,010)

a)	Increase of $1 million related to the Promissory Notes signed by Helbiz Holdings with a PIPE shareholder in July 2021.

b)	The $1 million Promissory Notes, described above point a, and the $4 million Promissory Notes signed with the same investor in June 2021 were cancelled on the Business Combination Date by subscribing $5 million of PIPE. Refer to Note 1 e) for further details.

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d)	Deduction of $2 million related to the repayment of CEO Promissory Notes at the occurrence of the Business Combination.

4-      Common Stock Subject to Redemption:    the $19.5 million pro forma adjustment reflects the release of the Trust Account and related commitment of GVAC.

5-      Convertible Preferred Stock:    the $4.1 million pro forma adjustment reflects the conversion of the 453 shares of Series B Convertible Preferred Stock outstanding as of June 30, 2021. The Series B Convertible Preferred Stock has been automatically converted into the shares of Common Stock of GVAC at the closing of the Business Combination.

6-      Stockholder Equity:    the $27,763 pro forma adjustment reflects multiple transactions listed below:

Reclassification of GVAC’s Commitments	a	$19,476
Less: GVAC redemption occurred on August 11, 2021	c	(16,502)
Conversion of Helbiz Holdings Series B Convertible Preferred Stock	d	4,112
Private investment in public equity (PIPE)	e	26,500
Less: IPO/Merger costs	f	(5,249)
Less: elimination of transaction between Helbiz Holdings and GVAC, refer to 2a	g	(574)
Pro forma adjustment to Stockholder Equity		$27,763

a)      reclassification of the stockholders of GVAC commitments for $19.5 million;

b)      deduction reflecting the redemption on August 11, 2021, by the holders of 1,615,502 shares of GVAC’s common stock for $16.5 million;

c)      conversion of the Helbiz Holdings Series B Convertible Preferred Stock outstanding as of June 30, 2021, for $4.1 million;

d)      private investment in public equity (PIPE) for $26.5 million

e)      deduction of non-recurring costs of the IPO/Merger for approximately $5.2 million incurred at the closing of the Business Combination. Such expenses are comprised of approximately $3.7 million consisting of underwriters and bankers’ fees (including the 2.5% fee due to GVAC’s underwriter pursuant to the Marketing Agreement entered into between GVAC and the underwriter of its IPO) and the remainder consists of legal, audit and other professional fees and printing expenses; and

f)      elimination of transaction between Helbiz Holdings and GVAC, refer to Note 2 a) for further details.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

Twelve months ended December 31, 2020

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020, are as follows:

1-      General and administrative:    the $5.2 million pro forma adjustment for non-recurring costs of the IPO/Merger incurred at the closing of the Business Combination. Such expenses are comprised of approximately $3.7 million consisting of underwriters and bankers’ fees (including the 2.5% fee due to GVAC’s underwriter pursuant to the Marketing Agreement entered into between GVAC and the underwriter of its IPO) and the remainder consists of legal, audit and other professional fees and printing expenses.

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2-      Interest income (expenses):    the $343 pro forma adjustment the elimination of the interest income related to the Trust Account.

3-      Deemed Dividends and Deemed Dividends Equivalent:    the $231 pro forma adjustment represents the elimination of the dividends related to the Helbiz Holdings Convertible Preferred Shares.

Six months ended June 30, 2021

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021, are as follows:

4-      Interest income (expenses):    the $2 pro forma adjustment the elimination of the interest income related to the Trust Account.

5-      Deemed Dividends and Deemed Dividends Equivalent:    the $72 pro forma adjustment represents the elimination of the dividends related to the Helbiz Holdings Convertible Preferred Shares.

3.     Net Loss per Share

We calculated the weighted-average number of shares outstanding for the Net loss per share attributable to common shareholders, basic and diluted, giving effect to the Business Combination as if it had occurred on January 1, 2020. We assumed no changes in the number of common shares outstanding from January 1, 2020, to June 30, 2021. The weighted-average number of shares outstanding based on the business Combination Date GVAC Common Shares outstanding are as below:

Pro Forma Combined Assuming No Redemptions into Cash
GVAC Common Shares issue to Helbiz Holdings’ Shareholders	24,497,648
GVAC Common Shares, already issued at IPO(1)	1,733,551
GVAC Common Shares issue for conversion of GVAC Rights	575,000
GVAC Common Shares issue for PIPE Investors	2,650,000
Weighted-average number of shares outstanding for the Net loss per share attributable to common shareholders, basic and diluted	29,456,199
____________
(1)	The GVAC Common Shares, already issued at IPO include: 1,437,500 issued to the GVAC Promoter, and 296,051 subscribed by public shareholders.

The potentially dilutive outstanding shares were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods. In detail, we excluded from the Net Loss per share for the year ended December 31, 2020, and for the six months ended June 30, 2021, the impact of the following potentially dilutive outstanding shares: 2020 Stock Option Plan, 2020 CEO Performance Awards, GVAC warrants and PIPE warrants.

For purposes of this following discussion the terms “we”, ‘our” or “us” or the “Company” and similar references refers to Helbiz Holdings and its affiliates. Except for per share amounts or as otherwise indicated, all dollar amounts in this section are to thousands of dollars.

On January 28, 2021, Helbiz Holdings entered into a Sales and Purchase Agreement (the “Sale and Purchase Agreement”) for the sale and purchase of the entire issued corporate capital of MiMoto Smart Mobility S.r.l. (“MiMoto”) pursuant to which the equity holders of MiMoto sold their capital stock in MiMoto to Helbiz Holdings. MiMoto is an Italian company operating in the mobility business by sharing e-mopeds through an IT platform. Helbiz Holdings settled the acquisition with a mix of cash considerations and issuance of shares of Helbiz Holdings’ common stock during the second quarter of 2021.

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Based on the Sales and Purchase Agreement, Helbiz Holdings acquired all of the outstanding capital stock of MiMoto in exchange for cash consideration and shares of Helbiz Holdings common stock. Helbiz Holdings paid cash consideration of $2,155,000 and equity consideration of 228,230 Class A shares of Helbiz Holdings’ common stock.

The following unaudited pro forma condensed combined financial statement are based on Helbiz Holdings’ historical consolidated financial statement and MiMoto’s historical financial statements as adjusted to give effect to the acquisition of MiMoto.

The unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2020, give effect to the MiMoto acquisition as if it had occurred on January 1, 2020.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021, has been prepared as below:

-	For the three months ended March 31, 2021, give effect to the MiMoto acquisition as if it had occurred on January 1, 2020.
-	For the three months ended June 30, 2021, the unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss of Helbiz Holdings reflects the MiMoto results of operations for the entire period, since the MiMoto acquisition had occurred on April 1, 2021.

The unaudited Condensed Consolidated Balance Sheet of Helbiz Holdings as of June 30, 2021, reflects MiMoto’ s accounts, since the MiMoto acquisition had occurred on April 1, 2021. Consequently, refer to the Condensed Consolidated Financial Statement of Helbiz Holdings as of June 30, 2021, for the effects of the acquisition of MiMoto.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements should be read in conjunction with Helbiz Holdings’ historical consolidated financial statements and MiMoto historical financial statements and the related notes.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

	Twelve months ended December 31, 2020
	Helbiz Holdings, Inc.	MiMoto Smart Mobility S.r.l. (Target)	Pro Forma Adjustments	Notes	Pro Forma Combined
	(dollar amounts in thousands)
Net revenue	$4,418	$1,025			$5,443
Operating expenses:
Cost of Revenue	7,870	793	623	a	9,286
Research and Development	1,604	246			1,850
Sales and marketing	4,808	432	(283)	b	4,957
General and administrative	10,075	1,253			11,328
Total operating expenses	24,357	2,724	340		27,421
Loss from operations	(19,939)	(1,699)	(340)		(21,978)
Other income:	(2,388)	694	(546)	b	(2,240)
Interest expense	(2,232)	(8)			(2,240)
Total other income (expense), net	(4,620)	686	(546)		(4,480)
Income Taxes	(14)	39	(39)	c	(14)
Net Loss	(24,573)	(974)	(925)		(26,472)
Deemed Dividends and Deemed Dividends equivalent	(231)	—	—		(231)
Net Loss per share attributable to common stockholders	(24,804)	(974)	(925)		(26,703)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	3,976,878	93,085			4,215,569
Net loss per share attributable to common stockholders, basic and diluted	(6.24)	(10.47)			(6.33)

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(in thousands, except share and per share data)

	Six months ended June 30, 2021	Three months ended March 31, 2021	Six months ended June 30, 2021
	Helbiz Holdings, Inc.	MiMoto Smart Mobility S.r.l. (Target)	Pro Forma Adjustments	Notes	Pro Forma Combined
	(dollar amounts in thousands)
Net revenue	$3,997	$366	(181)	d	$4,182
Operating expenses:
Cost of Revenue	10,577	209	156	a	10,941
Research and Development	1,164	61	—		1,225
Sales and marketing	2,408	143	74	b	2,625
General and administrative	6,592	242	—		6,834
Total operating expenses	20,741	655	230		21,626
Loss from operations	(16,744)	(289)	(411)		(17,443)
Other income (expense)	(4,388)	18	—		(4,370)
Interest expense	(1,064)	—	—		(1,064)
Total other income (expense), net	(5,452)	18	—		(5,434)
Income Taxes	(33)	42	(42)	c	(33)
Net Loss	(22,229)	(228)	(453)		(22,910)
Deemed Dividends and Deemed Dividends equivalent	(72)	—	—		(72)
Net Loss per share attributable to common stockholders	(22,301)	(228)	(453)		(22,982)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	4,776,084	94,360			4,909,839
Net loss per share attributable to common stockholders, basic and diluted	(4.67)	(2.43)			(4.68)

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Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.     Basis of presentation

The pro forma adjustments reflect the transaction accounting adjustments, in accordance with U.S. GAAP. No autonomous entity adjustments have been identified and recorded as pro forma adjustments. Additionally, the pro forma adjustments do not reflect management’s adjustments for potential synergies and dis-synergies.

The business combination was accounted for under the acquisition method of accounting, in accordance with ASC 805 (Business Combination). Helbiz Holdings has estimated the fair value of MiMoto assets and liabilities and conformed the accounting policies of MiMoto to the Company’s accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the MiMoto acquisition as a result of restructuring activities and other planned cost savings initiatives.

2.     Exchange rates

The historical financial information of MiMoto was translated from Euro to US Dollars, using the following historical exchange rates:

•        Statement of operations translated using the average exchange rate for year ended December 31, 2020: 1 Euro/1.14 USD, and;

•        Statement of operations translated using the average exchange rate for the three months ended March 31, 2021: 1 Euro/1.20 USD.

3.     Purchase Price Consideration

Helbiz Holdings estimated the fair value of the 228,230 shares of common stock issued — in conjunction with closing of the acquisition — to the MiMoto shareholders based on a March 31, 2021, fair value per share of $45.52. The fair value of the shares of Helbiz common stock is based on a valuation from a third-party specialist. As a result, the purchase price is $12,544 consisting of $2,155 in cash and $10,389 in Helbiz Holdings’ shares of common stock. All references to dollar amounts (except per share amounts) are in thousands (000s) unless otherwise indicated.

Cash consideration	$2,155
Equity Consideration
Common Shares	$228,230
Price per share	$45.42
Fair value of equity consideration	$10,389
Total Purchase price	$12,544

4.     Cash Consideration

On March 24, 2021, Helbiz Holdings deposited $2,155 in an escrow account, classified as Restricted Cash in the Helbiz Holdings Condensed Balance Sheet for the period ended on March 31, 2021. The entire amount deposited has been transferred to MiMoto shareholders following the closing of the acquisition on April 1, 2021.

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5.     Preliminary purchase price allocation

Helbiz Holdings performed a preliminary valuation analysis of the fair market value of MiMoto assets to be acquired and liabilities to be assumed. Helbiz Holdings estimated the allocations to such assets and liabilities, using the total consideration for the MiMoto acquisition. The following table shows the allocation of the purchase price as of the transaction’s closing date, April 1, 2021. All references to dollar amounts (except per share amounts) are in thousands (000s) unless otherwise indicated.

Government relationships	$1,870
Customer relationships	887
Other current Assets	169
Cash and cash equivalents	168
Security Deposits	143
Property and Equipment, net	111
Account Receivables	62
Other non current Assets	11
Total identifiable assets acquired	$3,421
Financial liabilities	(920)
Other liabilities	(928)
Total Liabilities assumed	$(1,848)
Goodwill	10,971
Total acquisition consideration	$12,544

6.     Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments are reflected in the unaudited pro forma condensed combined financial information:

(a)      Cost of Revenues:    The adjustments in the condensed combined statements of operations for the year ended December 31, 2020, and for the six months ended June 31, 2021, amounted to $623 and $156, respectively; represent the amortization of the Government relationships, 3 years of useful life. Considering that $156 is related to amortization of the Government relationships for the three months ended March 31, 2021, while amortization for the three months ended June 30, 2021, is reflected in the Condensed Consolidated Financial Statement of Helbiz Holdings as of June 30, 2021.

(b)     Sales and Marketing and Other Income: The adjustments on Sales and Marketing expenses in the condensed combined statements of operations amounted to $283, as expenses decrease, for the year ended December 31, 2020, and to $74, as additional costs, for the six months ended June 31, 2021.

The adjustment on the pro forma results of operations for the year ended December 31, 2021, reflect:

•	the elimination of a 2020 transaction between Helbiz Holdings and MiMoto. In detail, in July 2020, Helbiz Holdings paid €500, approximately $579 to MiMoto for a marketing campaign, including the co-branding of all MiMoto vehicles with Helbiz brand. MiMoto recorded the transaction as Other Income while Helbiz Holdings recorded the transaction as Sales and Marketing expenses. The discrepancy between the two amounts eliminated is related to the exchange rate and bank fees.

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•	the amortization of the Customer relationships amounted to $296.

The adjustment on the pro forma results of operations for the six months ended June 30, 2021, reflect:

•	the amortization of the Customer relationships amounted to $74. Considering that $74 is related to amortization of the Customer relationships for the three months ended March 31, 2021, while amortization for the three months ended June 30, 2021, is reflected in the Condensed Consolidated Financial Statement of Helbiz Holdings as of June 30, 2021.

(c)     Income Taxes: the adjustments in the condensed combined statements of operations for the year ended December 31, 2020, and for the six months ended June 30, 2021, amounted to $39 and $42, respectively; represent the elimination of the tax benefits recorded in the MiMoto financials.

(d)     Net Revenue: the adjustment in the condensed combined statements of operations for the six months ended June 30, 2021, amounted to $181 and it reflects the elimination of a 2021 transaction between Helbiz Holdings and MiMoto. In detail, in March 2021, Helbiz Holdings paid €150, approximately $181, to MiMoto for a marketing campaign. MiMoto recorded the transaction as Net Revenues while Helbiz Holdings recorded the transaction as Prepaid and other current assets.

7.     Net Loss Per Share

Helbiz Holdings estimated the weighted-average number of shares outstanding for the Net loss per share attributable to common shareholders, basic and diluted, - in the column Pro Forma Combined - giving effect to the MiMoto acquisition as if it had occurred on January 1, 2020. In detail, Helbiz Holdings considered the 228,230 Common Shares issued to MiMoto shareholders, as equity consideration of the transaction as outstanding on January 1, 2020.

As a result, the Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted in the condensed combined statements of operations for the year ended December 31, 2020, and six months ended June 30, 2021, are 4,215,569, and 4,909,839, respectively.

The potentially dilutive outstanding shares were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods. In detail, Helbiz Holdings excluded from the Net Loss per share for the year ended December 31, 2020, and for the six months ended June 30, 2021, the impact of the following potentially dilutive outstanding shares: 2020 Stock Option Plan, 2020 CEO Performance Awards, Convertible Preferred Stock Series B and Equity Awards for Non-employees with Performance condition, not satisfied yet.

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COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for Helbiz Holdings and GVAC on a stand-alone basis and the unaudited pro forma combined per share information after giving effect to the Business Combination that occurred on August 12, 2021.

The historical information should be read in conjunction with the information in the sections entitled “Selected Historical Financial Information of GVAC” and “Selected Historical Consolidated Financial and Other Data of Helbiz Holdings” and the historical financial statements of GVAC and Helbiz Holdings included elsewhere in this Registration Statement. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this registration statement entitled “Unaudited Pro Forma Combined Financial Information.”

The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would been had the companies been combined during the periods presented, nor to project the Company’s results of operations or earnings per share for any future date or period. The unaudited pro forma combined stockholders’ equity per share information below does not purport to represent what the value of GVAC and Helbiz Holdings would have been had the companies been combined during the periods presented. Except for per share data and as otherwise indicated, all dollar amounts set out herein are in thousands.

	GVAC	Helbiz Holdings	MiMoto (A)		Pro Forma Combined
June 30, 2021, book value per share	$(2.37)	$(1.60)	N/A		$0.54
Six months ended June 30, 2021
Weighted average shares outstanding – basic and diluted	1,747,538	4,909,839	N/A		29,456,199
Net Income (Loss) attributable to common stockholders (amount presented in $ thousand) for the six months ended June 30, 2021	$(1,006)	$(22,982)	N/A		$(16,138)	(B)
Income (loss) per share attributable to common stockholders:
Basic	$(0.58)	$(4.68)	N/A		$(0.55)
Diluted	$(0.58)	$(4.68)	N/A		$(0.55)
Year ended December 31, 2020
Weighted average shares outstanding – basic and diluted	2,183,175	3,976,878	93,085		29,456,199
Net Income (Loss) attributable to common stockholders (amount presented in $ thousand) for year ended December 31, 2020	$(508)	$(24,804)	$(974)	(C)	$(32,572)	(B)
Income (loss) per share attributable to common stockholders:
Basic	$(0.29)	$(6.24)	$(10.47)		$(1.11)
Diluted	$(0.29)	$(6.24)	$(10.47)		$(1.11)
(A)	MiMoto data for the six months ended June 30, 2021, are not presented because the acquisition occurred on April 1, 2021, and it is already reflected in the column Helbiz Holdings. For further information regarding the composition of Helbiz Holdings interim financial results of operations presented in the table, refer to section “Unaudited Pro Forma Combined Financial Information.”
(B)	For determining the Net Income (Loss) attributable to common stockholders we used the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021, and for the year ended December 31, 2020, included elsewhere in this Registration Statement.
(C)	For determining the MiMoto’s Net Income (Loss) attributable to common stockholders, Euro amounts were translated into dollars using the average exchange rate for the year ended December 31, 2020: 1.00 Euro/1.14 USD.

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Book value per share

Book value per share is calculated using the formula: Total stockholder’s equity divided by shares outstanding. The table below shows the data used for the calculation of the book value per share as of June 30, 2021.

	GVAC (1)	Helbiz Holdings	Pro Forma Combined
Stockholder’s equity as of June 30, 2021 (amount presented in $ thousand)	$(4,111)	$(7,863)	$15,789
Common Shares outstanding as of June 30, 2021	1,733,551	4,922,477	29,456,199
June 30, 2021, book value per share	$(2.37)	$(1.60)	$0.54

(1)      For determining the GVAC’s Common Shares outstanding as of June 30, 2021, the Common Shares redeemed on August 12, 2021, were excluded from the calculation.

Weighted average shares outstanding — basic and diluted

We calculated the weighted-average number of shares outstanding for the Net loss per share attributable to common shareholders, basic and diluted, giving effect to the Business Combination as if it had occurred on January 1, 2020. Additionally, we also considered the redemption occurred on May 12, 2021, and August 12, 2021, as if it had occurred on January 1, 2020. We assumed no changes in the number of common shares outstanding from January 1, 2020, to June 30, 2021. The weighted-average number of shares outstanding was determined as below:

Pro Forma Combined
GVAC Class A Common Shares issue to Helbiz Holdings Shareholders	10,271,750
GVAC Class B Common Shares issue to Helbiz Holdings Shareholders	14,225,898
GVAC Class A Common Shares, issued at IPO	296,051
GVAC Class A Common Shares, issued to GVAC Promoters	1,437,500
GVAC Common Shares issue for conversion of GVAC Rights	575,000
GVAC Common Shares issue for PIPE Investments	2,650,000
Weighted-average number of shares outstanding for the Net loss per share attributable to common shareholders, basic and diluted	29,456,199

The potentially dilutive outstanding shares were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods. In detail, we excluded from the Net Loss per share for the year ended December 31, 2020, and for the six months ended June 30, 2021, the impact of the following potentially dilutive outstanding shares: 2020 Stock Option Plan, 2020 CEO Performance Awards, GVAC warrants and PIPE warrants.

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CAPITALIZATION

The following table sets forth Helbiz cash and cash equivalents, and capitalization as of June 30, 2021.

You should read this table together with our condensed consolidated interim financial statements and the related notes included elsewhere in this registration statement, and the sections “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	As of June 30, 2021 (dollar amounts in thousands)	Pro Forma Combined - As Adjusted as of June 30, 2021 (dollar amounts in thousands)

Cash(1)	$4,386	22,162

Long-term debt, net of current portion	$18,237	21,533
Convertible Preferred Stock Series B	4,112	—
Stockholders’ equity
Class B Common stock, $0.0001 par value; 10,000,000 shares authorized at June 30, 2021 and 0 shares authorized at December 31, 2020 and; 3,069,539 shares issued and outstanding at June 30, 2021 and 0 shares issued and outstanding at December 31, 2020.	0	—
Class A Common stock, $0.0001 par value; 10,000,000 shares authorized at June 30, 2021, and December 31, 2020 and; 1,852,938 shares issued and outstanding at June 30, 2021 and 4,392,919 shares issued and outstanding at December 31, 2020	50,661	—
Accumulated other comprehensive (loss) income	(3)	—
Accumulated deficit	(58,522)	—
Total stockholders’ deficit	$(7,863)	15,789
Total capitalization	$(3,751)	15,789

(1) Includes $109 of restricted cash.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HELBIZ

You should read the following discussion and analysis of Helbiz’s financial condition and results of operations together with its consolidated financial statements and the related notes. Some of the information contained in this discussion and analysis or set forth elsewhere, including information with respect to its plans and strategy for our business and related financing, includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

The following discussion refers to the financial results of Helbiz, Inc., for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and December 31, 2019. For purposes of this following discussion the terms “we”, ‘our” or “us” or “the Company” and similar references refers to Helbiz and its affiliates. Except for per share data and as otherwise indicated, all dollar amounts set out herein are in thousands.

Overview

Helbiz, Inc. (and with its subsidiaries, where applicable, “Helbiz” or the “Company”) was incorporated in the state of Delaware in October 2015 with headquarter in New York, New York. The Company is an intra-urban transportation company that seeks to help urban areas reduce their dependence on individually owned cars by offering affordable, accessible and sustainable forms of personal transportation, specifically addressing first and last mile transport.

Founded on a proprietary technology platform, the Company offers a sharing economy that allows users to instantly rent electric vehicles directly from the Helbiz mobile application. The Company currently has a strategic footprint in growing markets with offices in New York, Milan, Belgrade and Singapore, with additional operational teams around the world. The Company currently has electric vehicles operating in the United States and Europe.

During June 2021, the Company decided to enter into a new business line: the acquisition and distribution of media content including live sport events. The Company developed a new app, Helbiz Live, which is separate from the micro-mobility platform. Starting in August 2021, the Company began broadcasting the Italian Serie B Soccer League in the United States, Italy and Serbia.

During 2021, the Company decided to expand its offering to final customers, through its wholly-owned Italian subsidiary, Helbiz Kitchen Italia S.r.l. In July 2021, the Company launched a delivery-only “ghost kitchen” restaurant concept that specializes in preparing healthy-inspired, high-quality, fresh, made-to-order meals, in Milan.

Key Financial Measures and Indicators

Annual Active Platform Users.    We define AAPUs as the number of unique users who completed a ride on our platform at least once in a given year. While a unique user can use multiple product offerings on our platform in a given year, that unique user is counted as only one AAPU. We use AAPUs to assess the adoption of our platform and frequency of transactions, which are key factors in our penetration of the markets in which we operate.

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Quarterly Active Platform Users.    We define QAPUs as the number of unique users who completed a ride on our platform at least once in three months. While a unique user can use multiple product offerings on our platform in a given quarter, that unique user is counted as only one QAPU. We use QAPUs to assess the adoption of our platform and frequency of transactions, which are key factors in our penetration of the markets in which we operate.

Trips.    We define Trips as the number of completed rides in a given year. To further clarify, a single-use Helbiz ride is recognized as a unique “Trip” upon completion of each ride. We believe that Trips is a useful metric to measure the scale and usage of our platform.

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Trips
2,061,730
278,329
8,498
2018
2019
2020
Trips

Active Markets.    We track the number of active markets (cities). We believe that increasing the markets for expansion is fundamental to the success of our core business for the foreseeable future.

Italian licenses

We are a substantial operator in Italy in the micro-mobility environment, based on number of licenses awarded, and number of vehicles authorized. In 2020, we provide the following services in the following Italian cities:

•        e-scooter services: Milan, Verona, Pisa, Modena, Ravenna, Cesena, Latina, Pescara, Naples, Bari and Montesilvano; and

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•        e-scooter and e-bike services: Rome and Turin.

During the six months ended June 30, 2021, we provide the following services in the following Italian cities:

•        e-scooter servicies: Rome, Milan, Turin, Naples, Parma, Palermo, Collegno, Verona, Pisa, Modena, Ravenna, Cesena, Latina, Pescara, Bari, Ferrara, Otranto, Fiumicino and Montesilvano;

•        e-bike services: Rome, Cesena, and Turin; and

•        e-mopeds services: Milan, Turin, Genova and Rimini.

United States

During the fourth fiscal quarter of 2019, we started to expand operations to the United States with our electric sharing services. In 2020 and the six months ended June 30, 2021, we provided the following services in the following U.S. cities:

•        Washington, D.C. we provided e-bike and e-scooter services;

•        Miami, Florida. we provided e-scooter service;

•        Jacksonville, Florida. we provided e-scooter service;

•        Richmond, Virginia. we provided e-scooter service

•        Alexandria, Virginia we provided e-scooter service;

•         Oklahoma City, Oklahoma we provided e-scooter service;

•        Arlington, Virginia we provided e-scooter service; and•        Atlanta, Georgia we provided e-scooter and e-bike services.

In detail, during the six months ended June 30, 2021, we launched e-scooter services in Washington D.C., Jacksonville, Oklahoma City and Richmond.

Impact of COVID-19 to our Business.

The COVID-19 pandemic continues to spread throughout the United States, Europe, and in many other countries globally. The spread of COVID-19 has caused public health officials to recommend and governments to enact precautions to mitigate the spread of the virus, including travel restrictions, extensive social distancing measures and issuing “shelter-in-place” orders in many regions of the United States and Italy. Beginning in the first quarter of 2020, the pandemic and these related Government responses have caused decreased demand for transportation services as well as decreased earning opportunities for our platform, the global slowdown of economic activity, disruptions in global supply chains and significant volatility and disruption of financial markets.

During the third quarter of 2020, we noted that the demand of our vehicles significantly increased mainly as a result of a reduction of Government restrictions in Italy. During the last quarter of 2020, certain European countries, including Italy, have experienced a resurgence of COVID-19 cases and reimposed restrictions. These rules and impacts are ongoing and have continued into 2021. We continue to closely monitor the impact of the COVID-19 pandemic.

We had restructuring efforts in the second and fourth quarters of 2020 to reduce operating expenses and adjust cash flows in light of the ongoing economic challenges resulting from the COVID-19 pandemic and its impact on our business. Starting in March 2020, we took the following actions:

•        with their consent, we reduced the cash compensation of our employees and some external advisors by 30% for the months of March and April 2020. Additionally, we applied for and obtained a Paycheck Protection Program Loan (“PPP loan”) for $177,000 in April 2020 (which was subsequently forgiven in 2021);

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•        in Europe, we furloughed approximately 70 employees; and

•        in the United States, our actions depended on the circumstances and rules of each state in which we operated. In Washington D.C. where we were allowed to continue the operation, we terminated three employees, and in Miami, where we were required to suspend our entire operations, we terminated five employees.

The extent to which our operations and related earnings will continue to be impacted by the pandemic will depend largely on future developments, which are highly uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the pandemic, actions by government authorities and private businesses to contain the pandemic or recover from its impact, and the availability and distribution of the vaccine, among other things. Even as travel restrictions have been and will continue to be modified or lifted, we anticipate that continued social distancing, altered consumer behaviors, reduced travel and commuting and expected corporate cost cutting will be significant challenges for us. The strength and duration of these challenges cannot be presently estimated.

Impact of the launch of new business lines.

Helbiz Live

Helbiz launched Helbiz Live in the middle of August 2021, its streaming media content offering, in conjunction with the beginning of the 2021-2022 season of the Italian Serie B soccer league.

In connection with the launch of Helbiz Live, Helbiz will bear the following expenses:

•	Helbiz acquired the rights to broadcast, on a non-exclusive basis in Italy, approximately 390 Serie B regular season games for the next three seasons at a cost of €12 million (approximately $14.4 million) per season.

•	Helbiz Media has been appointed by the League Serie B as the exclusive distributor of the Series B international media rights and as a result of such agreement, Helbiz Media will commercialize such international rights on behalf of the League Series B. The agreement includes a minimum sales requirement of €2.5 million per season (approximately $3 million) that Helbiz Media will guarantee to the League Series B. This results in an additional cost to Helbiz of €2.5 million annually. However, Helbiz will retain sales revenues up to the first €2.5 million with sales revenues exceeding the €2.5 million threshold subject to a sharing arrangement on a 50/50 basis between Helbiz Media and League Series B.

•	Helbiz has signed a service agreement with an Italian media company for advisory services, operational support for set-up, content integration and distribution support for the Serie B contents. The operational costs for the services will be between $1.4 million and $2.2 million per season.

•	Helbiz will hire approximately 8-10 people to support this business line.

•	Helbiz plans to invest at least $1 million in promotional and marketing activities, per season.

Helbiz Kitchen

In June 2021 Helbiz launched Helbiz Kitchen, a delivery-only “ghost kitchen” restaurant concept that specializes in preparing healthy-inspired, high-quality, fresh, made-to-order meals.

In connection with the launch of Helbiz Kitchen, Helbiz will bear the following expenses:

•	The lease of an approximately 21,500 square foot facility in Milan, Italy at a cost of €120,000 ($144,000) per year.

•	The hiring of approximately 60 people.

•	Procurement of raw materials estimated at approximately €100,000 ($119,000), for setting-up the business operations.

•	Purchase of 20 e-mopeds for €98,000 ($120,000).

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Consolidated Results of Operations

The following tables set forth our results of operations for the periods presented and as a percentage of our net revenue for those periods. Percentages presented in the following tables may not sum due to rounding.

Comparison of the Three Months Ended June 30, 2021, and 2020, and the Six Months Ended June 30, 2021 and 2020

The following table summarizes Helbiz’s consolidated results of operations for the three months ended June 30, 2021 and 2020, and the six months ended June 30, 2021 and 2020, respectively.

	Three Months ended June 30, (dollar amounts in thousands)		Six Months ended June 30, (dollar amounts in thousands)
	2021	2020	2021	2020

Net revenue	$2,982	$354	$3,997	$863
Operating expenses:
Cost of sales(1)	6,073	1,230	10,577	2,571
Research and Development(1)	588	389	1,164	589
Sales and marketing(1)	1,275	727	2,408	1,581
General and administrative(1)	2,638	2,356	6,592	3,654
Total operating expenses	10,574	4,702	20,741	8,395

Loss from operations	(7,592)	(4,348)	(16,744)	(7,532)
Total other expenses, net	(554)	(2,836)	(5,452)	(1,985)
Income Taxes	(18)	(3)	(33)	(5)
Net Loss	$(8,164)	$(7,187)	$(22,229)	$(9,522)
(1)	Includes stock-based compensation, as follows

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	Three Months ended June 30, (dollar amounts in thousands)		Six Months ended June 30, (dollar amounts in thousands)
	2021	2020	2021	2020

Stock-based Compensation:
Cost of sales	5	12	17	12
Research and Development	71	236	307	236
Sales and marketing	47	235	214	235
General and administrative	423	1,170	1,593	1,170
Total Stock-based Compensation	$546	$1,653	$2,131	$1,653

The following table sets forth the components of Company’s condensed consolidated results of operations for each of the period presented as a percentage of revenues.

	Three Months ended June 30,		Six Months ended June 30,
	2021	2020	2021	2020

Net revenue	100%	100%	100%	100%
Operating expenses:
Cost of sales(1)	204%	347%	265%	298%
Research and Development(1)	20%	110%	29%	68%
Sales and marketing(1)	43%	205%	60%	183%
General and administrative(1)	88%	666%	165%	423%
Total operating expenses	355%	1,328%	519%	973%

Loss from operations	(255)%	(1,228)%	(419)%	(873)%
Total other expenses, net	(19)%	(801)%	(136)%	(230)%
Income Taxes	(1)%	(1)%	(1)%	(1)%
Net Loss	(274)%	(2,030)%	(556)%	(1,103)%

Net Revenues

	Three Months ended June 30,			Six Months ended June 30,
	2021	2020	% Change	2021	2020	% Change

Shared vehicle revenues	$2,755	$278	891%	$3,714	$508	631%
Pay per ride	2,304	265	769%	3,099	495	526%
Subscriptions	451	13	3,369%	615	13	4,631%
Other revenues	$227	$76	199%	$283	$355	(20)%
Partnership revenues	227	76	199%	283	150	89%
Licensing revenues	—	—	—	—	205	(100)%
Total Net Revenue	$2,982	$354	742%	$3,997	$863	363%

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Net revenue increased by $2,628, or 742%, from $354 for the three months ended June 30, 2020, to $2,982 for the three months ended on June 30, 2021. This increase was primarily due to pay per ride revenue increasing following the Company’s growth in the micro-mobility sharing market in Italy and the United States. Additionally, the Net Revenues for the three months ended June 30, 2021, include $275 generated from e-mopeds services.

Shared vehicles revenues increased by $2,477, or 891%, from $278 for the three months ended June 30, 2020, to $2,755 for the three months ended on June 30, 2021. The same trend is observable for the six months ended June 30, 2021, and 2020, as Net revenue increased by $3,134, or 363%, from $863 for the six months ended June 30, 2020, to $3,997 for the six months ended June 30, 2021.

In May 2020, the Company introduced a subscription offer called Helbiz Unlimited which allows a customer to use all the Helbiz e-scooters and e-bikes by paying a monthly fee. During the six months ended June 30, 2021, more than 20,000 customers have subscribed the Helbiz Unlimited offer, generating a cumulative revenue of $615 with an increase of $602, or 4,631%, compare to the six months ended June 30, 2020.

No revenues have been generated by Helbiz Live or Helbiz Kitchen in the periods presented, because those activities effectively started during the third quarter of 2021.

Other revenues

The Company recorded partnership and licensing fees as Other Revenues. Partnership Revenues increased by $151, or 199%, from $76 for the three months ended June 30, 2020, to $227 for the three months ended June 30, 2021. Following the same trend, Partnership Revenues increased by $133, or 99%, from $150 for the six months ended June 30, 2020, to $283 for the six months ended June 30, 2021. Such increase was primarily driven by the finalization of a new sponsorship contract with Telepass S.p.a.

Cost of Revenue

	Three Months ended June 30,			Six Months ended June 30,
(In thousands, except percentages)	2021	2020	% Change	2021	2020	% Change

Cost of revenue	$6,073	$1,230	394%	$10,577	$2,571	311%
Of which Depreciation and write-off	2,173	694	213%	3,569	1,310	172%
Of which licensing fees for SKIP brand and Washington D.C. permit	758	—	—	1,517	—	—
Of which Stock-based Compensation	5	12	(58)%	17	12	42%

Cost of Revenue increased by $4,843 or 394%, from $1,230 for the three months June 30, 2020, to $6,073 for the three months ended June 30, 2021. A similar increase can be observed between the six months ended June 30, 2020, and 2021, as Cost of revenue increased by $8,006, or 311%. Such increase was primarily due to a larger fleet size and the opening of several new cities in Europe and the United States, the launch of which implied significant operative investments. The table above shows the impact on Cost of Revenues of the e-vehicles fleet depreciation and the SKIP Transport Inc. licensing fee. Depreciation expense, one of the main drivers of Cost of revenue, increased by $1,479, or 213%, from $694 for the three months ended June 30, 2020, to $2,173 for the three months ended June 30, 2021.

Cost of Revenues increased over the periods presented at a lower rate than the Shared vehicle revenues increase.

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Research and Development

	Three Months ended June 30,			Six Months ended June 30,
(In thousands, except percentages)	2021	2020	% Change	2021	2020	% Change

Research and development	$588	$389	51%	$1,164	$589	98%
Of which Stock-based Compensation	71	236	(70)%	307	236	30%

Research and Development expenses increased by $199 or 51%, from $389 for the three months ended June 30, 2020, to $588 for the three months ended June 30, 2021, and $575, or 98%, from $589 for the six months ended June 30, 2020, to $1,164 for the six months ended June 30, 2021. Such increase is justified primarily by continuous investments in the in-house IT engineering team, including stock-based compensation.

Sales and Marketing

	Three Months ended June 30,			Six Months ended June 30,
(In thousands, except percentages)	2021	2020	% Change	2021	2020	% Change

Sales and marketing	$1,275	$727	75%	$2,408	$1,581	52%
Of which Stock-based Compensation	47	235	(80)%	214	235	(9)%

Sales and marketing expenses increased by $548 or 75%, from $727 for the three months ended June 30, 2020, to $1,275 for the three months ended June 30, 2021, and $827, or 52%, from $1,581 for the six months ended June 30, 2020, to $2,408 for the six months ended June 30, 2021. The increase is in line with the Company’s strategy focused on significant investment in advertising, marketing and promotional campaigns, and business development initiatives. The marketing activities are followed by employees and third-party advisors.

General and Administrative

	Three Months ended June 30,			Six Months ended June 30,
(In thousands, except percentages)	2021	2020	% Change	2021	2020	% Change

General and administrative	$2,638	$2,356	12%	$6,592	$3,654	80%
Of which Stock-based Compensation	423	1,170	(64)%	1,593	1,170	36%

General and Administrative expenses increased by $282 or 12%, from $2,356 for the three months ended June 30, 2020, to $2,638 for the three months ended June 30, 2021, and $2,938, or 80%, from $3,654 for the six months ended June 30, 2020, to $6,592 for the six months ended June 30, 2021. The increase is mainly driven by the Company’s investment in personnel-related compensation costs, including stock-based compensation, hiring employees and professional service fees. Additionally, the General and Administrative costs increased significantly in order to follow the Company’s merger and related listing process.

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Total other income (expense), net

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change

Interest expense	$(566)	$(388)	46%	$(1,064)	$(666)	60%
Fair value adjustments	$—	$(1,702)	100%	$(4,127)	$(579)	613%
Loss on extinguishment of debts	—	(733)	100%	—	(733)	100%
Other income (expense)	$12	$(13)	(192)%	$(260)	$(7)	3,614%
Total other income (expense), net	$(554)	$(2,836)	(80)%	$(5,452)	$(1,985)	175%

Interest expenses

Interest expenses increased by $178, or 46%, from $388 for the three months ended June 30, 2020, to $566 for the three months ended June 30, 2021, and $398, or 60%, from $666 for the six months ended June 30, 2020, to $1,064 for the six months ended June 30, 2021. The increase is mainly driven by the additional financial liabilities entered into by the Company to support the expansion plan.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily with proceeds from outside sources of invested capital. The Company has had, and expects that it will continue to have, an ongoing need to raise additional cash from outside sources to fund its operations and expand its business. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be harmed. Successful transition to attaining profitable operations depends upon achieving a level of revenues adequate to support the Company’s cost structure.

As of December 31, 2020, our principal sources of liquidity were cash and cash equivalents of $757, excluding restricted cash of $33. As of June 30, 2021, cash and cash equivalents amounted to $4,277 thousands, excluding restricted cash of $109 thousands. Cash and cash equivalents consisted of bank deposits in U.S. Dollar and Euro.

We collect the fees from riders using a third-party processing payment provider. In detail, we collect the fees between 2 to 5 days after the completion of the ride. We also collect charges and fees from partners for specific advertising or co-branding activities, within 30 days from the events.

We continue to actively monitor the impact of the COVID-19 pandemic. Beginning in March 2020, the pandemic and responses thereto contributed to a severe decrease in the number of rides on our platform and revenue which had a significant effect on our cash flows from operations. These impacts are ongoing and have continued into 2021. Beginning in the first quarter of 2020, the pandemic and the related government responses have decreased demand for transportation services, decreased earning opportunities for our platform, caused a global slowdown of economic activity, disrupted global supply chains and caused significant volatility in, and disruption of, financial markets. During the third quarter of 2020, we noted that the demand of our vehicles significantly increased mainly as a result of a reduction of government restrictions in Italy. During the last quarter of 2020, certain European countries, including Italy, experienced a resurgence of COVID-19 cases and reimposed restrictions. These rules and impacts are ongoing and have continued into 2021. We continue to closely monitor the impact of the COVID-19 pandemic.

Starting in May 2020, we entered into multiple financing agreements such as: Promissory Notes, Warrants and long-term loan. We also restructured multiple financing agreements that were signed during previous years, such as: (i) the conversion of all the Convertible Notes that were outstanding as of December 31, 2019, by amending the original terms in accordance with the investors and (ii) the amendment of Vienna Warrants, Series A Warrants and other Warrants that were issued in 2020 in order to allow an early exercise.

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The Company plans to continue to fund its operations and expansion plan, including the new business lines (Helbiz Live and Helbiz Kitchen) through debt and equity financing, for the next twelve months. As a result, the Company decided to take the following actions, during 2021:

•	On February 8, 2021, the Company entered into a Merger Agreement with a NASDAQ listed SPAC (Special Purpose Acquisition Company), GVAC.

•	On March 15, 2021, the Company entered into an unsecured long-term loan for a total gross proceed of Euro 2,000 thousands, approximately $2,384 thousands.

•	On March 23, 2021, the Company entered into a secured long-term loan for a total gross proceed of $15 million. In accordance with the loan agreement the Company: (i) prepaid the first-year interests, (ii) prepaid the insurance premium, and (iii) the transactions fees, for a total amount of $3,053 thousand. The net proceeds from the loan have been mainly invested for: financing capital expenditures to continue to grow our fleet of electric vehicles, for completing the MiMoto acquisition and for repaying 2018 Revolving Credit Facility and 18% Promissory Notes.

•	During May and June 2021, Helbiz’s Chief Executive Officer, loaned Helbiz funds on an interest-free basis for cumulative gross proceeds of $2,010 thousands through Promissory Notes (“Loan Notes”). These Loan Notes are payable on the earlier of (i) the day of the completion of the Business Combination, (ii) August 19, 2021, or (iii) the completion of a capital raise in either form of debt or equity of a minimum of $5,000 thousand. The net proceeds from these loans have been primarily used for financing the new business lines Helbiz Kitchen and Helbiz Live.
•	On June and July 2021, we issued two notes payable (“PIPE Notes”) to a Helbiz shareholder which loaned Helbiz $5,000 thousands. The Loan Note bears interest at 8.0% annual rate and is payable on the earlier of (i) five days prior to the Business Combination, (ii) September 30, 2021, or (iii) the completion of a capital raise in either form of debt or equity of a minimum of $7,500 thousands. The net proceeds from these loans have been primarily used for financing the new business lines Helbiz Kitchen and Helbiz Live.

On August 12, 2021, we completed the Business Combination with GVAC and simultaneously with the merger we received approximately $3 million from GVAC escrow account and $21.5 million from PIPE investment plus the cancellation of the PIPE Notes, through issuance of PIPE units.

We may be required to seek additional equity or debt financing. Our future capital requirements will depend on many factors, including our growth and expanded operations, including the new business lines. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all.

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Indebtedness

The following table summarizes our indebtedness as of June 30, 2021:

As of June 30, 2021
(dollar amounts in thousands)
Current Financial Liabilities	$7,742
Current portion of long-term financial Debts	1,243
Promissory Notes	6,466
Other current financial liabilities	33
Non-Current Financial Liabilities	18,237
Promissory Notes	87
Secured Long Term Loan	12,401
Long-term Loans, net	5,749
Total Financial Liabilities	$25,979

Our financial liabilities are detailed described on Note 8, of our condensed consolidated financial statements as of June 30, 2021, included elsewhere in this prospectus. The table above summarizes the main categories of financial liabilities as of June 30, 2021.

Promissory Notes — Current financial liabilities

8% Promissory note, issued in 2021

On June 18, 2021, the Company entered into an unsecured promissory note agreements with a Helbiz shareholder for cumulative proceeds of $4,000. The Loan Note bears interest at 8% annual rate and is payable on the earlier of (i) five days prior to the business combination, (ii) September 30, 2021, or (iii) the completion of a capital raise in either form of debt or equity of a minimum 0f $7,500.

The Company recorded $11 in interest expenses for the three and six months ended on June 30, 2021, as Interest expenses, net. On August 12, 2021, the Company consummated the Business Combination with GVAC and concurrently we settled the $4,000 debt through the issuance of 400,000 GVAC PIPE units.

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0% CEO Promissory notes – Related Party

During May and June 2021, Helbiz’s Chief Executive Officer, lent Helbiz funds on an interest-free basis for cumulative gross proceeds of $2,010 through Promissory Notes. The loan notes are payable on the earlier of (i) the day of the completion of the business combination between Helbiz and GVAC, (ii) August 19, 2021, or (iii) completion of a capital raise in either form of debt or equity of a minimum of $5,000.

On August 16, 2021, the Company repaid the principal of the 0% CEO Promissory Notes.

8% Promissory Notes, issued in 2020

On March 4, 2020, and on April 3, 2020, the Company entered into two 8% unsecured promissory note agreements for cumulative proceeds of $400.

The Company recorded respectively $8 and $16 in interest expenses for the three and six months ended on June 30, 2021, as Interest expenses, net.

On August 26, 2021, the Company repaid the two Promissory Notes.

Promissory Notes, issued in previous years — Non-current financial liabilities

In the first half of 2018, the Company entered into multiple 3% unsecured promissory note agreements, with December 31, 2022, as maturity date. As of June 30, 2021, only five of those promissory Notes are still outstanding for a total principal and accumulated interest of $87.

Secured Long term loan - Non-current financial liabilities

12.7% Secured Long Term Loan, net

On March 23, 2021, the Company entered into a $15,000 secured term loan facility with an institutional lender. The loan agreement has a maturity date of December 1, 2023, with a prepayment option for the Company after 12 months. At inception, the company prepaid interests and an insurance premium for $2,783. As of June 30, 2021, the Company accounted the loan as Non-Current Financial liabilities net of intermediary fees and bank fees.

Long term loans - Non-current financial liabilities

5.4% Long-term loan, net

On March 15, 2021, the Company obtained a loan for Euro 2,000 through its fully owned Italian entity. The counterparty is an Italian bank, and the loan is guaranteed by the Italian Government via “Fondo Centrale di Garanzia per le PMI”. As of June 30, 2021, the Company accounted the loan between Current and Non-Current Financial liabilities based on the repayment terms; during the three and six months ended June 30, 2021, no repayment of the principal has been made.

4.5% Long-term loan, net

On November 5, 2020, the Company obtained a loan for Euro 3,500 through its fully owned Italian entity. The counterparty is an Italian bank, and the loan is guaranteed by the Italian Government via “Fondo Centrale di Garanzia per le PMI”. As of December 31, 2020, the Company accounted the loan as Non-Current Financial liabilities net of intermediary fees and bank fees. As of June 30, 2021, the Company accounted the loan between Current and Non-Current Financial liabilities based on the repayment terms; during the three and six months ended June 30, 2021, no repayment of the principal has been made. As a result, the decrease of the net carrying value is mainly related to the change in the currency rate as of June 30, 2021, and December 31, 2020.

2.75% Long-term loan, net – MiMoto financial liability

On May 31, 2018, MiMoto obtained a loan for Euro 450 from an Italian bank. The loan is guaranteed by the Italian Government via “Fondo Centrale di Garanzia per le PMI”. On April 1, 2021, as a result of the MiMoto acquisition, the Company assumed the fair value of the loan amounted to Euro 316, approximately $372. No repayment of the principal has been made by the Company during the three ended June 30, 2021.

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2.4% Long-term loan, net – MiMoto financial liability

On May 21, 2020, MiMoto entered in a loan agreement with an Italian bank, for Euro 400. The loan is guaranteed by the Italian Government via “Fondo Centrale di Garanzia per le PMI”. On April 1, 2021, the Company assumed the MiMoto financial liability amounted to Euro 400, approximately $472. No repayment of the principal has been made by the Company during the three ended June 30, 2021.

3.5 % Long-term loan, net – MiMoto financial liability

On October 17, 2017, MiMoto obtained a loan for Euro 200 with an Italian bank, and the loan is guaranteed by the Italian Government via “Fondo Centrale di Garanzia per le PMI”. On April 1, 2021, as a result of the MiMoto acquisition, the Company assumed the fair value of the loan amounted to Euro 65, approximately $76. No repayment of the principal has been made by the Company during the three ended June 30, 2021.

As of June 30, 2021, we expected to make future annual principal repayments of the indebtedness set out above as follows:

Year ending December 31:	Amount (in thousands)
Remainder of 2021	$6,473
2022	2,018
2023	16,792
Thereafter	2,944
Total future repayments of principal	$28,407

Cash Flows

The following table summarizes our cash flows activities:

	June 30, 2021	June 30, 2020
	(in thousands)
Net cash used in operating activities	$(10,613)	$(4,485)
Net cash used in investing activities	(7,208)	(1,095)
Net cash provided by financing activities	21,456	5,574
Effect of exchange rate changes	(39)	(20)
Net (decrease) increase in cash, cash equivalents and restricted cash	$3,596	$(26)

Operating Activities

During the six months ended June 30, 2021, operating activities used $10,613 of cash, resulting from our net loss of $22,229, partially offset by (i) non-cash expenses for $11,085, and (ii) net changes in operating assets and liabilities for $531. Non-cash expenses are mainly related to: (i) equity-based compensation for $2,131, (ii) changes in fair value of financial instruments for $4,128, and (iii) depreciation, amortization, and loss on disposal of assets for $3,569. In addition, other non-cash expenses include interest expenses not paid, for $509 and other non-cash items related to the Skip licensing for $748.

Net changes in operating assets and liabilities consisted primarily in the increase in accounts payable, accrued expenses and other current liabilities of $907, partially offset by an increase in accounts receivable and other assets of $376.

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Investing Activities

During the six months ended June 30, 2021, investing activities used $7,208 of cash. In detail, we used the $5,221 directly invested in the Company’s business expansion through the purchase of new electric vehicles and new licenses/permits to expand the operating fleet in several new cities and $1,987 invested in the acquisition of MiMoto, an e-mopeds sharing Company, located in Italy.

Financing Activities

During the six months ended June 30, 2021, financing activities provided $21,456 of cash. The net proceeds from issuance of financial liabilities generated a positive cash flow of $20,166, of which $2,010 from a related party: Company’s CEO. Additionally, the Company settled the Subscription receivables outstanding as of December 31, 2020, which generated a positive cash flow of $4,033 and issued Company’s shares of Class A common stock, for sale for $955. The mentioned cash flow has been partially offset by repayment of financial liabilities for $2,505 and payments of offering costs and other commission for the listing process for $1,193.

Related Party Transactions

During May and June 2021, our majority shareholder and sole director has lent Helbiz, funds on an interest-free basis for cumulative gross proceeds of $2,010 through Promissory Notes.

Contractual Obligations and Commitments

The Company entered into various non-cancellable operating lease agreements for office facilities, Permit and brand licensing, and corporate housing with lease periods expiring through 2023. These agreements require the payment of certain operating expenses, such as taxes, repairs and insurance and contain renewal and escalation clauses. Rent expense under these agreements is recognized on a straight-line basis.

Future annual minimum lease payments as of June 30, 2021, are as follows (amounts in thousands):

Year ending December 31:	Amount
Remainder of 2021	$1,630
2022	1,140
2023	483
Thereafter	34
Total	$3,287

Rent expense under operating leases was approximately $657 and $1,119 for the three and six months ended June 30, 2021, and $256 and $538 for the three and six months ended on June 30, 2020. The terms of the leases provide for rental payments on a monthly basis and on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid.

Ladenburg, Thalmann & Co., Inc

The Company currently has an agreement with Ladenburg, Thalmann & Co., Inc. (“Ladenburg”) for acting as financial advisor to Helbiz with respect to the Business Combination. Ladenburg will receive a fee equal to the greater of (i) $2,000,000 or (ii) 0.75% of the valuation of the Company immediately prior to the effectiveness of the Business Combination from Helbiz for its services. A substantial portion of which has been paid at the completion of the Business Combination, on August 12, 2021.

Helbiz Live

In August 2021 the Company launched Helbiz Live, its streaming media content offering, in conjunction with the beginning of the 2021-2022 season of the Italian Serie B soccer league.

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In connection with the launch of Helbiz Live, Helbiz will bear the following payments:

•	Helbiz Media acquired the rights to broadcast, on a non-exclusive basis in Italy, approximately 390 Serie B regular season games for the next three seasons at a cost of €12 million (approximately $14.4 million) per season. On July 1st, the Company paid the first tranche amounted to €1.6 million (approximately $2 million).

•	Helbiz Media has been appointed by the League Serie B as the exclusive distributor of the Series B international media rights and as a result of such agreement, Helbiz Media will commercialize such international rights on behalf of the League Series B with a minimum commitment of €2.5 million per season (approximately $3 million).

Comparison of the Year Ended December 31, 2020, and the Year Ended December 31, 2019

The following table summarizes Helbiz’s consolidated results of operations for the year ended December 31, 2020, and 2019, respectively:

	Year ended December 31,
	2020		2019
	Amount	% of revenue	Amount	% of revenue
	(dollar amounts in thousands)
Net revenue	$4,418	100%	$1,079	100%
Operating expenses:
Cost of sales(1)	7,870	178%	2,022	187%
Research and Development(1)	1,604	36%	445	41%
Sales and marketing(1)	4,808	109%	1,404	130%
General and administrative(1)	10,075	228%	4,589	425%
Total operating expenses	24,357	551%	8,460	784%

Loss from operations	(19,939)	(451)%	(7,381)	(684)%
Total other expenses, net	(4,620)	(105)%	(328)	(30)%
Income Taxes	(14)	(0)%	—	0%
Net Loss	(24,573)	(556)%	(7,709)	(714)%
____________

(1)      Includes stock-based compensation, as follows

	Year ended December 30,
	2020	2019
	Amount	Amount
	(dollar amounts in thousands)
Stock-based Compensation:
Cost of Sales	37	—
Research and Development	708	—
Sales and marketing	576	—
General and administrative	3,544	—
Total Stock-based Compensation	$4,865	—

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On April 1, 2020, the Company adopted the 2020 Equity Incentive Plan (the 2020 Plan) under which the Company reserved 1,600,000 shares of the Company’s common stock for issuance to employees. Except for 1,200 unvested options, the entire 2020 Plan has been granted by previously hired employees, officers, and directors. As of December 31, 2020, all of the options granted were unvested. Under the 2020 Plan, the nonqualified stock options granted are vested between 30% and 50% on the first anniversary of the date of grant and ratably each month over the ensuing 36-month period. During 2020, the Company recorded $4,768 as operating expenses for the 2020 Plan. The Company also recorded $97 for shares of common stock issued to advisors, in exchange of services rendered during 2020.

Net Revenue

	2020	2019	$ Change	% Change
	Amount	Amount
	(dollar amounts in thousands)
Shared vehicle revenues	$4,000	$570	$3,430	602%
Pay per ride	3,581	570	3,011	528%
Subscriptions	419	—	419
Other revenues	418	509	(91)	-18%
Net revenue	$4,418	$1,079	$3,339	309%

Net revenue increased by $3,339, or 309%, from $1,079 for the year ended December 31, 2019, to $4,418 for the year ended on December 31, 2020. This increase was primarily due to pay per ride revenue increasing following the Company’s growth in the micro-mobility sharing market in Italy and United States.

In May 2020, the Company introduced a subscription offer called Helbiz Unlimited which allows a customer to use all the Helbiz e-scooters and e-bikes by paying a monthly fee. In seven months, more than 10,000 customers have subscribed the Helbiz Unlimited offer, generating a cumulative revenue of $419.

Other revenues

The Company recorded partnership and licensing fees as Other Revenues. The partnership fees are related to a two-year agreement with Telepass Group, a mobility leader in Italy, for marketing activities and for co-branding of Helbiz vehicles. The licensing fees are related to a seven-month agreement signed in September 2019 which granted the purchaser the right to use a white label version of the Helbiz micro-mobility technological platform.

The decrease in Other revenues is mainly generated by the expiration of the licensing agreement in March 2020.

Cost of Revenue

	2020	2019	$ Change	% Change
	Amount	Amount
	(dollar amounts in thousands)
Cost of Revenue	$7,870	$2,022	$5,848	289%
Of which Amortization, Depreciation, and write-off	3,111	767	2,344	306%
Of which Stock-based Compensation	37		37

Cost of Revenue increased by $5,848, from $2,022 in the year ended December 31, 2019, to $7,870 for the year ended December 31, 2020. The increase was primarily due to increases in fleet size and the opening of several new cities, the launch of which implied significant operative investments.

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Research and Development

	2020	2019	$ Change	% Change
	Amount	Amount
	(dollar amounts in thousands)
Research and Development	$1,604	$445	$1,159	260%
Of which Stock-based Compensation	708	0	708

Research and Development expenses increased by $1,159, from $445 for the year ended December 31, 2019, to $1,604 for the year ended December 31, 2020 primarily due to the continuous investments in IT engineering, software research, and product development.

Sales and Marketing

	2020	2019	$ Change	% Change
	Amount	Amount
	(dollar amounts in thousands)
Sales and Marketing	$4,808	$1,404	$3,404	242%
Of which Stock-based Compensation	576		576

Sales and marketing expenses increased by $3,404, from $1,404 for the year ended December 31, 2019, to $4,808 for the year ended December 31, 2020. The increase is in line with the Company’s strategy focused on significant investment in advertising, promotional and business development initiatives. The marketing activities are followed by Helbiz employees and third-party advisors.

General and Administrative

	2020	2019	$ Change	% Change
	Amount	Amount
	(dollar amounts in thousands)
General & Administration	$10,075	$4,589	$5,486	120%
Of which Stock-based Compensation	3,544		3,544

General and Administrative expenses increased by $5,486, from $4,589 for the year ended December 31, 2019, to $10,075 for the year ended December 31, 2020. The increase is mainly driven by the Company’s investment in personnel-related compensation costs, including hiring employees and professional service fees. These corporate costs are necessary to follow the Company’s operative expansion and the listing process.

Total other income (expense)

	2020	2019	$ Change	% Change
	Amount	Amount
	(dollar amounts in thousands)
Interest expense	$(2,232)	$(401)	$(1,831)	457%
Gain on extinguishment of debts	2,739	292	2,447	838%
Loss on extinguishment of debts	(930)		(930)
Fair value adjustments	(4,062)	9	(4,071)	-45233%
Other expenses	(135)	(228)	93	-41%
Total other income (expense), net	$(4,620)	$(328)	$(4,292)	1309%

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Interest expenses

Interest expenses increased by $1,831, from $401 for the year ended December 31, 2019, to $2,232 for the year ended December 31, 2020. The increase is mainly driven by the new debt financing entered by the Company during the year.

Gain (Loss) on extinguishment of debts, net

The paragraphs below explained the 2020 events that generated the $2,739 of gain on extinguishment of debts and the $930 of loss on extinguishment of debt.

Early conversion of 0% Convertible Note in June 2020 — loss on extinguishment of debts

On June 23, 2020, the Company and the investor of the 0% Convertible Note agreed to amend the original Agreement. The parties signed an Exchange Agreement whereas the investor exchanged the Securities owned (0% Convertible Note and the Warrant) into 94,980 shares of common stock. The early extinguishment of the debt generated a loss of $930.

Conversion of Warrant Purchase Agreement in June 2020 — gain on extinguishment of debts

On June 25, 2020, the investor exercised the Warrant Purchase Agreement, issued in 2019 and the Company issued 90,190 shares of common stock. The early extinguishment of the debt generated a loss of $197.

Early conversion of 10% Convertible Notes in July 2020 — gain on extinguishment of debts

On July 15, 2020, the Company and the main investor of the 10% Convertible Notes agreed to amend the debt agreement with an early conversion, pursuant to the terms of the original convertible note agreement by the written consent of the Company and the holders of greater than 50% of the outstanding notes. Accordingly, the remaining investors’ notes were also early converted. The amendment stated that each investor’s note will automatically be cancelled and exchanged for a number of shares of the Company’s common stock equal to the quotient of i) the sum of the total principal amount outstanding plus the total accrued interest divided by ii) $23.27. As result of the amendment, the Company issued 133,585 shares of common stock. The early extinguishment of the debts generated a cumulative impact of $1,045, recorded as Gain on extinguishment of debts.

Exercise or elimination of warrants outstanding in December 2020 — gain on extinguishment of debts

During December 2020 the Company, in accordance with the investors, amended all the terms and conditions of the warrants outstanding. The amendments were made in order to allow an early conversion of the outstanding warrants, including the warrants linked to the future listing price. The Company proposed the changes to the investors, in order to simplify the capitalization table for a potential transaction with a SPAC. Based on the new terms and prices proposed by the Company most of the investors exercised the warrants and few agreed to cancel the warrants. The exercise of the outstanding warrants and the cancelation of the warrants not exercised generated a cumulative impact of $1,404, recorded as Gain on extinguishment of debts.

Fair value adjustments

As of December 31, 2020, the fair value adjustment account amounted to $(4,062). The increase is mainly related to the significant increase of the fair value of the two Warrant Purchase Agreements, issued during May 2020. In detail, the two Warrant Purchase Agreements generated a cumulative 2020 fair value adjustment of $(4,817) partially offset by the decreasing in the fair values of other warrants.

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Indebtedness

The following table summarizes our indebtedness as of December 31, 2020:

As of December 31, 2020
(dollar amounts in thousands)
Current Financial Liabilities	$9,300
Short – term financial Debts, net	2,861
Warrants	6,439
Non-Current Financial Liabilities	4,028
Promissory Notes	87
Long-term Loan, net	3,941
Total Financial Liabilities	$13,328

Our financial liabilities are detailed described on Note 7 and Note 8, of our consolidated financial statements included elsewhere in this prospectus. The table above summarizes the main categories of financial liabilities as of December 31, 2020.

Promissory Notes, issued in 2020 — Short term financial debts

On March 4, 2020, and on April 3, 2020, the Company entered into two 8% unsecured promissory note agreements for cumulative proceeds of $400, with maturity date June 30, 2021. As of year-end 2020, the two 8% Promissory Notes are recorded in the Short-term financial Debts sub-account for $429, due to accumulated interests.

On May 25, 2020, the Company entered into two 18% promissory note agreements, with maturity date April 30, 2021. The two promissory notes have a cumulative principal of $2,000. The promissory notes have been issued with two warrants, refer to sub-paragraph 2020 Warrant Purchase Agreements (5% Warrants) for further information. During 2020, the Company partially repaid the Promissory Notes, for $1,250. As a result, as of December 31, 2020 the principal amount outstanding for the two Promissory Notes is $750 while the amount recorded in the Short-term financial Debts sub-account is $587, due to the discount recorded at inception and amortized. The 18% Promissory Notes has been fully repaid on March 24, 2021.

Revolving Credit, issued in 2018 — Short term financial debts

In March 2018, the Company entered into an unsecured Senior Revolving Credit Agreement (the “Revolving Credit”) with a Maturity Date, March 15, 2021. The Revolving Credit has priority of re-payment compared to all the other financial instruments. Pursuant to the Credit Agreement, the investor has committed to provide the Company a $1,500 revolving credit facility. The revolving facility bears interest at a rate of 9% per year. There are no specific covenants. As of December 31, 2020, the Company had drawn $1,361 on the credit facility; no change, reimbursement, or new draw occurred during 2020. As of year-end 2020, the 9% Revolving Credit is recorded in the Short-term financial Debts sub-account for $1,694, of which $332 are related to accumulated interests. The Revolving Credit has been fully repaid on March 24, 2021.

2020 Warrant Purchase Agreement (5% Warrants) — Warrants

As mentioned above, on paragraph Promissory Notes, issued in 2020 – Short term financial debts, on May 25, 2020, the Company entered into two Securities Purchase Agreements with two investors, whereby the Purchasers paid a cumulative amount of $2.0 million to the Company in exchange for:

(i)     Two Promissory Notes with cumulative Principal of $2,000 and April 30, 2021 as Maturity Date; and

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(ii)    Two Warrants to purchase cumulative 5% of the Company’s outstanding common stock on the date of the exercise of the Warrant, with a zero-strike price (the “5% Warrants”). The Warrant shall be automatically exercised immediately upon the earliest to occur of the following: IPO or April 30, 2021.

As of December 31, 2020, the Company estimated that the fair value of the two Warrants Purchase Agreements amounted to $6,439. On March 26, 2021, the investors converted the warrants into 232,141 shares of common stock.

Promissory Notes, issued in previous years — Promissory Notes

In the first half of 2018, the Company entered into multiple 3% unsecured promissory note agreements, with December 31, 2022 as maturity date. As of December 31, 2020, only five of those promissory Notes are still outstanding for a total principal and accumulated interest of $187.

Long term loan

On November 5, 2020, the Company obtained a loan for Euro 3,500, through its fully-owned Italian entity. The counterparty is an Italian bank and the loan is guaranteed by the Italian Government via “Fondo Centrale di Garanzia per le PMI”. November 30, 2026 is the maturity date and 5% is the effective interest rate of the loan.

As of December 31, 2020, we expected to make future annual principal repayments of the indebtedness set out above as follows:

Year ending December 31:	Amount
2021	$2,725
2022	847
2023	804
Thereafter	2,639
Total future repayments of principal	$7,015
Cash Flows

The following table summarizes our cash flows activities:

	2020	2019
	(in thousands)
Net cash used in operating activities	$(11,792)	$(6,262)
Net cash used in investing activities	(2,666)	(3,289)
Net cash provided by financing activities	13,613	11,045
Effect of exchange rate changes	27	(4)
Net (decrease) increase in cash, cash equivalents and restricted cash	$(818)	$1,490

Operating Activities

During the year ended December 31, 2020, operating activities used $11,792 of cash, resulting from our net loss of $24,573, partially offset by non-cash expenses for $12,629 and net changes in operating assets and liabilities for $154. Non-cash expenses are mainly related to: (i) equity-based compensation for $4,865, (ii) changes in fair value of financial instruments and extinguishment of debts for $2,253, and (iii) depreciation, amortization, and loss on disposal of assets for $3,193. In addition, non-cash expenses include financial interest expenses for $2,206, not paid in 2020.

Net changes in operating assets and liabilities consisted primarily in the increase in accounts payable to $1,046, partially offset by an increase in security deposits and other prepaid assets of $984.

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Investing Activities

During the year ended December 31, 2020, investing activities used $2,666 of cash. In particular, we used $4,808 directly invested in the Company’s business expansion through the purchase of new electric vehicles to expand the operating fleet in several new cities, partially offset by the repayment of the Officer receivable of $1,382.

Financing Activities

During the year ended December 31, 2020, financing activities provided $13,613 of cash. The net issuance of Company’s shares of common stock, for sale and conversion of other financial instruments, generated a cash flow of $7,897. The net issuance of Company’s Series B Convertible Preferred Stock generated a cash flow of $985.

In addition, proceeds received in 2020, from new financial liabilities, amounted to $6,481; partially offset by the repayment of existing financial liabilities for $1,750.

Related Party Transactions

As of December 31, 2019, the Company had extended interest-free loans with no set repayment term to Salvatore Palella, its majority shareholder and sole director, in the amount of $1,382, which we recognized as a receivable on the consolidated balance sheet classified within Other current Assets – related parties. The loan was repaid in 2020 and, consequently, the receivable has been closed.

Contractual Obligations and Commitments

In 2019 and in 2020, the Company entered into various non-cancellable operating lease agreements for office facilities and corporate housing with lease periods expiring through 2023. These agreements require the payment of certain operating expenses, such as taxes, repairs and insurance and contain renewal and escalation clauses. Rent expense under these agreements is recognized on a straight-line basis. Future annual minimum lease payments as of December 31, 2020, are as follows:

Year ending December 31:	Amount
2021	$817
2022	478
2023	420
Thereafter	0
Total	$1,715

Rent expense under operating leases was approximately $1.2 million and $0.7 million for the years ended December 31, 2020, and 2019, respectively. The terms of the office leases provide for rental payments on a monthly basis and on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with US GAAP. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, costs and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in greater detail in Note 2, “Summary of Significant Accounting Policies,” to our consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

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Revenue Recognition

The Company derives its revenue principally from its network of shared electric vehicles, e-bikes and e-scooters. The Company also generated revenues from marketing and co-branding activities and from a licensing agreement.

Shared vehicle revenues

The Company applied the following steps to achieve the core principle of ASC 606:

1.	Identification of the Contract, or Contracts, with a Customer: The Company considered the ToC in identifying the contracts under ASC 606. Riders accept the ToS which are included in the Helbiz App and on the Company’s website. The ToC defines the fees that the Company charges riders for each transaction, each party’s rights and obligations regarding the services to be transferred and payment terms. The rider agrees to use the vehicle upon unlocking it for a ride by scanning the vehicle’ QR code via the Helbiz App. In accordance with the ToC, a contract exists between the rider and the Company when the rider has the ability to use the vehicle, which is upon unlocking of the vehicle. For monthly subscription, the contract exists between the Company and the customer when the customer accepts the ToC via Helbiz App and pays the monthly fees. The duration of a contract with a rider is typically equal to the duration of a single ride for single-use while for monthly subscription the duration is 30 days. The Company does not earn any fees from the customers to access the Helbiz App and the Company has no obligation to the customer to provide a vehicle. The Company collects the fees from customers using two methods: (i) the customer’s pre-authorized credit card, (ii) decreasing the amount in the Helbiz wallets which represent amounts previously collected from the customer as prepaid rides.
2.	Identification of the Performance Obligations in the Contract: The Company provides electric vehicles – e-bikes and e-scooters - to riders for short term transportation services. The service provided by the Company includes the availability of electric vehicles in specific geofences. As a result, the Company identified only one performance obligation related to each ride of electric vehicles. Each ride is considered a separate performance obligation as each transaction is capable of being distinct within the context of the contract.
3.	Determination of the Transaction Price: The Company earns fees from the riders based on the sum of unlocking fee and per minute fees or subscription fees. Based on the nature of each contract the entire amount of consideration received from the riders is included in the transaction price.

Sales Taxes:    The Company excludes all sales taxes assessed by governmental authorities from the measurement of the transaction price, as allowed by ASC 606-10-32-2A. A liability is recorded upon completion of each ride.

Helbiz Wallet:    The Company has short-term payables to Customers generated by pre-payments made by customers for future rides. The Company does not record any significant Financing Component given that the customer paid for the services in advance, and the timing of the transfer of those services is at the discretion of the customer.

4.	Allocation of the Transaction Price to the Performance Obligations in the Contract: As explained above, 2. Identification of the Performance Obligations in the Contract, the Company determined that the contract contains only one performance obligation, as a result, there is no allocation of the transaction price.
5.	Recognition of Revenue when, or as, the Company Satisfies a Performance Obligation: Revenue is recognized at the time the performance obligation is satisfied by transferring the control of the promised service to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for the service. The Company recognizes revenue upon completion of a ride as its performance obligation is satisfied upon the completion of the ride. For subscription fees, the Company recognizes revenue on a straight-line basis over the subscription period. The Company does not have contract assets or contract liabilities as the payment of the transaction price is concurrent with the fulfillment of the services. At the time of ride completion, the Company has the right to receive payment for the services rendered.

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As part of the adoption of ASC 606, the Company evaluates customer credits and chargebacks.

a)	Customer Credit: The Company does not have contractual provisions related to customer’s rights for services provided. However, the Company may issue, at its sole discretion, credits to customers for future rides when a customer is not satisfied by the services received. Credits are issued as Promotional Codes and they have a short expiration, usually within a week. The value of those credits is recorded as reduction of revenues when the credits are used by customers. At year end, the Company did not record any liability related to the credit issued and not expired due to the immaterial value.
b)	Chargebacks: The Company’s third-party payment processing provider processes chargebacks that are initiated by customers. The value of those credits is recorded as reduction of revenues when the chargeback is completed.

Revenue from prepaid rides sold to customers are deferred and recognized when the ride takes place.

Stock-Based Compensation

The Company estimates the fair value of stock options granted to employees and director using the Black-Scholes option-pricing model. The fair value of stock options that are expected to vest is recognized as compensation expense on a straight-line basis over the requisite service period. The stock-based compensation expense is based on awards ultimately expected to vest, and it reflects the forfeitures when occurred. The Company also issued a CEO Performance Award which vest upon the satisfaction of a service condition, a market condition and a performance condition.

The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include:

•        per share fair value of the underlying common stock;

•        exercise price;

•        expected term;

•        expected stock price volatility over the expected term;

•        expected annual dividend yield; and

•        risk-free interest rate over the expected term.

For all stock options granted, the Company estimated the expected term. The Company has no publicly available stock information. The Company has therefore determined to use the historical volatility of the stock price of similar publicly traded peer companies. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the equity-settled award.

The fair value of the shares of common stock underlying the stock options has historically been determined by using a third-party valuation specialist to assist management in its determination. Management determines the fair value of the Company’s common stock by considering a number of objective and subjective factors including: the valuation of comparable companies, sales of redeemable convertible preferred stock to unrelated third parties, the Company’s operating and financial performance, the lack of liquidity of common stock, and general and industry specific economic outlook, amongst other factors.

Property and Equipment

Property and equipment consist of equipment, computers and software, furniture and fixtures, and rental scooters. Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using a straight-line method over the estimated useful life of the related asset. Depreciation for property and equipment commences once they are ready for our intended use. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheet and any resulting gain or loss is reflected in the consolidated statement of operations in the period realized.

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The table below, shows the useful lives for the depreciation calculation using the straight-line method:

Equipment	5 years
Computers and Software	3 years
Furniture and fixtures	7 years
Rental e-bikes	2 years
Rental e-scooters	1-1.5 year

Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease, or the useful life of the assets.

Fair Value of Financial Instruments and Fair Value Measurements

The Company determines the fair value of financial assets and liabilities using the fair value hierarchy established in the accounting standards. The hierarchy describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 —	Quoted prices in active markets for identical assets and liabilities.
Level 2 —	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

The Company’s financial instruments include cash and cash equivalents, warrants, convertible debts, equity compensation for employees, derivatives, promissory notes, accounts receivable and accounts payable. Management believes that the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and short-term debts approximate the fair value due to the short-term nature of those instruments. Warrants and derivatives are classified as Level 3 in the fair value hierarchy as they are valued using significant unobservable inputs or data in inactive markets. The Company uses a third-party valuation specialist to assist management in its determination of the fair value of its Level 3. These fair value measurements are highly sensitive to changes in these significant unobservable inputs and significant changes in these inputs would result in a significantly higher or lower fair value.

Quantitative and Qualitative Disclosures about Market Risks

Not applicable.

Emerging Growth Company Status

GVAC is, and the post-Business Combination company will be, an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We may take advantage of these exemptions until we are no longer an emerging growth company. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. Helbiz has irrevocably elected not to avail itself of this extended transition period and, as a result, it will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies. Helbiz may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of GVAC’s first registration statement filed under the United States Securities Act of 1933, as amended, or such earlier time that it is no longer an emerging growth company. The post-Business Combination company would cease to be an emerging growth company if it has more than $1.07 billion in annual revenue, it has more than $700.0 million in market value of its shares held by non-affiliates (and it has been a public company for at least 12 months and have filed one annual report on Form 10-K) or it issues more than $1.0 billion of non-convertible debt securities over a three-year period.

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Off-Balance Sheet Arrangements

Helbiz did not have, during the periods presented, and it does not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. The lease assets and liabilities to be recognized are both measured initially based on the present value of the lease payments. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company plans to adopt this standard as of the effective date for private companies using the modified retrospective approach of all leases entered into before the effective date. While the Company is currently reviewing its lease portfolio and evaluating and interpreting the requirements under the new guidance, including available accounting policy elections, it expects that its non-cancellable operating lease commitments will be subject to the new guidance and recognized as right-of-use assets and operating lease liabilities on the Company’s consolidated balance sheets. The Company is currently assessing the impact of this accounting standard on its shred vehicles revenues.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820). This standard modifies disclosure requirements related to fair value measurement and is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. Implementation on a prospective or retrospective basis varies by specific disclosure requirement. The standard also allows for early adoption of any removed or modified disclosures upon issuance while delaying adoption of the additional disclosures until their effective date. The Company is currently assessing the impact of adopting this standard on its consolidated financial statements.

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BUSINESS

General

We provide innovative and sustainable transportation solutions that help people move seamlessly within cities.

Our journey began with e-scooters in Italy in 2018, and today we have evolved into a multi-modal micro-mobility ecosystem offering e-scooters, e-bikes and e-mopeds, while continuing to push boundaries, lead innovation and set new standards in our space. We are changing how people move from A-to-B, allowing users to unlock vehicles on demand with a tap of a button from their smartphone. From being an early mover in Italy and educating users on this new technology, we have today evolved into a multi-modal micro-mobility ecosystem.

We believe that cities should be for people and living and not for cars, congestion and pollution. We intend to do our part for a greener tomorrow and take responsibility for our environmental, societal and governance impact as we continue to make the cities we operate in more livable by connecting their residents with more frictionless, affordable, and convenient transportation alternatives. We pride ourselves on goal of becoming 100% carbon neutral and helping to shift behavior in our cities. We believe that the world is on the verge of a shift away from car ownership with people looking for alternative ways to travel with ease, beat congestion and benefit our planet.

Exhibiting one of the fastest adoption rates according to Barclays Research, shared micro-mobility vehicles have the potential to transform how people move around cities and interact with existing infrastructure. We continue our effort to make Helbiz a natural extension of the current city infrastructure. This helps city planners transform their communities and integrate Helbiz services into the public transportation networks as a seamless and integrated door-to-door solution. Strengthening our intermodal offering and depth of our mobility ecosystem can not only help reduce the dependency on cars, whether private or taxi, but also drastically limit congestion and pollution and enhance well-being in our cities.

We have become an integrated part of our local communities serving a significant portion of the population between age 18 and 49 in our key markets. We intend to offer to our user base products and services other than our vehicles to deepen our consumer relationship and experience meeting the localized needs of the mass market consumer from transit integration to home deliveries.

In developing our business, our focus has always been operations and scalability first. Instead of scaling an unsustainable business like some of our competitors, our early investments were centered around our platform, infrastructure and creating the operational efficiencies necessary to grow our business globally. We have established a strong scalable network and technology infrastructure that power millions of rides, users, and vehicles on a daily basis. We are levering our platform and reach to continue improve the efficiency and the quality of our offerings and deepen the relationship our users have with us.

We anticipate demand for our services will continue to grow as our multimodal offerings and verticals grow and deepen our influence, integration and impact in local markets. Our operational excellence, local collaboration, innovation focused execution and optimization has positioned us as one of the operational market leaders in the space continuing to push boundaries and technological advancements.

Our Advantage

In a fast-moving industry, we believe that we have proven time after time our ability to adapt and evolve without jeopardizing the timing, quality, and quantity of the service through our agile and well-run structure.

Helbiz’s future-focused approach in the early days over short-term revenues and unsustainable growth paired with our values, and tools and teams has put us in a position to successfully operate in the micro-mobility market in a way that we believe our competitors cannot.

We believe that, among other reasons, the future belongs to Helbiz based on the following strengths:

•        An Established Market Leader — a well-known brand with deep market penetration

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Since we began what we believe is Italy’s first ever shared e-scooter rental in Milan in 2018, we have grown exponentially, and we have become a substantial Italian micro-mobility operators, based on number of licenses and electric vehicles authorized. In particular, we won over 60% of all public Italian license offerings for micro-mobility services during 2020. Additionally, we grew our presence outside of Italy, by entering in the United States micro-mobility market.

•        A New Regulatory Landscape — that favors conscientious operators

The early days of the micro-mobility space was characterized by no licenses or regulations, favoring well-financed companies with the ability to dump tens of thousands of vehicles in every market without any concern on how to manage their fleets, utilizations or earnings. Companies burned significant funds to be able to maximize the quantity of vehicles and left broken and uncharged vehicles littered throughout the streets.

Over the last few years, a drastic regulatory shift has occurred. Cities have put a cap on the number of micro-mobility operators in a city. For example, we provide services in the following cities which have capped the number of micro-mobility operators therein:

•        Milan, Italy, which has capped the number of e-scooter providers to eight;

•        Turin, Italy, which has capped the number of e-bike providers to three;

•        Turin, Italy, which has capped the number of e-moped providers to two;

•        Washington, D.C., which has capped the number of e-scooter providers to six; and

•        Washington, D.C., which has capped the number of e-bike providers to three.

To further prevent saturation and improve quality, many of the cities in which we operate have also capped the number of vehicles per micro-mobility provider. We believe that these caps level the playing field between operators by taking away funding as a competitive advantage and instead shifting the focus from quantity to quality of service in an open bidding — which favors conscientious operators with a core dedication to collaborating with the city granting the license.

Quality of service has been the main focus of our company since our inception where we have adopted a collaborative and conscious approach. We solely rely on in-house teams for transparency and effective work.

•        A Global hyper local approach — our proven relationship with cities we operate in

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We view each city in which we operate through the lens of a partnership between us and that city. By focusing on this partnership, we believe that we will be able to provide a sustainable solution to the city’s reliance on cars. We take a city-first approach to tailor the services that we offer and how we offer them. From our inception, we have been focused on serving cities the right way, guaranteeing, and upholding our high standards while maximizing utilization and vehicle distribution. We harness the global power and support of an extensive operational, technological and customer support team optimized for a hyper local approach that deeply connects with cities, communities, and costumers on a daily basis. We have built a scalable and versatile platform focused on our ability to fully customize our offering in each individual market to cover the unique needs of every city. When we enter a market, we do so as a partner of the local municipality more than a service provider. We take ownership of the communities that we serve and aspire to seamlessly integrate within the existing infrastructure for long-term collaboration. The local quality focus approach sets us apart with customers and cities. We hire and train locally and solely use dedicated in-house teams throughout the operations to properly guarantee our service, reliability, and accountability down to the smallest detail while directly representing our company in the local communities every day. In a regulatory landscape that focus on quality and community, our approach, that is in direct contrast to many of our competitors’ independent contractor model, has seen us gain favor of local municipalities.

•        Multiple activities generating revenues — Less dependent on operational income derived from our micro-mobility services

We have built our platform around several activities and initiatives that generate revenues such as co-branding, advertisement, partnerships, subscriptions and trips. This has allowed us to grow and optimize our business while being less dependent on operational income and maintaining service at an affordable price point in a competitive industry. We expect a growth in 2021 from all the activities driven by several new offerings and global roll outs.

•        Cutting Edge Technology — Our proprietary technology platform

Our proprietary technology platform includes a custom-built ecosystem of tools, software and hardware for both our consumers and for our operations servicing our vehicles to promote transparency, integration and operational efficiencies. Our technology suite allows us to properly manage, scale, optimize and tailor our offering for each individual market and to rapidly launch new products to serve our cities and customers.

•        An Exceptional Customer Experience

We have built our platform and experience around our customers from the beginning.

•        Use of Strategic Partnerships — to drive new users and increase adoption

To further enhance and grow our presence in local markets, we actively focus on partnering with local and national market leaders to expose our fleet and platform to millions of our partners’ existing clients. We have formed partnerships with several players such as: Telepass, Alipay, Trenitalia, E-Pay, Moovit and Miami FC that allow us to tap into existing user bases to quickly boost ridership and credibility when entering new markets. In new markets, strong local partners also help us tap into existing governmental relationships to expedite license processes. Carefully chosen strategic partnerships help us escalate the ability to scale while significantly improving brand awareness and image, linking us to strong and reliable businesses.

•        An Innovative Multimodal Platform — broadened reach, value proposition and city integration

Our multimodal platform offers customers a variety of transportation options on-demand. In 2021, we launched e-mopeds and e-bikes in addition to our e-scooters, to serve different demographics and needs, and we are working on seamlessly integrating public transit to enable riders to optimize their trips across all available offering based on their criteria and preferences. We continue our effort to make Helbiz a natural extension of the current city infrastructure which helps city planners transform their communities and integrate Helbiz services into the public transportation networks of every city becoming a seamless and integrated door-to-door solution for our riders.

•        A nascent media offering.

A nascent media offering.    We have started offering media content through Helbiz Live, a new internally developed app that is separate from our micro-mobility app. Helbiz Live is available to users of Helbiz Unlimited, our subscription which currently allows a customer to use all our e-scooters and e-bikes by paying a monthly fee, and other subscription models. We debuted this service with the start of the 2021-2022 season of the Lega Nazionale Professionisti Serie B (“Serie B”) Italian soccer league as we have acquired a license to stream on Helbiz Live on a live and on-demand basis, in Italy, all soccer games in Italy’s Serie B league for the next three seasons. We believe that this media offering will (i) increase the number of subscribers to Helbiz Unlimited or other subscription models, (ii) open up vehicle licensing and other opportunities in the 17 Italian cities that currently have a team in Serie B but where we do not have a presence, (iii) generate revenue from the advertising through Helbiz Live, and (iv) generate additional revenue from the distribution of audiovisual rights, after having been appointed by the Serie B League as its exclusive international audiovisual right distributor (excluding Italy).

•        Our upcoming food preparation and delivery offering.

In June 2021, we launched Helbiz Kitchen, our service through which users can order food for delivery through our mobile app. We will capture all of the revenues from such orders by preparing the food to be ordered in a ghost kitchen and having it delivered by our own drivers using our e-vehicles. Our pilot ghost kitchen is in an approximately 21,500 square foot facility in Milan, Italy that provides six menus centered on pizzas, hamburgers, salads, poke, sushi and ice cream. To this end, we have hired 25 people as chefs, deliver drivers and technical and administrative personnel. In keeping with our ethos of providing eco-friendly offerings, our pilot ghost kitchen has an all-electric kitchen and uses biodegradable containers, utensils and packaging in our deliveries instead of plastics.

•        Our in-house operations teams.

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Unlike many other micro-mobility companies, we employ in-house operations teams in each market in which we operate rather than hiring outside third-party contractors to maintain our fleets. This operations team oversees all aspects of fleet maintenance, from charging and repairing to deploying each morning, redeploying throughout the day and picking up at night. We believe that this provides a higher quality of fleet maintenance and protects our brand by creating a uniform user experience no matter what city the user is in.

•        A visionary founder led company — Our management team.

We are led by a management team with experience in developing emerging growth companies. Several executive officers have years of experience in consumer-facing industries.

Our Market Opportunity

Societal, industrial, and technological changes are shifting how we move, and they are transforming the mass-transportation market. Transportation is among the largest household expenditures. According to a 2019 report from McKinsey & Company, Micro-mobility is one of the fastest growing sectors in the world with a 19.9 compound annual growth rate and an estimated market potential by 2030 of $300 billion in the United States and $150 billion in Europe. We believe that we are in the early phase of capturing this opportunity and that use of our micro-mobility platform will, among other factors, continue to grow due to:

•        Increasing Urban Population

We believe that the trend of urbanization amongst young professionals is a large opportunity for the micro-mobility industry as it specifically addresses first- and last-mile transport and connects users with the existing infrastructure. For city dwellers, shared e-scooters represent a viable and affordable means of daily transportation. Several consequences resulting from urbanization, such as congested roadways, heightened carbon footprints and limited parking spaces, are directly mitigated by micro-mobility solutions. Over half of the world’s population today lives in urban areas, according to United Nations Department of Economic and Social Affairs. With increasingly congested roadways and traffic speeds in many city centers averaging as little as 10 miles per hour, people are looking for transportation alternatives. Micro-mobility solutions offer people living in, and visiting, these cities potential benefits, including higher average speeds, less time spent waiting or parking, a lower cost of ownership, and the health benefits of being outdoors, among others.

•        The Rise of New First- and Last-Mile Options

From a consumer’s perspective, first- and last-mile transportation in congested cities can be inconvenient and costly when using traditional modes of transportation such as mass transit or personal vehicles, as well as when using ride sharing. New shared transportation modes are drastically improving the consumer’s experience, enabling riders to optimize across preferences including cost, comfort, and time.

According to Barclays Research, in the densest of cities, the cost per mile of an e-scooter is as much as one-third the cost of conventional auto options such as ride-hailing or driving a personal vehicle. In addition, car usage (taxi, ride-sharing or personal vehicle) remains the most expensive means of transport for any one-way urban commute under eight miles in length in the United States.

We believe these changes happening on a societal and technological level, are creating the foundation for a transportation shift and a reduction in car dependency in the long run that will be substituted with Transportation as a Service (“TaaS”).

•        Popularity of On-Demand Services

Consumers have grown to love and appreciate having their world on demand and now expect to be able to access any product or service instantly on their terms and at their convenience. Older generations are transitioning and adopting to new technology faster than before, while younger generations are raised as digital natives. On-demand services are now an essential part of daily life and consumers prioritize intuitive and user-friendly platforms that make their lives easier.

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•        Urban Planners are Addressing the Issue of Congestion

Micro-mobility is good for city planning, taking up less space for roads and parking, and complementing mass transit schemes while creating more connected communities. Cities are addressing the issue of how to deal with peak transportation demand. Limited capacity causes congestion and one solution is to allow micro-mobility to support transportation demand peaks. Modern urban planners are actively looking for providers of micro-mobility solutions, are increasingly dedicating lanes to certain micro-mobility vehicles and are repurposing car parking to micro-mobility spaces.

•        Increased Environmental Awareness

We believe that cities across the world and their residents are increasing their environmental awareness and actively taking steps to reduce their carbon footprint. As such, we believe that e-scooters, e-bicycles and e-mopeds, if approached in a sustainable, collaborative and safe manner with the cities where they operate, provide a feasible solution to this issue by replacing cars for first- and last-mile transport.

E-vehicles are green, efficient, and cheap and people are becoming increasingly conscious of the impact that their day-to-day actions have on the environment. Furthermore, they provide individuals with an opportunity to reduce their carbon footprints. According to a 2019 article in the Financial Times, a micro-mobility vehicle has a carbon footprint per mile of 28g compared to 292g for a full-sized vehicle.

In a world with scarce resources, we are devoted to make the best use of them. We believe that one of the most inefficient ways to go to point A to point B in a city is by car. Most of the car’s energy is used to move the weight of the car itself and not the weight of its occupants. By comparison, one kilowatt hour of energy moves a gasoline-powered car under a mile, a Tesla Model 3 drives for 4 miles and with the same amount of energy a person can ride our e-scooter for 80 miles.

•        Hyper-Vertical Super App Trend Provides an Opportunity to Enhance our Platform’s Value

The hyper-vertical platform model, a variety of the super-app model adopted in Asia, focuses on covering the entire customer journey around a singular product or vertical. We see potential in the long term to gradually add services on top of our existing platform related to urban mobility that will enhance our customer experience when moving around cities and deepen the customers’ engagement while creating added value across services.

Our Platform

Helbiz is built around four pillars: a growing and engaging network, cutting-edge technology, operational superiority and product focus.

A Growing and Engaging Network

Helbiz has developed a growing network of millions of riders, vehicles, trips, drivers and their underlying data, technology and infrastructure. The more trips, pickups or user interactions on our network, the more we are able to improve our network, optimize our operations and raise the quality of our services.

Our strategy is to leverage our fast and organic growth in the micro-mobility services to onboard customers with the intention of converting them to long-term platform users across verticals and with each additional offering, city, service or vertical aimed at increasing the value proposition and longevity of each user.

Cutting-Edge Technology

Seamlessly Integrated Ecosystem

Helbiz has built a cutting-edge ecosystem of tools, software and hardware for consumers, operations, and drivers to ensure complete transparency, integration and operational efficiencies. Instead of relying on a variety of limited third-party solutions, every tool we use is meticulously crafted in-house in conjunction with each other to create a symbiotic ecosystem that was specifically built around our operations, practices and needs. The result is a robust and highly functional framework with total operational control. Our main mobile platforms are our Helbiz app for consumers and our Helbiz Driver App for operational drivers managing our fleet. Both platforms are built on our proprietary “Core Platform Engine”. To power our operations, we built a suite of operational tools including our Helbiz Drive App, warehouse and inventory management and analytics, prediction algorithms and dispatch engine. Our entire ecosystem is fully implemented and operational globally.

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Core Platform Engine

•        Utilization & Prediction

Using real time and historical data, our technology helps us predict demand throughout the day and week to help us balance supply and demand and maintain optimal vehicle distribution and rebalancing. We believe that this leads to higher customer satisfaction while significantly minimizing operational costs.

•        Dispatching & Matching Engine

Our proprietary dispatch engine and algorithms overlook and manage our global fleet of operational drivers globally, autonomously sending tasks, priorities, and routes to each Driver in real-time. In each instance, our algorithms review and consider multiple variables including vehicles, batteries, drivers, warehouses, distances, traffic, locations, inventory as well as utilization prediction and current status. Our dispatch engine is automatically responding to alerts or customer issues dispatching the nearest driver. We designed this system to ensure driver productivity, efficiency and a seamless operation.

•        Geofencing

Using geofencing technology we can properly manage and remotely control our vehicles in accordance with government regulations. We implement a variety of virtual zones in our cities which automatically communicate with and control the setting of our vehicles to prevent clutter, irresponsible usage, and parking by controlling maximum speed, acceleration and disabling the throttle or the entering selected areas such as pedestrian zones or parks.

•        Parking Verifications

Using our proprietary technology, we are able to create virtual parking zones where customers are directed to pick up and leave our e-vehicles.

•        Streaming Technology.

Our Helbiz Live app integrates our proprietary technology for the front-end authentication process with that of third-party service providers like Comintech S.r.l., an Italian technology company involved in audiovisual distribution, which will manage the back-end processes like feeds collection, encoding, voiceover, the content management system and the content delivery network.

Payment Technologies

We have developed a strong and scalable payment infrastructure that includes a variety of trusted payment options serving a diverse and global demographic. Helbiz has integrated payments as a core part of our technology stack, to be able to continue to innovate and expand to broaden the offering and meet the demands of our users, in deep collaboration with strong payment partners from Stripe, Telepass, Tinaba, E-Pay and Alipay. The result is a flexible payment infrastructure that supports all types of users and their preferences from pre-paying to post-paying for each trip or service with any instrument/service of their choice, including credit cards, debit cards, HelbizCash, Telepass, Alipay and cash through local partners.

In 2019, Helbiz introduced HelbizCash, which is a closed-loop digital wallet allowing customers to add funds upfront, receive rewards and use funds for all services and offerings inside the current and future Helbiz ecosystem as it grows in return for benefits, rewards and incentives.

Artificial Intelligence and machine learning

Recently, we have made AI & Machine Learning one of the key focal points of our development efforts to continue to support and power our operations. We use AI and machine learning, trained on historical transactions, geospatial data and trips, to help predict and optimize fleet utilization. Our utilization prediction paired with real time data, locations and statuses of all vehicles and drivers is the foundation of our Dispatch Engine which help make key decisions and autonomously deliver tasks and manage our Operational Drivers through the Helbiz Drivers App to ensure operational efficiency, maximized fleet utilization, maintenance, pickup/drop offs/battery swaps and re-balancing throughout our cities.

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Operational Superiority

A robust and reliable driver network and infrastructure which ensures that vehicles are properly distributed, batteries charged and maintained is the foundation for the customer experience that we offer. We have built a flexible and scalable infrastructure to autonomously manage our fleets and drivers globally. Every city we operate in has a local on-ground operations team, drivers with extensive local knowledge and a global support system. Our service and platform are built around our operational experience gained over many years to get the operations right instead of rapidly and prematurely scaling. The long-term success, and profitability, of any micro-mobility operator is directly linked to the quality and efficiency of operations. For that reason, we meticulously built each technology tool used in our operations from scratch including warehouse and inventory management, the Helbiz Drivers App, our Dispatch Engine and management tools. All technology tools and platforms were built to work in conjunction with each other, and carefully selected and trained drivers.

•        A hyper-local approach, on a global scale

One of core values is to approach each new city in a hyper-local manner. We hire locals, learn from locals, partner with local companies and interact with communities as a local to properly serve each city the way it should be served. Knowing and interacting with the cities we operate in beyond offering a service is crucial for becoming an integrated part of the local community and our long-term operational success. On a global level, we have built a highly flexible infrastructure that allows our software teams to work with and easily adapt our platform to localized needs of municipalities as a partner, not a service provider. On a local level, we hire locals, who live and breathe the core values of their city, to run our operations where they live.

•        In-House drivers

We believe our early success, both with customers and regulators, is directly linked to our commitment to solely hire and utilize in-house teams for our on-ground operations. Utilizing in-house teams, and not independent contractors like our competitors, allows us to properly train and oversee each worker. To cities and regulators, it means we can provide consistent service, respond to issues in real time, be fully accountable, work hand in hand with regulators and have our workers as an extension of our brand in the communities without relying on unscreened third-party workers and the uncertainties that come with such.

•        AI powered with a human touch

We launch cities in partnership with local experts and train our Core Platform Engine to manage and optimize our cities based on local knowledge. Our Core Platform Engine monitor all conditions, rides and drivers and real time data to autonomously manage drivers and ensure proper vehicle coverage, freshly charged vehicles while optimizing routes and future deployments to maximize utilization.

•        Support System

The cornerstone of our company and experience is our highly-rated customer experience. We have invested and trained our own Micro-Mobility support center that supports our drivers. All drivers are trained in their individual cities, monitored during shifts and have access to our Operational Managers should they need additional help. A reliable service starts with the support system we can offer our teams on the ground.

Service Focus

We provide our services with a care and focus that we believe sets us apart in our journey to power movement at scale in a rapidly changing environment. Our experience is built around the frictionless interaction between our software, our hardware and our cities and relies on our key points: agility, simplicity, and continued innovation.

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•        Experienced focused agility

We are built around a strong core software team that has built our software eco-system from scratch. We aim to provide services that are customer and city focused and have built a highly scalable and flexible infrastructure that allows our teams to rapidly release new features and offerings and adapt to local requirements and needs of local cities.

•        Intuitive simplicity

We believe the Helbiz experience and app should be an extension of oneself, seamlessly connecting you with your city in a natural and intuitive way. We transform complexities into a simple platform that is inviting and easy to use while remaining powerful and versatile.

•        Continuous Innovation

Our past and future success in a rapidly evolving industry relies on our ability to constantly research, innovate and optimize our vehicles, hardware, and operational tools. We have established a dedicated R&D department that is working directly with our manufactures to improve the riding and operational experience, increase vehicle lifespan and optimize profitability. With our focus on rapid and continuous innovation, Helbiz was among the first companies globally to integrate and utilize geofencing and parking verification technology throughout its operations.

Benefits of the Helbiz Platform

Key Benefits for Users

Across our mobile platforms and consumer offerings we strive to create an experience that becomes a seamless extension of the user, intuitively creating a convenient, affordable, and reliable experience when interacting with their city.

•        Convenience

We crafted the Helbiz app around efficient simplicity that allows a user to unlock their city with a touch of a button. We designed our proprietary technology to provide a convenient and frictionless user experience and well distributed, maintained and charged fleets across a variety of modes to suit the users’ needs. We strive to reduce the friction of moving and to always ensure available vehicles in your vicinity that allow you to beat traffic with ease without the hassle of having to deal with congestion, parking, ownership or cash transactions.

•        Affordability

We believe everyone has the right to move freely on their own terms, and have the ability to optimize across cost, time and comfort. Our dockless e-vehicles enable customers to move and connect with their city at a low cost. For commuters and frequent riders, we introduced unlimited subscription plans in the third quart of 2020, allowing users to take unlimited 30-minute e-scooter and e-bike trips for a fixed monthly price, with affordability in mind.

•        Reliability

Our mission is to be reliable enough to the point where our customers do not need to rely on cars or other modes of transportation or to plan ahead of time. We strive to properly serve cities and maintain e-vehicle density to meet the demand in all areas so that users always have access to a charged vehicle when they need one. Reliability is essential and the reason that we solely rely on in-house teams and drivers in our cities for improved accountability, control and response time for the most reliable customer experience. We aim to continue to improve on our quality, service, offerings and hardware, while accurately optimizing our predict and utilization algorithms and software.

Key Benefits for Communities/Cities

We believe the foundation for our growth and one of the key indicators for our future success is the amount of positive impact we can generate throughout or local communities in the following ways:

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•        Social

We connect people with their cities and communities, providing easy, fast, and reliable ways to get around directly eliminating the need for cars, private car ownership or parking. Our approach is community first and once we open a city, we engage to become an active part of the local community serving all groups, independent of socioeconomic status. Our Access Program offer discounted and free rides and subscriptions for students and low-income citizens ensuring their right to affordable transportation and freedom to move. Our Relief Rides Program, introduced in 2020, was established to provide free rides and support during national emergencies. During the early phases of COVID-19, we provided healthcare and essential workers in Italy and United States with unlimited free transportation to continue to serve our communities in a safe and reliable way during the lockdown. In April 2021, we offered up to 100,000 free rides on our e-bikes and e-scooters in the Italian cities in which we operate to people who need to go to approved facilities to receive their COVID-19 vaccinations.

•        Economic — Increased economic well-being and quality of life

One of the key elements determining the level of economic well-being is the access to transportation and freedom of movement. We are not only offering users flexible and alternative transportation alternatives but are also connecting them with existing transit networks. We pride ourselves on serving all communities in our cities and re-balance our fleet to maintain vehicle density throughout the communities to offer a reliable service at a fair price point. We improve the quality of transportation city wide, helping to reduce transportation inequality, as car-centric mobility networks often exclude lower socio-economic groups.

•        Environmental — Less congestion, less pollution, more life

We are bringing life back to our cities by reducing congestion and reducing carbon emissions and pollution all while shifting our dependency on car ownership to TaaS. This promotes the creation of cities designed for people and not cars. In 2020, we began the process of hopefully making Helbiz climate neutral through a series of initiatives.

•        Infrastructural — Increased value and connectedness of existing infrastructure

We are complementing existing city infrastructure and transport networks, directly increasing their value and connectedness, without requiring cities to spend vast number of resources on large scale public transport expansions with marginal return. We provide citizens with reliable alternatives that allows them to connect with the current transit networks where it was previously difficult. We are dedicated to improving upon our infrastructural impact and are exploring how to incorporate public transportation into our platform, to seamlessly be able to serve across multiple means of transportation within a single journey. For example, in the fourth quarter of 2020, we launched a partnership with Trenitalia, the largest train company in Italy, allowing users to purchase, store and redeem train tickets directly inside of the Helbiz platform. In addition to the direct benefits for the city and its citizens, we are helping to create lasting change and cities that are made for living. Up to 25% of the space in urban cities is allocated for car parking. This means less space for people, parks, and life. Our service does not only complement the existing infrastructure and provide new opportunities to connect but we can gradually help to shift our reliance away from private car ownership, re-purpose the space in our cities and boost well-being.

Value Proposition for Advertisers

•        Unique Targeting — Interact with consumers and their environment on the go

On Helbiz, businesses have a unique opportunity to connect with potential customers through engaging and visual content. We know where all riding users are at all time and can specifically target them the exact second, they are near an advertiser’s location, or any specified location, to create custom experiences that increase real life conversion and engagement with advertisements. Most people seeing an advertisement usually interact with them from the comfort of their home and not when they are on the move in the near vicinity.

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•        Valuable Audience — Reach a large conscientious demographic

Helbiz has a deep reach in the cities where it operates, with deep support from both government and citizens who are active supporters of our convenient, forward thinking and green initiatives. Through Helbiz, businesses can reach a large unique, savvy, and conscientious demographic when they want and where they want.

Helbiz is still in the early stages of building our advertising product suite that fully extracts the value of the alignment between users and businesses, but we believe it will be a competitive advantage over the long term as we expand our tools and services.

•        Environmental — Support and align with a mission for a greener tomorrow

The growing importance of sustainability and carbon emissions has been one of the key trends in recent years. Communicating sustainability effectively ranks among the most important aspect of brand strategy across all industries. Helbiz allows businesses to seamlessly integrate into our platform and align with our mission with the ability to communicate their message through our well-respected platform.

Our Offerings and Products

Our Multimodal Experience

Our multimodal platform offers our riders frictionless, efficient, and affordable access to a growing variety of transportation options.

•        E-Scooter, E-Bikes and E-Mopeds

We have established a network of shared owned e-scooters, e-bikes and e-mopeds in a number of cities serving the needs or a diverse demographic looking for affordable, efficient, green and more active alternatives for short trips.

•        Public Transit

As a pilot program, we will offer integrated third-party public transit in a frictionless experience allowing users to purchase, store and redeem train tickets directly inside of the Helbiz platform. By integrating public transit into our own proprietary offerings, we will be able to create a more connected transportation network to seamlessly be able to serve across multiple means of transportation within a single journey. The result will be a more connected transportation network that complements current city infrastructure and increases convenience and the engagement of riders with our platform.

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•        Streaming Content.

Starting in August 2021, we intend to provide media content to subscribers to Helbiz Unlimited, our offering that provides unlimited monthly use of our e-scooters and e-bikes for a fixed fee, and through other subscription models. We intend to start streaming content in Italy with the 390 games per season of the Italian Serie B soccer league for the next three seasons, and we are looking to offer these games in other countries where we are present. We are also looking to add additional content, with a focus on sporting events, in the near future.

•        Food for delivery.

In June 2021, we launched Helbiz Kitchen, our service through which users can order food that we prepare for delivery through our mobile app. We capture all the revenues from such orders by preparing the food that is ordered in a ghost kitchen and having it delivered by our own drivers using our e-vehicles. Our pilot ghost kitchen operates from an approximately 21,500 square foot facility in Milan, Italy that provides six menus centered on pizzas, hamburgers, salads, poke, sushi and ice cream.

The Helbiz Rider Experience

Our mission is to reshape the transportation industry through innovative and sustainable mobility solutions to create cities made for living that solve the transportation needs of our riders and enable them to reach their destinations quickly, conveniently and affordably. This mission all starts with the Helbiz app, the core part of the Helbiz experience which intuitively connect our users with our vast network of vehicles and platforms. We are determined to provide our users with the best experience and have built a scalable infrastructure that allows us to rapidly add new features, options and platforms.

Our Rider App

The Helbiz app provides users the ability to get around and connect with their city through a variety of transportation modes The Helbiz app is designed to be lightning fast, intuitive, and frictionless enabling users to rent and ride with ease. Our typical rental process can be summarized in the four steps in the following graphics:

Additional app functionality includes the ability to book and reserve vehicles, briefly pause and lock a vehicle in ride, an extensive help toolkit and spoken, written and in-app support 24 hours per day in six languages. We are dedicated to continuing to improve our platform and features to continue to offer the best experience in the industry.

Subscription Plans

In addition to our pay-as-you-ride per minute ride structure, we also offer a subscription plan for riders on a monthly basis. We see our subscription plan as an important step toward providing a convenient transportation alternative that address our riders’ preferences and budgets to make micro-mobility through Helbiz their commute of choice. Our subscription plan is purchased upfront and guarantees access to a set amount of time, and all subscriptions can be cancelled at any time.

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Types of subscriptions include:

•	Helbiz Unlimited: Take as many 30 minutes trips as the customer wants on our e-scooters and e-bikes on a monthly basis for a fixed price. Subscribers to Helbiz Unlimited will have access to our streaming content, which debuted in August 2021. We have acquired the rights to stream the 390 games per season of the Italian Serie B soccer league for the next three seasons and are looking to add additional content, with a focus on sporting events, in the near future. Subscribers to Helbiz Unlimited will also not have to pay any delivery fees for the delivery of our food.

The Advertisement Experience

Helbiz users are always on the move and interacting with their local communities. Advertisers have the opportunity to put relevant content in front of them at every stage of this journey. Unlike other ad platforms, Helbiz interacts directly with consumers and their environment while they are on-the-go. We have understood this unique opportunity since our early days, but only begun to fully translate it into a value adding ad product suite in late 2020 as our reach and potential significantly increased.

A well-integrated and intelligent advertisement experience is one of the cornerstones that allow us to be less dependent on operational revenues and offer a more competitive service globally. In 2021, we intend to introduce our advertisement initiatives in all markets.

While we are actively working on expanding our offering and tools it currently includes:

•	Unlock advertisement: which use Helbiz as a digital billboard to show a full screen video message every time a user unlocks a Helbiz vehicle globally, in a specific city or targeted area;
•	Location based advertisements: which trigger advertisements when a user is in the vicinity of a specific location;
•	Map branding: which enables companies to sponsor pins, parking spots or specific locations on the map; and
•	Vehicle co-branding: which custom wraps our vehicles for a maximum-visibility, full-takeover campaign, paid per vehicle on a daily basis.

Our Driver App Experience

To ensure our vehicles are properly distributed, charged, maintained and always ready to rent, comes down to our operational excellence. That in turn starts with our drivers and Driver App. Our drivers, and the software that manage them and our fleet, is the glue that makes people depend on us as a part of their daily commute and transportation needs.

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The Helbiz Driver App

Our drivers simply tap ‘Start Shift’ inside the Helbiz Driver app to start a shift. Drivers will automatically start to receive tasks, on-screen instruction, and turn-by-turn navigation to handle their shift and objectives with ease. Every step of the way the driver is guided in an intuitive way to pick up and swap batteries and reposition and maintain vehicles. By tracking every movement, action, route, pickup and drop off, Helbiz has an overview of each city’s operation and is able to support of our operational support teams.

Additional app functionality includes the ability to accept/decline tasks, access to real time vehicle data, a support kit and analytics.

Currently the entire Helbiz operation is operated by in-house employees only, but the Driver App is built on a highly scalable and flexible infrastructure allowing us to seamlessly introduce and scale up driver supply using freelancer and independent contractors if required.

Technology Infrastructure

We have assembled core product teams with a full-stack development model within a broad range of technical areas to help us power our technology platform and vehicles across the globe and the solve the challenges that arise from delivering reliable services in the physical world in real time. We are tech driven at our core and deploy technical innovations to optimize operations, increase oversight while improving our scalability. We have built a mobile first and platform agnostic suite within the micro-mobility space constituting of a series of proprietary tech platforms and drivers, including operational and analytical and optimizing and decision-making tools, that all operate in conjunction. Every individual component is built on top of our scalable tech stack that enables us to manage spikes in usage and rapidly launch new products, features and services.

We developed our platform for autonomy, scalability and high accountability. Our success in a fast-moving industry, and relationships with the cities we operate in, is directly linked to our flexibility and development velocity. We currently use third party, AWS, for cloud computing services to help us deliver and host our platform and quickly scale up our services to meet surges in demand and support any product changes we are introducing. We utilize multiple data centers located in the United States and Europe where redundant copies are stored and replicated reliably within each region.

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Sales & Marketing

Helbiz is marketing its offering to users through brand advertising, direct marketing and fostering rapid adoption through on-street presence and strategic partnerships. We use a variety of broad campaigns from television ads to strategic joint partnerships with strong local brands to promote our platform and extend our service to existing loyal user bases. On a local street level, Helbiz is devoted to a vast amount of educational and community events where we and our engaging team foster deeper connections in the cities we operate in, while our vehicles act as moving billboards for organic user growth. Our direct marketing is made up of promotions, referrals and time-based incentives where we attract consumers through a tailored combination, depending in the city, of sponsored search, targeted social media, push & text notifications and email campaigns. As we grow, we are focused on optimizing and making our marketing & sales spend more effective in attracting high converting users and in encouraging cross vertical spending in a structured and measurable way to significantly enhance customer retention and lifetime value.

Helbiz Media

We formed Helbiz Media, our wholly-owned subsidiary dedicated to the acquisition and distribution of content over Helbiz Live, a new internally developed app that is separate from our micro-mobility app. From the start, Helbiz Live will be included in our monthly subscription: Helbiz Unlimited, our offering of unlimited monthly e-bike and e-scooter use for a fixed fee, and we may make it available through other subscription models. Helbiz Media’s principal activities will include:

•	Acquiring content. Helbiz Media is charged with acquiring the rights to stream media content on Helbiz Live, with a focus on acquiring the rights to broadcast sporting events. The first content that Helbiz Media has acquired, for the Italian territory, are approximately 390 regular season games in the Italian Serie B soccer league. League Serie B will take care of the TV productions of all matches and will provide the feeds to Helbiz Media
•	Distributing content. Some of the content that we acquire the rights to broadcast in a specific territory may be coupled with the right to further distribute such content outside of that territory. For example, our right to broadcast the next three seasons of Serie B soccer games in Italy, includes the right to distribute and commercialize those rights outside of Italy. We intend to generate revenue from such distribution.
•	Advertising. Helbiz Media will coordinate the sale of advertising for our micro-mobility business as well as Helbiz Live.

Helbiz Kitchen

Helbiz Kitchen, is a delivery-only “ghost kitchen” restaurant concept that specializes in preparing healthy-inspired, high-quality, fresh, made-to-order meals. Users are able to order meals on our mobile App for delivery to their home, office or other desired location, and we will prepare and deliver such meals using our e-vehicles. We capture all of the revenue from the meal order and the delivery as there will be no middle person.

We launched Helbiz Kitchen in June 2021 with a pilot ghost kitchen in Milan, Italy. Our approximately 21,500 square foot facility in Milan offers six menus of dishes (pizza, hamburgers, poke, salads, sushi and ice cream) for 12 hours a day, seven days a week, and we intend to expand the variety of the menus and the hours of operation in the near future. We have hired 25 people in connection with our ghost kitchen in Milan including chefs, delivery drivers and technical and administrative personnel and are looking to increase the number of employees for that ghost kitchen alone to 80.

Platform User Support

The cornerstone of our company and experience is our top-rated customer experience. We have invested and trained our own micro-mobility support center. Our support hub was established in Serbia and is today offering in-app, written, and spoken 24/7 support natively in six languages for customers and drivers around the globe.

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Competition

We provide transportation services, particularly those in the urban micro-mobility category (generally, intra-city trips that less than five miles). As a result, we compete with other modes and providers of transport. For our e-scooter, e-bike and e-moped sharing services, this includes busses, subways, bicycles, cars, trains, motorcycles, scooters and walking, among other short-distance transportation modes.

Our services compete directly with many TaaS companies. The market for TaaS networks is intensely competitive and characterized by rapid changes in technology, shifting rider needs and frequent introductions of new service and offerings. We expect competition to continue, both from current competitors, who may be well-established and enjoy greater resources or other strategic advantages, as well as new entrants into the market, some of which may become significant competitors in the future. Our main competitors in the micro-mobility sharing market vary by market but include Lime, Lyft, Bird, Spin and Wind. We also compete with car sharing services such as Uber and Lyft, certain non-ridesharing TaaS network companies, public transportation, taxicab, and livery companies as well as traditional automotive manufacturers, such as BMW, which have entered the TaaS market, among others.

We believe the essential competitive factors in our market include the following:

•        coverage and availability of access;

•        scale of network;

•        product design;

•        ease of adoption and use;

•        partnerships and integrations;

•        branding;

•        safety;

•        innovation;

•        regulatory relations; and

•        prices.

Many of our competitors and potential competitors are larger and have greater brand name recognition, longer operating histories, larger marketing budgets, established marketing relationships, access to larger customer bases and significantly greater resources for the development of their offerings. For additional information about the risks to our business related to competition, see our Risk Factors.

Strategy

We are one of the few established micro-mobility operators with a truly scalable infrastructure, deep engagement in our cities and a clear path to capture the opportunity of the fast-growing micro-mobility industry. We plan to leverage our strengths to outperform our competition with the following growth strategies:

•	Grow our Rider base. We see significant opportunity to continue to grow our rider base. We strive to continue drive organic adoption by continued investments in fleet, brand, and consumer awareness. We also offer incentives for first time riders and referrals and plan to continue to grow our incentive programs to foster organic grow. Additionally, we seek to expanding our offering beyond e-scooters, e-bikes and e-mopeds to properly serve all demographics in cities and increase the reach of our platform. Micro-mobility is an industry in its infancy, and Helbiz introduced this technology in Italy, which involved significant user education to shift engraved user behavior. As other slower adapting demographics gradually adopt micro-mobility and the growing percentage of the population who are born as digital natives become of age or increase their spending power, we believe we will benefit from a significant growth not only in rider base but lifetime value across verticals as well.

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•	Increase penetration in our existing markets. Although in Italy we are currently a market leader based on vehicles authorized and licenses obtained, we see room for further growth and plan to deploy new e-scooters, e-bikes and e-mopeds into both existing and new service areas in order to meet rising demand. Furthermore, we believe that there is significant opportunity for growth in the United States, as more cities are embracing shared shared-mobility services and municipalities with existing pilot programs and licensed services are ready for license renewals.
•	Continue expanding into new markets with optimal regulatory conditions and transportation infrastructure. As authorities around the world begin to adopt acceptable rules and regulations surrounding dock-less e-scooter, e-bike and e-moped sharing, we plan to take advantage of our tech-driven platform, operational excellence and services to offer these cities a sustainable solution. Some of the largest cities and markets in the world have not established regulations to pave the way for these new forms of transit, like New York and Philadelphia. We will continue to work closely with local regulators globally to unlock these markets and establish a long-term and sustainable relationship. We plan on targeting cities with established infrastructure.
•	Increase our use cases. We intend to continue to expand our offerings and products to make Helbiz the transportation platform of choice for all demographics and use cases. We aim to offer product to simplify travel decision making, become a fully integrated A-to-B solution within existing transit network while expanding our subscription packages and B2B offerings among other things through centralized enterprise tools and bulk packages for universities and businesses, to offer, manage and cover transportation needs and of employees and students.
•	Expand multimodal offerings. We continue our mission to make Helbiz the number one transportation ecosystem, and we believe that it is essential to address a wide range of transportation needs and preferences for an inclusive offering across demographics. We recently launched e-bikes and e-mopeds in addition to our e-scooters to serve a different demographic and are working on seamlessly integrating public transit to enable riders to optimize their trips across all available offerings based on their preferences.
•	Leverage our platform to launch new products. We believe that we can continue to innovate, solve complex challenges and create platforms on top of our robust and scalable technological infrastructure to meet the localized needs of the mass market consumer, who is already using Helbiz daily, with new services from payments solutions, public transportation and food delivery. Being a high adoption consumer platform with deep penetration in core markets, we believe that we have a unique opportunity to extend our ecosystem and platform offering around the needs of our consumers leveraging our low customer acquisition costs to fuel long-term value and impact. Each platform offering increases the value of our overall platform, enables us to attract new platform users, deepens the individual engagement and retention within the platform while significantly boosting lifetime value across platform and platform loyalty. Our mission is to combine all offerings in a seamless platform meeting all localized needs of the mass market consumer on demand, beyond micro-mobility.
•	Grow rider ecosystem spend. As we continue to grow our brand loyalty and offerings, products, use cases and customer experience, the stickiness of our customers increase, integrating Helbiz more into their daily lives and routines. we believe that this will grow their total ecosystem spend exponentially over time.
•	Pursue strategic partnerships. Our early success, despite much less funding than U.S. competitors, was among other things due to our hyper-local approach where we as a young company tailored our approach to the individual city while partnering with well-established companies with loyal customer bases, influence, and synergy to allow us to quickly harness brand awareness, capitalize on their existing reputation for rapid adoption. We intend to continue to pursue strategic synergetic partnerships to strengthen our brand, offering and market adoption.
•	Continued research and development to increase vehicle-level economics and user experience. Our team is constantly developing new ideas for all facets of our business. From continued development on our mobile application to hardware development for our e-scooters, e-bikes and e-mopeds, we are actively pursuing ways to serve our customers and create a sustainable and profitable business. We have drastically increased lifespan of our entire fleet and the daily availability through 3 generations of vehicles and moving from built-in batteries to swappable batteries eliminating the need to pick up and charge the entire fleet every night allowing vehicles to remain on the street and operational.
•	Pursue strategic partnerships. Our early success, despite much less funding than American competitors, was among other things due to our hyperlocal approach where we as a young company tailored our approach to the individual city while partnering with well-established companies with loyal customer bases, influence and synergy to allow us to quickly harness brand awareness, capitalize on their existing reputation for rapid adoption. We intend to continue to pursue strategic synergetic partnerships to strengthen our brand, offering and market adoption.

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•	Target non-traditional markets. We believe that in the rush to compete in the micro-mobility market, many of our competitors have overlooked markets that might not be considered traditional consumers of micro-mobility services. These markets include hotels, amusement parks, convention halls, airports and other third parties that see a need to provide their customers with additional methods of short-distance transportation. We are exploring these markets and negotiating terms outside our conventional rental arrangements.
•	Acquire media content to complement our brand. We intend to acquire high-quality media content that we deem dynamic and vibrant, particularly live sporting events. By expanding the entertainment options available on Helbiz Live, we can increase the appeal of this offering with the goal of adding new subscribers.
•	Launch our Helbiz Kitchen offering and open new ghost kitchens. In June 2021, we launched Helbiz Kitchen, a delivery-only “ghost kitchen” restaurant concept that specializes in preparing healthy-inspired, high-quality, fresh, made-to-order meals, with the opening of our pilot ghost kitchen in Milan, Italy to be followed with other ghost kitchens in the near future. Through Helbiz Kitchen, we will generate revenues from the sale of the food and from the delivery of it.
•	Invest in technology to strengthen platform and increase efficiency. We plan to continue to invest in and develop our proprietary technologies and core platform drivers to optimize our operations, autonomy and scalability. These investments will allow us to continue to increase our efficiencies and lower our operational costs offering our riders an affordable and high-quality experience.
•	Grow Advertisement Opportunities. We are continuing to grow our advertisement offering and integrations. As we rolled out in-app advertisement in 2020. We expect to be able to significantly grow our overall advertisement revenues as we roll out advertisement in all cities and combine it with additional and more complex advertisement types and dedicated advertisement management tools for enterprises. We are still in the early stages of building an advertising product suite that fully taps the value of this alignment between pinners and advertisers, but we believe it will be a competitive advantage over the long term.

Seasonality

Each city and region where we operate or intend to operate has unique seasonality, events and weather that can increase or decrease rider demand for our platform. We expect to experience different levels of seasonality in each market in which we operate, typically correlated to changes in the number of local residents and visitors. Ride volume can also be impacted by general trends in business or travel and tourism. Certain holidays can have an impact on ride volume on the holiday itself or during the preceding and subsequent weekends. In addition, rain, snow and cold weather tend to increase the demand for car-based transportation but reduce the demand for e-scooter, e-bike and e-moped rentals.

Intellectual Property

We generally rely on trademark, copyright and trade secret laws and employee and third-party non-disclosure agreements to protect our intellectual property and proprietary rights. We are currently in the process of pursuing trademark protection for our name and logos in the United States. Although we believe that our pending trademark applications will be granted by the United States Patent and Trademark Office, such trademarks might not be granted, might be challenged, invalidated, or circumvented or might not provide competitive advantages to us.

We also plan to rely on patents to protect our intellectual property and proprietary technology, to the extent feasible, and plan to consult with intellectual property counsel to determine what patents we may be able to file to protect our intellectual property. As of the date of this prospectus, we do not have any patents in the United States or any other country, but we on November 4, 2019, we filed a patent application in the United States for our smart parking technology (patent application number: 16/673,518). Although we believe that some of our technology may be patentable, such patents might not be granted, might be challenged, invalidated, or circumvented or the rights granted thereunder or under licensing agreements might not provide competitive advantages to us. We believe that due to the rapid pace of technological innovation for technology, mobile and internet products, our ability to establish and maintain a position of technological leadership in the ridesharing industry depends more on the skills of our development personnel than the legal protection afforded our existing technology.

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 Our success depends in part, upon our proprietary software technology and proprietary App. We have not yet protected our software through copyright or other regulatory measures. Our standard intellectual property confidentiality and assignment agreement with employees, consultants and others who participate in the development of our software might be breached, we might not have adequate remedies for any breach, or our trade secrets might not otherwise become known to or independently developed by competitors. Our efforts to protect our proprietary technology might not prevent others from developing and designing products or technology similar to or competitive with those of ours. Our success depends in part, on our continued ability to license and use third-party technology that is integral to the functionality of our products and App. This includes functions such as our payment gateway that we use for handling credit card payments, subscriptions and wallet top-ups (which we license through Stripe), interfacing with vehicles from certain suppliers (such as our license with Segway), hosting our server infrastructure (provided by Amazon Web Services) and hosting our data for analytics (provided by Google Cloud). An inability to continue to procure or use such technology likely would have a material adverse effect on our business, operating results or financial condition.

On March 19, 2021, we entered into a Loan and Security Agreement with several lenders. Pursuant to that agreement, we received a loan of $15 million. In addition to the repayment terms and fees for such loan, Helbiz, Inc. granted the lenders a security interest in certain intellectual property including its patents, patent applications and trademarks pending the repayment of the loan.

 We do not intend to create or own any of the media content to be streamed on our Helbiz Live platform. Instead we plan to license such content. We have acquired a three-year license to broadcast in Italy for each of the next three seasons all 390 regular season games in the Italian Serie B soccer league. We will not own any of the intellectual property associated with such games, the league or the teams in the league.

Authorizations and licenses in force

We work closely with the cities where we operate to determine the local services we provide. This includes determining fleet size, deployment locations, hours of operation and pricing. After local operations begin, we revise these determinations using real-time data. We consider compliance with requirements around parking, deployment and redistribution, and rider education to be of the utmost importance. We operate in the following cities in the following countries.

Italy

We are a substantial operator in Italy in the micro-mobility environment. We have won over 60% of all public tenders in Italy in which we have participated in 2020. As of August 27, 2021, we hold 35 individual licenses in 27 cities in Italy for up to 15,000 individual vehicles (excluding e-mopeds). As Italy and its cities continue their micro-mobility expansion and open up for additional licenses and tender offers we anticipate this growth and success ratio will continue to increase. We currently provide, or are schedule to soon provide, e-scooter, e-bike and e-moped micro-mobility programs in the following areas of Italy:

•	Rome. authorized to provide free-floating bike sharing services until September 1, 2022, for a maximum of 2,500 pedal assisted bicycles. On 14 September 2020, we received the authorization to deploy up to 2,500 e-scooters.
•	Milan. authorized on December 2, 2019, for a maximum of 750 e-scooters until July 26, 2022. MiMoto began offering its e-mopeds in Milan in 2017 and has a license to continue operating a fleet without any maximum capacity.
•	Turin. authorized on December 13, 2019, for a maximum of 500 e-scooters and a maximum of 2,000 pedal assisted bicycles for five years for the bicycles and until July 27, 2022, for electric scooters. MiMoto began offering its e-mopeds in Turin in 2019 and has a license to continue operating a fleet without any maximum capacity.
•	Collegno. authorized in 2021 for a maximum of 150 e-scooters.

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•	Verona. authorized on September 17, 2019, for a maximum of 250 e-scooters.
•	Parma. authorized on September 02, 2020, for a maximum of 300 e-scooter. The license will expire in 24 months.
•	Pisa. authorized for a maximum of 300 e-scooters.
•	Modena. operations started in September 2020 for a on a one-year license to operate an e-scooter sharing program with a maximum of 200 e-scooters.
•	Ravenna. authorized for a maximum 350 electric scooters for 24 months.
•	Cesena. authorized, exclusively, on July 6, 2020, for a maximum of 200 electric scooters and 400 electric bikes. The license will expire in 24 months.
•	Latina. authorized, exclusively, on July 23, 2020, for a maximum of 200 e-scooters and 100 e-bikes. The license will expire on July 26, 2022.
•	Pescara. authorized, exclusively, on July 20, 2020, for a maximum of 500 e-scooters. The license will expire in 24 months. Additionally, in July 2021 we started e-moped sharing service with a fleet of 100 moped, the permit expires in August 2023.
•	Naples. authorized on September 7, 2020, for a maximum of 900 e-scooters. The license will expire in 24 months.
•	Bari. authorized on June 4, 2020, for a maximum of 500 e-scooters. The license will expire on July 27, 2022.
•	Montesilvano. authorized on August 7, 2020, for a maximum of 100 e-scooters. The license will expire on July 27, 2022.
•	Palermo. authorized on February 2, 2021, for a maximum of 500 e-scooters.
•	H-Farm. agreement with H-Farm, a large European innovation campus based in Ca Roncade, to be the exclusive micro-mobility operator in the campus offering up to 350 e-scooters and 100 e-bikes.
•	Genoa: MiMoto began offering its e-mopeds in Genoa in 2019 and has a license to continue operating a fleet without any maximum capacity.
•	Florence: MiMoto began offering its e-mopeds in Florence in 2020 and has a license to continue operating a fleet of up to 100 e-mopeds.
•	Cesena. launched in April 2021 for a maximum of 400 e-bicycles and 200 e-scooters.
•	Ferrara. launched in May 2021 for a maximum of 200 e-scooters and 200 e-bikes.
•	Tigullio. MiMoto began offering its e-moped service in Tigullio in July 2021 and it expires on September 30, 2021 without any maximum capacity.
•	Otranto launched in June 2021with 150 e-scooters and will expire on September 30, 2021.
•	Santarcangelo di Romagna launched in July 2021 with 70 e-scooters and will expire on September 30, 2021.
•	Reggio Emilia launched in July 2021 with 300 e-scooters and will expire in July 2022.
•	San Giovanni Teatino launched in August 2021 with 50 e-scooters and will expire in August 2022.
•	Frosinone which we intend to launch in the middle September with 300 e-scooters and which will expires 12 month thereafter.
•	Catania which we intend to launch in October with 500 e-scooters and which will expire 12 months thereafter.
•	Rimini launched by MiMoto in May 2021 with 100 e-scooters and the license for which expires on November 30, 2021.

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United States

In 2019, we started our expansion to the United States. As of March 20h, 2021, we hold eight licenses, in seven cities. We are currently in the application process for additional licenses and intend to continue to scale and implement our proven business model and platform from Europe across the United States. We currently provide e-scooter and e-bike micro-mobility programs in the following areas the United States:

•	Washington, D.C. In January 2020, we initiated our e-bike program in the U.S. capital. Pursuant to our license, we can operate a fleet of up to 1,500 e-bikes. We suspended the e-bike services during the COVID-19 pandemic, and we expect to restart the e-bike services later in 2021. In January 2021, we began leasing a license to operate 2,500 e-scooters in Washington, D.C., and we began operating our own vehicles there using our own operations in January 2021. The license is up for renewal in December 2021.
•	Miami, Florida. In November 2019, we initiated our e-scooter program in Miami with 100 vehicles. The program was suspended multiple times, the latest restart was in the first quarter of 2021. The license is up for renewal in November 2021.
•	Alexandria, Virginia. In August of 2020, we began providing e-scooter services in Alexandria. Our license allows us to deploy up to 200 e-scooters. The license is up for renewal in October 2021.
•	Arlington, Virginia. In August of 2020, we began providing e-scooter services in Arlington. Our license allows us to deploy up to 300 e-scooters. The license is up for renewal in October 2021.
•	Atlanta, Georgia. In May 2020, we were awarded two licenses, one to operate a minimum of 500 e-scooters and another for 500 e-bikes, in Atlanta. We started the operations in the city, in November 2020. In March 2021, we granted a permit for operating additional 740 e-scooters. Users are not allowed to rent our vehicles in Atlanta between 9 p.m. and 4 a.m. The license expired on June 30, 2021.
•	Richmond, Virginia. In October 2020, we were awarded a permit to operate 500 e-scooters in Richmond, and we started the operations in February 2021. Users are not allowed to rent our vehicles in Richmond between 10 p.m. and 6 a.m. The license is up for renewal in January 2022.
•	Jacksonville, Florida. In October 2020, we were awarded a permit to operate up to 250 e-scooters in Jacksonville with an initial fleet of 100 e-scooters. We started operations there in March 2021. The license is up for renewal in March 2022.
•	Oklahoma City, Oklahoma. In May 2021, we launched e-scooter services in Oklahoma City, Oklahoma where we have a one-year license to operate up to 250 vehicles.
•	Waterloo, Iowa. In July 2021, we launched e-scooter services in Waterloo, Iowa where we have a two-year license to operate up to 250 vehicles.

Insurance

Although we pride ourselves on our commitment to safety, the sheer volume of users increases the likelihood or serious injury or property damage as a result of the use of our vehicles. To mitigate our exposure to liability from any such injuries or damage, we provide general liability insurance in the cities where we operate to cover third-party bodily injury or property damage resulting from one of our vehicles. The insurance does not cover instances where the user is at fault, but rather damages arising from faulty vehicles or maintenance issues. Additionally, such general liability insurance is required in the U.S. and Italian cities in which we operate and seek to operate.

Insurance in the micro-mobility industry is unique as it is a limited marketplace. There are only a handful of carriers that will write insurance for it and even less for multi city operators. We have our insurance policies with Apollo Underwriting Ltd. covering the U.S. market and Societa’ Reale Mutua Assicurazione for the Italian market. These policies give us the ability to purchase coverage if and when we get permits for additional cities.

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Partnerships

We believe that partnerships are a great way to offer our users services that we cannot provide on our own, provide our brand to greater exposure and expand our user base. We have focused our efforts to create partnerships in three industries in particular: the micro-mobility industry, the fintech industry and the entertainment industry.

Mobility Partnerships

Telepass

Our first major partnership was with Telepass, a leader in Southern European mobility services. By becoming our official partner and sponsor, Telepass provided us with more concrete and credible brand awareness on Italian soil. The partnership consists of a deep integration between our app and the Telepass Pay app where existing members of Telepass services are awarded exclusive deals to use our e-scooters. To emphasize our commitment to the partnership, we co-branded our Italian e-scooter and e-bike fleets with both the Helbiz and Telepass brand logos.

Pursuant to the agreement, Telepass will pay us a total of €100,000 for marketing opportunities provided by us and an additional €150,000 for the concession fee payable by us to the customer. In exchange, we will offer 50% discount to Telepass users on e-scooters and e-bikes.

Although our partnership with Telepass is set to expire in April 2022, we intend to renew the agreement or enter into a new agreement with Telepass thereafter. Telepass may terminate the agreement if there is material breach and we fail to cure such breach within 15 days from the date of a written notice from Telepass. Telepass also has the right to fully or partially withdraw from the agreement at any time.

Moovit

We have partnered with Moovit on a global scale to become their official micro-mobility partner in every city where we currently operate. Moovit provides public transportation management solutions in over 3,000 cities, 94 countries and in 45 languages. Moovit utilizes data from more than 7,000 transit agencies and its own community of users to provide multimodal transit solutions to enhance efficiency and speed of intra-urban transportation for its users. We began sharing respective localized strengths to further integrate our services with public transportation networks.

Moovit assists intra-city travelers due to their API that provides users with real-time data on public transit routes, arrival times and pricing. Moovit now allows their users to find Helbiz electric scooters, e-bikes and soon e-mopeds via their mobile app. This provides an additional method for avoiding traffic jams and other intra-urban mobility obstacles that arise inside cities on a daily basis. Moovit therefore promotes our sustainable first and last-mile mobility solutions for intra-urban travel to be used in conjunction with public transport.

Pursuant to the agreement, we agreed to share with Moovit all our micro-mobility information in order to implement and integrate it with Moovit’s services with priority over other services providers in our business. Our agreement with Moovit expires in March 2022 and is automatically renewable for one-year extensions, unless either party provides at least 60 days’ prior written notice to the other party stating the intent not to renew prior to the end of the term. Either party may terminate the agreement at any time for no reason with 90 days’ prior written notice. Such notice period is reduced to 30 days if there is a change of control of either party. Either party may also terminate the agreement if the other party breaches any material terms of the agreement and does not cure the breach within 15 days after receiving written notice from the non-breaching party.

Trenitalia

We have partnered with Italy’s National Public Railway transportation provider, Trenitalia, to expand their riders’ options of getting to and from train stations. Trenitalia provides us with dedicated parking areas outside of the major train stations in the Italian cities in which we currently operate. We provide promotions and discounts to Trenitalia users to use our vehicles before and/or after their journeys. Trenitalia has engaged in a vast marketing plan to advertise our services inside their train stations, inside train screens and magazines, inside dedicated tabs in their mobile app, and on their website. Reciprocally, we have committed to co-branding our Italian fleet with Trenitalia-dedicated graphics.

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Pursuant to the agreement, we will provide Trenitalia users vouchers for free rides and discounts and such promotion will be advertised on Trenitalia’s website, in certain trains and train station lounges and through jointly planned educational events around Italy. Our agreement with Trenitalia expires in May 2022 and is automatically renewable for another 12 months, unless either party provides at least 60 days’ prior written notice to the other party stating the intent not to renew prior to the end of such term. Either party can terminate the agreement with 60 days’ prior written notice.

FinTech Partnership

Alipay & Tinaba

On January 16, 2020, we signed a European collaboration agreement with Alipay, a payment method owned by the Alibaba group, and Tinaba, a digital wallet owned by Banca Profilo. This partnership allows our users to use Alipay as a payment method inside our app. They have the ability to add a specific amount of Helbiz credit directly from their apps, removing the need to insert a credit or debit card into our system. Alipay and Tinaba users who do so are given exclusive promotions. The partnership envisions allowing Alipay users to make use of our service directly from the Alipay app. Our partnership with Alipay gives us the opportunity to co-brand our entire fleet, including in Rome, where the first official game of Euro 2021 Soccer Tournament will take place. The co-branded design will not only include the Alipay logo, but also the official logo of Euro 2020, effectively making Helbiz an unofficial micro-mobility partner of the Euro 2020 Soccer Tournament to be held in the summer of 2021.

Pursuant to the agreement, Alipay agrees to (i) provide commercially reasonable technical and other support to us in the development and publishing of a mini program on the Alipay Mini Programme Technology Platform; (ii) promote the Mini-program for Helbiz once it is developed; and (iii) include sponsorship cobranding on 1,500 of Helbiz’s vehicles in Rome for the duration of June 2021 to August 2021.

Helbiz agrees to (i) provide information related to the development of the mini program; (ii) support Alipay’s Campaign on the program; and (iii) include the Alipay – UEFA co-branding logo on 1,500 vehicles in Rome for the period from June 2021 to August 2021.The agreement with Alipay will expire in December 2021 and the company intends to renew the agreement or enter into a new agreement with Alipay thereafter. Either party may terminate the agreement if the other party breaches any material terms of the agreement and does not cure the breach within 30 days after receiving written notice from the non-breaching party.

The agreement with Tinaba will expire in January 2023 and is renewable. Either party can terminate the agreement with 30 days’ prior written notice.

E-Pay

November 2020, Helbiz signs an agreement with EPAY, part of the Euronet Group, to allow its user base to purchase In-App Wallet Credit in cash through a network of 51,650 physical stores in Italy, allowing potential users without a debit/credit card the ability to make use of our sustainable services. This network of physical points of sale, composed of Supermarkets (ex. Carrefour, Esselunga, Finiper, Penny Market), Libraries (ex. Feltrinelli, Mondadori), Tobacco stores, Electronic Stores and direct distributors, extends itself across the entire country easing access to the Helbiz micro-mobility services and to future parallels on which the company is currently working on.

The agreement is an open-ended agreement without terms between the Company and E-Pay. Helbiz will request a renegotiation of the agreement in June 2023 after three years of collaboration. Either party can terminate the agreement with a 30 days’ prior written notice to the other party. Pursuant to the agreement, Helbiz will pay E-Pay a fixed Fee of €12,000 for the service, a maintenance fee of €1,000 on a monthly basis, and a distribution fee which is calculated as 10% of any transaction’s face value.

Entertainment Partnership

Miami FC

We are the official Mobility Partner of the football club Miami FC and its first-ever jersey sponsor. Our e-scooters will play an active role on gameday, facilitating transport for fans from the parking lot to Miami FC’s 20,000 seat stadium. We offer exclusive benefits for Miami FC season ticketholders, providing discounts for e-scooter rides across Miami, or any other city where we operate. Helbiz and Miami FC are very committed to the community and are dedicated to positively impacting its future.

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We agreed to sponsor Miami FC $300,000 for the 2020 USL Championship Season, $400,000 for the 2021 Season, and $500,000 for the 2022 Season in exchange for advertising and promotional opportunities made by Miami FC. These sponsorship opportunities include uniform branding, TV and social media promotions, stadium marketing, market activations, community events, corporate and media events, and merchandise.

Our agreement with Miami FC expires upon the conclusion of the Miami FC’s 2022 United Soccer League Championship season. We may terminate the agreement if the United Soccer League Championship is terminated or reduces its schedule of games per season to 30 or less. We may also terminate the agreement with at least 120 days’ written notice before the last regular season match of the 2021 United Soccer League Championship season. Either party can terminate the agreement if the other party commences procedures in connection with bankruptcy or insolvency. If either party materially breached the agreement, the non-breaching party can terminate the agreement with 30 days’ prior written notice.

Suppliers We subcontract the manufacturing, assembly and testing of our vehicles to third-party suppliers mainly located in Asia. Our supply chain department is responsible for coordinating the relationship with the third-party suppliers and is constantly working with current manufactures in a collaborative effort to improve and optimize existing hardware, design, and build custom proprietary vehicles for custom needs while also looking for alternative manufacturers, solutions, and supply routes to ensure that we stay on the forefront of the rapid technological advancements in our industry.

The typical supply chain timeline requires on average three-months from manufacturing the e-vehicles, delivery to deploying in the relevant markets. The process depends on the typical supply lines running via sea, train and air. A mix of local suppliers and suppliers based in Asia, are responsible for providing us spare parts for our e-vehicles.

Overall, we depend upon a limited number of third parties to perform these functions, some of which are only available from single sources with which we have flexible contracts in place. In particular, we rely on:

•        Stripe for the processing of customer payments; and

•        Segway Group for the supply e-scooters and looking forward also a new version of e-mopeds and e-bikes.

Stripe

Pursuant to the agreement, the debit and credit cards service fees are calculated based on preceding month’s total card transaction volume. The service fees range from €0.01 to €0.02 per card payment. For example, if the net monthly card volume is €0 to €250,000, the fixed amount per payment card is €0.02; if the net monthly card volume is €500,000 to €1,250,000, the fixed amount per payment card is €0.015. The higher the monthly card volume, the lower the service fee.

Our agreement with Stripe expires in September 2022 and is automatically renewable for another 12 months, unless either party provides at least 30 days’ prior written notice stating the intent not to renew prior to the end of the term.

Segway

Pursuant to our agreement with Segway, we an initial order in 2020 for approximately 5,900 e-scooters from Segway. Segway charges a monthly fee for its licensed technology. An e-scooter is considered an active product for any month that is active at any time during that month. Segway also charges hourly technical support fees. In additional, Segway imposes minimum service fees. Our agreement with Segway will expire in May 2022 and is automatically renewable for another one year each, unless either party provides at least 60 days’ prior written notice stating the intent not to renew prior to the end of such term. Either party may terminate the agreement if the other party breaches any material terms of the agreement and does not cure the breach within 30 days after receiving written notice from the non-breaching party. Additionally, Segway may terminate the agreement if we breach our obligation to make payments, to comply with the restriction on use and resale of Segway’s products, the laws and other programs applicable to the use of Segway’s products, the license of Segway’s technology and software, privacy and data securities, and confidentiality and fails to cure such breach within 10 days after notice of breach from Segway. Segway may also terminate the agreement with 30 days’ prior written notice if Segway reasonably believes our operations create undue risks for Segway, the end users or other third parties or if Segway reasonably believes that any new laws or amendments to existing law makes the performance of the agreement unlawful or impracticable. Lastly, Segway may terminate the agreement immediately if we file for bankruptcy.

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Facilities

Our headquarter is located at 32 Old Slip, New York, New York. We also have offices in Milan (European headquarter), Singapore (Asian headquarter) and Belgrade (Research and Development Office). We lease and maintain these offices; each of these offices is leased on terms that we consider market for their respective locations.

Additionally, in each area in which we operate we lease an industrial space for the storage, repair and charging of our vehicles.

We do not currently own any real estate and do not intend to purchase any real estate in the near term.

Employees

As of the date of this prospectus, we have 361 full-time employees, no part-time employees, based at our offices. None of our employees are subject to a collective bargaining agreement, and we believe that our relations with our employees generally are good.

The following table sets out the number of our employees and consultants on a full-time and part-time basis:

Position	Employees
Management and administration	70
Operations	240
Customer Support	19
Technology/Research & Development	32
Total	361

Our business plan entails expanding our micro-mobility sharing services to multiple cities in the near term. As we expand our shared micro-mobility services and provide new services, our property needs will increase for office space, pick-up and drop-off locations and industrial space.

Material Agreements

In addition to our compensation agreements with management, the Merger Agreement and other material agreements described elsewhere in this prospectus, we have entered into the following material agreements under which we still have obligations or rights:

Acquisition of MiMoto

On January 28, 2021, we entered into a Sale and Purchase Agreement (the “MiMoto Sale and Purchase Agreement”) with MiMoto Smart Mobility Srl (“MiMoto”) and the owners of all of the issued and outstanding capital stock of MiMoto. On April 1, 2021, we settled the transaction by acquiring all of the capital stock of MiMoto pursuant to the MiMoto Sale and Purchase Agreement, making it our wholly-owned subsidiary. MiMoto is a micro-mobility solutions provider that offers approximately 500 e-mopeds in the cities of Milan, Turin, Florence and Genoa with plans to expand operations to other cities and regions.

In exchange for the capital stock of MiMoto, we paid the MiMoto shareholders approximately €1.8 million, and we issued them an aggregate of 228,230 shares of Class A Common Stock.

The MiMoto Sale and Purchase Agreement contained standard representations and warranties from all parties. The MiMoto Sale and Purchase Agreement superseded any prior agreements with MiMoto and its shareholders.

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Lease of D.C. License

Effective January 1, 2021, we began leasing for one-year a license to operate up to 2,500 e-scooters from Skip Transport Inc. (“Skip”) and the right to use for nine months the Skip mobile app in connection with such license. The lease agreement with Skip did not include the lease or purchase of any other assets, and when we began offering e-scooter services in Washington, D.C. we provided our own e-scooters and operations. In exchange for the lease, we issued 38,370 shares of common stock, and we paid Skip $385,000 at signing, plus $39,000 per month for a total of 12 months.

Loan and Security Agreement

On March 23, 2021, we entered into a Loan and Security Agreement (the “Loan and Security Agreement”) and other related agreements with four institutional lenders. Under the terms of the Loan and Security Agreement, the aggregate principal amount of the loan was $15 million dollars and we received net proceeds of $11.9 million thereunder. We are required to pay back such loan and any accrued and unpaid interest thereon on December 1, 2023.

The loan carries interest at 9.2% per annum, which increases in the event of a default under the loan to 13.2%. The interest of the loan is due monthly, but no payments need be made directly by Helbiz during the first year as twelve months of interest payments were held in reserve and the first interest payments are paid from that reserve until it is reduced to zero. At closing, Helbiz was required to pay in advance an intellectual property insurance premium of 3.5% per annum (or part thereof).

In connection with the loan, Helbiz granted the lenders a security interest in certain intellectual property held by Helbiz, Inc. In the event of a default, the lenders may acquire that intellectual property to settle any amounts due under the loan.

Serie B Licenses

On June 7, 2021, we entered into two agreements with Lega Nazionale Professionisti Serie B (“League Serie B”) to acquire the rights to broadcast approximately 390 regular season soccer games in Serie B for the next three seasons, on a non-exclusive basis. Additionally, Helbiz Media has been appointed by the League Serie B as the exclusive distributor of the Serie B international media rights. Pursuant to the agreements with the League Serie B, Helbiz Media will commercialize such international rights on behalf of the League Serie B. Under these agreements, Serie B will take care of the TV productions of all matches and will provide the feeds to Helbiz Media. The agreements that we entered into with League Serie B for rights outside of Italy gives us the right to distribute the rights to third parties to broadcast the Serie B games outside of Italy, including Helbiz Media itself. We have guaranteed Serie B a minimum annual payment of €2.5 million in connection with the distribution of the rights outside of Italy, and any amounts received after €2.5 million will be divided among us and League Serie B.

The agreements that we entered into with Serie B for rights in Italy are non-exclusive rights. The rights to broadcast in Italy have been sold to two other over-the-top providers pursuant to agreements on the same terms as well as to one provider for terrestrial and/or cable and satellite broadcast. We are required to pay €12 million per year in connection with these rights.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of business. As previously discussed, Helbiz was recently a defendant in a putative class action suit in New York relating to an initial coin offering of a crypto currency, the HBZ coin, conducted by HBZ Systems PTE Ltd. (“HBZ Systems”) in early 2018. Although this suit was dismissed with prejudice, plaintiffs have appealed the dismissal. We are disputing the dismissal, but we cannot guarantee that the appeal will be unsuccessful.

Other than the appeal of the dismissed class action suit, there are currently no material legal proceedings against us or that have been against us, and we are not aware of investigations being conducted by a governmental entity into our company.

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IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•        The ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure; and

•        An exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years from incorporation or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than US$1.07 billion in annual revenue, have more than US$700 million in market value of our shares of common stock held by non-affiliates or issue more than US$1 billion of non-convertible debt over a three-year period.

Our business plan entails expanding our micro-mobility sharing services to multiple cities in the near term. As we expand our shared micro-mobility services and provide new services, our property needs will increase for office space, pick-up and drop-off locations and industrial space.

GOVERNMENTAL REGULATION

We are subject to a wide variety of laws in Europe, the United States and other jurisdictions. Laws, regulations and standards governing issues such as e-scooter, e-bike and e-moped sharing, product liability, personal injury, subscription services, intellectual property, consumer protection, taxation, privacy, data security, competition, terms of service and mobile application accessibility are often complex and subject to varying interpretations, in many cases due to their lack of specificity. As a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state and local administrative agencies.

The TaaS industry and our business model are relatively nascent and rapidly evolving. New laws and regulations and changes to existing laws and regulations continue to be adopted, implemented and interpreted in response to our industry and related technologies. As we expand our business into new markets or introduce new offerings into existing markets, regulatory bodies or courts may claim that we or users on our platform are subject to additional requirements, or that we are prohibited from conducting our business in certain jurisdictions, or that users on our platform are prohibited from using our platform, either generally or with respect to certain offerings.

Certain jurisdictions and governmental entities require us to obtain permits, pay fees or penalties or comply with certain other requirements to provide our micro-mobility vehicle sharing. For example, in the United States the cities where we operate or are applying to operate often require a written description of our proposed activities in order to obtain a license to operate therein. These jurisdictions and governmental entities may reject our applications for permits, deny renewals, delay our ability to operate, increase their fees or charge new types of fees or impose additional restrictions on our operations not found in local laws or regulations, any of which could adversely affect our business, financial condition and results of operations. In addition, in Italy, regulatory framework of micro-mobility vehicle sharing is characterized by the adoption of very recent national legislative measures, in continuous and constant evolution. In particular, Italian Law no. 160 of December 27, 2019 equated the electrical scooters, having a maximum power of 0,5 KW and a maximum speed of 25 km/h, with the velocipedes (and not to mopeds) and defined sanction procedures, traffic areas, speed limits, safety devices, electrical scooters correct use, technical and construction characteristics. With reference to modalities and characteristics of sharing mobility services, it is necessary to underline that each municipality may authorize, with specific decision, the provision of such services, specified the following:

•        number of licenses or authorizations granted;

•        number of vehicles admitted on municipal territory;

•        insurance duties upon the operator;

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•        the parking areas and rules; and

•        road infrastructures or parts of those devoted or prohibited to the road circulation of micro-mobility devices.

Regulatory bodies may enact new laws or promulgate new regulations that are adverse to our business, or they may view matters or interpret laws and regulations differently than they have in the past or in a manner adverse to our business. Such regulatory scrutiny or action may create different or conflicting obligations on us from one jurisdiction to another.

We could be subject to intense and even conflicting regulatory pressure from national, regional and municipal regulatory authorities. Adverse changes in laws or regulations at all levels of government or bans on or material limitations to our offerings could adversely affect our business, financial condition and results of operations.

Our success, or perceived success, and increased visibility may also drive some businesses that perceive our business model negatively to raise their concerns to local policymakers and regulators. These businesses and their trade association groups or other organizations may take actions and employ significant resources to shape the legal and regulatory regimes in jurisdictions where we may have, or seek to have, a market presence in an effort to change such legal and regulatory regimes in ways intended to adversely affect or impede our business and the ability of riders to utilize our platform. See the sections titled “Risk Factors,” including the subsections titled “Risk Factors — Risks Related to Our Business and Industry — Our business is subject to a wide range of laws and regulations, many of which are evolving, and failure to comply with such laws and regulations could harm our business” and “Risk Factors — Risks Related to Our Business and Industry — Changes in laws or regulations relating to privacy, data protection or the protection or transfer of personal data, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations relating to privacy, data protection or the protection or transfer of personal data, could adversely affect our business” for additional information about the laws and regulations we are subject to and the risks to our business associated with such laws and regulations.

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MANAGEMENT

Executive Officers

The following table sets forth certain information regarding Helbiz’s executive officers as of the date of this prospectus.

Name	Age	Position	Held Position Since
Salvatore Palella	33	Chief Executive Officer, Chairman	October 2015
Giulio Profumo	33	Chief Financial Officer	October 2018
Stefano Ciravegna	42	Chief Strategy Officer	January 2019
Jonathan Hannestad	26	Chief Operating Officer	February 2019
Lorenzo Speranza	30	Chief Accounting Officer	November 2019
Nemanja Stancic	28	Chief Technology Officer	January 2020
Emanuele Liatti	38	Chief Product Officer	March 2021
Matteo Mammi	45	Helbiz Media Chief Executive Officer	May 2021

Salvatore Palella, Chief Executive Officer.    Mr. Palella has served as our Chief Executive Officer and the sole member of our board of directors since 2015. Mr. Palella, a serial entrepreneur, founded Helbiz in 2015, at the age of 29, with a mission to solve the first- and last-mile transportation problem of cities around the world through an innovative and scalable transportation rental platform designed for the sharing economy. Originally from Acireale, Italy, Mr. Palella began his career in the fast-food industry in the United Kingdom, and then moved to Milan at age 17 to study at Università Cattolica del Sacro Cuore. At the age of 19, he founded his first business, a company that specialized in the production and distribution of vending machines for fresh-squeezed orange juice.

Giulio Profumo, Chief Financial Officer.    Mr. Profumo has served as our Chief Financial Officer since October 2018. Prior to joining Helbiz, Mr. Profumo worked at Rothschild & Co. in Mergers and Acquisitions Advisory from June 2017 to July 2018. From June 2015 to April 2017, Mr. Profumo served as an investment banking analyst at Citigroup Inc. Prior to Citigroup, Mr. Profumo held multiple roles at Huawei Technologies including Corporate Development Manager and Telecommunications Financial Analyst. Mr. Profumo holds a Master’s Degree in Finance from LUISS Guido Carli University.

Jonathan Hannestad, Chief Operating Officer.    Mr. Hannestad has served as our Chief Operating Officer since February 2019. Prior to Helbiz, Mr. Hannestad co-founded and served various roles within smaller tech-startups in addition to being Creative Director at Pierce Media & Entertainment. Mr. Hannestad holds a Bachelor’s Degree of Business Administration and Entrepreneurship from University at Buffalo and obtained a BBA Business Administration, Management and Operations from Penn State University.

Lorenzo Speranza, Chief Accounting Officer.    Mr. Speranza has served as our Chief Project Economist from November 2019 to December 2020 and became our Chief Accounting Officer in December 2020. From January 2014 to October 2019, Mr. Speranza served as a Staff, Senior and then Manager at Ernst & Young, an advisory firm. During his career at Ernst & Young Mr. Speranza worked across Italy and the United States. During this period Mr. Speranza worked on financial reporting for public companies gathering significant experience in different industries such as Automotive, Oil & Gas and Technology. Mr. Speranza holds a Bachelor’s Degree cum laude in Economics and Management from Luiss Guido Carli University in Rome and a Master of Science in Business Administration and Law Degree cum laude from Bocconi University in Milan.

Stefano Ciravegna, Chief Strategy Officer.    Mr. Ciravegna has served as our Chief Strategy Officer since January 2019. Prior to Helbiz, Mr. Ciravegna held multiple roles as an investment banker and an origination and acquisition professional at private equity firms such as ING Clarion and AIG Global Investments in New York, London and Singapore. He is also a Co-Founder and Head of Strategy at Gallant CS since 2012. Mr. Ciravegna received his Master’s degree in finance from New York University and completed the Oxford Fintech Program at the Saïd Business School at the University of Oxford.

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Nemanja Stancic, Chief Technology Officer.    Mr. Stancic has served as our Chief Technology Officer since January 2020. Today he leads tech offices in New York and Belgrade, as well as the R&D office. Prior to Helbiz, Mr. Stancic worked for Microsoft and Oracle.

Emanuele Liatti, Chief Product Officer.    Mr. Liatti joined the company as Chief Product Officer on April 1, 2021. Prior to join Helbiz, he worked for Pininfarina as Product Marketing manager and for FCA as Strategy and Product Planning manager.

Matteo Mammì, Helbiz Media Chief Executive Officer.    Mr. Mammì joined the company as Chief Executive Officer of Helbiz Media, on May 17, 2021. Mr. Mammì is a senior executive with 20 years of experience in Sports, Media and Telecommunication industries with a strong international network in such environments. Prior to joining Helbiz, he worked in senior executive roles for Sky Italy (Senior Vice President), IMG (Vice President) and Mediapro. Additionally, he served as Senior advisor to multiple media groups and private equity funds such as CVC Capital Partners, Fremantle and Aser Media. Mr. Mammì holds a MBA from Profingest (Bologna, Italy) and holds a Degree in Literature from Universita La Sapienza (Rome, Italy).

Helbiz Board of Directors

Our Board of Directors consists of five members, Salvatore Palella, Giulio Profumo, Kimberly L. Wilford, Guy Adami and Lee Stern. Mr. Palella is our Chairman.

Each of our directors serves for a term of one year ending on the date of the subsequent annual meeting of stockholders following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director is to serve until his successor is elected and qualified or until his death, resignation or removal. Our Board appoints our officers and each officer is to serve until his successor is appointed and qualified or until his or her death, resignation or removal.

Set forth below is biographical information related to each of our independent directors. Biographical information for Mr. Palella and Mr. Profumo is provided above under “Management - Executive Officers” in this prospectus. Each of Mr. Palella and Mr. Profumo were appointed to the Board of Directors effective August 12, 2021.

Lee Stern, age 69, was appointed to the Board of Directors effective November 27, 2020. Mr. Stern has an accomplished career with over 25 years of providing debt solutions to middle market companies and expertise across multiple industries and as of April 26, 2021, he will join Centre Lane Partners, LLC as a Managing Director. Since April 2021 Mr. Stern has been a managing director of Centre Lane Partners. From 2014 to April 2021, Mr. Stern served as Managing Director of Monroe Capital LLC, responsible for origination of both sponsor and non-sponsor transactions. Prior to Monroe, Mr. Stern was a Managing Director at Levine Leichtman Capital Partners from 2012 to 2013, and was formerly a Director and founding member of Kohlberg Kravis Roberts & Co’s mezzanine debt business from 2009 to 2012. Prior to KKR, Mr. Stern was a Managing Director at Blackstone/GSO Capital Partners from 2005 to 2009, responsible for senior and mezzanine investments. Prior to Blackstone, he was a founding employee of a Nasdaq public company Technology Investment Capital Corp. from 2002 to 2005. From 1985 to 2002, Mr. Stern worked for Drexel Burnham Lambert, Kidder, Peabody & Co., Nomura Securities International, Inc., and Thomas Weisel Partners. Mr. Stern holds a B.A. degree from Middlebury College and an M.B.A. from the Wharton School of the University of Pennsylvania.

Guy Adami, age 57. Mr. Adami was appointed to the Board of Directors effective August 12, 2021. He is an original member of CNBC’s Fast Money. He is currently the Director of Advisor Advocacy at Private Advisor Group in Morristown, New Jersey. Private Advisor Group is comprised of a network of nearly 600 advisors with assets approaching $17B. He has held numerous key leadership roles in the financial services industry. He began his career at Drexel Burnham Lambert in 1986 and was quickly promoted to Vice President and head gold trader at the firm. In 1996, he joined Goldman Sachs as their head gold trader and one of the many proprietary traders within the Fixed Income Currency and Commodity division. In the spring of 2000, Adami joined the U.S. Equities division of Goldman Sachs where he was put in charge of the firm’s Industrial/Basic Material group. Mr. Adami is the Vice Chairman of the NJ Chapter of The Leukemia and Lymphoma Society, who named him their “Man of the Year” in 2015. He also sits on the national board of Invest in Others, and Big Brothers Big Sisters.

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Kimberly L. Wilford, age 52, was appointed to the Board of Directors effective August 12, 2021. She has served as General Counsel of GOFUNDME Inc. since August 2018 where she is responsible for managing legal and compliance obligations. Mrs. Wilford has an accomplished career with over 20 years of experience helping start-ups become publicly-traded companies. Most recently, Mrs. Wilford was Senior Vice President, General Counsel and Corporate Secretary of Wage Works, Inc. from March 2008 to July 2018. Previously Mrs. Wilford was Senior Corporate Counsel of Aricent, Inc. from April 2007 to March 2008. From April 2000 to April 2007, Mrs. Wilford worked for Kla-Tencor Corporation. Mrs. Wilford holds a B.A. in Political Science, with an International Relations Concentration, from U.C. Santa Barbara and a J.D. from McGeorge School of Law, University of the Pacific.

Director Independence and Financial Experts

Under the rules of the Nasdaq Stock Market, a majority of our board members must qualify as independent directors if we are not a “controlled company.” Although we are a controlled company, we do not intend to avail ourselves of the exemption available to controlled companies from having a majority of our board members qualify as independent directors pursuant to the rules of the Nasdaq Stock Market. Our independent directors are Lee Stern, Kimberly L. Wilford and Guy Adami. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our board of directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Mr. Stern qualifies as an “audit committee financial experts” as defined under the rules and regulations of the SEC.

Board Leadership Structure

The Board believes that it should maintain the flexibility to select the Chairman of the Board and adjust its board leadership structure from time to time. Mr. Palella is currently serving as both Helbiz’s Chief Executive Officer and the Chairman of the Board. The Board determined that having its Chief Executive Officer also serve as the Chairman of the Board provides it with optimally effective leadership and is in its best interests and those of its stockholders. Mr. Palella founded and has led Helbiz since its inception. The Board believes that Mr. Palella’s strategic vision for the business, his in-depth knowledge of our operations, the mobility industry, and his experience serving as the Chairman of the Board and Chief Executive Officer since Helbiz’s inception make him well qualified to serve as both Chairman of the Board and Chief Executive Officer.

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements. Our nominating and corporate governance committee monitors the effectiveness of our governance guidelines.

Board Committees

In August 2021, the Board established an audit committee, a compensation committee and a nominating committee, each of which have the composition and responsibilities described below. Members will serve on these committees until their resignation or until otherwise determined by the Board. Each committee operates under a charter previously approved by the Board. Copies of each charter are posted on the Corporate Governance section of our website at helbiz.com. Our website and the information contained on, or that can be accessed through, our website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.

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Audit Committee

Our audit committee consists of Lee Stern and Guy Adami. Mr. Lee Stern serving as audit committee chairperson. The Board has determined that Lee Stern and Guy Adami each meet the requirements for independence and financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including Rule 10A-3. In addition, the Board has determined that Lee Stern qualifies as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations, or liabilities that are greater than are generally imposed on members of the audit committee and the Board. The audit committee is responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and overseeing the performance of the independent registered public accounting firm;

•	reviewing and discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	reviewing our financial statements and critical accounting policies and estimates;

•	reviewing the adequacy and effectiveness of our internal controls;

•	developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls, or audit matters;

•	overseeing our policies on risk assessment and risk management;

•	overseeing compliance with our code of business conduct and ethics;

•	reviewing related party transactions; and

•	approving or, as permitted, pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.

The audit committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq, and which is available on our website. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by the audit committee.

Compensation Committee

Our compensation committee consists of Lee Stern, Kimberly Wilford and Guy Adami. Ms. Kimberly Wilford is the chairperson of the compensation committee. The Board has determined that the composition of the compensation committee will meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of the committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee is responsible for, among other things:

•	reviewing, approving and determining, or making recommendations to the Board regarding, the compensation of our executive officers, including the Chief Executive Officer;

•	making recommendations regarding non-employee director compensation to our full Board of Directors;

•	administering our equity compensation plans and agreements with our executive officers;

•	reviewing, approving and administering incentive compensation and equity compensation plans; and

•	reviewing and approving our overall compensation philosophy.

The compensation committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq, and which is available on our website.

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Nominating Committee

Our nominating and corporate governance committee consists of Lee Stern, Kimberly Wilford and Guy Adami. Mr. Guy Adami is the chairperson of the nominating and corporate governance committee. The Board has determined that the composition of the nominating and corporate governance committee will meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. The nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to the Board regarding nominees for election to the Board of Directors and its committees;

•	considering and making recommendations to the Board regarding the composition of the Board of Directors and its committees;

•	developing and making recommendations to the Board regarding corporate governance guidelines and matters;

•	overseeing our corporate governance practices;

•	overseeing the evaluation and the performance of the Board and individual directors; and

•	contributing to succession planning.

The nominating and corporate governance committee operates under a written charter, which satisfies the applicable rules of the SEC and the Nasdaq listing standards and is available on our website.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has been at any time one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee (or other Board of Directors committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of any entity that has one or more executive officers serving as a member of the Board or compensation committee.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We did not waive any provisions of the code of business ethics during the year ended December 31, 2020. We have previously filed our form of code of ethics as an exhibit to our registration statement in connection with our initial public offering. You may review our code of ethics by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us in writing.

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Limitation on Liability and Indemnification of Directors and Officers

The Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the “DGCL”. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Certificate of Incorporation, Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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EXECUTIVE COMPENSATION

Introduction

We are an emerging growth company, as defined in the JOBS Act. As an emerging growth company, we will be exempt from certain requirements related to executive compensation, including, but not limited to, the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This section provides an overview of Helbiz’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

For the year ended December 31, 2020, Helbiz’s named executive officers (“Named Executive Officers” or “NEOs”) were:

•	Salvatore Palella, Chief Executive Officer;

•	Giulio Profumo, Chief Financial Officer;

•	Jonathan Hannestad, Chief Operating Officer;
•	Lorenzo Speranza, Chief Accounting Officer;

•	Stefano Ciravegna, Chief Strategy Officer;

•	Nemanja Stancic, Chief Technology Officer

The objective of Helbiz’s compensation program is to provide a total compensation package to each NEO that will enable Helbiz to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our equity holders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward NEOs for performance.

Compensation of Directors and Executive Officers

The following table presents information regarding the total compensation awarded to, earned by, and paid to the named executive officers of Helbiz for services rendered to Helbiz in all capacities for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All other Compensation ($)		Total ($)
Salvatore Palella,	2020	$825,000	$410,000	210,000	(1)(2)	1,445,000	(2)
Chief Executive Officer	2019	$470,000	—	—	(2)	470,000	(2)

Giulio Profumo,	2020	$100,000	—	—		$100,000
Chief Financial Officer	2019	$100,000	—	—		$100,000

Jonathan Hannestad	2020	$65,000	—	—		$65,000
Chief Operating Officer	2019	$50,000	—	—		$50,000

Lorenzo Speranza	2020	$160,000	—	—		$160,000
Chief Accounting Officer	2019	$22,500	—	—		$22,500

Stefano Ciravegna	2020	$100,000	—	—		$100,000
Chief Strategy Officer	2019	$100,000	—	—		$100,000

Nemanja Stancic	2020	$125,000	—	—		$125,000
Chief Technology Officer	2019	—	—	—		—

(1)      This amount relates to housing expenses provided under Mr. Palella’s employment agreement.

(2)      Excludes any foregone interest on amounts that we had lent our Chief Executive Officer.

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Employment Arrangements with Named Executive Officers

Salvatore Palella

On April 1, 2020, we entered into an employment agreement with Salvatore Palella with a term expiring on April 1, 2025.

The agreement is subject to automatic renewal for a five-year term unless either party provides written notice not to renew no later than 180 days prior to the end of the then current or renewal term.

Pursuant to the terms and provisions of the agreement: (a) Mr. Palella is appointed as our Chief Executive Officer and will undertake and perform the duties and responsibilities normally and reasonably associated with such office; (b) we shall pay to Mr. Palella an annual salary of $900,000; (c) we shall pay Mr. Palella the following bonuses: (i) $500,000 when the Company becomes publicly traded, (ii) $35,000 for each city in which the Company launches mobility operations in, (iii) $50,000 for each city in which the Company launches food delivery services, and (iv) $250,000 when the Company starts a fintech business line per region; (d) we shall pay the housing costs up to $25,000 per month; (e) we shall provide Mr. Palella with health insurance coverage with a national health insurance company; (f) Mr. Palella shall have five days of sick leave per calendar year; and (g) Mr. Palella shall have 20 paid vacation days per calendar year.

On April 1, 2020 we entered into a non-qualified stock-option agreement with Mr. Palella awarding 320,360 stock options, of which 160,196 vested on April 1, 2021 and 4,449 will vest every month after the twelve-month anniversary for 36 months.

Giulio Profumo

On March 2, 2020, we entered into an employment agreement with Giulio Profumo with a term expiring on March 2, 2023.

The agreement is subject to automatic renewal for a three-year term unless either party provides written notice not to renew no later than 180 days prior to the end of the then current or renewal term. Pursuant to the terms and provisions of the agreement, (a) Mr. Profumo is appointed as our Chief Financial Officer and will undertake and perform the duties and responsibilities normally and reasonably associated with such office; (b) we shall pay to Mr. Profumo an annual salary of $100,000, which amount shall increase to $298,000 once the Company becomes a public company; (c) at the Company’s discretion, we may award an annual bonus of up to 25% of the annual base compensation based on Mr. Profumo’s performance and other factors; (d) we shall pay a housing allowance of up to $6,000 per month; (e) we shall provide Mr. Profumo with health insurance coverage with a national health insurance company; (e) Mr. Profumo shall have five days of sick leave per calendar year; and (f) Mr. Profumo shall have 20 paid vacation days per calendar year.

On April 1, 2020 we entered into a non-qualified stock-option agreement with Mr. Profumo awarding him 149,600 stock options, of which 74,828 vested on April 1, 2021 and 2,077 will vest every month after the twelve-month anniversary for 36 months.

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Jonathan Hannestad

On February 1, 2019, we entered into an employment agreement with Jonathan Hannestad, as amended on June 15, 2020.

Pursuant to the terms and provisions of the agreement: (a) Mr. Hannestad is appointed as our Chief Operating Officer and will undertake and perform the duties and responsibilities normally and reasonably associated with such office; (b) we shall pay to Mr. Hannestad an annual salary of $84,000; (c) we shall provide Mr. Hannestad with health insurance coverage with a national health insurance company; (e) Mr. Hannestad shall have five days of sick leave per calendar year; and (f) Mr. Hannestad shall have 15 paid vacation days per calendar year.

The employment is at will. We may terminate the employment of Mr. Hannestad under the agreement at any time and for any reason not prohibited by law, with or without cause, without notice.

On April 1, 2020 we entered into a non-qualified stock-option agreement with Mr. Hannestad awarding 165,920 stock options, of which 82,976 vested on April 1, 2021 and 2,304 will vest every month after the twelve-month anniversary for 36 months.

Stefano Ciravegna

On March 2, 2020, we entered into an employment agreement with Stefano Ciravegna with a term expiring on March 2, 2023.

The agreement is subject to automatic renewal for a three-year term unless either party provides written notice not to renew no later than 180 days prior to the end of the then current or renewal term.

Pursuant to the terms and provisions of the agreement, (a) Mr. Ciravegna is appointed as our Chief Strategy Officer and will undertake and perform the duties and responsibilities normally and reasonably associated with such office; (b) we shall pay to Mr. Ciravegna an annual salary of $250,000; (c) at its discretion, the Company may award him an annual bonus of up to 25% of his annual base compensation based on his performance and other factors; (d) we shall provide Mr. Ciravegna with health insurance coverage with a national health insurance company; (e) Mr. Ciravegna shall have five days of sick leave per calendar year; and (f) Mr. Ciravegna shall have 20 paid vacation days per calendar year.

On April 1, 2020, we entered into a non-qualified stock-option agreement with Mr. Ciravegna awarding 149,600 stock options, of which 74,828 vested on April 1, 2021 and 2,077 will vest every month after the twelve-month anniversary for 36 months.

Lorenzo Speranza

On November 1, 2019, we entered into an employment agreement with Lorenzo Speranza.

Pursuant to the terms and provisions of the agreement, (a) Mr. Speranza was appointed as our Chief Project Economist and will undertake and perform the duties and responsibilities normally and reasonably associated with such office (though in December 2020, he ceased being our Chief Project Economist and became our Chief Accounting Officer); (b) we shall pay to Mr. Speranza an annual salary of $160,000; (c) we shall provide Mr. Speranza with health insurance coverage with a national health insurance company; (e) Mr. Speranza shall have five days of sick leave per calendar year; and (f) Mr. Speranza shall have 15 paid vacation days per calendar year.

The employment is at will. We may terminate the employment of Mr. Speranza under the agreement at any time and for any reason not prohibited by law, with or without cause, without notice.

On April 1, 2020, we entered into a non-qualified stock-option agreement with Mr. Speranza awarding 142,120 stock options, of which 71,056 vested on April 1, 2021 and 1,974 will vest every month after the twelve-month anniversary for 36 months.

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Nemanja Stancic

On January 1, 2020, we entered into an employment agreement with Nemanja Stancic.

Pursuant to the terms and provisions of the agreement, (a) Mr. Stancic is appointed as our Chief Technology Officer and will undertake and perform the duties and responsibilities normally and reasonably associated with such office; (b) we shall pay to Mr. Stancic an annual salary of $125,000; (c) we shall provide Mr. Stancic with health insurance coverage with a Serbian health insurance company; (e) Mr. Stancic shall have five days of sick leave per calendar year; and (f) Mr. Stancic shall have 20 paid vacation days per calendar year.

The employment is at will. We may terminate the employment of Mr. Stancic under the agreement at any time and for any reason not prohibited by law, with or without cause, without notice.

On April 1, 2020, we entered into a non-qualified stock-option agreement with Mr. Stancic awarding 149,600 stock options, of which 74,828 vested on April 1, 2021 and 2,077 will vest every month after the twelve-month anniversary for 36 months.

Outstanding Equity Awards at 2020 Fiscal Year-End for Executive Officers of Helbiz

The following table sets forth information as of December 31, 2020 relating to outstanding equity awards for each of our executive officers and our director:

Outstanding Equity Awards at Year End Table
Name	Number of Securities Underlying Unexercised Options (exercisable)	Number of Securities Underlying Unexercised Options (unexercisable)	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Salvatore Palella	0	0	1,484,721	$2.16	4/1/2030
Giulio Profumo	0	0	693,327	$2.16	4/1/2030
Stefano Ciravegna	0	0	693,327	$2.16	4/1/2030
Jonathan Hannestad	0	0	768,963	$2.16	4/1/2030
Lorenzo Speranza	0	0	658,661	$2.16	4/1/2030
Nemanja Stancic	0	0	693,327	$2.16	4/1/2030

Director Compensation

During fiscal year 2020, Helbiz did not pay cash compensation to any non-employee director for service as a director. Helbiz reimburses its non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

Following completion of the Business Combination, the Compensation Committee will determine the type and level of compensation, if any, for those persons serving as members of the Board of Directors. Notwithstanding the foregoing, however, it is anticipated that the independent directors of the Board following the completion of the Business Combination will receive annual compensation comprised of a cash retainer of $75,000 and an award of options to purchase 75,000 shares of Class A Common Stock under the Omnibus Plan, vesting quarterly in equal amounts and exercisable at the closing price of the Company’s Class A Common Stock on the closing date of the Business Combination.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than employment and other agreements set out elsewhere in this prospectus, the following summarizes those of transactions since January 1, 2018 to which we have been a participant in which the amount involved exceeded or will exceed $63,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described in the section entitled “Executive Compensation.” Described below are certain other transactions with our directors, executive officers and stockholders.

Director Loan

In the past two years, we have lent Salvatore Palella, our Chief Executive Officer and Chairman, funds on an interest-free basis and with no set repayment date. In February 2020, Mr. Palella repaid $1,000,000 of these funds to us in cash. During the remainder of 2020, Mr. Palella repaid the outstanding balance of these funds, totaling $985,000, through the cancelation of salary and a bonus that was due to Mr. Palella as of the repayment date. The loan and the repayment of these funds was not done through formal agreements. As of the date of this prospectus, Mr. Palella does not owe us any funds.

Loans from Director

During May and June 2021, Salvatore Palella, our Chief Executive Officer and Chairman, lent us funds on an interest-free basis for cumulative gross proceeds of $2,010,000 through Promissory Notes (“Loan Notes”). The Loan Notes are payable on the earlier of (i) the day of the completion of the Business Combination, (ii) August 19, 2021, or (iii) the completion of a capital raise in either form of debt or equity of a minimum of $5,000,000. The Loan Note is subject to customary events of default, including Helbiz’s failure to pay the principal amount due within five business days of the maturity date and certain bankruptcy events.

The Loans have been fully repaid on August 16, 2021.

Share Exchange

On April 1, 2021, Helbiz Holdings filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of Delaware. The Certificate of Amendment divided Helbiz Holdings’s authorized share capital into 10,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B common stock and 10,000,000 preferred shares. On April 1, 2021, Helbiz Holdings entered into an exchange agreement with Salvatore Palella, our Chief Executive Officer, Chairman and majority shareholder, by which he exchanged 3,132,769 shares into 3,132,769 shares of Class B common stock of Helbiz Holdings. In the Business Combination, 3,069,539 shares of Class B common stock of Helbiz Holdings were exchanged for 14,225,898 shares of our Class B common stock.

Finbeauty Financings

Finbeauty S.r.l. owns over 10% of our capital stock. In the past two years, we have entered into the following financings with Finbeauty or one of its affiliates:

(i) Series A Preferred Stock.    In July 2019, Finbeauty S.r.l. bought 35 units for total gross proceeds of $3,500; each unit consisted of: (i) one share of Helbiz Holdings 8% Series A Convertible Preferred Stock with a stated value of $100 per share, and (ii) a warrant to purchase $25 of shares of common stock of Helbiz Holdings at the offering price per share in the IPO (the “Series A Warrant”). On June 25, 2020, Finbeauty S.r.l. decided to convert 35 Shares of 8% Series A Preferred Stock, including dividends accrued, into 170,493 shares of Helbiz Holdings common stock. On December 12, 2020, Helbiz Holdings offered an early conversion of the Series A Warrants to Finbeauty S.r.l. who accepted and entered into an Exchange Agreement, on December 14, 2020. The total gross proceeds obtained from the early conversion were $875 in exchange for which Helbiz Holdings issued 22,362 shares of its common stock. We received the cash consideration for the early conversion in 2021.

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(ii) Warrant Purchase Agreement.    On September 25, 2019, Helbiz Holdings entered into a Warrant Purchase Agreement, whereby Finbeauty S.r.l. paid $2,000 to Helbiz Holdings in exchange for a warrant to purchase 2.5% of Helbiz Holdings outstanding common stock on the date of the exercise of the warrant with a zero-strike price. On June 25, 2020, Finbeauty S.r.l. exercised the Warrant, and Helbiz Holdings issued 90,190 shares of its common stock.

(iii) June Securities Purchase Agreement.    On June 21, 2020, Helbiz Holdings entered into a Securities Purchase Agreement with Finbeauty S.r.l. and its affiliate for total gross proceeds of $2,808. Based on the terms of the agreement, Helbiz Holdings issued 119,115 shares of its common stock and a warrant to buy 59,757 Helbiz Holdings shares of common stock at a fixed price of $23.57. The warrant was exercised in full on December 14, 2020. We received the cash consideration from the exercise of the warrants in 2021.

(iv) September Securities Purchase Agreement.    On September 1, 2020, Helbiz Holdings entered into a Securities Purchase Agreement with Finbeauty S.r.l., for total gross proceeds of $2,000. Based on the terms of the agreement, Helbiz Holdings issued 90,025 shares of its common stock and a warrant to buy 22,506 Helbiz Holdings shares of common stock at a fixed price of $22.22. The warrant was exercised in full on December 14, 2020. We received the cash consideration from the exercise of the warrants in 2021.

(v) October Securities Purchase Agreement.    On October 18, 2020, Helbiz Holdings entered into a Securities Purchase Agreement with Finbeauty S.r.l., for total gross proceeds of $1,175,000. Based on the terms of the agreement, Helbiz Holdings issued 37,442 shares of its common stock.

(vi) Other Warrants.    During 2020, Helbiz Holdings issued the two following warrants to Finbeauty S.r.l.:

a)      a warrant to purchase $1,000 shares of its common stock at an initial public offering with an exercise price equal to 95% of the offering price per share in the IPO.

b)      a warrant to purchase $250 shares of common stock at an initial public offering with an exercise price equal to 70% of the offering price per share in the IPO.

On December 12, 2020, Helbiz Holdings offered an early conversion of the two warrants. On December 14, 2021, Finbeauty S.r.l. accepted, and Helbiz Holdings entered into an Exchange Agreement. Based on the Exchange Agreement, Helbiz Holdings issued 37,779 shares of its common stock in exchange of total gross proceeds of $1,250. We received the cash consideration from the exercise of the warrants in 2021.

(vii) June and July 2021 Unsecured Promissory Note. In June and July of 2021, Helbiz Holdings issued two note payable to Finbeauty S.r.l. pursuant to which, Finbeauty S.r.l. loaned us $5,000,000. We agreed with Finbeauty S.r.l. to cancel these notes in exchange for $5,000,000 of consideration in the private placement of $26,500,000 of units that occurred simultaneously with the Business Combination.

Related Party Transactions Involving GVAC Prior the Business Combination

On September 16, 2019, in connection with our organization, we issued an aggregate of 1,437,500 shares of common stock to GreenVision Capital Holdings, LLC, GVAC’s sponsor, for an aggregate price of $25,000. The sponsor requested that of these original shares, 60,000 shares be transferred to two of GVAC’s directors (30,000 shares each), namely, to Herbert Yu and Jonathan Intrater.

The sponsor shares are identical to the shares of common stock included in the units sold in GVAC’s IPO. All of the sponsor shares outstanding prior to the date of the Company’s IPO will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until (1) with respect to 50% of the sponsor shares, the earlier of six months after the date of the consummation of GVAC’s initial business combination and the date on which the closing price of our shares of common stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after GVAC’s initial business combination and (2) with respect to the remaining 50% of the sponsor shares, six months after the date of the consummation of GVAC’s initial business combination, or earlier, in either case, if, subsequent to our initial business combination, GVAC consummated a liquidation, merger, share exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares for cash, securities or other property. The limited exceptions include transfers, assignments or sales (i) to our founders, officers, directors, consultants or their affiliates, (ii) to an initial stockholder’s members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to us for no value for cancellation in connection with the consummation of our initial business combination, or (vii) in connection with the consummation of our initial business combination, by private sales at prices no greater than the price at which the shares were originally purchased, in each case (except for clause (vi) or with our prior consent) where the transferee agrees to the terms of the escrow agreement and to be bound by these transfer restrictions.

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On September 16, 2019, GVAC’s sponsor also loaned to us the sum of $411,000 evidenced by an unsecured note payable on the earlier of consummation of the Company’s IPO or March 31, 2020. Additionally, GVAC’s sponsor purchased 2,100,000 warrants at the time of the closing of GVAC’s IPO in a private placement, for an aggregate price of $2,100,000, at an exercise price of $11.50 per share, simultaneously with the consummation of GVAC’s IPO.

The private warrants are identical to the public warrants contained in the public units sold in the Company’s IPO except that the private warrants (i) will not be redeemable by us and (ii) may be exercised for cash or on a cashless basis so long as they are held by GVAC’s sponsor or any of its permitted transferees. If the private warrants are held by holders other than GVAC’s sponsor or any of its permitted transferees, the private warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in GVAC’s IPO.

The holders of GVAC’s sponsor shares issued and outstanding on the date of GVAC’s IPO, as well as the holders of the private warrants and any warrants GVAC’s founders, officers, directors or their affiliates may be issued in payment of working capital loans made to us (and all underlying securities), are entitled to registration rights pursuant to an agreement signed prior to or on the effective date of the IPO. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the sponsor shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these sponsor shares are to be released from escrow. The holders of a majority of the private warrants issued in payment of working capital loans made to us (or underlying securities) can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Other than the repayment of the non-interest-bearing working capital loans described above, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, will be paid to GVAC’s founders, members of our management team or their respective affiliates, for services rendered prior to, or in order to effectuate the consummation of, our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us. None of the Sponsor or GVAC’s directors, officers and their affiliates incurred any out-of-pocket expenses that are subject to reimbursement.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our Common Stock as of August 31, 2021 and as adjusted to reflect the sale of the Class A Common Stock offered by us under this prospectus by:

•	each of our directors and Named Officers;

•	all directors and executive officers as a group; and

•	each person who is known to us to own beneficially more than 5% of its Common Stock.

Beneficial ownership is determined according to the rules of the Commission, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership, the Company deemed outstanding shares of its Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of the Closing Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The percentage ownership of Common Stock is based on 29,507,289 shares of Common Stock outstanding as of the date of this prospectus.

Unless otherwise indicated and subject to applicable community property laws, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock of the Company beneficially owned by them.

Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Helbiz Inc., 32 Old Slip, New York, NY 10005.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares
Greater than 5% Holders
Dario Belletti(2)	5,144,676	16.9%
Monaco Mobility Investment SCP(3)	1,913,754	6.4%

Directors and Executive Officers(1)
Salvatore Palella	15,492,047	50.7%
Giulio Profumo	404,549	1.4%
Jonathan Hannestad	448,623	1.5%
Lorenzo Speranza	384,203	1.3%
Stefano Ciravegna	404,549	1.4%
Nemanja Stancic	404,549	1.4%
Emanuele Liatti	—	*
Matteo Mammi	—	*
Lee Stern(4)	30,000	*
Guy Adami(4)	—	*
Kimberly Wilford(4)	—	*
All directors and executive officers as a group (8 individuals)	17,568,520	53.8%

(1)	Unless otherwise indicated, the business address of each of the individuals is the address of Helbiz, Inc., 32 Old Slip, New York, New York 10005.

(2)	Includes 3,838,851 shares for Finbeauty S.r.l., Corso di Porta Nuova 34, Milan, 20121, Italy, an entity over which Mr. Dario Belletti has control to vote and dispose of such shares.
(3)	Monaco Mobility Investment SCP, an entity located in Le George V 14 Avenue de Grande Bretagne, Monaco 98000. Roland Oakshett represents the person who has the voting and dispositive control over those shares and warrants.

(4)	Excludes options to be granted to the non-employee directors which will be subject to vesting conditions.

*        Denotes less than one (1%) percent.

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SELLING SHAREHOLDERS

This prospectus relates to the possible resale by the Selling Shareholders of up to 2,650,000 shares of our Class A Common Stock and 2,650,000 Warrants Shares. The PIPE Investors acquired shares of Class A Common Stock and the Warrants exercisable into the Warrant Shares pursuant to the Subscription Agreements.

A description of our relationships with certain of the Selling Shareholders and their affiliates is set forth in “Certain Relationships and Related Transactions.”

When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the table below.

The following table is prepared based on information provided to us by the Selling Shareholders. It sets forth the name and address of the Selling Shareholders, the aggregate number of shares of Class A Common Stock and the Warrants that the Selling Shareholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Shareholders both before and after the offering. We have based percentage ownership prior to this offering on 29,507,289 shares of Common Stock and 2,650,000 Warrants outstanding, in each case as of August 31, 2021. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Shareholder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular Selling Shareholder’s Warrants, if any, and did not assume the exercise of any other Selling Shareholders’ Warrants.

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such Class A Common Stock or Warrant Shares. In addition, the Selling Shareholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock and Warrant Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Shareholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated below, the address of each beneficial owner listed in the table below is 32 Old Slip, New York, NY 10005.

Name of Selling Shareholder	Shares of Common Stock Beneficially Owned prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock which may be Sold in this Offering as a Percentage of Currently Outstanding Shares	Number of Shares of Common Stock Owned After the Offering	Percentage of Shares of Common Stock Owned After the Offering
PIPE Shares
Monaco Mobility Investment SCP(1)	1,913,754	600,000	2.0%	1,313,754	4.1%
Orchestra Global Equity Fund(2)	60,000	60,000	0.2%	—	—
YA II PN, Ltd.(3)	600,000	600,000	2.0%	—	—
Gaea QIAIF ICAV – Special Situations Fund(4)	1,080,000	1,080,000	3.7%	—	—
Finbeauty SRL(5)	5,144,676	1,700,000	5.8%	3,444,676	10.7%
Centrica – Global Equity Fund(6)	60,000	60,000	0.2%	—	—
Bernheim Investment Fund SICAV SIF – Centrica Family Strategy(7)	1,778,282	800,000	2.7%	978,282	3.0%
Salvatore Palella(8)	15,492,047	400,000	1.4%	15,092,047	46.9%

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(1)	Monaco Mobility Investment SCP, an entity located in Le George V 14 Avenue de Grande Bretagne, Monaco 98000. Roland Oakshett represents the person who has the voting and dispositive control over those shares and warrants.
(2)	Orchestra Global Equity Fund, an entity located in 25, Grand-Rue, L-1661, Luxembourg. Marco Boldrin represents the person who has the voting and dispositive control over those shares and warrants.
(3)	YA II PN, Ltd., an entity located in 1012 Springfield Avenue, Mountainside, NJ 07092. Matt Beckman represents the person who has the voting and dispositive control over those shares and warrants.
(4)	Gaea QIAIF ICAV, an entity located in 33 Sir John Rogerson's Quay, IE - Dublin 2. Marco Boldrin represents the person who has the voting and dispositive control over those shares and warrants.
(5)	Includes 455,825 shares held by Dario Belletti, the person who has the voting and dispositive control over the shares held by FinBeauty SRL. The business address is Corso di Porta Nuova 34, Milan, 20121, Italy.
(6)	Centrica – Global Equity Fund, an entity located in 5, Rue Jean Monnet, Luxemburg L-218. Marco Boldrin represents the person who has the voting and dispositive control over those shares and warrants.
(7)	Bernheim Investment Fund SICAV SIF – Centrica Family Strategy, an entity located in 5, Rue Jean Monnet, Luxemburg L-218. Marco Boldrin represents the person who has the voting and dispositive control over those shares and warrants.
(8)	The Helbiz Inc. CEO business address is the address of Helbiz, Inc., 32 Old Slip, New York, New York 10005.

PLAN OF DISTRIBUTION

We are registering the issuance by us of (i) 2,650,000 shares of Class A Common Stock and (ii) up to 2,650,000 shares of Class A Common Stock that are issuable upon the exercise of warrants to purchase shares of Class A Common Stock at an exercise price of $11.50 per share. We will not receive any of the proceeds from the sale of the securities by the Selling Shareholders. We will receive proceeds from any exercise of the warrants for cash.

The Selling Shareholders may offer and sell, from time to time, their respective shares of Class A Common Stock and the Warrant Shares covered by this prospectus. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Shareholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq;

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•	through trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Shareholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or agents;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and

•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Shareholders.

The Selling Shareholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may affect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts, or concessions from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Shareholders and any broker-dealers who execute sales for the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Shareholders, and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Shareholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Class A Common Stock or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”) and that acquire our Class A Common Stock and Warrants for cash pursuant to this prospectus. No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

•	an individual who is a United States citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

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U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost for such Class A Common Stock (or, in the case of Class A Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Class A Common Stock, as discussed below), less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Class A Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Class A Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Class A Common Stock received generally should equal the holder’s adjusted tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock generally would include the holding period of the Warrant.

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It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the Warrants being exercised having a value equal to the exercise price of such Warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Class A Common Stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the Warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A Common Stock), or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders—Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of Warrants for Class A Common Stock described in this prospectus under “Description of Capital Stock—Warrants—Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Class A Common Stock. Your aggregate initial tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed and your holding period for the shares of Class A Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock—Warrants—Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders—Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Class A Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

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Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our securities who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions.

In general, any distributions we make to a Non-U.S. Holder of shares of our Helbiz Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our Helbiz Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of our securities, which will be treated as described under “Non-U.S. Holders  -  Gain on Sale, Taxable Exchange or Other Taxable Disposition of Helbiz Class A Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders -  Gain on Sale, Taxable Exchange or Other Taxable Disposition of Skillz Class A Common Stock and Warrants” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Helbiz Class A Common Stock and Warrants.

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our securities shares unless:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder); or

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we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non- U.S. Holder held our securities, and, in the case where shares of our Helbiz Class A Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our Helbiz Class A Common Stock at any time within the shorter of the five- year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Helbiz Class A Common Stock. There can be no assurance that our Helbiz Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such Holder on the sale, exchange or other disposition of our Helbiz Class A Common Stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Helbiz Class A Common Stock or warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the business combination is completed.

Possible Constructive Distributions.

The terms of each warrant provide for an adjustment to the number of shares of Helbiz Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Helbiz Securities  -  Warrants  -  Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a Non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Helbiz Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Helbiz Class A Common Stock which is taxable to such holders as a distribution. A Non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders -  Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Helbiz Class A Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Helbiz Class A Common Stock and warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

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Foreign Account Tax Compliance Act Withholding Taxes.

Provisions commonly referred to as “FATCA” generally impose withholding at a rate of 30% on payments of dividends (including constructive dividends) in respect to our securities which are held by or through certain foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Accordingly, the entity through which our Helbiz Class A Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Helbiz Class A Common Stock held by an investor that is a non-financial Non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30% unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provide certain information regarding the entity’s “substantial United States owners” which will in turn be provided to the U.S. Department of Treasury. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our securities.

Possible Legislative Tax Changes

The foregoing summary of federal income tax law reflects provisions of recent legislation. However, because, Treasury Regulations and other official interpretations have not been issued with respect to a number of such provisions, their meaning is uncertain. In addition, legislation has been or may be proposed in Congress that might have a substantial and adverse effect on U.S and Non-U.S. Holders. U.S. and Non-U.S. Holders should consult with their own professional advisers as to all current and possible future proposals with respect to federal, state and local tax legislation and the effect, if any, that such legislation may have on an investment in our common stock and warrants. In addition, the U.S. federal income tax rate (and any other applicable tax rates) may increase during the ownership of the common stock and warrants and negatively affect the after-tax returns of the U.S. and Non-U.S. Holders. Among other proposed tax changes, the current U.S. presidential administration has proposed increasing the U.S. corporate income tax from its current 21% rate.

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DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

We are authorized to issue 400,000,000 shares of capital stock, consisting of three classes: 285,774,102 shares of Class A Common Stock, $0.00001 par value per share, 14,225,898 shares of Class B Common Stock, $0.00001 par value per share, and 100,000,000 shares of Preferred Stock, $0.00001 par value per share.

Common Stock

As of the date of this prospectus, there were 15,281,391 shares of Class A Common Stock outstanding, held of record by [NUMBER] stockholders and there were 14,225,898 shares of Class B Common Stock outstanding, held of record by one stockholder. Options to purchase 7,409,701 shares of Class A Common Stock were also outstanding.

The holders of Class A Common Stock are entitled to one vote for each share held of record by such holder and each holder of Class B Common Stock has the right to ten votes per share of Class B Common Stock held of record by such holder on all matters submitted to a vote of the stockholders. The holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders; provided, however, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock). Subject to preferences that may be applicable to any outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available for that purpose. See “Market Information For Class A Common Stock And Dividend Policy.” In the event of liquidation, dissolution or winding up of Helbiz, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The Common Stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon completion of this offering will be, fully paid and non-assessable. The Class B Common Stock will be convertible into shares of Class A Common Stock on a one-to-one basis at the option of the holders of the Class B Common Stock at any time upon written notice to Helbiz. In addition, the Class B Common Stock will automatically convert into shares of Class A Common Stock immediately prior to the close of business on the earliest to occur of certain events specified in our Certificate of Incorporation.

Preferred Stock

The Board of Directors has the authority, without further action by the stockholders, to issue up to 100,000,000 shares of preferred stock, $0.00001 par value, in one or more series. The Board also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

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The Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of our capital stock entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation designating a series of Preferred Stock.

The Board will be able to, subject to limitations prescribed by Delaware law, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of Helbiz or the removal of our management and may adversely affect the market price of Class A Common Stock and the voting and other rights of the holders of Helbiz. We do not have any outstanding preferred stock as of the date of this prospectus.

Warrants

As of the date of this registration statement, there are approximately 10,500,000 warrants outstanding, consisting of 5,750,000 warrants that were issued in our Initial Public Offering and are trading on the Nasdaq Capital Market, 2,650,000 warrants that were issued in the PIPE Investment, and 2,100,000 warrants that were issued to GVAC’s Sponsor. Each Warrant entitles the registered holder to purchase one whole share of our Class A Common Stock at a price of $11.50 per share.

Lock-Up Restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Transactions” for lock-up restrictions on our securities under the Lock-Up Agreements.

Registration Rights

Under the terms of the Merger Agreement, it was agreed upon by the parties that the former Helbiz securityholders would be entitled to certain registration rights with respect to the GVAC Shares received by them in the Business Combination. Under the terms of the agreement, commencing nine (9) months after the Closing (or six (6) months with the consent of GVAC’s investment banker), the former Helbiz securityholders may make one (1) demand and up to two (2) piggyback registration requests to have GVAC file a registration statement on their behalf or include in a registration statement filed by GVAC, with the Securities and Exchange Commission to provide for the resale under the Securities Act of 1933, as amended, the shares received in the Business Combination by them. The filing of the registration statements and the payment of filing fees and related costs such as legal and accounting costs will be borne by us.

The holders of the Sponsor shares are entitled to registration. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the sponsor shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these sponsor shares are to be released from escrow. The holders of a majority of the private warrants issued in payment of working capital loans made to us (or underlying securities) can elect to exercise these registration rights at any time after the business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

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Delaware Anti-Takeover Law and Certificate of Incorporation and Bylaw Provisions

Under Section 203 of the DGCL, we will be prohibited from engaging in any Business Combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if:

•	the Board approved the acquisition prior to its consummation;

•	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•	the Business Combination is approved by the Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “Business Combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various Business Combinations with the Company for a three-year period. This may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Written Consent by Stockholders

Under the Certificate of Incorporation, subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meetings of our stockholders and may not be effected by any consent in writing by such stockholders.

Special Meeting of Stockholders

Under the Certificate of Incorporation, special meetings of our stockholders may be called only by the chairperson of the Board, our chief executive officer or the Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Under the Certificate of Incorporation, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of our stockholders shall be given in the manner and to the extent provided in our Bylaws.

Transfer Agent and Registrar

The transfer agent for our Class A Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. The transfer agent and warrant agent’s telephone number and address is (212) 509-4000 and 1 State Street, 30th Floor, New York, NY. 10004.

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SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

 Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Class A Common Stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our “affiliates” at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) we have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. After a one-year holding period, assuming we remain subject to the Exchange Act reporting requirements, such a person may sell their securities without regard to clause (iii) in the prior sentence.

Persons who have beneficially owned restricted shares of our Class A Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of shares of Class A Common Stock then outstanding; or

•	the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than Business Combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this prospectus, we had 29,507,289 shares of Common Stock outstanding, consisting of 15,281,391 shares of Class A Common Stock and 14,225,898 shares of Class B Common Stock. All of the 2,650,000 PIPE Shares we issued to the PIPE Investors pursuant to the Subscription Agreements are restricted securities for purposes of Rule 144. All such restricted shares have been registered for resale under the Securities Act on the registration statement of which this prospectus is part.

As of the date of prospectus, there are approximately 10,500,000 warrants outstanding, consisting of 5,750,000 warrants that were issued in our Initial Public Offering and are trading on the Nasdaq Capital Market, 2,650,000 warrants that were issued in the PIPE Investment, and 2,100,000 warrants that were issued to GVAC’s Sponsor. Each Warrant is exercisable for one share of our Class A Common Stock, in accordance with the terms of the warrant agreement governing the Warrants. 5,750,000 of these warrants are public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

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LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus will be passed upon by Ortoli Rosenstadt. The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017.

EXPERTS

The financial statements as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, of Helbiz, Inc. included in this Prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the entity’s ability to continue as a going concern). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, prospectus and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is http://www.sec.gov.

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Helbiz, Inc.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Helbiz, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Helbiz, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021

New York, NY
April 8, 2021, except for Note 10 (2020 CEO Performance Award paragraph) and
Note 10A for which the date is June 30, 2021

F-2

Helbiz, Inc.

Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$757	$1,497
Accounts receivable	96	410
Security deposit	418	86
Prepaid and other current assets	1,166	622
Investor Receivables – due from related party – Officer	—	1,382
Total current assets	2,437	3,997
Property and equipment, net	3,723	2,129
Other Assets	200	219
TOTAL ASSETS	$6,360	$6,345

Liabilities, CONVERTIBLE PREFERRED STOCK, and stockholders’ DEFICIT
Current liabilities:
Accounts payable	$2,970	$1,265
Accrued expenses and other current liabilities	1,219	1,157
Current financial liabilities	9,300	5,781
Short term financial debts, net	2,861	451
Convertible debts, net	—	3,067
Warrants	6,439	2,263
Total current liabilities	13,489	8,203
Other non-current liabilities	149	51
Non-current financial liabilities	4,028	1,894
TOTAL LIABILITIES	17,666	10,148

CONVERTIBLE PREFERRED STOCK
Convertible Preferred Stock Series A, $0.0001 par value; 4,000,000 shares authorized at December 31, 2019 and 2020; 65 shares issued and outstanding at December 31, 2019 and 0 shares issued and outstanding at December 31, 2020	—	6,200
Convertible Preferred Stock Series B, $0.0001 par value; 2,000 shares authorized at December 31, 2020; 453 shares issued and outstanding at December 31, 2020	4,040	—

stockholders’ Deficit
Common stock, $0.0001 par value; 10,000,000 shares authorized at December 31, 2019 and 2020; 3,393,504 shares issued and outstanding at December 31, 2019 and 4,392,919 shares issued and outstanding at December 31, 2020	24,872	1,223
Subscription Receivables	(4,033)	—
Accumulated other comprehensive (loss) income	36	(2)
Accumulated deficit	(36,221)	(11,224)
Total stockholders’ deficit	(15,346)	(10,003)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$6,360	6,345

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Helbiz, Inc.

Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Revenue	$4,418	$1,079
Operating expenses:
Cost of revenue	7,870	2,022
Research and development	1,604	445
Sales and marketing	4,808	1,404
General and administrative	10,075	4,589
Total operating expenses	24,357	8,460

Loss from operations	(19,939)	(7,381)

Other income (expenses)
Interest expense, net	(2,232)	(401)
Gain on extinguishment of debts	2,739	292
Loss on extinguishment of debts	(930)	—
Fair value adjustments	(4,062)	9
Other expenses	(135)	(228)
Total other expenses, net	(4,620)	(328)

Income Taxes	(14)	—
Net loss	$(24,573)	$(7,709)

Deemed Dividends and Deemed Dividends equivalents	$(231)	$(242)

Net loss per share attributable to common stockholders	$(24,804)	$(7,951)

Net loss per share attributable to common stockholders, basic and diluted	$(6.24)	$(2.33)

Other comprehensive (loss) income, net of tax:
Changes in foreign currency translation adjustments	$38	$(4)

Net loss and comprehensive income, excluded Series A Dividends	$(24,535)	$(7,713)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Helbiz, Inc.

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share and per share data)

	SERIES A – CONVERTIBLE PREFERRED STOCK	SERIES B – CONVERTIBLE PREFERRED STOCK	Common Stock		Subscription Receivables	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	TOTAL STOCKHOLDERS’ DEFICIT
			Shares	Amount
Balance at January 1, 2019	—	—	3,348,750	1,050	—	(3,165)	2	(2,113)
Issuance of common shares – for Sale	—	—	10,150	150	—	—	—	150
Issuance of common stock – for Settlement of debt	—	—	34,604	21	—	—	—	21
Issuance of warrant, in conjunction with 0% Convertible Note	—	—	—	2	—	—	—	2
Issuance of Convertible Preferred stocks	5,849	—	—	—	—	—	—	—
Dividends and dividend equivalents for Preferred Stockholders	351	—	—	—	—	(351)	—	(351)
Changes in currency translation adjustment	—	—	—	—	—	—	(4)	(4)
Net loss	—	—	—	—	—	(7,708)	—	(7,708)
Balance at December 31, 2019	6,200	—	3,393,504	$1,223	—	$(11,224)	$(2)	(10,003)
F-5

Helbiz, Inc.

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit — (Continued)
(in thousands, except share and per share data)

	SERIES A – CONVERTIBLE PREFERRED STOCK	SERIES B – CONVERTIBLE PREFERRED STOCK	Common Stock		Subscription Receivables	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	TOTAL STOCKHOLDERS’ DEFICIT
			Shares	Amount
Balance at December 31, 2019	6,200	—	3,393,504	1,223	—	(11,224)	(2)	(10,003)
Issuance of Convertible Series B Preferred stocks – Conversion of Series A	(3,091)	3,079	—	—	—	—	—	—
Issuance of Convertible Series B Preferred stocks – Sale	—	879	—	—	—	—	—	—
Issuance of common stock – for Settlement of 0% Convertible Notes and warrant	—	—	94,980	1,430	—	—	—	1,430
Sale of common stock	—	—	295,935	5,508	—	—	—	5,508
Issuance of Equity warrants	—	—	—	1,091	—	—	—	1,091
Issuance of common stock – Exercise of Equity Warrants	—	—	103,552	2,177	(1,904)	—	—	273
Issuance of common stock – for Settlement of 10% Convertible Notes	—	—	133,585	2,013	—	—	—	2,013
Issuance of common stock – for Conversion of Series A Convertible Redeemable Preferred Stocks	(3,450)	—	170,493	3,450	—	—	—	3,450
Issuance of common stock – for Exercise of 2019 Warrant Purchase Agreement	—	—	90,190	479	—	—	—	479
Issuance of common stock – for Settlement of Promissory Notes	—	—	3,949	89	—	—	—	89
Issuance of common stock – for Settlement Vienna Warrants	—	—	20,697	542	(5)	—	—	537
F-6

Helbiz, Inc.

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit — (Continued)
(in thousands, except share and per share data)

	SERIES A – CONVERTIBLE PREFERRED STOCK	SERIES B – CONVERTIBLE PREFERRED STOCK	Common Stock		Subscription Receivables	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	TOTAL STOCKHOLDERS’ DEFICIT
			Shares	Amount
Issuance of common stock – for Settlement of Other Liability Warrants	—	—	37,779	989	(1,250)	—	—	(261)
Issuance of common stock – for Exercise Series A Warrants	—	—	22,362	586	(874)	—	—	(289)
Share based compensation	—	—	25,893	5,295	—	—	—	5,295
Dividends and dividend equivalents for Preferred Stockholders	341	82	—	—	—	(423)	—	(423)
Changes in currency translation adjustment	—	—	—	—	—	—	38	38
Net loss	—	—	—	—	—	(24,574)	—	(24,574)
Balance at December 31, 2020	—	$4,040	4,392,919	$24,872	$(4,033)	$(36,221)	$36	$(15,347)

The accompanying notes are an integral part of these consolidated financial statements.

F-7

Helbiz, Inc.

Consolidated Statements of Cash Flows
(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Operating activities
Net loss	$(24,573)	$(7,709)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,355	796
Loss on disposal of assets	838	73
Non-cash Interest expenses	2,206	263
(Gain) or Loss on extinguishment of Debts	(1,809)	(292)
Changes in fair value of Financial instruments	4,062	(9)
Share-based compensation	4,865	—
Other non-cash items	112	0
Changes in operating assets and liabilities:
Prepaid and other current assets	(653)	(493)
Security deposits	(331)	(56)
Accounts receivable	314	(410)
Accounts payable	1,046	1,013
Accrued expenses and other current liabilities	580	43
Other Assets	(382)	(50)
Deferred income	(420)	567
Net cash used in operating activities	(11,792)	(6,262)

Investing activities
Purchase of property and equipment	(4,048)	(1,907)
Issuance of Receivable, due from related party – Officer	—	(1,387)
Proceeds from repayment of Receivable, due from related party – Officer	1,382	—
Net cash used in investing activities	(2,666)	(3,289)

Financing activities
Proceeds from issuance of financial liabilities, net	6,481	6,307
Proceeds from issuance of preferred stock, net	985	6,043
Sale of Common share, net	6,809	150
Issuance of common stock, net – for Settlement Vienna Warrants	610	—
Issuance of common stock, net – Exercise of Equity Warrants	478	—
Repayment of Financial liabilities – Related parties	—	(255)
Repayment of Financial Liabilities	(1,750)	(1,200)
Net cash provided by financing activities	13,613	11,045
Effect of exchange rate changes	27	(4)
Net increase (decrease) in cash and cash equivalents, and restricted cash	(818)	1,490
Cash and cash equivalents, and restricted cash, beginning of year	1,608	121
Cash and cash equivalents, and restricted cash, end of year	$790	$1,611

RECONCILIATION OF CASH, CASH EQUIVALENT AND RESTRICTED CASH TO THE CONSOLIDATED Balance SHEET
Cash and cash equivalents	757	1,497
Restricted cash, included in Other Assets	33	111

Supplemental disclosure of cash flow information
Cash paid for interest	$27	$138
Cash paid for income taxes	$—	$—

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES
Short term financial debts converted into Common Shares	180	314
Convertible debts converted into Common Shares	3,604	—
Convertible Preferred Stock Series A converted into Common Shares	3,781	—
Common Shares issued for warrant exchanged recorded as Subscription Receivables	4,033	—
Convertible Preferred Stock Series A converted into Convertible Preferred Stock Series B	3,208	—

The accompanying notes are an integral part of these consolidated financial statements.

F-8

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

1. Business and Basis of Presentation

Description of Business

Helbiz, Inc. and Subsidiaries, (“Helbiz” or the “Company”) was incorporated in the state of Delaware in October 2015 with headquarter in New York, New York. The Company is an intra-urban transportation company that seeks to help urban areas reduce their dependence on individually owned cars by offering affordable, accessible and sustainable forms of personal transportation, specifically addressing first and last mile transport. Beginning in 2020, the Company increased its services offered to customers by including monthly subscriptions for accessing its network of electric vehicles, e-bikes and e-scooters.

Founded on a proprietary technology platform, the Company offers HelbizGo, a sharing economy for electric scooters and electric bikes. Through HelbizGo, Helbiz offers an intra-urban transportation solution that allows users to instantly rent electric vehicles directly from the Helbiz mobile application. The Company currently has a strategic footprint in growing markets with offices in New York, Milan, Madrid, Belgrade and Singapore, with additional operational teams around the world. The Company currently has electric vehicles operating in USA and Europe.

Going Concern and Management’s Plans

The Company has experienced recurring operating losses and negative cash flows from operating activities since its inception. To date, these operating losses have been funded primarily from outside sources of invested capital. The Company had, and may potentially continue to have, an ongoing need to raise additional cash from outside sources to fund its operations. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. The Company plans to continue to fund its operations and expansion plan through debt and equity financing during 2021. Debt or equity financing may not be available on a timely basis on terms acceptable to the Company, or at all. Refer to Note 14. Subsequent Events for further details over the funding activities after year end 2020.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and, as such, the financial statements do not include any adjustments relating to the recoverability and classification of recorded amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

2. Significant Accounting Policies and Use of Estimates

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

The Company uses the U.S. dollar as the functional currency. For foreign subsidiaries where the U.S. dollar is the functional currency, gains and losses from remeasurement of foreign currency balances into U.S. dollars are included in the consolidated statements of operations. For the foreign subsidiary where the local currency is the functional currency, translation adjustments of foreign currency financial statements into U.S. dollars are recorded to a separate component of accumulated other comprehensive loss.

F-9

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

2. Significant Accounting Policies and Use of Estimates (cont.)

Use of Estimates

The preparation of financial statements in conformity with US GAAP generally requires management to make estimates and assumptions that affect the reported amount of certain assets, liabilities, revenues, and expenses, and the related disclosure of contingent assets and liabilities. Specific accounts that require management estimates include determination of common stock and financial instruments at fair value, useful lives of property and equipment, including scooters and valuation allowance for deferred income taxes.

Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Segment Information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer, Salvatore Palella, is the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates in one operating segment. During the years ended December 31, 2020 and 2019, the Company generated revenues in US and Europe and as of December 31, 2020 and 2019, the Company had material assets located outside of the United States, mainly in Italy.

Revenue Recognition

The Company derives its revenue principally from its network of shared electric vehicles, e-bikes and e-scooters. The Company also generated revenues from marketing and co-branding activities and from a licensing agreement.

Shared vehicle revenues

The Company applied the following steps to achieve the core principle of ASC 606:

1.      Identification of the Contract, or Contracts, with a Customer:    The Company considered the Terms of Conditions (“ToC”) in identifying the contracts under ASC 606. Riders accept the ToC which are included in the Helbiz App and on the Company’s website. The ToC defines the fees that the Company charges riders for each transaction, each party’s rights and obligations regarding the services to be transferred and payment terms. The rider agrees to use the vehicle upon unlocking it for a ride by scanning the vehicle’ QR code via the Helbiz App. In accordance with the ToC, a contract exists between the rider and the Company when the rider has the ability to use the vehicle, which is upon unlocking of the vehicle. For monthly subscription, the contract exists between the Company and the customer when the customer accepts the ToC via Helbiz App and pays the monthly fees. The duration of a contract with a rider is typically equal to the duration of a single ride for single-use while for monthly subscription the duration is 30 days. The Company does not earn any fees from the customers to access the Helbiz App and the Company has no obligation to the customer to provide a vehicle. The Company collects the fees from customers using two methods: (i) the customer’s pre-authorized credit card, (ii) decreasing the amount in the Helbiz wallets which represent amounts previously collected from the customer as prepaid rides.

F-10

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

2. Significant Accounting Policies and Use of Estimates (cont.)

2.      Identification of the Performance Obligations in the Contract:    The Company provides electric vehicles — e-bikes and e-scooters — to riders for short term transportation services. The service provided by the Company includes the availability of electric vehicles in specific geofences. As a result, the Company identified only one performance obligation related to each ride of electric vehicles. Each ride is considered a separate performance obligation as each transaction is capable of being distinct within the context of the contract.

3.      Determination of the Transaction Price:    The Company earns fees from the riders based on the sum of unlocking fee and per minute fees or subscription fees. Based on the nature of each contract the entire amount of consideration received from the riders is included in the transaction price.

Sales Taxes:    The Company excludes all sales taxes assessed by governmental authorities from the measurement of the transaction price. A liability is recorded upon completion of each ride.

Helbiz Wallet:    The Company has short-term payables to Customers generated by pre-payments made by customers for future rides. The Company does not record any significant Financing Component given that the customer paid for the services in advance, and the timing of the transfer of those services is at the discretion of the customer.

4.      Allocation of the Transaction Price to the Performance Obligations in the Contract:    As explained above, 2. Identification of the Performance Obligations in the Contract, the Company determined that the contract contains only one performance obligation, as a result, there is no allocation of the transaction price.

5.      Recognition of Revenue when, or as, the Company Satisfies a Performance Obligation:    Revenue is recognized at the time the performance obligation is satisfied by transferring the control of the promised service to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for the service. The Company recognizes revenue upon completion of a ride as its performance obligation is satisfied upon the completion of the ride. For subscription fees, the Company recognizes revenue on a straight-line basis over the subscription period. At the time of ride completion, the Company has the right to receive payment for the services rendered.

As part of the adoption of ASC 606, the Company evaluates customer credits and chargebacks.

a)      Customer Credit:    The Company does not have contractual provisions related to customer’s rights for services provided. However, the Company may issue, at its sole discretion, credits to customers for future rides when a customer is not satisfied by the services received. Credits are issued as Promotional Codes and they have a short expiration, usually within a week. The value of those credits is recorded as reduction of revenues when the credits are used by customers. At year end, the Company did not record any liability related to the credit issued and not expired due to the immaterial value.

b)      Chargebacks:    The Company’s third-party payment processing provider processes chargebacks that are initiated by customers. The value of those credits is recorded as reduction of revenues when the chargeback is completed.

Revenue from Prepaid rides sold to customers are deferred and recognized when the ride takes place.

Other revenues

The Company also generated revenues from marketing and co-branding activities and from a licensing agreement. Those fees are recognized as revenues on a straight-line basis over the contractual period, in line with the satisfaction of the related performance obligations, as defined in ASC 606.

F-11

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

2. Significant Accounting Policies and Use of Estimates (cont.)

Cost of revenue

Cost of revenues primarily consists of personnel-related costs, credit card processing fees, battery charging costs, electric vehicles repair and maintenance costs, data center and networking expenses, mobile device and service costs, ride insurance costs, depreciation of rental vehicles, amortization of platform development costs, and certain direct costs related to rental scooter business.

Research and development

Research and development expenses primarily consist of personnel-related compensation costs for employees in engineering and product development. Such expenses include costs related to the Company’s technology initiatives, as well as expenses associated with ongoing improvements to existing products and platforms.

Research and Development costs are expensed as incurred. Research and Development costs were $1,604 and $445 for the years ended December 31, 2020 and 2019, respectively.

Sales and marketing

Sales and marketing expenses primarily consist of advertising expenses, business development expenses, customer support costs, product marketing costs and personnel-related compensation costs. Sales and marketing costs are expensed as incurred.

Sales and marketing expenses were $4,808 and $1,404 for the years ended December 31, 2020 and 2019, respectively.

General and administrative

General and administrative expenses primarily consist of personnel-related compensation costs, professional service fees, bank fees, depreciation expense of property and equipment other than rental vehicles or related to them, offices rent, administrative fees and other corporate costs.

General and administrative expenses were $10,075 and $4,589 for the years ended December 31, 2020 and 2019, respectively.

Stock-Based Compensation

The Company estimates the fair value of stock options granted to employees and director using the Black-Scholes option-pricing model. The fair value of stock options that are expected to vest is recognized as compensation expense on a straight-line basis over the requisite service period. The stock-based compensation expense is based on awards ultimately expected to vest, and it reflects the forfeitures when occurred.

The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include:

•        per share fair value of the underlying common stock;

•        exercise price;

•        expected term;

•        expected stock price volatility over the expected term;

•        risk-free interest rate over the expected term; and

•        expected annual dividend yield.

F-12

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

2. Significant Accounting Policies and Use of Estimates (cont.)

For all stock options granted, the Company estimated the expected term. The Company has no publicly available stock information. The Company has therefore determined to use the historical volatility of the stock price of similar publicly traded peer companies. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the equity-settled award.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to a concentration of credit risk consist primarily of cash and cash equivalents and restricted cash. The Company deposits its cash with multiple financial institutions in different countries. Management has not experienced significant losses due to the financial position of the depository institutions in which those deposits are held.

Cash and Cash Equivalents

The Company maintains cash in bank deposits in different currencies, mainly the U.S. Dollar and Euro.

Foreign Currency

The Company has operations in foreign countries whose functional currency is the local currency. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenue and expenses are translated at the average exchange rate applicable during the period. Translation gains and losses are included as a component of accumulated other comprehensive loss in stockholders’ equity.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other income and expenses in the accompanying consolidated statements of operations and comprehensive loss when incurred.

Property and Equipment

Property and equipment consist of equipment, computers and software, furniture and fixtures, and rental scooters. Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using a straight-line method over the estimated useful life of the related asset. Depreciation for property and equipment commences once they are ready for our intended use. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheet and any resulting gain or loss is reflected in the consolidated statement of operations in the period realized.

The table below, shows the useful lives for the depreciation calculation using the straight-line method:

Equipment	5 years
Computers and Software	3 years
Furniture and fixtures	7 years
Rental eBikes	2 years
Rental eScooters	1 year

Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease, or the useful life of the assets.

F-13

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

2. Significant Accounting Policies and Use of Estimates (cont.)

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or asset groups may not be recoverable. In such instances, the recoverability of assets or asset groups to be held and used is measured first by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the assets. If such assets or asset groups are considered to be impaired, an impairment loss would be recognized if the carrying amount of the asset exceeds the fair value of the asset.

Income Taxes

Deferred income taxes are recorded for the expected tax consequences of temporary differences between the tax basis of assets and liabilities for financial reporting purposes and amounts recognized for income tax purposes. The Company periodically reviews the recoverability of deferred tax assets recorded on the consolidated balance sheet and provides valuation allowances as deemed necessary to reduce such deferred tax assets to the amount that will, more likely than not, be realized. A full valuation allowance was recorded against the deferred tax assets as of December 31, 2020 and 2019.

Income tax expense consists of taxes currently payable and changes in deferred tax assets and liabilities calculated according to local tax rules.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. In the event that the Company changes its determination of the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made.

The amount of deferred tax provided is calculated using tax rates enacted at the balance sheet date. The impact of tax law changes is recognized in periods when the change is enacted.

A two-step approach is applied in the recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

The Company’s policy is to recognize interest and penalty expenses associated with uncertain tax positions as a component of income tax expense in the Consolidated statements of operations and comprehensive loss. As of December 31, 2020, and 2019, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s consolidated statements of operations and comprehensive loss.

F-14

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

2. Significant Accounting Policies and Use of Estimates (cont.)

Fair Value of Financial Instruments and Fair Value Measurements

The Company determines the fair value of financial assets and liabilities using the fair value hierarchy established in the accounting standards. The hierarchy describes three levels of inputs that may be used to measure fair value, as follows:

Level 1	—	Quoted prices in active markets for identical assets and liabilities.
Level 2	—

Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

The Company’s financial instruments include cash and cash equivalents, warrants, convertible debts, equity compensation for employees, derivatives, promissory notes, accounts receivable and accounts payable. Management believes that the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and short-term debts approximate the fair value due to the short-term nature of those instruments. Warrants and derivatives are classified as Level 3 in the fair value hierarchy as they are valued using significant unobservable inputs or data in inactive markets. The Company uses a third-party valuation specialist to assist management in its determination of the fair value of its Level 3. These fair value measurements are highly sensitive to changes in these significant unobservable inputs and significant changes in these inputs would result in a significantly higher or lower fair value.

The fair value of the shares of common stock underlying the stock options has historically been determined by using a third-party valuation specialist to assist management in its determination. Management determines the fair value of the Company’s common stock by considering a number of objective and subjective factors including: the valuation of comparable companies, sales of redeemable convertible preferred stock to unrelated third parties, the Company’s operating and financial performance, the lack of liquidity of common stock, and general and industry specific economic outlook, amongst other factors.

Financial Liabilities

The Company accounts for Financial Liabilities, Current and Non-current in accordance with ASC 470 (Debt) and ASC 835 (Interest).

At the issuance of each financial instrument the Company evaluates the presence of: embedded derivatives, beneficial conversion features, other instruments issued in conjunction of the financial transactions such as warrants. In case the Company identified more than one financial instrument or embedded derivatives, the Company followed the guidance of ASC 470-20-25-2 for allocating the gross proceeds, at issuance date. For subsequent measurement of embedded derivatives and warrants classified as liability the Company followed the ASC 815-15 and ASC 815-40 (Derivatives and Hedging) which required subsequent adjustments of the instruments at fair value with impact on the Consolidated Statement of Operations.

F-15

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

2. Significant Accounting Policies and Use of Estimates (cont.)

Convertible Preferred Stocks

The Company accounted as Convertible Preferred Stocks, the Series A and Series B Redeemable Preferred Stocks, in accordance with ASC 480 (Distinguishing Liabilities from Equity), specifically ASC 480-10-S99 (ASR 268). The temporary equity classification is due to the existence of certain conditions for redemption that are not solely within the control of the issuer for both instruments, Series A and Series B.

Net Loss Per Share Attributable to Common Stockholders

The Company follows the two-class method when computing net loss per common share when shares are issued that meet the definition of participating securities. The two-class method determines net income (loss) per common share for each class of common stock and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company’s redeemable convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in the Company’s losses.

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. The diluted net loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which the Company reports net losses, diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders, because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Accounting Policies Adopted in the Current Year

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers: (Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this principle, the Company applies five steps including identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when (or as) the company satisfies the performance obligations. Additional quantitative and qualitative disclosures to enhance the understanding about the nature, amount, timing, and uncertainty of revenue and cash flows from contracts with customers are also required. The Company adopted the requirements of ASU 2014-09 as of January 1, 2019, utilizing a full retrospective method of transition.

In January 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The amendments in ASU 2016-01 address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The Company adopted the requirements of ASU 2016-01 as of January 1, 2019, utilizing a full retrospective method of transition.

Accounting Pronouncements Issued but Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. The lease assets and liabilities to be recognized are both measured initially based on the present value of the lease payments. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is

F-16

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

2. Significant Accounting Policies and Use of Estimates (cont.)

effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company plans to adopt this standard as of the effective date for private companies using the modified retrospective approach of all leases entered into before the effective date. While the Company is currently reviewing its lease portfolio and evaluating and interpreting the requirements under the new guidance, including available accounting policy elections, it expects that its non-cancellable operating lease commitments will be subject to the new guidance and recognized as right-of-use assets and operating lease liabilities on the Company’s consolidated balance sheets. The Company is currently assessing the impact of this accounting standard on its shared vehicles revenues.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820). This standard modifies disclosure requirements related to fair value measurement and is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. Implementation on a prospective or retrospective basis varies by specific disclosure requirement. The standard also allows for early adoption of any removed or modified disclosures upon issuance while delaying adoption of the additional disclosures until their effective date. The Company is currently assessing the impact of adopting this standard on its consolidated financial statements.

3. Revenue Recognition

The Company generates revenue from single-use ride fees paid by riders of owned e-bikes and e-scooters. The Company also generated revenues from partnership related to marketing activities and co-branding of Helbiz vehicles.

The tables below shows the revenues and deferred income breakdowns for year end 2020 and 2019.

	December 31,
	2020	2019
Shared vehicle revenues	$4,000	$570
Pay per ride	3,581	570
Subscriptions	419	—
Other revenues	$418	$509
Partnership revenues	213	225
Licensing revenues	205	284
Total Revenue	$4,418	$1,079
	December 31, 2019				December 31, 2020
Deferred Income	Starting Balance	Additions	Utilization	Ending Balance	Starting Balance	Additions	Utilization	Adjustments	Ending Balance
Prepaid Rides	$—	280	(27)	253	253	1,840	(2,004)		89
Partnership	—	334	(225)	109	109	161	(213)		57
Area licensing Agreement	—	500	(284)	216	216		(205)	(11)	—
Total	—	$1,114	$(536)	$578	$578	$2,001	$(2,422)	$(11)	$146

As of December 31, 2020, and December 31, 2019 the Company recorded Deferred Income of $146 and $578 in Accrued expenses and other current liabilities.

F-17

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

3. Revenue Recognition (cont.)

Prepaid Rides

Revenue from Prepaid rides sold to customers are deferred and recognized when the ride takes place.

Partnerships

In January 2019, the Company signed a two-year agreement with Telepass Group, a mobility leader in Italy, for marketing activities and for co-branding of Helbiz vehicles.

Area licensing agreement

In September 2019, the Company signed a seven-month agreement with a Company under which the purchaser granted the right to use a white label version of the Helbiz Micro-mobility technological platform.

4. Property and Equipment, net

Property and equipment consist of the following:

	Estimated Useful Life (in years)	December 31,
		2020	2019
Rental eScooters	1	$4,390	$910
Rental eBikes	2	703	778
Furniture, fixtures, and equipment	5/7	545	326
Computers and Software	3	875	967
Leasehold improvements	Note 1	81	17
Total property and equipment, gross		6,594	2,988
Less: accumulated depreciation		(2,871)	(869)
Total property and equipment, net		$3,723	$2,129

Note 1 — Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease, or the useful life of the assets.

The Company recorded in Cost of Revenues, a loss on disposal for Rental vehicles of $838 and $65 for the years ended December 31, 2020 and 2019, respectively. The losses on disposal, recorded in 2020, are mainly affected by operation and technology issues connected with a specific model of E-bikes. The Company stopped to order vehicles from this manufacturer.

Depreciation expense was $2,055 and $784 for the years ended December 31, 2020 and 2019, respectively.

5. Prepaid and other current assets

Prepaid and other current assets consist of the following:

	December 31,
	2020	2019
Prepaid	$671	$505
VAT	169	82
Payroll	103	0
Other current	223	35
Total prepaid and other current assets	$1,166	$622

F-18

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2020	2019
Payroll Liabilities	$1,007	$254
Deferred Income	146	578
Accrued Expenses	36	68
Others	30	257
Total accrued expenses and other current liabilities	$1,219	$1,157

7. Current Financial liabilities

The Company identified three macro-categories of Current Financial liabilities: Short-term financial debts, net, Convertible debts, net and warrants. As of December 31, 2020, and 2019, current financial liabilities consisted of the following:

	December 31,
Current financial liabilities	2020	2019
Short Term Financial Debts, net(1)	$2,861	$451
Convertible debts, net(1)	—	3,067
Warrants	6,439	2,263
Total	$9,300	$5,781

____________

(1)      The amounts include principal and accumulated interests.

The following tables summarize the fair value hierarchy of the Company’s financial liabilities carried at fair value on a recurring basis as of December 31, 2019 and December 31, 2020.

		December 31, 2019
Current financial Liabilities	Category	Total	Level 1	Level 2	Level 3
2019 Warrant Purchase Agreement	Warrants	$1,929	—	—	$1,929
Series A Warrants	Warrants	193	—	—	193
Vienna Warrants	Warrants	141	—	—	141
Embedded Derivatives (included within Convertible Debts, net	Convertible Debts, net	308	—	—	308
Total		$2,571	$—	$—	$2,571
		December 31, 2020
Current financial Liabilities	Category	Total	Level 1	Level 2	Level 3
2020 Warrant Purchase Agreement	Warrants	$6,439	—	—	$6,439
Total		$6,439	$—	$—	$6,439
F-19

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

7. Current Financial liabilities (cont.)

A)     Short-term Financial Debts, net

The Company recorded as Short-term financial debts, net, the following instruments: (i) Promissory Notes with Maturity Date within next 12 months, (ii) Revolving Credit Facility with Maturity Date within next 12 months and (iii) other short term financial liabilities mainly related to credit card payables.

	Interest Rate	Maturity Date	2020	2019
Short term Debts
Revolving Credit	9%	3/15/21	$1,694	$—
Promissory Notes, issued in 2019	8%	1/30/20	—	451
Promissory Notes, issued in 2020	8%	6/30/21	429	—
Promissory Notes, issued in 2020	18%	4/31/21	587	—
Other Current financial debts	—	—	151	—
Total			$2,861	$451

The table below shows the impact on the statements of operations, Interest expense, net account, related to the Short-term Debts for the years ended December 31, 2020 and December 31, 2019.

	2020	2019
Interest Expenses
2018 – 9% Revolving Credit	$123	$123
2019 – 8% Promissory Notes	—	1
2020 – 8% Promissory Notes	29	—
2020 – 18% Promissory Notes	1,459	—
Total	$1,611	$124

Revolving Credit

In March 2018, the Company entered into an unsecured Senior Revolving Credit Agreement (the “Revolving Credit”). The Revolving Credit has priority of re-payment compared to all the other financial instruments. As of December 31, 2019, the Revolving Credit Facility was classified as Non-current financial liabilities for $1,572, the amount has been reclassified in Current Financial Liabilities during 2020. On March 24, 2021 the Company re-paid the Revolving Credit.

Promissory Notes

On December 20, 2019, the Company entered into an 8% unsecured promissory note agreement for total proceeds of $450, repaid at maturity date.

On March 4, 2020 and on April 3, 2020 the Company entered into two 8% unsecured promissory note agreements for cumulative proceeds of $400.

On May 25, 2020, the Company entered into two 18% promissory note agreements. The two promissory notes have a cumulative principal of $2,000. The promissory notes have been issued with two warrants, refer to sub-paragraph 2020 Warrant Purchase Agreements (5% Warrants) for further information over the Warrants issued.

At issuance date, the Company first allocated the gross proceeds, $2,000, to the Warrants at their fair values with the residual amount, $378 allocated to the Promissory Notes. The discount to the initial carrying value of the Promissory Notes, amounted to $1,622 is accreted over the period from the date of issuance to the maturity date, using the effective interest method. During 2020, the Company partially repaid the Promissory Notes, for $1,250. On March 24, 2021, the Company re-paid the remaining outstanding balance, including accumulated interests.

F-20

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

7. Current Financial liabilities (cont.)

Other current financial debts

Other current financial debts are mainly related to credit card payables, paid in January 2021.

B)     Convertible Debts, net

The Company recorded as Convertible debts, net, the following instruments: (i) 0% Convertible Note with Maturity Dates within next 12 months, (ii) 10% Convertible Notes with Maturity Dates within next 12 months. As of December 31, 2020, and December 31, 2019 the Company recorded Convertible Debts, net respectively of $0 and $3,067 in Current Financial Liabilities. The two categories of Convertible Notes outstanding at year-end 2019 have been converted into Common Shares during 2020.

	December 31,
	2020	2019
Convertible Debts, net
0% Convertible Note	$—	$499
10% Convertible Notes (which includes $308 of embedded derivative)	—	2,568
Total Convertible Debts, net	$—	$3,067

The table below shows the impact on the statements of operations, Interest expense, net and Other Income (Expenses) accounts, related to the Convertible Notes for the years ended December 31, 2020 and December 31, 2019.

	2020	2019
0% Convertible Notes
Interest expense, net	$1	$1
Loss on extinguishment of debts	930	—
10% Convertible Notes
Interest expense, net	$490	$129
(Gain on extinguishment of debts)	(1,045)	—
Other expenses (Income) – FV Adjustments	—	42
Total impact on statement of operations, net	$376	$172

0% Convertible Note

The 0% Convertible Note has been issued on February 13, 2019 with a two-year Warrant, representing the right to purchase 67,870 Common shares at a fixed price. At inception date the Company allocated the gross proceeds, amounted to $500 between the instruments at their relative fair value, in accordance with ASC 470-20-25-2. The discount to the initial carrying value of the 0% Convertible Note was not material. On June 23, 2020, the Company and the investor agreed to amend the original Agreement. The parties signed an Exchange Agreement whereas the investor exchanged the Securities (0% Convertible Note and Warrant) for 94,980 Common Shares. At the exchange date, the Company estimated the fair value of the Common Shares issued, using a Probability Weighted Expected Return Method (“PWERM”), refer to paragraph C) Warrants for further information on the assumptions.

F-21

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

7. Current Financial liabilities (cont.)

10% Convertible Note

During 2019 the Company entered into Subscription Agreements with multiple investors, whereby each investor purchased Units at a purchase price per Unit of $10. The total gross proceeds from these investments were $2,890. Each Unit consists of (i) a 10% Convertible Note with a principal balance equal to $10, and (ii) a Warrant to purchase $2,500 of common shares of the Company at IPO with an exercise price equal to 70% of the offering price per share in the IPO (“Vienna Warrant”). As a result, at each issuance date the Company first allocated the gross proceeds to the Vienna Warrant and to the embedded derivatives at their fair values with the residual amount allocated to the 10% Convertible Note. The embedded derivatives identified by the Company for the conversion features have been collectively bifurcated at fair value, as a single compound derivative and accounted in Convertible Debts, in accordance with ASC 815-15 (Derivatives and Hedging). The Company estimated the fair value of the embedded derivatives based upon the present value of the expected premium at IPO and expected value in the case of change in control.

On July 15, 2020, the Company and the main investor of the 10% Convertible Notes agreed to amend the debt agreement with an early conversion, pursuant to the terms of the original convertible note agreement by the written consent of the Company and the holders of greater than 50% of the outstanding notes. Accordingly, the remaining investors’ notes were also early converted as a result of this amendment. The amendment stated that each investor’s note will automatically be cancelled and exchanged for a number of shares of the Company’s common stock equal to the quotient of i) the sum of the total principal amount outstanding plus the total accrued interest divided by ii) $23.27. As result of the amendment, the Company issued 133,585 common shares, the Vienna Warrants were not part of the amendment. At the exchange date, the Company estimated the fair value of the Common Shares issued, using a Probability Weighted Expected Return Method (“PWERM”), refer to paragraph C) Warrants for further information on the assumptions.

C)     Warrants

The Company recorded certain Warrants as a liability at fair value, which included the following instruments: (i) Warrants, issued with the 10% Convertible Notes (the “Vienna Warrants”), (ii) Warrants, issued with Convertible Preferred Stocks (the “Series A Warrants”), (iii) Warrant Purchase Agreements.

The Company estimated the fair value of the Warrants at issuance date and at each reporting date using a Probability Weighted Expected Return Method (“PWERM”). The PWERM estimated the value of each warrant assuming several possible outcomes, for which each discrete outcome is probability weighted to arrive at a weighted-average value. The Company weighted two different scenarios as follow:

(i)     Public Company scenario (“listing scenario”), through a traditional IPO or a special purpose acquisition corporation (SPAC), and

(ii)    Remaining a private Company scenario (“private scenario”).

The following table represents the weighted average probability assigned to each scenario.

Methodology	December 31, 2020	December 31, 2019
Listing scenario	75%	75%
Private scenario	25%	25%

The changes in estimate of the listing scenario were made in conjunction with the progression of the listing process.

F-22

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

7. Current Financial liabilities (cont.)

In the listing scenario, the probability estimate assigned was supported by a Letter of Intent (LOI) executed with GreenVision Acquisition Corp., a NASDAQ listed entity. The Company present valued the estimated equity value at listing date using a discount rate, derived from the capital asset pricing model (“CAPM”). The discount rate was updated during each reporting period to reflect the financing transactions occurred and the related Company’s capital structure (as of December 31, 2020 the discount rate applied is 27%).

In the remaining private scenario, the warrant fair values were estimated using a backsolve method.

Fair value measurements are highly sensitive to changes in these inputs; significant changes in these inputs would result in a significantly higher or lower fair value.

The following table reflects the fair value of the Company’s warrants recorded as liabilities as of December 31, 2020 and 2019.

	December 31,
	2020	2019
Warrants
Vienna Warrants	$—	$141
Series A Warrants	—	193
2019 Warrant Purchase Agreement	—	1,929
2020 Warrant Purchase Agreements	6,439	—
Total	$6,439	$2,263

The table below shows the impact on the statements of operations, Other Income (Expenses) accounts, related to the Warrants for the years ended December 31, 2020 and December 31, 2019.

	December 31,
	2020	2019
Vienna Warrants
(Gain on extinguishment of debts)	$(267)	$—
Other expenses (Income) – FV Adjustments	75	21
Series A Warrants
(Gain on extinguishment of debts)	(519)	—
Other expenses (Income) – FV Adjustments	106	(1)
2019 Warrant Purchase Agreement
(Gain on extinguishment of debts)	(197)	—
Other expenses (Income) – FV Adjustments	(1,118)	(71)
2020 Warrant Purchase Agreement
(Gain on extinguishment of debts)	—	—
Other expenses (Income) – FV Adjustments	4,817	—
Other Warrants issued in 2020
(Gain on extinguishment of debts)	(618)	—
Other expenses (Income) – FV Adjustments	182	—
Total impact on Other expenses (Income), net	$2,461	$(51)
F-23

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

7. Current Financial liabilities (cont.)

Vienna Warrants

As explained above at sub-paragraph 10% Convertible Note, during 2019 the Company issued warrants (the “Vienna Warrants”) in conjunction with the issuance of the 10% Convertible Notes to twenty-one investors. The Company classified the Vienna Warrant as a derivative liability in accordance with ASC 815-10 and ASC 815-40 (Derivatives and hedging). At each issuance date, the Company accounted the Vienna Warrants at their fair value. At each reporting date after the issuance, the Vienna Warrants are measured at fair value with changes recognized in earnings.

On December 12, 2020, the Company offered an early conversion of the Vienna Warrants to the twenty-one holders. Eighteen accepted and entered into an Exchange Agreement, the total gross proceeds obtained from the early conversion were $637 in exchange of which the Company issued 20,697 Common Shares. The Vienna Warrants related to the three holders that did not enter into the Exchange Agreement were canceled, in accordance with those investors. As a result, as of December 31, 2020 there was no outstanding Vienna Warrants.

Series A Warrants

As explained below at paragraph Convertible Preferred Stock, during 2019 the Company issued 65 Units of Series A Preferred Stocks for total gross proceeds of $6,500 to two investors. Each Unit included a Warrant to purchase $25 of common shares of the Company at the offering price per share in the IPO (the “Series A Warrant”). The Company classified the Series A Warrant as a liability in accordance with ASC 815-40 (Derivatives and hedging) and measured at fair value at issuance. At each subsequent reporting date, the Series A Warrants were measured at fair value with changes recognized in earnings.

On December 12, 2020, the Company offered an early conversion of the Series A Warrants to the two holders. One investor accepted and entered into an Exchange Agreement; the total gross proceeds obtained from the early conversion were $875 in exchange of which the Company issued 22,362 Common Shares. As of December 31, 2020, the net impact on the Stockholder Equity for the early conversion of the Series A is ($289), the amount is impacted by the Subscription Receivables for ($875).

The Series A Warrants related to the other holder that did not enter into the Exchange Agreement were canceled, in accordance with the investor.

As a result, as of December 31, 2020 there was no outstanding Series A Warrant.

2019 Warrant Purchase Agreement (2.5% Warrant)

On September 25, 2019, the Company entered into a Warrant Purchase Agreement, whereby the Purchaser paid $2,000 to the Company in exchange for a warrant to purchase 2.5% of the Company’s outstanding common stock on the date of the exercise of the warrant with a zero-strike price (“the 2.5% Warrant”). The 2.5% Warrant shall be automatically exercised immediately upon the earliest to occur of the following: i) purchaser discretion, ii) IPO, or iii) December 31, 2020. The 2.5% Warrant was classified as a liability under ASC 815-40 and measured at fair value, at issuance. At each subsequent reporting date, the 2.5% Warrant is measured at fair value with changes recognized in earnings.

On June 25, 2020, the investor exercised the Warrant and the Company issued 90,190 Common Shares.

F-24

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

7. Current Financial liabilities (cont.)

2020 Warrant Purchase Agreements (5% Warrants)

On May 25, 2020, the Company entered into two Securities Purchase Agreements, whereby the Purchasers paid a cumulative amount of $2,000 to the Company in exchange for:

(i)     Two Promissory Notes with cumulative Principal of $2,000, accounted as Short-term financial debts.

(ii)    Two Warrants to purchase cumulative 5% of the Company’s outstanding common stock on the date of the exercise of the Warrant, with a zero-strike price (the “5% Warrants”). The Warrant shall be automatically exercised immediately upon the earliest to occur of the following: IPO or April 30, 2021.

At issuance date the Company first allocated the gross proceeds, $2,000 to the 5% Warrants at their fair values, amounted to $1,622 and the residual amount, $378 to the Promissory Notes. The 5% Warrants were classified as a liability under ASC 815-40 (Derivatives and Hedging). At each subsequent reporting date, the 5% Warrants are measured at fair value with changes recognized in earnings. The 2020 impact on the statement of operations amounted to $4,817, recorded as Other income (expense) — FV Adjustment. As a result, as of December 31, 2020 the Company recorded $6,439 in Current Financial Liabilities — Warrants.

On March 26, 2021, the investors converted the Warrant Purchase Agreement into 232,141 Common Shares.

Other Warrants issued in 2020

Series B Warrants

As explained below at paragraph Convertible Preferred Stock, during 2020 the Company issued 453 Shares of Series B Preferred Stocks to one investor. At issuance date, the Company also issued a Warrant to purchase $1,000 of common shares of the Company at the offering price per share in the IPO (the “Series B Warrant”). At issuance, May 28, 2020 the Company classified the Series B Warrant as a liability in accordance with ASC 815-40 (Derivatives and hedging) and measured at fair value. At each subsequent reporting date, the Series B Warrant was measured at fair value with changes recognized in earnings. The fair value adjustments of the Series B Warrant generated a cumulative financial loss in 2020, for $66 recorded as Other income (expense) — FV Adjustment, compensated by the financial gain recorded for the early extinguishment.

On December 12, 2020, the Company and the investor agreed to cancel the Series B Warrants. The extinguishment of the Warrant generated a financial gain in 2020, for $184 recorded as Other income (Expense) — Gain on extinguishment of debts.

Other Warrants

During 2020, the Company issued two warrants to an investor who converted (i) 35 Shares of Series A Preferred Stocks and (ii) the Warrant Purchase Agreement, issued in 2019 for 2.5%, refer above paragraph 2019 Warrant Purchase Agreement (2.5% Warrant).

The two warrants are detailed below:

a)      a Warrant to purchase $1,000 of common shares of the Company at IPO with an exercise price equal to 95% of the offering price per share in the IPO.

b)      a Warrant to purchase $250 of common shares of the Company at IPO with an exercise price equal to 70% of the offering price per share in the IPO.

F-25

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

7. Current Financial liabilities (cont.)

The Company classified the two warrants as a derivative liability in accordance with ASC 815-10 and ASC 815-40 (Derivatives and hedging). At issuance, the Company accounted the Warrants at their fair value. At each reporting date after the issuance, the Warrants are measured at fair value with changes recognized in earnings. The fair value adjustments of those Warrants generated a cumulative financial loss in 2020, for $116 recorded as Other income (Expense) — FV Adjustment, compensated by the financial gain recorded for the early extinguishment.

On December 12, 2020, the Company offered an early conversion of the two Warrants to the holder. The investor accepted and entered into an Exchange Agreement; the total gross proceeds from the early conversion were established for $1,250 in exchange of which the Company issued 37,779 Common Shares. As of December 31, 2020, the net impact on the Stockholder Equity for the early conversion of the two Warrants is ($261), the amount is impacted by the Subscription Receivables for ($1,250).

8. Non-Current Financial liabilities

The Company accounted as Non-Current Financial liabilities, the Financial Instruments with maturity date that is beyond twelve months from year end. The table below shows the amount outstanding as of December 31, 2020 and December 31, 2019.

Non-Current financial liabilities	Interest Rate	Maturity Date	2020	2019
Revolving Credit Facility	9%	03/15/21	$—	$1,572
Promissory Notes	3%	12/31/22	87	322
Long-term loan, net	5%	11/30/26	3,941	—
Total			$4,028	$1,894

Revolving Credit Facility

The Revolving Credit Facility has been reclassified as Current Financial liabilities — Short term financial debts due to the March 15, 2021 maturity date.

Promissory Notes

As of December 31, 2019, the Company had eight unsecured promissory notes outstanding with $307 as principal. There are no stated covenants in the agreements.

During 2020 the Company decided to early extinguish three of its promissory notes through cash repayment for $50 and conversions into common shares for $180. The early extinguishment of those Promissory Notes generated a financial gain in 2020, for $92 recorded as Other income (Expense) — Gain on extinguishment of debts.

As a result, as of December 30, 2020 the Company has five unsecured promissory notes outstanding for $87. The 2020 impact on earnings is not material.

Long-term loan, net

On November 5, 2020, the Company obtained a loan for Euro 3,000 , approximately $4,275.through its fully owned Italian entity. The counterparty is an Italian bank and the loan is guaranteed by the Italian Government via “Fondo Centrale di Garanzia per le PMI”. As of December 31, 2020, the Company accounted the loan as Non-Current Financial liabilities net of intermediary fees and bank fees, and the $42 interests’ expenses as Interest expenses, net.

F-26

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

9. Convertible Preferred Stocks

The table below shows the amount outstanding as of December 31, 2020 and December 31, 2019.

	December 31
Convertible Preferred Stocks	2020	2019
Series A	$—	$6,200
Series B	4,040	—
Total	$4,040	$6,200

Series A

In July 2019, the Company sold 65 Units of Series A for total gross proceeds of $6,500 to two investors; each Unit consisted of: (i) one share of 8% Series A Convertible Preferred Stock with a Stated Value of $100,000 per share, which is redeemable by the holder on December 31, 2023, and (ii) a Warrant to purchase $25,000 of common shares of the Company at the offering price per share in the IPO (the “Series A Warrant”).

At inception, the Company allocated the gross proceeds, net of legal fees, between the two instruments issued, in accordance with ASC 470-20-25-2. As a result, the Company first allocated the gross proceeds to the Series A Warrants at their fair values with the residual amount allocated to the Series A Preferred Stocks. The resulting discounted value of the Series A Preferred Stock was accreted over the period from issuance date to the earliest redemption date (December 31, 2021) using the effective interest method. Holders of Series A Preferred Stock were also entitled to receive an annual dividend equal to 8%, accruing on the basis of a 365-day year. In accordance with ASC 505, Equity, the Company recorded the accrued redemption and the dividends in equity as an increase of the Series A Convertible Preferred Stock and an increase in Accumulated Deficit of $340 and $351 as of December 31, 2020 and December 31, 2019, respectively.

On May 28, 2020, a Series A Preferred Stocks holder converted 30 Shares of 8% Series A Preferred Stock, including dividend accrued in 320 Units of Series B Preferred Stocks.

On June 25, 2020, a Series A Preferred Stocks holder converted 35 Shares of 8% Series A Preferred Stock, including dividends accrued in 170,493 Common Shares.

As a result, there are no outstanding 8% Series A Preferred Stocks as of December 31, 2020.

Series B

In May 2020, the Company sold 453 Shares of Series B Preferred Stocks to one investor. At issuance date, the investor obtained 453 Shares of Series B Preferred Stocks and a Series B warrant in exchange of 30 Shares of Series A Preferred Stocks and $1,000 in cash.

At inception, the Company first allocated the gross proceeds to the Series B Warrants at their fair values with the residual amount allocated to the Series B Preferred Stocks. The resulting discounted value of the Series B Preferred Stock was accreted over the period from issuance date to the earliest redemption date (December 31, 2023) using the effective interest method. In accordance with ASC 505, Equity, the Company recorded the accrued redemption in equity as an increase of the Series B Preferred Stock and an increase in Accumulated Deficit of $82 as of December 31, 2020.

As of December 31, 2020, the Company has $4,040 recorded as Convertible Preferred Stocks for the 453 Shares of Series B.

F-27

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

10. Common Stocks

The Company’s charter authorizes the issuance of up to 10,000,000 shares of common stock at $0.0001 par value per share and 10,000,000 shares of preferred stock at $0.0001 par value per share.

Holders of Company’s common stock are entitled to receive dividends when authorized by the board of directors, subject to any preferential rights of outstanding preferred stock. Holders of common stock are also entitled to one vote per share on all matters submitted to a shareholder vote, including election of directors to the board of directors, subject to certain restrictions.

Equity Award Plans for Employees

2020 Equity Incentive Plan

On April 1, 2020, the Company adopted the 2020 Equity Incentive Plan (the 2020 Stock Option Plan or 2020 Plan) under which the Company may issue options to purchase its common stock to selected employees, officers, and director of the Company. Upon original approval, the Company reserved 1,600,000 shares of the Company’s common stock for issuance under the 2020 Plan. Under the 2020 Plan, nonqualified stock options are to be granted at a price that is not less than 100% of the fair value of the underlying common stock at the date of grant. Stock options vest between 30% and 50% on the first anniversary of the date of grant and ratably each month over the ensuing 36-month period. The maximum term for stock options granted under the 2020 Plan might not exceed ten years from the date of grant. The entire 2020 Plan has been granted by previously hired employees, officers, and Director. As of December 31, 2020, all the options granted were unvested.

	Number of Options under the 2020 Plan	Strike Price	Number of Options granted	Number of Options vested	Number of Options unvested
2020 Plan – Data as of December 31, 2020	1,600,000	$10.00	1,598,800	0	1,600,000

The weighted average assumptions used to estimate the fair value of stock options at grant date and the resulting fair value for the year ended December 31, 2020 are as follows:

Expected term (in years)	5.5
Risk-free rate	0.94%
Dividend yield	—
Expected volatility	81%
Grant date fair value	$5.95

The Company recorded stock-based compensation expenses in the consolidated statements of operations for the year end 2020 as follows.

	December 31
	2020	2019
Cost of revenue	$37	$—
Research and development	708	—
Sales and marketing	512	—
General and administrative	3,511	—
Total stock-based compensation expense	$4,768	$—
F-28

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

10. Common Stocks (cont.)

2020 CEO Performance Award

On April 1, 2020, the Company adopted the 2020 CEO Performance Award under which the Company issued options to purchase its common stock to its CEO and Founder. The Company reserved 600,000 shares of the Company’s common stock for issuance under the 2020 CEO Performance Award. Under the 2020 CEO Performance Award, nonqualified stock options are granted at the IPO price.

The Company considers the IPO date as the Grant Date of the 2020 CEO Performance Award. Once the Grant Date is established the Company will value the award incorporating all aspects of the terms and conditions and the service period will be evaluated and established.

The CEO Performance Awards vests upon the satisfaction of all three of the following conditions: (i) a service condition, (ii) a market condition, and (iii) a performance condition. The service condition is satisfied over a period of ten years. The performance condition will be satisfied on the effective date of a registration statement of the Company filed under the Securities Act for the Company’s listing. The market condition will be satisfied in 20 different tranches, with each related to a certain Market capitalization Milestone. The lowest tranche is $500 million the highest is $100 billion. No shares under the CEO Performance Award will be vested as of the Company’s listing.

Equity Award for Non-Employees

During 2020, the Company issued 25,893 Common Shares to Non-Employees in exchange for services rendered to the Company, during the year. The majority of the Common Shares issued to Non-Employees — 21,126 Common Shares — are related to one advisor for services rendered in conjunction with the Private Placements of the year. The Company allocated the fair value of the Common Shares issued to the Placement Agent, as discount of the gross proceeds received for each private placement transaction. During 2020, Placement Agent fees paid by Common Shares are: (i) $218 recorded as reduction of Sales of Common Shares, and (ii) $212 recorded as reduction of Common Shares issued for conversions of Warrants.

The remaining 4,767 Common Shares have been issued to Company’s lawyers and Media/Communication advisor, during 2020. The Company recorded stock-based compensation expenses to Non-Employees in the consolidated statements of operations as Operating Expenses for $97, based on their fair values.

The Company is not recording stock-based compensation expenses, related to non-employees, when the Equity Award includes a performance condition that it will be satisfied on the effective date of a registration statement of the Company filed under the Securities Act for the Company’s listing. The features of the Equity Awards issued by the Company to three Non-Employees, as of December 31, 2020 and subject to the qualifying event are described below:

—     $410 in Common Stock of the Company at an $80,000 valuation, conditioned upon successful listing on a US exchange, and

—     $420 in Common Stock of the Company at an $100,000 valuation, conditioned upon successful listing on a US exchange.

Equity Warrants, issued and exercised in 2020

During 2020, the Company issued three warrants, classified as Equity and accounted as Additional Paid-in-Capital. The equity instruments were issued in conjunction with the sale of Common Stocks. The three-year Warrants represented the right to purchase, on a cumulative basis, 103,552 Common shares at a fixed price. On December 12, 2020, the three warrants have been exercised and the Company issued 103,552 Common Shares.

F-29

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

10. Common Stocks (cont.)

Subscription Receivables

During December 2020, the Company entered into an Exchange Agreement for multiple Warrants with an investor. In accordance with the Exchange Agreement, the Investor shall pay to the Company total gross proceeds of $4,033 for converting the multiple warrants into 142,203 Common Shares. The Company issued the Common Shares and obtained the executed Exchange Agreement on December 12, 2020. The Company received the funds in 2021, as a result at year end December 31, 2020, the Company recorded a shareholder receivable as reduction of Shareholder Equity.

10A. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share.

	December 31
	2020	2019
Net loss adjusted for Deemed Dividends and Deemed Dividends equivalents	$(24,804)	$(7,951)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	3,976,878	3,418,054
Net loss per share attributable to common stockholders, basic and diluted	$(6.24)	$(2.33)

The following potentially dilutive outstanding shares were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods.

	December 31
	2020	2019
2020 Stock Option Plan	1,598,800	—
Convertible Preferred Stock Series A (1)	—	326,570
Convertible Preferred Stock Series B (2)	249,078	—
10% Convertible Notes (3)	—	133,585
0% Convertible Note (4)	—	94,980
Vienna Warrants (5)	—	20,697
Series A Warrants (6)	—	41,529
Equity Award for Non-employees with Performance condition not satisfied (7)	35,020	—
2020 CEO Performance Award	600,000	—
Total number of Common Shares not included in the EPS Basic and diluted	2,482,898	617,361

(1)	The number of Common Shares presented for the year ended December 31, 2019 is composed by: (i) 170,493 Common Shares issued on June 25, 2020 for the early conversion of a portion of the Series A, and (ii) 156,077 Common Shares represents a Company estimate because an investor converted the Convertible Preferred Stock Series A into Convertible Preferred Stock Series B on May 28, 2020. For the Net Loss Per Share calculation as of December 31, 2020, the 170,493 Common Shares issued, impacted the calculation starting from June 2020.
(2)	The number of Common Shares presented for period ended December 31, 2020 represents 5.67% of the outstanding common shares as of December 31, 2020.
(3)	The number of Common Shares presented for period ended December 31, 2019, is based on the actual number of Common Shares issued for the early conversion of the 10% Convertible Debts outstanding, on July 15, 2020. For the Net Loss Per Share calculation as of December 31, 2020, the 133,585 Common Shares issued, impacted the calculation starting from July 2020.
(4)	The number of Common Shares presented for period ended December 31, 2019, is based on the actual number of Common Shares issued for the early conversion of the 0% Convertible Debts outstanding, on June 23, 2020. For the Net Loss Per Share calculation as of December 31, 2020, the 94,980 Common Shares issued, impacted the calculation starting from June 2020.
(5)	The number of Common Shares presented for period ended December 31, 2019, is based on the actual number of Common Shares issued for the early exercise of the Vienna Warrants, on December 12, 2020. For the Net Loss Per Share calculation as of December 31, 2020, the 20,697 Common Shares issued, impacted the calculation only for 19 days.
(6)	The number of Common Shares presented for period ended December 31, 2019 is composed by: (i) 22,362 Common Shares issued on December 12, 2020 for the early exercise of a portion of the Series A Warrants outstanding, and (ii) 19,167 Common Shares represents an estimate of the Company. For the Net Loss Per Share calculation as of December 31, 2020, the 22,362 Common Shares issued, impacted the calculation only for 19 days.
(7)	The number of Common Shares presented for period ended December 31, 2020 represents the expected Common Shares to be issued to Non-Employees on the effective date of a registration statement of the Company filed under the Securities Act for the Company’s listing.

F-30

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

11. Preferred Stock

The board of directors is authorized, without approval of common shareholders, to issue preferred stock, in one or more classes or series, with such rights, preferences and privileges as approved by the board of directors.

Series A Preferred Stocks

On June 28, 2019, the Company’s authorized the issuance of up to 4,000,000 shares of Series A Preferred Stocks at $0.0001 par value per share. As of December 31, 2019, the Company has issued 65 shares of Series A Preferred Stocks and has 3,999,935 shares reserved for issuance. As of December 31, 2020, has 4,000,000 shares of Series A Preferred Stocks reserved for issuance.

In July 2019, the Company issued and sold an aggregate of 65 Shares of Series A Preferred Stocks. Any Series A Preferred Stocks outstanding on December 31, 2023 is automatically redeemed.

During 2020, the 65 Units have been converted into Common Shares for 35 Units and into Series B for 30 Units. As a result, as of December 31, 2020 there are no outstanding Series A.

Series B Preferred Stocks

On May 28, 2020, the Company’s authorized the issuance of up to 2,000 shares of Series B Preferred Stocks at $0.0001 par value per share. As of December 31, 2020, the Company has issued 453 shares of Series B Preferred Stocks and has 1,547 shares reserved for issuance.

On May 28, 2020, the Company issued and sold an aggregate of 453 shares of Series B Preferred Stocks to one investor. The shares of Series B Preferred Stocks are redeemable at the option of the holder commencing any time after December 30, 2023. Any Series B Preferred Stocks outstanding on December 31, 2025 is automatically redeemed.

The Company’s rights and privileges of the Series B Preferred Stock are summarized below:

•        Dividends — Holders of Series B Preferred Stock shall be entitled to receive dividends or other distributions of the Company assets as if such Holder had held the number of shares of Common Stocks acquirable upon complete conversion of the Series B Preferred Shares immediately prior to the date on which a record is taken for such distribution.

•        Mandatory Conversion — all Series B Preferred Stocks shall automatically convert into Common Shares at the time of an Initial Public Offering.

•        Conversion — The number of shares of common stock issuable upon conversion of any Series B Preferred Stock shall be determined by multiplying (i) 0.0125 by (ii) the number of shares of Common Stock outstanding on the date of such conversion.

F-31

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

11. Preferred Stock (cont.)

•        Liquidation — In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders shall be entitled to receive in cash out of the assets of the Company, before any amount shall be paid to the holder of any shares of common stock, an amount per Preferred Share equal to the Conversion Amount on the date of such payment.

•        Voting — Each holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock equal to the Conversion Amount of the Preferred Shares then held by such holder.

12. Commitments and Contingencies

In 2019 and in 2020, the Company entered into various non-cancellable operating lease agreements for office facilities and corporate housing with lease periods expiring through 2023. These agreements require the payment of certain operating expenses, such as taxes, repairs and insurance and contain renewal and escalation clauses. Rent expense under these agreements is recognized on a straight-line basis.

Future annual minimum lease payments as of December 31, 2020, are as follows:

Amount
Year ending December 31:
2021	$817
2022	478
2023	420
Thereafter	—
Total	$1,715

Rent expense under operating leases was approximately $1,216 and $652 for the years ended December 31, 2020 and 2019, respectively. The terms of the office leases provide for rental payments on a monthly basis and on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid.

13. Litigation

The Company believes there is no litigation pending that could have, individually or in the aggregate, a material adverse effect on the Company’s financial position, results of operations, or cash flows. The Company does not disclosed the litigation with a remote possibility of an unfavorable outcome.

14. Income Taxes

No provision for income taxes was recorded for the year ended December 31, 2019. A provision for income taxes was recorded for the year ended December 31, 2020 of $14 for foreign current taxes.

The components of income before income taxes consist of the following (in thousands):

	December 31,
	2020	2019
United States	$(18,118)	$(6,329)
Foreign	(6,442)	(1,379)
Total	$(24,560)	$(7,708)
F-32

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

14. Income Taxes (cont.)

The components of the provision (benefit) for income taxes consist of the following (in thousands):

	December 31,
	2020	2019
Current:
Federal	$—	$—
State	—	—
Foreign	14	—
	14	—
Deferred:
Federal	—	—
State	—	—
Foreign	—	—
(Provision) benefit for income taxes	$14	—

A reconciliation of the U.S. statutory income tax rate to the Company’s effective tax rate is as follows:

	December 31,
	2020	2019
Income tax provision at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	1.86%	7.8%
Foreign tax differential	(0.81)%	0.4%
Other adjustments	(1.97)%	(0.9)%
Change in valuation allowance	(20.14)%	(28.4)%
Effective tax rate	(0.06)%	(0.1)%

The components of the Company’s net deferred tax assets and liabilities are as follows:

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$7,256	$3,124
Accruals and reserves	19	14
Intangibles	219	22
Stock Compensation	738	—
Total deferred tax assets	8,232	3,160

Deferred tax liabilities:
Warrant liabilities		(3)
Fixed assets	(216)	(88)
Total deferred tax liabilities	(216)	(91)

Net deferred tax assets	$8,016	$3,069
Valuation Allowance	(8,016)	(3,069)
Ending Balance	$—	$—
F-33

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

14. Income Taxes (cont.)

Assessing the realizability of deferred tax assets requires the determination of whether it is more-likely-than-not that some portion or all the deferred tax assets will not be realized. In assessing the need for a valuation allowance, the Company considered all sources of taxable income available to realize deferred tax assets, including the future reversal of existing temporary differences, forecasts of future taxable income, and tax planning strategies. Based on the weight of available evidence, which includes the Company’s historical cumulative net losses, the Company recorded a full valuation allowance. The valuation allowance increased by $4,947 and $2,116 as of the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $21,461 and $25,157, respectively. As of December 31, 2019, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $8,666 and $15,902, respectively. Of the total federal net operating loss carryforwards, $20,905 do not expire, and the remaining carryforwards begin to expire in 2036 if not used prior to that time. The Company has income tax NOL carryforwards related to international operations of approximately $6,262 which do not expire. Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to ownership changes that may have occurred previously or that could occur in the future, as provided by Section 382 of the Internal Revenue Code of 1986, as well as similar state provisions. Such annual limitation could result in the expiration of net operating losses and credits before their utilization.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. As of December 31, 2020, and 2019, there were no unrecognized tax benefits. The Company recognizes accrued interest and penalties as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position in the next year.

The Company is subject to income taxes in the federal, various state and foreign jurisdictions and is generally open for examination from the year ended December 31, 2017 forward.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. The CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. In addition, under the CARES Act, employers may defer deposits of the employer’s share of Social Security tax due and payments of the tax imposed on wages paid during the payroll tax deferral period which begins on March 27, 2020 and ends December 31, 2020. As a result, the Company deferred deposits during the payroll tax deferral period. The impact of the CARES Act to the company’s income tax provision for the year ended December 31, 2020 is -0-.

15. Related Party Transactions

The Company recognized a receivable of $1,382 as of December 31, 2019 with the Company’s majority shareholder and Sole Director in the consolidated balance sheet classified within Other current Assets — related parties. The shareholder receivable has been closed during 2020.

F-34

Helbiz, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

16. Subsequent Events

The Company has evaluated events occurring through April 7, 2021, the date these financial statements were available for issuance, for recognition or disclosure in these financial statements, and has determined the following material subsequent events.

2021 Issuance of Common Shares

On January 8, 2021, the Company entered in a Securities Purchase Agreement (the “SPA”). Based on the terms of the SPA, the Company issued 27,428 Common Shares in exchange of a total gross proceeds of $1,000. In conjunction with the SPA, the Company also issued 1,234 Common Shares to a financial advisor involved in the transaction.

Warrant Purchase Agreement — Conversion

On March 26, 2021, the investors converted the outstanding Warrant Purchase Agreement, in exchange the Company issued 232,141 Common Shares, which represent 5% of the outstanding Common Shares at the issuance Date.

Subscription Receivables

During January and February 2021, the Company collected the $4,029 recorded as Subscription Receivables as of December 31, 2020.

Mimoto Smart Mobility S.r.l. Acquisition

On March 19, 2021, the Company signed a Purchase Agreement to acquire the entire issued Corporate Capital of Mimoto Smart Mobility S.r.l. The target Company is one of the historical players offering E-mopeds sharing in Italy. On April 1, 2021, the Company settled the acquisition with a mix of cash considerations and issuance of Helbiz’s Common share. The cash considerations paid amounted to $2,155 and the equity portion resulted in 180,719 Helbiz’s Common shares.

Merger Agreement

On February 8, 2021, the Company entered into a Merger Agreement, as amended on April 8, 2021, with a NASDAQ listed SPAC (Special Purpose Acquisition Company) GreenVision Acquisition Corp. The agreement includes a contingency, which amounts to a $15,000 break-up fee.

Long-term loans

On March 15, 2021, the Company obtained a loan for Euro 2,000 through its fully owned Italian entity. The counterparty is the same Italian bank that had already granted the loan on 5th November 2020. The loan is guaranteed by the Italian Government via “Fondo Centrale di Garanzia per le PMI”.

On March 23, 2021, the Company has entered into a $15,000 secured term loan facility with an institutional lender. The loan agreement has a maturity date of December 1, 2023 with a prepayment option for the Company after 12 months. The company prepaid interest and an insurance premium on this loan for $2,783.

On March 24, 2021, the Company re-paid the 18% Promissory Notes, principal plus interest amounted to $750.

On March 24, 2021, the Company re-paid the Credit Facilities, principal plus interest of $1,721.

F-35

HELBIZ INC. AND SUBSIDIARIES

F-36

Helbiz, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$4,277	$757
Accounts receivable	518	96
Prepaid and other current assets	2,372	1,166
Total current assets	7,167	2,019
Property and equipment, net	5,711	3,723
Goodwill, net	10,971	—
Intangible Assets, net	2,762	167
Other Assets	1,846	451
TOTAL ASSETS	$28,457	$6,360

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,201	$2,970
Accrued expenses and other current liabilities	2,843	1,219
Current financial liabilities, net	7,742	9,300
Total current liabilities	13,786	13,489
Other non-current liabilities	185	149
Non-current financial liabilities, net	18,237	4,028
TOTAL LIABILITIES	32,208	17,666

CONVERTIBLE PREFERRED STOCK
Convertible Preferred Stock Series A, $0.0001 par value; 4,000,000 shares authorized at December 31, 2020 and June 30, 2021; no shares issued and outstanding at December 31, 2020 and June 30, 2021	—	—
Convertible Preferred Stock Series B, $0.0001 par value; 2,000 shares authorized at December 31, 2020 and June 30, 2021; 453 shares issued and outstanding at December 31, 2020 and June 30, 2021	4,112	4,040

STOCKHOLDERS’ DEFICIT
Class A Common stock, $0.0001 par value; 10,000,000 shares authorized at June 30, 2021 and December 31, 2020 and; 1,852,938 shares issued and outstanding at June 30, 2021 and 4,392,919 shares issued and outstanding at December 31, 2020.	50,661	24,872
Class B Common stock, $0.0001 par value; 10,000,000 shares authorized at June 30, 2021 and 0 shares authorized at December 31, 2020 and; 3,069,539 shares issued and outstanding at June 30, 2021 and 0 shares issued and outstanding at December 31, 2020.	0	—
Subscription Receivables	—	(4,033)
Accumulated other comprehensive (loss) income	(3)	36
Accumulated deficit	(58,522)	(36,221)
Total stockholders’ deficit	(7,863)	(15,346)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$28,457	6,360

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-37

Helbiz, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$2,982	$354	$3,997	$863
Operating expenses:
Cost of revenue	6,073	1,230	10,577	2,571
Research and development	588	389	1,164	589
Sales and marketing	1,275	727	2,408	1,581
General and administrative	2,638	2,356	6,592	3,654
Total operating expenses	10,574	4,702	20,741	8,395

Loss from operations	(7,592)	(4,348)	(16,744)	(7,532)

Other income (expenses)
Interest expense, net	(566)	(388)	(1,064)	(666)
Loss on extinguishment of debts	—	(733)	—	(733)
Fair value adjustments	—	(1,702)	(4,127)	(579)
Other income (expenses)	12	(13)	(260)	(7)
Total other expenses, net	(554)	(2,836)	(5,452)	(1,985)

Income Taxes	(18)	(3)	(33)	(5)
Net loss	$(8,164)	$(7,187)	$(22,229)	$(9,522)

Deemed Dividends and Deemed Dividends equivalents	$(37)	$(164)	$(72)	$(352)

Net loss per share attributable to common stockholders	$(8,201)	$(7,351)	$(22,301)	$(9,874)

Net loss per share attributable to common stockholders, basic and diluted	$(1.68)	$(2.00)	$(4.67)	$(2.74)

Other comprehensive (loss) income, net of tax:
Changes in foreign currency translation adjustments	$(46)	$6	$(39)	$(20)

Net loss and comprehensive income, excluded Deemed Dividends and Deemed Dividends equivalents	$(8,210)	$(7,181)	$(22,268)	$(9,542)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-38

HELBIZ, Inc.

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share and per share data)

(unaudited)

	SERIES B – CONVERTIBLE PREFERRED	Class A Common Stock		Class B Common Stock		Subscription	Accumulated	Accumulated Other Comprehensive	TOTAL STOCKHOLDERS’
	STOCK	Shares	Amount	Shares	Amount	Receivables	Deficit	(Loss) Income	DEFICIT
Balance at January 1, 2021	$4,040	4,392,919	24,872	—	$—	(4,033)	$(36,221)	$36	(15,34 6)
Issuance of common shares – for Sale	—	27,428	923	—	—	—	—	—	923
Issuance of common stock – for Warrant conversion	—	232,141	10,567	—	—	—	—	—	10,567
Issuance of common shares – for settlement of Lease	—	38,370	1,747	—	—	—	—	—	1,747
Settlement of Subscription Receivables	—	—	—	—	—	4,033	—	—	4,033
Share based compensation	—	3,389	1,716	—	—	—	—	—	1,716
Dividends and dividend equivalents for Preferred Stockholders	35	—	—	—	—	—	(35)	—	(35)
Changes in currency translation adjustment	—	—	—	—	—	—	—	7	7
Net loss	—	—	—	—	—	—	(14,065)	—	(14,065)
Balance at March 31, 2021	$4,075	4,694,247	39,825	—	$—	$—	$(50,321)	$43	(10,453)
Issuance of common stock – MiMoto Smart Mobility S.r.l. Acquisition	—	228,230	10,389	—	—	—	—	—	10,389
Share based compensation	—	—	447	—	—	—	—	—	447
Exchange of Class A Common Stock to Class B Common Stock	—	(3,069,539)	—	3,069,539	—	—	—	—	0
Dividends and dividend equivalents for Preferred Stockholders	37	—	—	—	—	—	(37)	—	(37)
Changes in currency translation adjustment	—	—	—	—	—	—	—	(46)	(460
Net loss	—	—	—	—	—	—	(8,164)	—	(8,164)
Balance at June 30, 2021	$4,112	1,852,938	50,661	3,069,539	$0	$—	$(58,522)	$(3)	(7,8630

F-39

HELBIZ, Inc.

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share and per share data)

(unaudited)

	SERIES A – CONVERTIBLE PREFERRED	SERIES B- CONVERTIBLE PREFERRED	Common Stock		Subscription	Accumulated	Accumulated Other Comprehensive	TOTAL STOCKHOLDERS’
	STOCK	STOCK	Shares	Amount	Receivables	Deficit	(loss) Income	DEFICIT
Balance at January 1, 2020	$6,200	—	3,393,504	1,223	—	(11,224)	(2)	(10,003)
Share based compensation	—	—	2,937	65	—	—	—	65
Dividends and dividend equivalents for Preferred Stockholders	189	—	—	—	—	(189)	—	(189)
Changes in currency translation adjustment	—	—	—	—	—	—	(26)	(26)
Net loss	—	—	—	—	—	(2,334)	—	(2,334)
Balance at March 31, 2020	$6,389	—	3,396,441	$1,288	—	$(13,747)	$(28)	(12,487)
Issuance of Convertible Series B Preferred Stocks – Conversion of Series A Convertible Redeemable Preferred Stocks	(3,091)	3,079	—	—	—	—	—	—
Issuance of Convertible Series B Preferred Stocks – Sale	—	879	—	—	—	—	—	—
Issuance of common stock – for settlement of 0% Convertible Note and warrant	—	—	94,980	1,430	—	—	—	1,430
Sale of common stock	—	—	119,112	2,001	—	—	—	2,001
Issuance of Equity warrant	—	—	—	600	—	—	—	600
Issuance of common stock – for exercise of 2019 Warrant Purchase Agreement	—	—	90,190	479	—	—	—	479
Issuance of common stock – for Conversion of Series A Convertible Redeemable Preferred Stocks	(3,450)	—	170,493	3,450	—	—	—	3,450
Share based compensation	—	—	5,360	1,670	—	—	—	1,670
Dividends and Dividend equivalents for Preferred Stockholders	152	12	—	—	—	(164)	—	(164)
Changes in currency translation adjustment	—	—	—	—	—	—	6	6
Net loss	—	—	—	—	—	(7,187)	—	(7,187)
Balance at June 30, 2020	$—	$3,970	3,876,576	$10,918	—	$(21,098)	$(22)	(10,202)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-40

HELBIZ, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands, except share and per share data)

(unaudited)

	Six months ended June 30,
	2021	2020
Operating activities
Net loss	$(22,229)	$(9,522)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,331	803
Loss on disposal of assets	238	533
Non-cash Interest expenses	509	666
Changes in fair value of Financial instruments	4,128	579
(Gain) or Loss on extinguishment of Debts	—	732
Share-based compensation	2,131	1,653
Other non-cash items related to licensing	748	—
Changes in operating assets and liabilities:
Prepaid and other current assets	(38)	(690)
Security deposits	22	(45)
Accounts receivable	(360)	291
Accounts payable	(196)	703
Accrued expenses and other current liabilities	1,240	(211)
Other non current liabilities	(137)	22
Net cash used in operating activities	(10,613)	(4,485)

Investing activities
Purchase of property and equipment	(4,913)	(1,735)
Purchase of operating licenses	(308)	(284)
Acquisition of business, net of cash acquired	(1,987)	—
Proceeds from repayment of Receivable, due from related party – Officer	—	924
Net cash used in investing activities	(7,208)	(1,095)

Financing activities
Proceeds from issuance of financial liabilities from related party – Officer	2,010	—
Proceeds from issuance of financial liabilities, net	18,156	2,408
Payments of offering costs and underwriting discounts and commissions	(1,193)	—
Issuance of Convertible Series B Preferred Stock – for Sale	—	985
Proceeds from settlement of Subscription receivables	4,033	—
Issuance of common stock, net – for Sale	955	2,681
Repayment of Financial Liabilities	(2,505)	(500)
Net cash provided by financing activities	21,456	5,574
Effect of exchange rate changes	(39)	20
Net increase (decrease) in cash and cash equivalents, and restricted cash	3,596	(26)
Cash and cash equivalents, and restricted cash, beginning of year	790	1,611
Cash and cash equivalents, and restricted cash, end of year	$4,386	$1,585

RECONCILIATION OF CASH, CASH EQUIVALENT AND RESTRICTED CASH TO THE CONSOLIDATED BALANCE SHEET
Cash and cash equivalents	4,277	1,529
Restricted cash, included in Other Assets, non-current	109	56
Supplemental disclosure of cash flow information
Cash paid for interest	$556	$—
Cash paid for income taxes	$2	$—

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES
Issuance of common shares – for Warrant conversion	$10,567	$811
Issuance of common shares – for settlement of Lease	1,747	—
Issuance of common stock – MiMoto Smart Mobility S.r.l. Acquisition	10,389	—
Convertible debts converted into Common Shares	—	1,431
Convertible Preferred Stock Series A converted into Common Shares	—	3,450
Convertible Preferred Stock Series A converted into Convertible Preferred Stock Series B	—	3,091

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-41

HELBIZ, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

1. Business and Basis of Presentation

Description of Business

Helbiz, Inc. and Subsidiaries, (“Helbiz” or the “Company”) was incorporated in the state of Delaware in October 2015 with headquarter in New York, New York. The Company is an intra-urban transportation company that seeks to help urban areas reduce their dependence on individually owned cars by offering affordable, accessible and sustainable forms of personal transportation, specifically addressing first and last mile transport. Beginning in 2020, the Company increased its services offered to customers by including monthly subscriptions for accessing its network of electric vehicles, e-bikes and e-scooters. On April 1, 2021, the Company, through the acquisition of MiMoto Smart Mobility S.r.l, added electric mopeds on its sharing services offer.

Founded on a proprietary technology platform, the Company offers a sharing economy for electric scooters and electric bikes. Through its App, Helbiz offers an intra-urban transportation solution that allows users to instantly rent electric vehicles directly from the Helbiz mobile application. The Company currently has a strategic footprint in growing markets with offices in New York, Milan, Madrid, Belgrade and Singapore, with additional operational teams around the world. The Company currently has electric vehicles operating in the United States and Europe.

During 2021, the Company decided to enter into a new business line: the acquisition and distribution of contents including live sport events. The Company developed a new app, Helbiz Live, separated from the micro-mobility platform. Starting from August 2021, the Company will broadcast the Italian Serie B Soccer League in USA, Italy and Serbia.

During 2021, the Company decided to expand its offering to final customers, through its wholly-owned Italian subsidiary, Helbiz Kitchen Italia S.r.l. In July 2021, the Company launched a delivery-only “ghost kitchen” restaurant concept that specializes in preparing healthy-inspired, high-quality, fresh, made-to-order meals, in Milan.

Liquidity and Going Concern

The Company has experienced recurring operating losses and negative cash flows from operating activities since its inception. To date, these operating losses have been funded primarily from outside sources of invested capital. The Company had, and may potentially continue to have, an ongoing need to raise additional cash from outside sources to fund its expansion plan and related operations. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. The Company plans to continue to fund its operations and expansion plan through debt and equity financing. Debt or equity financing may not be available on a timely basis on terms acceptable to the Company, or at all. Refer to Note 17. Subsequent Events for further details over the funding activities after year end June 30, 2021.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and, as such, the financial statements do not include any adjustments relating to the recoverability and classification of recorded amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

2. Significant Accounting Policies and Use of Estimates

Basis of Presentation

These accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

The Company uses the U.S. dollar as the functional currency. For foreign subsidiaries where the U.S. dollar is the functional currency, gains and losses from remeasurement of foreign currency balances into U.S. dollars are included in the condensed consolidated statements of operations. For the foreign subsidiary where the local currency is the functional currency, translation adjustments of foreign currency financial statements into U.S. dollars are recorded to a separate component of accumulated other comprehensive loss.

F-42

HELBIZ, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

The condensed consolidated balance sheet as of December 31, 2020, included herein was derived from the audited financial statements as of that date. The accompanying unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company’s financial position, results of operations, comprehensive loss, stockholders’ equity, and cash flows for the periods presented, but are not necessarily indicative of the results of operations to be anticipated for any future annual or interim period.

Reclassifications

Certain reclassifications have been made to the prior year’ consolidated financial statements to conform to the current interim financials’ presentation. These reclassifications had no impact on net loss including stockholders’ deficit or cash flows as previously reported. In detail, the Company reclassified the Security deposit balance of $416 as of December 31, 2020, from Current Assets to Other Assets and the Intangible Assets balance of $167 as of December 31, 2020, from Other Assets to Goodwill and Intangible Assets, net.

Use of Estimates

The preparation of financial statements in conformity with US GAAP generally requires management to make estimates and assumptions that affect the reported amount of certain assets, liabilities, revenues, and expenses, and the related disclosure of contingent assets and liabilities. Specific accounts that require management estimates include determination of common stock and financial instruments at fair value, useful lives of property and equipment, including scooters and valuation allowance for deferred income taxes.

Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

The Company derives its revenue principally from its network of shared electric vehicles, e-bikes, e-scooters and e-mopeds. The Company also generated revenues from marketing and co-branding activities.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to a concentration of credit risk consist primarily of cash and cash equivalents and restricted cash. The Company deposits its cash with multiple financial institutions in different countries. Management has not experienced significant losses due to the financial position of the depository institutions in which those deposits are held.

Cash and Cash Equivalents

The Company maintains cash in bank deposits in different currencies, mainly the U.S. Dollar and Euro.

Property and Equipment

Property and equipment consist of equipment, computers and software, furniture and fixtures, and rental scooters. Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using a straight-line method over the estimated useful life of the related asset. Depreciation for property and equipment commences once they are ready for our intended use. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheet and any resulting gain or loss is reflected in the consolidated statement of operations in the period realized.

The table below, shows the useful lives for the depreciation calculation using the straight-line method:

Equipment	5 years
Computers and Software	3 years
Furniture and fixtures	7 years
Rental eMopeds	4 years
Rental eBikes	2 years
Rental eScooters	1-1.5 years

F-43

HELBIZ, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease, or the useful life of the assets. The latest version of eScooters deployed are amortized on a straight-line basis over 18 months.

Acquisitions

The Company accounts for acquisitions of entities or asset groups that qualify as businesses in accordance with ASC 805, “Business Combinations” (“ASC 805”). The purchase price of the acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition dates. The excess of the purchase price over those fair values is recorded as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the consolidated statements of operations. Refer to Note 3 — MiMoto Smart Mobility S.r.l. – Acquisition, for further information.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination and is allocated to reporting units expected to benefit from the business combination. The Company tests goodwill for impairment at least annually, in the fourth quarter, or whenever events or changes in circumstances indicate that goodwill might be impaired. The Company evaluates its reporting units when changes in its operating structure occur, and if necessary, reassigns goodwill using a relative fair value allocation approach. In testing for goodwill impairment, the Company first assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, the Company determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if the Company concludes otherwise, the Company proceeds to the quantitative assessment.

The quantitative assessment compares the estimated fair value of a reporting unit to its book value, including goodwill. If the fair value exceeds book value, goodwill is considered not to be impaired, and no additional steps are necessary. However, if the book value of a reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

There were no impairment indicators for the six months ended June 30, 2021.

Intangible Assets, net

Intangible assets are carried at cost and amortized on a straight-line basis over their estimated useful lives, which range from one to three years. The Company tests intangible assets for impairment whenever events or changes in circumstances indicate that intangible assets might be impaired. The Company evaluates its intangible assets when changes in its operating structure occur. In testing for intangible assets impairment, the Company first assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of an intangible asset is less than its carrying amount. If, after assessing the totality of events or circumstances, the Company determines it is not more likely than not that the fair value of an intangible assets is less than its carrying amount, then additional impairment testing is not required. However, if the Company concludes otherwise, the Company proceeds to the quantitative assessment.

The quantitative assessment compares the estimated fair value of an intangible assets to its book value. If the fair value exceeds book value, the intangible asset is considered not to be impaired, and no additional steps are necessary. However, if the book value of an intangible asset exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess.

There were no impairment indicators for the six months ended June 30, 2021.

F-44

HELBIZ, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

Accounting Pronouncements Issued but Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. The lease assets and liabilities to be recognized are both measured initially based on the present value of the lease payments. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for the Company starting from January 1, 2022. The Company plans to adopt this standard as of the effective date for private companies using the modified retrospective approach of all leases entered into before the effective date. While the Company is currently reviewing its lease portfolio and evaluating and interpreting the requirements under the new guidance, including available accounting policy elections, it expects that its non-cancellable operating lease commitments will be subject to the new guidance and recognized as right-of-use assets and operating lease liabilities on the Company’s condensed consolidated balance sheets. The Company is currently assessing the impact of this accounting standard on its shared vehicles revenues.

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, which simplifies the accounting for convertible instruments by eliminating the requirement to separate embedded conversion features from the host contract when the conversion features are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital. By removing the separation model, a convertible debt instrument will be reported as a single liability instrument with no separate accounting for embedded conversion features. This new standard also removes certain settlement conditions that are required for contracts to qualify for equity classification and simplifies the diluted earnings per share calculations by requiring that an entity use the if-converted method and that the effect of potential share settlement be included in diluted earnings per share calculations. This new standard will be effective for the Company for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company is currently assessing the impact of adopting this standard on the condensed consolidated financial statements.

3. MiMoto Smart Mobility S.r.l. – Acquisition

On April 1, 2021, the Company acquired 100% of the equity interest of MiMoto Smart Mobility S.r.l. (“MiMoto”), a dockless e-moped sharing private company based in Milan, Italy. The acquisition of MiMoto has been accounted for as a business combination. The purchase price of $12,544 (paid in 228,230 shares of the Company’s common stock, and $2,155 in cash).

The fair value of the Company’s Common Stocks issued to MiMoto shareholders have been estimated assuming a “Public Company scenario”. The Company assigned a 100% probability to the mentioned scenario, supported by the issuance of a Proxy Statement to the SEC by GreenVision, a NASDAQ listed entity. The Company valued the estimated equity value at listing date using a discount rate, derived from the capital asset pricing model (“CAPM”). On April 1, 2021, the discount rate applied was 7.4% and the equity value estimate was driven from the trading price of GreenVision stock and expected conversion ratio with Helbiz common shares. Fair value measurements are highly sensitive to changes in these inputs; significant changes in these inputs would result in a significantly higher or lower fair value.

The MiMoto purchase price has been preliminary allocated as follows: $1,870 to government relationship, $887 to customer relationship, $664 to assets acquired and $1,848 million to liabilities assumed based on their estimated fair value on the acquisition date, and the excess of $10,971 of the purchase price over the fair value of net assets acquired was recorded as goodwill. Goodwill is primarily attributable to the expected synergies and monetization opportunities arising from the acquisition, including the ability to obtain further licenses in the electric sharing environment and gain efficiencies with the use of MiMoto’s know-how, technology and existing processes. Government relationships and Customer relationships accounted as Intangible Assets are amortized on a straight-line basis over their estimated useful life, 3 years. Government relationships represent the operating e-mopeds sharing agreements with municipalities, entered by MiMoto in previous years. Customer relationships represent the customer based owned by MiMoto through its platform.

Amounts of assets and liabilities recognized as of the acquisition date are provisional and subject to change within the measurement period as the fair value assessments are finalized.

Acquisition costs were immaterial and are included in general and administrative expenses in the condensed consolidated statements of operations.

F-45

HELBIZ, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

The following table summarizes the preliminary allocation of the fair value of the assets acquired and liabilities assumed at the Closing Date, April 1, 2021.

Government relationships	$1,870
Customer relationships	887
Other current Assets	169
Cash and cash equivalents	168
Security Deposits	143
Property and Equipment, net	111
Account Receivables	62
Other non current Assets	11
Total identifiable assets acquired	$3,421
Financial liabilities	(920)
Other liabilities	(928)
Total Liabilities assumed	$(1,848)
Goodwill	10,971
Total acquisition consideration	$12,544

The results of operations for the acquired business have been included in the condensed consolidated statements of operations for the period after the Company's acquisition of MiMoto: April 1, 2021.

4. Revenue Recognition

The Company generates revenue from single-use ride fees paid by riders of owned e-bikes, e-mopeds and e-scooters. The Company also generated revenues from partnership related to marketing activities and co-branding of Helbiz vehicles.

The table below shows the revenues breakdown for the three months ended on June 30, 2021, and 2020, and for the six months ended on June 30, 2021, and 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Shared vehicle revenues	$2,755	$278	$3,714	$508
Pay per ride	2,304	265	3,099	495
Subscriptions	451	13	615	13
Other revenues	$227	$76	$283	$355
Partnership revenues	227	76	283	150
Licensing revenues	—	—	—	205
Total Revenue	$2,982	$354	$3,997	$863

The table below shows the deferred income breakdown from December 31, 2020, to June 30, 2021.

Deferred Income	December 31, 2020	Additions	Utilization	March 31, 2021	Acquisiton of Mimoto - balance as of April 1st, 2021	Additions	Utilization	30-Jun-21

Prepaid Rides	$89	391	(335)	145	94	1,142	(827)	554
Partnership	57		(10)	47	71	118	(15)	221
Total	146	$391	$(345)	$192	$165	$1,260	$(842)	$775

As of June 30, 2021, and December 31, 2020, the Company respectively recorded Deferred Income of $775 and $146 in Accrued expenses and other current liabilities.

F-46

HELBIZ, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

5. Property and Equipment, net

Property and equipment consist of the following:

	Estimated
	Useful Life	June 30,	December 30,
	(in years)	2021	2020
Rental e-scooters	1-1.5	$7,235	$4,390
Rental e-bikes	2	401	703
Rental e-mopeds	4	495	—
Furniture, fixtures, and equipment	7-5	1,034	545
Computers and software	3	925	875
Leasehold improvements	Note 1	685	81
Total property and equipment, gross		10,775	6,594
Less: accumulated depreciation		(5,064)	(2,871)
Total property and equipment, net		$5,711	$3,723

Note 1 — Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease, or the useful life of the assets.

The Company recorded in Cost of Revenues, a loss on disposal for Rental vehicles of $90 and $238 for the three and six months ended on June 30, 2021, and $339 and $507 for the three and six months ended on June 30, 2020.

Depreciation expense was $1,723 and $2,859 for the three and six months ended on June 30, 2021, and $296 and $678 for the three and six months ended on June 30, 2020.

6. Goodwill

Goodwill consists of the following:

	June 30,	December 31,
	2021	2020
Goodwill	$10,971	$—
Total Goodwill	$10,971	$—

Goodwill is related to the MiMoto acquisition, refer to Note 3 - MiMoto Smart Mobility S.r.l. – Acquisition, for further information.

7. Intangible assets

Intangible assets consist of the following:

	June 30,	December 31,
	2021	2020
Government Relationships	1,870	—
Customer Relationships	887	—
Licenses	618	438
Other Intangible assets	47	44
Total Intangible assets, Gross	$3,422	$482
Less: accumulated depreciation	(660)	(315)
Total Intangible assets, net	$2,762	$167

Government relationships and customer relationships are related to the MiMoto acquisition, refer to Note 3 - MiMoto Smart Mobility S.r.l. – Acquisition, for further information.

Amortization expense was $360 and $472 for the three and six months ended on June 30, 2021, and $59 and $125 for the three and six months ended on June 30, 2020.

F-47

HELBIZ, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

8. Other Assets

Other assets consist of the following:

	June 30,	December 31,
	2021	2020
Deferred Merger Costs	$1,193	$—
Security Deposit	544	418
Restricted Cash	109	33
Total Other Assets	$1,846	$451

Deferred Merger Costs

On February 10, 2021, in accordance with the Merger Agreement entered into among GreenVision Acquisition Corp. (“GreenVision”), Helbiz, GreenVision Merger Sub Inc. and Salvatore Palella as the shareholders’ representative (as amended from time to time, the “Merger Agreement”), the Company deposited $750 to GreenVision to extend its existence to May 21, 2021 (which existence has subsequently been extended by GreenVision). On March 23, 2021 and June 18, 2021, the Company deposited to GreenVision $300 and $67, respectively in order to support the business combination.

The Company has capitalized those qualified direct costs related to its efforts to raise capital through the merger with GreenVision. Deferred merger costs are included in Other assets on the condensed consolidated balance sheets and are deferred until the completion date of the business combination.

On August 12, 2021, the Company consummated the business combination with GreenVision.

9. Prepaid and other current assets

Prepaid and other current assets consist of the following:

	June 30,	December 31,
	2021	2020
Prepaid for Skip Transport, Inc. Lease	$998	$—
Prepaid	849	671
VAT	283	169
Payroll	107	103
Other current	135	223
Total prepaid and other current assets	$2,372	$1,166

Prepaid for Skip Transport, Inc. Lease

The Company entered into a License Lease Agreement with Skip Transport, Inc, a micro-mobility transportation company. Based on the agreement, as of January 1, 2021, Helbiz leased: a) the transportation license to operate e-scooters in Washington D.C (the “License Lease”) for twelve months, and b) Skip’s mobile application in Washington, DC, Virginia and Maryland (the “App Lease”) for nine months. In exchange, the total consideration under the License Lease Agreement is $2,750 which represents a mix of (i) $1,003 of cash consideration and $1,746 related to the issuance of 38,370 Helbiz Common Shares. As of June 30, 2021, the Company already paid $769 of the cash consideration, and it intends to settle the remaining $234 through monthly payment of $39 for the next 6 months.

As of June 30, 2021, the Company recorded in Cost of Revenues, the lease expenses related to the License and App Lease of $1,517. As a result, the Company recorded $998 as Prepaid and other current Assets and will expense this amount in line with the License Lease Agreement.

F-48

HELBIZ, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

10. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	June 30,	December 31,
	2021	2020
Payroll Liabilities	$1,891	$1,007
Deferred Income	775	146
Other Miscellaneous Accruals	177	66
Total accrued expenses and other current liabilities	$2,843	$1,219

11. Financial liabilities

The Company’s Financial liabilities consisted of the following:

	Interest Rate	Maturity Date	30-Jun-21		31-Dec-20
			Current	Non Current	Current	Non Current
Secured Long Term Loan, net (1)	12.7%	12/1/2023	—	12,401	—	—
2020 Warrant Purchase Agreement	N/A	N/A	—	—	6,439	—
Promissory Notes (1) (4)	8.0%	9/30/2021	4,011	—	—	—
Long Term Loan, net (1) (2)	4.5%	11/30/2026	357	3,511	—	3,941
CEO Promissory Notes (5) – Related Party	0.0%	8/19/2021	2,010	—	—	—
Long Term Loan, net (1) (2)	5.4%	03/31/2024	589	1,606	—	—
Revolving Credit (1)	9.0%	3/15/2021	—	—	1,694	—
Promissory Notes (1)	18.0%	4/31/2021	—	—	587	—
Long Term Loan, net (1) (2) (3)	2.7%	8/31/2024	119	257	—	—
Promissory Notes (1)	8.05	8/31/2021	445	—	429	—
Long Term Loan, net (1) (2) (3)	2.4%	11/22/2025	101	375	—	—
Other Promissory Notes (1)	3.0%	12/31/2022	—	87	—	87
Long Term Loan, net (1) (2) (3)	3.5%	4/19/2022	77	—	—	—
Other Current financial debts	N/A	N/A	33	—	151	—
Total Financial Liabilities, net			7,742	18,237	9,300	4,028

(1)	The amounts include principal and accumulated interests.
(2)	The currency of those loans is Euro.
(3)	Loans agreement entered by MiMoto Smart Mobility S.r.l. before the acquisition occurred on April 1, 2021.
(4)	Maturity date is the earlier of: a) five business days prior to the business combination between Helbiz and GreenVision Acquistion Corp.; b) September 30, 2021, and c) the completion of a capital raise of a minimum of $7.5 million.
(5)	Maturity date is the earlier of: a) the completion of the business combination between Helbiz and GreenVision Acquistion Corp.; b) August 19, 2021, and c) the completion of a capital raise of a minimum of $5 million.

F-49

HELBIZ, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

The following tables summarize the fair value hierarchy of the Company’s financial liabilities carried at fair value on a recurring basis as of December 31, 2020. The 2020 Warrant Purchase Agreement has been converted into Company’s Common Shares during the first three months of 2021. As a result, no financial liability carried at fair value on a recurring basis is outstanding as of June 30, 2021.

		December 31, 2020
Current financial Liabilities	Category	Total	Level 1	Level 2	Level 3
2020 Warrant Purchase Agreement	Warrants	$6,439	—	—	$6,439
Total		$6,439	$—	$—	$6,439

The table below shows the impact on the statements of operations, Interest expense, net account, related to the financial liabilities for the three and six months ended June 30, 2021 and June 30, 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
	30-Jun-21	30-Jun-20	30-Jun-21	30-Jun-20
Secured Long Term Loan	$418	—	$454	—
Promissory Notes	21	101	391	106
Long Term Loans	127	—	192	—
Revolving Credit	—	30	28	60
Other Current financial debts	—	26	—	49
Convertible Debts	—	231	—	451
Total Interest expenses	$566	388	$1,065	666

The table below shows the impact on the statements of operations, Fair value adjustments account, related to the Financial liabilities for the three and six months ended June 30, 2021 and June 3, 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
Fair value adjustments	30-Jun-21	30-Jun-20	30-Jun-21	30-Jun-20
2020 Warrant Purchase Agreement – converted on March 26, 2021	$—	$—	$(4,127)	$—
2019 Warrant Purchase Agreement – converted on June 25, 2020	—	(1,702)	—	(579)
Total fair value adjustments	$—	(1,702)	$(4,127)	$(579)

12.7% Secured Long Term Loan, net

On March 23, 2021, the Company entered into a $15,000 secured term loan facility with an institutional lender. The loan agreement has a maturity date of December 1, 2023, with a prepayment option for the Company after 12 months. At inception, the company prepaid interests and an insurance premium for $2,783. As of June 30, 2021, the Company accounted the loan as Non-Current Financial liabilities net of intermediary fees and bank fees, and the $418 and $454 in interest expenses respectively for the three and six months ended on June 30, 2021, as Interest expenses, net.

8% Promissory note, issued in 2021

On June 18, 2021, the Company entered into an unsecured promissory note agreements with an Helbiz shareholder for cumulative proceeds of $4,000. The Loan Note bears interest at 8% annual rate and is payable on the earlier of (i) five days prior to the business combination between Helbiz and GreenVision, (ii) September 30, 2021 or (iii) the completion of a capital raise in either form of debt or equity of a minimum 0f $7,500.

The Company recorded $11 in interest expenses for the three and six months ended on June 30, 2021, as Interest expenses, net. On August 12, 2021, the Company consummated the business combination with GreenVision and concurrently settle the $4,000 debt through the issuance of 400,000 GreenVision PIPE units.

F-50

HELBIZ, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

0% CEO Promissory notes – Related Party

During May and June 2021, Helbiz Chief Executive Officer, has lent Helbiz, funds on an interest-free basis for cumulative gross proceeds of $2,010 through Promissory Notes. The loan notes are payable on the earlier of (i) the day of the completion of the business combination between Helbiz and Green Vision, (ii) August 19, 2021, or (iii) completion of a capital raise in either form of debt or equity of a minimum of $5,000.

On August 16, 2021, the Company repaid the principal of the 0% CEO Promissory Notes.

4.5% Long-term loan, net

On November 5, 2020, the Company obtained a loan for Euro 3,500 through its fully owned Italian entity. The counterparty is an Italian bank, and the loan is guaranteed by the Italian Government via “Fondo Centrale di Garanzia per le PMI”. As of December 31, 2020, the Company accounted the loan as Non-Current Financial liabilities net of intermediary fees and bank fees. As of June 30, 2021, the Company accounted the loan between Current and Non-Current Financial liabilities based on the repayment terms; during the three and six months ended June 30, 2021, no repayment of the principal has been made. As a result, the decrease of the net carrying value is mainly related to the change in the currency rate as of June 30, 2021, and December 31, 2020.

The Company recorded respectively $68 and $133 in interest expenses for the three and six months ended on June 30, 2021, as Interest expenses, net.

5.4% Long-term loan, net

On March 15, 2021, the Company obtained a loan for Euro 2,000 through its fully owned Italian entity. The counterparty is an Italian bank, and the loan is guaranteed by the Italian Government via “Fondo Centrale di Garanzia per le PMI”. As of June 30, 2021, the Company accounted the loan between Current and Non-Current Financial liabilities based on the repayment terms; during the three and six months ended June 30, 2021 no repayment of the principal has been made.

The Company recorded $52 in interest expenses for the three and six months ended on June 30, 2021, as Interest expenses, net.

2.75% Long-term loan, net – MiMoto financial liability

On May 31, 2018, MiMoto obtained a loan for Euro 450 from an Italian bank. The loan is guaranteed by the Italian Government via “Fondo Centrale di Garanzia per le PMI”. On April 1, 2021, as a result of the MiMoto acquisition, the Company assumed the fair value of the loan amounted to Euro 316, approximately $372. No repayment of the principal has been made by the Company during the three ended June 30, 2021.

The Company recorded $3 in interest expenses for the three months ended on June 30, 2021, as Interest expenses, net.

2.4% Long-term loan, net – MiMoto financial liability

On May 21, 2020, MiMoto entered in a loan agreement with an Italian bank, for Euro 400. The loan is guaranteed by the Italian Government via “Fondo Centrale di Garanzia per le PMI”. On April 1, 2021, the Company assumed the MiMoto financial liability amounted to Euro 400, approximately $472. No repayment of the principal has been made by the Company during the three ended June 30, 2021.

The Company recorded $3 in interest expenses for the three months ended on June 30, 2021, as Interest expenses, net.

3.5 % Long-term loan, net – MiMoto financial liability

On October 17, 2017, MiMoto obtained a loan for Euro 200 with an Italian bank, and the loan is guaranteed by the Italian Government via “Fondo Centrale di Garanzia per le PMI”. On April 1, 2021, as a result of the MiMoto acquisition, the Company assumed the fair value of the loan amounted to Euro 65, approximately $76. No repayment of the principal has been made by the Company during the three ended June 30, 2021.

F-51

HELBIZ, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

8% Promissory Notes, issued in 2020

On March 4, 2020, and on April 3, 2020, the Company entered into two 8% unsecured promissory note agreements for cumulative proceeds of $400.

The Company recorded respectively $8 and $16 in interest expenses for the three and six months ended on June 30, 2021, as Interest expenses, net.

On August 26, 2021, the Company fully repaid the two 8% unsecured promissory notes.

Revolving Credit

In March 2018, the Company entered into an unsecured Senior Revolving Credit Agreement (the “Revolving Credit”). On March 24, 2021, the Company re-paid the Revolving Credit and the accumulated interests.

18% Promissory Notes

On May 25, 2020, the Company entered into two 18% promissory note agreements. The two promissory notes have a cumulative principal of $2,000. On March 24, 2021, the Company early re-paid the remaining outstanding balance, including accumulated interests.

2020 Warrant Purchase Agreements (5% Warrants)

On March 26, 2021, the investors converted the Warrant Purchase Agreement into 232,141 Common Shares. At conversion date, the Company recorded, as Other income (expense) — FV Adjustment, $4,127 on the condensed statement of operations for the six months ended June 30, 2021. The Company calculated the fair value adjustment of the warrant based on PWERM estimated as of March 31, 2021.

11. Convertible Preferred Stock

The table below shows the amount outstanding as of June 30, 2021 and December 31, 2020.

	June 30,	December 31,
Convertible Preferred Stocks	2021	2020
Series B	4,112	4,040
Total	$4,112	$4,040

12. Common Stock

As of June 30, 2021, the Company’s charter authorized the issuance of up to 10,000,000 of Class A common shares of common stock at $0.0001 par value per share, 10,000,000 of Class B common shares of common stock at $0.0001 par value per share and 10,000,000 shares of preferred stock at $0.0001 par value per share.

Holders of shares of Class A Common Stock will be entitled to cast one vote per share and holders of shares of Class B Common Stock will be entitled to cast the lesser of (a) ten votes per share of Class B common stock or (b) such number of votes per share as shall equal the ratio necessary so that the votes of all outstanding shares of Class B Common Stock shall equal sixty percent (60%) of all shares of Class A Common Stock and shares of Class B Common Stock entitled to vote as of the applicable record date on each matter properly submitted to stockholders entitled to vote.

Equity Awards

2020 Equity Incentive Plan

On April 1, 2020, the Company adopted the 2020 Equity Incentive Plan (2020 Plan) under which the Company may issue options to purchase its common stock to selected employees, officers, and director of the Company. Upon original approval, the Company reserved 1,600,000 shares of the Company’s common stock for issuance under the 2020 Plan, of which 1,200 have been cancelled and are not eligible for reissuance. The entire 2020 Plan has been granted by previously hired employees, officers, and directors. Starting from April 1st 2021, Portion of the plan become vested.

F-52

HELBIZ, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

	Number of Options under the 2020 Plan	Strike Price	Number of Options granted	Number of Options vested	Number of Options unvested
2020 Plan – Data as of December 31, 2020	1,600,000	$10.00	1,598,800	0	1,598,800
2020 Plan – Data as of June 30, 2021	1,600,000	10.00	1,598,800	836,104	762,696

The Company recorded stock-based compensation expenses in the consolidated statements of operations for the three and six months ended June 30, 2021, and June 30, 2020, as follows.

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Cost of revenue	$5	12	$17	$12
Research and development	71	236	307	236
Sales and marketing	47	170	214	170
General and administrative	324	1,170	1,494	1,170
Total stock-based compensation expense for Employees	$447	1,588	$2,032	$1,588

2020 CEO Performance Award

The CEO Performance Awards vests upon the satisfaction of a service condition, a market condition, and a performance condition. The service condition is satisfied over a period of ten years. The performance condition will be satisfied on the effective date of a registration statement of the Company filed under the Securities Act for the Company’s listing. The market condition will be satisfied in 20 different tranches, each one is related to a Market capitalization Milestone.

As of December 31, 2020, and as of June 30, 2021, no CEO Performance Awards are vested, and no stock-based compensation expense had been recognized for the CEO Performance Awards because the market condition was not estimated as probable.

Other Equity Awards

During the six months ended June 30, 2021, and June 30, 2020, the Company issued 3,389 and 8,297 Common Shares to Company’s advisors, respectively; in exchange for services rendered to the Company. A portion of the Common Shares issued during the first six months of 2021 and 2020 — 1,234 and 5,360 Common Shares, respectively — are related to a financial advisor for services rendered in conjunction with private placements. The Company allocated the fair value of the Common Shares issued to the Placement Agent, as discount of the gross proceeds received for the private placement transaction. During the six months ended June 30, 2021, and June 30, 2020, Placement Agent fees paid by Common Shares are $34 and $81, respectively and were recorded as reduction of Sales of Common Shares.

The remaining 2,155 Common Shares issued during the first six months of 2021 and the 2,937 issued during the first six months of 2020 have been issued to Company’s marketing and communication consultants. The Company recorded those stock-based compensation expenses to those consultants in the condensed consolidated statements of operations, based on their fair value as below.

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Sales and marketing	—	65	—	65
General and administrative	99	—	99	—
Total stock-based compensation expense for Non-Employees	$99	65	$99	$65

F-53

HELBIZ, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

As of June 30, 2021, the Company is not recording stock-based compensation expenses when the Equity Award includes a performance condition that it will be satisfied on the effective date of a registration statement of the Company filed under the Securities Act for the Company’s listing. As of June 30, 2021, the Company has Equity Awards issued to three advisors, awarded from previous periods up to June 30, 2021. On August 12, 2021, when the Company completed the Business Combination with GreenVision, it settled the aforementioned Equity Awards by issuing 74,100 Common Shares to the three advisors.

13. Preferred Stock

The board of directors is authorized, without approval of common shareholders, to issue preferred stock, in one or more classes or series, with such rights, preferences and privileges as approved by the board of directors.

Series A Preferred Stocks

On June 28, 2019, the Company’s authorized the issuance of up to 4,000,000 shares of Series A Preferred Stocks at $0.0001 par value per share. As of June 30, 2021, and December 31, 2020, has 4,000,000 shares of Series A Preferred Stocks reserved for issuance.

Series B Preferred Stocks

On May 28, 2020, the Company’s authorized the issuance of up to 2,000 shares of Series B Preferred Stocks at $0.0001 par value per share. As of June 30, 2021, and December 31, 2020, the Company has issued 453 shares of Series B Preferred Stocks and has 1,547 shares reserved for issuance. The shares of Series B Preferred Stocks are redeemable at the option of the holder commencing any time after December 30, 2023. Any Series B Preferred Stocks outstanding on December 31, 2025, is automatically redeemed.

On August 12, 2021, the 453 shares of Series B Preferred Stocks have been converted into 283,470 Common Shares.

14. Commitments and Contingencies

The Company entered into various non-cancellable operating lease agreements for office facilities, Permit and brand licensing, and corporate housing with lease periods expiring through 2023. These agreements require the payment of certain operating expenses, such as taxes, repairs and insurance and contain renewal and escalation clauses. Rent expense under these agreements is recognized on a straight-line basis.

Future annual minimum lease payments as of June 30, 2021, are as follows:

Amount
Year ending December 31:
Remainder of 2021	$1,630
2022	1,140
2023	483
Thereafter	34
Total	$3,287

Rent expense under operating leases was $657 and $1,119 for the three and six months ended on June 30, 2021, and $256 and $538 for the three and six months ended on June 30, 2020. The terms of the leases provide for rental payments on a monthly basis and on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid.

Ladenburg, Thalmann & Co., Inc

The Company currently has an agreement with Ladenburg, Thalmann & Co., Inc. (“Ladenburg”) for acting as financial advisor to Helbiz with respect to the Business Combination. Ladenburg will receive a fee equal to the greater of (i) $2,000,000 or (ii) 0.75% of the valuation of the Company immediately prior to the effectiveness of the Business Combination from Helbiz for its services. A substantial portion of which has been paid at the completion of the Business Combination, on August 12, 2021.

F-54

HELBIZ, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

Helbiz Live

In August 2021 the Company launched Helbiz Live, its streaming media content offering, in conjunction with the beginning of the 2021-2022 season of the Italian Serie B soccer league.

In connection with the launch of Helbiz Live, Helbiz will bear the following payments:

•	Helbiz Media acquired the rights to broadcast, on a non-exclusive basis in Italy, approximately 390 Serie B regular season games for the next three seasons at a cost of €12 million (approximately $14.4 million) per season. On July 1st, the Company paid the first tranche amounted to €1.6 million (approximately $2 million).

•	Helbiz Media has been appointed by the League Serie B as the exclusive distributor of the Series B international media rights and as a result of such agreement, Helbiz Media will commercialize such international rights on behalf of the League Series B with a minimum commitment of €2.5 million per season (approximately $3 million).

15. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share.

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Net loss adjusted for Deemed Dividends and Deemed Dividends equivalents	$(8,199)	(7,351)	$(22,301)	$(9,874)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	4,890,803	3,668,176	4,776,084	3,606,828
Net loss per share attributable to common stockholders, basic and diluted	$(1.68)	(2.00)	$(4.67)	$(2.74)

The following potentially dilutive outstanding shares were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period.

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
2020 Stock Option Plan	1,598,800	1,598,800	1,598,800	1,598,800
Convertible Preferred Stock Series B (1)	283,470	283,470	283,470	283,470
10% Convertible Notes (2)	—	133,585	—	133,585
Vienna Warrants (3)	—	20,697	—	20,697
Series A Warrants (4)	—	41,529	—	41,529
Other Liability Warrants (5)	—	37,779	—	37,779
Equity Warrants	—	59,556	—	59,556
2020 CEO Performance Award	600,000	600,000	600,000	600,000
Equity Award for Non-employees with Performance condition not satisfied (6)	74,100	28,425	74,100	28,425
Total number of Common Shares not included in the EPS Basic and diluted	2,556,370	2,803,841	2,556,370	2,803,841

F-55

HELBIZ, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

(1)	The number of Common Shares presented is based on the actual number of Common Shares issued for the conversion of 453 Convertible Preferred Stock Series B, on August 12, 2021.
(2)	The number of Common Shares presented is based on the actual number of Common Shares issued for the early conversion of the 10% Convertible Debts outstanding, on July 15, 2020.
(3)	The number of Common Shares presented is based on the actual number of Common Shares issued for the early exercise of the Vienna Warrants, on December 12, 2020.
(4)	The number of Common Shares presented is composed by: (i) 22,362 Common Shares issued on December 12, 2020, for the early exercise of a portion of the Series A Warrants outstanding, and (ii) 19,167 Common Shares represents an estimate of the Company.
(5)	The number of Common Shares presented is based on the actual number of Common Shares issued for the early conversion of those liability warrants, on December 12, 2020.
(6)	The number of Common Shares presented for the three and six months ended June 30, 2021, is based on the actual number of Common Shares issued to three advisors on August 12, 2021. Refer to paragraph Equity Awards to Non-Employees for further information. The numbers presented for the three and six months ended June 30, 2020 represent a Company estimate.

16. Related Party Transactions

During May and June 2021, our majority shareholder and sole director has lent Helbiz, funds on an interest-free basis for cumulative gross proceeds of $2,010 through Promissory Notes.

During the period ended June 30, 2020, our majority shareholder and sole director repaid $924 of a loan that we made to him. Our majority shareholder and sole director completely settled all amounts that he owed to us during 2020.

17. Subsequent Events

The Company has evaluated events occurring through September 3, 2021, the date these financial statements were available for issuance, for recognition or disclosure in these financial statements, and has determined the following material subsequent events.

Completion of business combination

On August 12, 2021, GreenVision Acquisition Corp.(“GRNV”), a Delaware corporation, consummated the acquisition of all the issued and outstanding shares of Helbiz Inc., in accordance with that certain Merger Agreement and Plan of Reorganization, dated as of February 8, 2021. In connection with the closing of the Business Combination, GRNV changed its name to “Helbiz, Inc.”

As a result of and at the Closing, GRNV acquired all of the outstanding Helbiz Holdings shares in exchange for (i) 10,271,753 shares of GRNV’s Class A Common Stock and 14,225,898 shares of GRNV’s Class B Common Stock, each based on a price of $10.00 per share, and (ii) the issuance of 7,409,701 options to acquire shares of GRNV’s Class A Common Stock.

Concurrently with the execution of the Merger Agreement, investors subscribed an aggregate of 2,650,000 GRNV units at $10.00 per unit, with each unit consisting of one share of Class A Common Stock and a warrant to purchase one share of Class A Common Stock exercisable at $11.50, for aggregate gross proceeds of $26.5 million (the “PIPE Investment”), of which proceeds $5 million was in the form of cancelation of debt, refer below “Cancellation of Promissory Notes though PIPE” for further information.

Promissory Note

On July 1, 2021, the Company entered into an unsecured Promissory Note with an investor for cumulative proceeds of $1,000. The Loan Note bears interest at 8% annual rate and is payable on the earlier of (i) five days prior to the business combination between Helbiz and GreenVision, (ii) September 30, 2021, or (iii) the completion of a capital raise in either form of debt or equity of a minimum of $7,500.

Cancellation of Promissory Notes though PIPE

On the Business Combination Date, the aforementioned $1 million Promissory Note plus the $4 million of 8% Promissory Notes entered with the same investor in June 2021, were settled by issuing $5 million of PIPE units.

Repayment of Promissory Notes

On August 16, 2021, the Company repaid the principal amount of $2,010 of the 0% CEO Promissory Notes

On August 26, 2021, the Company repaid the two 8% unsecured promissory note agreements for a total principal amount of $400.

F-56

HELBIZ, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

Launch of New Businesses

In July 2021, the Company launched a delivery-only “ghost kitchen” restaurant concept that specializes in preparing healthy-inspired, high-quality, fresh, made-to-order meals, in Milan.

On August 20, 2021, the Company launched the new app Helbiz Live, broadcasting the first day matches of the Italian Serie B Soccer league in Italy

F-23

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Company. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s Certificate of Incorporation and Bylaws provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Company maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Company, and (2) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to any indemnification provision contained in the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities

 On September 13, 2019, in connection with the organization, GVAC issued 1,437,500 shares of common stock of the company to the sponsor, GreenVision Capital Holdings LLC (the “Sponsor”) for an aggregate consideration of $25,000. Subsequently the sponsor requested that an aggregate of 60,000 share be issued in the name of two directors of GVAC (30,000 share each). This issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act as the shares were sold to an accredited investor.

The Sponsor has also received an unsecured promissory note in the principal amount of $411,000 in consideration of a loan to GVAC in the principal amount of $411,000. The issuance of the note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act as the shares were sold to an accredited investor.

In addition, the Sponsor has acquired 2,100,000 warrants at $1.00 per warrant (for an aggregate purchase price of $2,100,000). This purchase took place on a private placement basis simultaneously with the consummation of the initial public offering. These issuances of the 2,100,000 warrants weas made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On August 12, 2021, the closing date, GVAC issued an aggregate of 30,000 shares of Class A Common Stock to Lee Stern, a director of GVAC, as compensation for services rendered to GVAC (the “Advisory Shares”).The securities issued in connection with the Advisory Shares, the Business Combination, and the PIPE Investment were made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

II-1

Item 16. Exhibits

(a)	Exhibits. The following exhibits are included herein or incorporated herein by reference:

The following documents are filed as part of this registration statement:

Exhibit No.	Description
2.1

Merger Agreement and Plan of Reorganization dated February 8, 2021 by and among, Helbiz, Inc., Salvatore Palella as Representative of the Shareholders of the Helbiz, Inc., GreenVision Acquisition Corp. and GreenVision Merger Sub Inc. (incorporated by reference to Exhibit 2.1 to the Registrants Current Report on Form 8-K, filed on February 8, 2021)*

2.2	First Amendment dated April 8, 2021 to Merger Agreement and Plan of Reorganization (incorporated by reference to Exhibit 2.1 to the Registrants Current Report on Form 8-K, filed on April 9, 2021)*
3.1	Amended and Restated Certificate of Incorporation of Helbiz, Inc. (incorporated by reference to Exhibit 3.1 to the Registrants Current Report on Form 8-K, filed on August 13, 2021)*
5.1	Opinion of Ortoli Rosenstadt LLP
10.1	Form of Subscription Agreement by and among GreenVision Acquisition Corp. and certain institutional and accredited investors (incorporated by reference to Exhibit 10.1 to Helbiz’s current report on Form 8-K filed on March 11, 2021)*
10.2	Form of Registration Rights Agreement, dated as of August 12, 2021, by and among GreenVision Acquisition Corp and certain shareholders of Helbiz Holdings (incorporated by reference to Annex B of the Definitive Proxy Statement filed on July 26, 2021)*
10.3	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 to the Registrants Current Report on Form 8-K, filed on August 13, 2021)*
10.4	Form of warrant to PIPE Investors (incorporated by reference to Exhibit 10.2 to Helbiz’s current report on Form 8-K filed on March 11, 2021)*
10.5	GreenVision Acquisition Corp. 2021 Omnibus Incentive Plan (incorporated by reference to Annex D of the Definitive Proxy Statement filed on July 26, 2021)*
10.6	Form of Indemnification Escrow Agreement (incorporated by reference to Exhibit 10.6 to the Registrants Current Report on Form 8-K, filed on August 13, 2021)*
21.1	List of subsidiaries of Helbiz, Inc. (incorporated by reference to Exhibit 21.1 to the Registrants Current Report on Form 8-K, filed on August 13, 2021)*
23.1	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.1)
23.2	Consent of Marcum LLP
24.1	Powers of Attorney (included in the signature pages to this registration statement).

* Previously filed and incorporated herein by reference

II-2

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on September 3, 2021.

HELBIZ, INC.

By:	/s/ Salvatore Palella
Salvatore Palella
Chief Executive Officer (Principal Executive Officer)

We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Salvatore Palella and Giulio Profumo, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Salvatore Palella	Chairwoman of the Board and Chief Executive Officer	September 3, 2021
Salvatore Palella

/s/ Giulio Profumo	Chief Financial Officer and Director	September 3, 2021
Giulio Profumo	(Principal Financial Officer and Principal Accounting Officer)

/s/ Lee Stern	Director	September 3, 2021
Lee Stern

/s/ Guy Adami	Director	September 3, 2021
Guy Adami

/s/ Kimberly Wilford	Director	September 3, 2021
Kimberly Wilford

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